As filed with the Securities and Exchange Commission on October 12, 2023

Registration No. 333- 273308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MARIZYME, INC.

(Exact name of registrant as specified in its charter)

Nevada	8731	82-5464863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

555 Heritage Drive, Suite 205

Jupiter, Florida 33458

(561) 935-9955

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Barthel

Chief Executive Officer

555 Heritage Drive, Suite 205

Jupiter, Florida 33458

(561) 935-9955

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq.

Bevilacqua PLLC

1050 Connecticut Avenue NW, Suite 500

Washington, DC 20036

(202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated October 12, 2023

Marizyme, Inc.

Up to 915,071,257 Shares of Common Stock

This prospectus relates to the offer and resale of up to 915,071,257 shares of common stock, par value $0.001 per share (“common stock”), of Marizyme, Inc. that may be sold from time to time by the selling stockholders named in this prospectus, which consist of:

●	13,971,324 shares of outstanding common stock held by existing stockholders;

●

221,939,338 shares of common stock issuable upon the conversion of the Company’s outstanding 10% Secured Convertible Promissory Notes (the “Convertible Notes”), assuming that all convertible debts and other liabilities under the Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

●

380,986,336 shares of common stock issuable upon the exercise of the Company’s outstanding Class C Common Stock Purchase Warrants (the “Class C Warrants”), without regard to any applicable limitations or restrictions;

●

66,159,434 shares of common stock issuable upon the conversion of the Company’s outstanding 15% Original Issue Discount Unsecured Subordinated Convertible Promissory Notes (the “OID Convertible Notes”), assuming that the OID Convertible Notes are held until maturity and that all convertible debts and other liabilities under the OID Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

●

84,546,202 shares of common stock issuable upon the exercise of the Company’s outstanding Class E Common Stock Purchase Warrants (the “Class E Warrants”), without regard to any applicable limitations or restrictions;

●

80,796,202 shares of common stock issuable upon the exercise of the Company’s outstanding Class F Common Stock Purchase Warrants (the “Class F Warrants”), without regard to any applicable limitations or restrictions; and

●

66,672,421 shares of common stock issuable upon the exercise of the Company’s Placement Agent Warrants (collectively, the “Placement Agent Warrants”), without regard to any applicable limitations or restrictions.

The holders of the outstanding shares of common stock, the Convertible Notes, the Class C Warrants, the OID Convertible Notes, the Class E Warrants, the Class F Warrants, and the Placement Agent Warrants that are identified in the “Selling Stockholders” section of this prospectus are each referred to herein as a “selling stockholder” and collectively as the “selling stockholders”.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Convertible Notes, the Class C Warrants, the OID Convertible Notes, the Class E Warrants, the Class F Warrants, or the Placement Agent Warrants issued to the selling stockholders by reason of stock splits, stock dividends, and other events described therein.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. Assuming the full exercise of the Class C Warrants, the Class E Warrants, the Class F Warrants, and the Placement Agent Warrants for cash, we will receive gross proceeds of approximately $70.4 million.

Currently, a limited public market exists for our common stock. Our common stock is quoted for trading on the OTCQB tier of OTC Markets Group, Inc. (“OTCQB”) under the symbol “MRZM”. On October 10, 2023, the last reported sale price of our common stock on the OTCQB was $0.285 per share. We have applied to list our common stock under the symbol “MRZM” on the Nasdaq Capital Market tier operated by The Nasdaq Stock Market LLC (“Nasdaq”). There can be no guarantee that we will successfully list our common stock on the Nasdaq Capital Market. The registration of the selling stockholders’ resale of the Company’s common stock as described in this prospectus is not conditioned upon our successful listing on the Nasdaq Capital Market.

Unlike an initial public offering, the resale by the selling stockholders is not being underwritten by any investment bank. The selling stockholders may or may not elect to sell, either prior to, in connection with, or at any point after a listing of our common stock on the Nasdaq Capital Market, all or any portion of their shares of common stock covered by this prospectus. The selling stockholders may offer and sell the common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding with any person to distribute their common stock. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

This offering will terminate on the earlier of the date when all of the securities registered for offer and resale hereunder have been sold pursuant to this prospectus or one year from the date the registration statement of which this prospectus forms a part is declared effective, unless we terminate it earlier in accordance with the requirements of certain agreements with the selling stockholders. See “Plan of Distribution”.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 for a discussion of information that should be considered in connection with an investment in our shares of common stock.

We are a “smaller reporting company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2023

This prospectus describes the general manner in which the selling stockholders may offer from time to time up to 915,071,257 shares of common stock. You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We use various trademarks, trade names and service marks in our business. For convenience or readability, we may not include the ℠, ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

We are responsible for the information contained in this prospectus. This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus involve risks and uncertainties that are subject to change based on various factors, including the COVID-19 pandemic and those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

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GLOSSARY OF LIFE SCIENCE TERMS

The following is a glossary of certain life science terms that are used in this prospectus.

510(k) Application	A 510(k) application is a premarket submission made to FDA to demonstrate that the device to be marketed is as safe and effective as, that is, substantially equivalent to, a legally marketed device.

ACA	The Patient Protection and Affordable Care Act.

Autologous	In transplantation, referring to transfer of an organ or other tissue from one location to another in the same person; or to blood or blood components that the donor has previously donated and receives at a later time, usually perioperatively (i.e., around the time of surgery).

Biofilm	A collective of one or more types of microorganisms that can grow on many different surfaces.

Biomarker	A broad subcategory of medical signs – that is, objective indications of medical state observed from outside the patient – which can be measured accurately and reproducibly.

Cardiac Surgery	A surgery on the heart or great vessels performed by cardiac surgeons.

CABG	Coronary artery bypass surgery, or CABG, also known as coronary artery bypass graft surgery, and colloquially heart bypass or bypass surgery, is a surgical procedure to restore normal blood flow to an obstructed coronary artery.

CE Marking	The CE marking indicates that the product may be sold freely in any part of the European Economic Area, regardless of its country of origin.

cGCP	Current Good Clinical Practices, the standard required by the FDA for conducting clinical trials.

cGMP	Current Good Manufacturing Processes, which are the standards mandated by the FDA to assure the proper design, monitoring and control of manufacturing processes and facilities in connection with the production of pharmaceuticals.

CKD	Chronic kidney disease, or CKD, means your kidneys are damaged and cannot filter blood the way they should.

De Novo Process	An FDA application process for medical device marketing rights that was instituted by the FDA to address novel medical devices of low to moderate risk that do not have a valid predicate device (that is, a similar device that has already been approved by the FDA for marketing in the U.S.).

DuraGraft Registry	Marizyme’s European patient registry of subjects who have undergone CABG surgery utilizing DuraGraft.

EDI	Endothelial damage inhibitor.

eGFR	Estimated glomerular filtration rate, a key measure of kidney function health and/or stage of kidney disease.

Enzyme	A type of protein that regulates nearly all chemical reactions in cells.

Fat Grafting	A surgical process by which fat is transferred from one area of the body to another area.

FDA	The U.S. Food and Drug Administration.

HHS	The U.S. Department of Health and Human Services.

HIPAA	The Health Insurance Portability and Accountability Act of 1996, as amended.

IRB	Institutional Review Board, tasked with reviewing clinical trial protocols and informed consent information for patients in clinical trials for the FDA.

Ischemic Injury	Injury caused by diminished or absent blood flow.

Organ	Structure, such as the heart, made up of different types of tissues that all work together.

Registry	A place to store detailed information about people with a specific disease or condition, who provide the information on a voluntary basis.

STS Registry	The Society of Thoracis Surgeons national database which collects data from more than 90% of U.S. based cardiac surgery centers.

Vein	Blood vessel that carries blood back to the heart and has one-way valves that keep blood moving toward the heart.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, “we,” “us,” “our,” “our company,” “the Company,” “Marizyme” and similar references refer to Marizyme, Inc., a Nevada corporation (“Marizyme, Inc.”), and its wholly-owned subsidiaries, Somahlution, Inc., a Delaware corporation (“Somahlution, Inc.”), Somaceutica, Inc., a Florida corporation (“Somaceutica, Inc.”), Marizyme Sciences, Inc., a Florida corporation (“Marizyme Sciences”), and My Health Logic Inc., a corporation incorporated pursuant to the laws of the Province of Alberta, Canada (“My Health Logic”), and (ii) the term “common stock” refers to the common stock, par value $0.001 per share, of Marizyme, Inc. The financial information included herein is presented in United States dollars, or U.S. Dollars, the functional currency of our company.

Our Company

Overview

We are focused on commercializing or developing three medical technologies and related products – DuraGraft™, MATLOC® and MAR-FG-001. DuraGraft is a first-in-class De Novo granted and CE marked intra-operative vascular graft storage and flushing solution used during CABG surgeries. MATLOC is a point-of-care, lab-on-chip digital screening and diagnostic device platform, initially being developed for quantitative chronic kidney disease, or CKD, assessment. MAR-FG-001 is a technology in development for use in fat grafting procedures formulated as a tumescent solution base for protecting adipose tissue during adipose tissue harvesting and storage. DuraGraft, MATLOC and MAR-FG-001 are expected to serve an unmet significant market need in several areas, including, cardiac surgery, CKD assessment, and fat grafting.

Since October 2023, DuraGraft has been authorized for marketing by the U.S. Food and Drug Administration, or FDA, for use as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries in the United States, subject to applicable risks, mitigation requirements, and control provisions. Since August 2014, DuraGraft has also had the CE marking required to be sold in the EEA, and DuraGraft has therefore been assessed as meeting the EEA safety, health, and environmental protection requirements.

We intend to continue the advancement of our other two primary product technologies, MATLOC and MAR-FG-001. Our MATLOC CKD point-of-care device is being developed toward a functional prototype, mainly through the development of its lab-on-chip technology under a Sponsored Research Agreement, or SRA. An SRA is an agreement (which may be classified as a grant, contract or cooperative agreement) under which one party (the “Sponsor”) provides funding to a second party to support the performance of a specified research project or related activity. The Sponsor may be a foundation, government agency, for-profit entity, research institute, or another university. We will also continue to ready MAR-FG-001 for viability for development and manufacturing. We intend to fully develop and market MAR-FG-001 in the U.S. for fat grafting for procedures such as plastic and cosmetic surgery.

In the near term, we expect to generate revenue primarily from the sale of DuraGraft through the expansion of our international marketing efforts by our distribution partners in Europe and in other countries that accept CE marking. We intend to commercialize DuraGraft in the U.S. primarily through hospital integrated networks using our own direct sales force. We anticipate that once we commence marketing and sales operations for DuraGraft in the U.S., we will be able to generate sustainable revenue growth, accelerate the development of a functional MATLOC device prototype, and expedite the development of MAR-FG-001 into medical products.

Our Corporate History and Structure

Marizyme, Inc. is a Nevada corporation that was incorporated on March 20, 2007. From 2007 to early 2018, we operated under a number of different names with different management teams and in different industries. We changed our name to Marizyme, Inc. on March 21, 2018, to reflect our new life science focus, and at that time we also changed our common stock ticker symbol to “MRZM.”

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In September 2018, we acquired assets relating to Krillase®, a technology intended for the treatment of certain harmful blockages, plaque and biofilms, from ACB Holding AB, Reg. No. 559119-5762, a company incorporated and organized under the laws of Sweden (“ACB Holding”). In July 2020, we acquired from Somahlution, Inc., a Delaware corporation (“Somahlution, Inc.”), Somahlution, LLC, a Delaware limited liability company (“Somahlution, LLC”), and Somaceutica LLC, a Delaware limited liability company (“Somaceutica LLC”), which we refer to together as “Somahlution,” all of the assets of Somahlution, including our DuraGraft-related assets, as well as the outstanding capital stock of Somahlution, Inc., which we refer to as the “Somahlution Assets.” In December 2021, we acquired My Health Logic and assets relating to MATLOC®, a technology intended for the screening of biomarkers relating to CKD, from Health Logic Interactive Inc. (“HLII”). In connection with the My Health Logic acquisition, David Barthel, former chief executive officer of HLII and My Health Logic, became our Chief Executive Officer and a member of our board of directors; George Kovalyov, previously the chief operating officer and a director of HLII, became our Chief Financial Officer and Treasurer; and Harrison Ross, previously the Chief Financial Officer of HLII, became our Vice President of Finance.

The Company previously planned to develop and commercialize FDA-approved products based on the Krillase assets. We suspended these plans due to our determination to prioritize the completion of regulatory processes to obtain FDA authorization for the commercialization of DuraGraft in the United States and the development of a functional MATLOC device prototype and MAR-FG-001-based viable products. We intend to maintain the Krillase assets for potential future development and commercialization or disposition. Any determination as to these matters would be based on a number of factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Principal Factors Affecting Our Financial Performance” for a summary of factors that we may consider in this respect.

There is no assurance that any of our intellectual property assets will ever be developed and fully commercialized and generate significant revenues or will ever attract significant interest from potential buyers or investors. See “Risk Factors – Risks Related to Our Business – We may not be able to monetize intangible assets, which may result in the need to record an impairment charge.”

Recent Developments

For a description of certain recent developments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments”.

Our Products and Technologies

DuraGraft™

Through our acquisition of the Somahlution Assets in July 2020, we acquired key intellectual assets based on a patent-protected cytoprotective platform technology designed to reduce ischemic injury to organs and tissues in grafting and transplantation surgeries. These assets include DuraGraft, a first-in-class, De Novo granted and CE marked intra-operative vascular graft storage and flushing solution used during CABG surgeries.

DuraGraft is the first and only medical product that has received authorization by the FDA for marketing for use as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries. DuraGraft is also the only product certified for marketing in Europe and other jurisdictions for this indication as an endothelial damage inhibitor, or EDI. DuraGraft carries CE marking and is approved for marketing in 36 countries outside the United States on three continents, including all countries in the European Union, or the EU, including Spain, Austria, Ireland, Germany, and Italy, as well as countries outside the EU including the United Kingdom, or the UK, Turkey, Switzerland, Chile, and the Philippines. DuraGraft is also the only patented product for this indication. The DuraGraft patent portfolio includes granted patents and pending applications in over 30 countries throughout the world, including patents granted in the United States, Europe, Australia, India, Argentina, South Africa, Mexico, and several Asian countries.

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Cardiac care is a large and growing industry. According to the U.S. Centers for Disease Control and Prevention, or CDC, the estimated average annual US cost of coronary heart disease is $219 billion (Centers for Disease Control and Prevention, Office of Policy, Performance, and Evaluation, “Health Topics – Heart Disease and Heart Attack.” POLARIS, August 17, 2021). According to a market analysis report, the size of the CABG procedures market globally was approximately $10.2 billion as of 2022 (Rahul Gotadki, Market Research Future, “Coronary Artery Bypass Graft Market Research Report Information By Type (Off-Pump, On-Pump, Minimally Invasive Direct CABG, Endoscopic Vein Harvesting and Others), By Procedure (Single CABG Surgery, Double CABG Surgery, Triple CABG Surgery, Quadruple CABG Surgery and Others), By End-User (Hospitals, Cardiology Clinics, Research Institutes and Others), and By Region (North America, Europe, Asia-Pacific, And Rest Of The World) – Market Forecast Till 2030.”, July 2023). The same source reports that this market is forecast to increase at a compound annual growth rate, or CAGR, of 8.20% between 2023 and 2030. Globally, it is estimated that more than 1 million CABG procedures are performed worldwide each year (Gaudino, Mario, Weill Cornell Medicine, “Method Using Artery for Coronary Artery Bypass Linked to Better Long-term Outcomes Than Using Vein,” July 14, 2020), with procedures performed in the U.S. being a substantial percentage of the total global procedures performed. According to the American Heart Association, CABG is the most common type of open-heart surgery in the United States with more than 500,000 surgeries performed each year (The Society of Thoracic Surgeons, “Coronary Artery Bypass Grafting (CABG).” The Patient Guide to Heart, Lung, and Esophageal Surgery, May 2019).

Having received FDA authorization for marketing of DuraGraft, we are proceeding with our plans to commercialize DuraGraft in the United States and continue to generate international revenue growth from sales of DuraGraft. In the U.S. marketplace, we intend to employ a small direct sales force focusing on marketing and sales to hospital integrated networks. We have also begun the process of developing the U.S. CABG market for DuraGraft with select clinical studies, the development of known opinion leaders, or KOLs, the promotion of existing publications, and digital marketing. We will also seek to develop and commercialize additional applications for the technology underlying DuraGraft.

Our DuraGraft commercialization plan using its CE marking and existing distribution partners in select European and Asian countries resumed in the second quarter of 2022, with a targeted approach based on market access, existing KOLs, clinical data and revenue penetration. In Europe and elsewhere, we will continue our DuraGraft marketing efforts relying on our DuraGraft CE marking and our distribution partners. The CE marking signifies that DuraGraft may be sold in the EEA and that DuraGraft has been assessed as meeting safety, health, and environmental protection requirements. We are currently working with local distributors of cardiovascular disease-related products, in accordance with local regulatory requirements, to sell and increase the market share of DuraGraft in Spain, Austria, Switzerland, Germany, Chile, Turkey, Italy, and the UK among others.

MATLOC®

In December 2021, we acquired My Health Logic, its lab-on-chip technology platform and its in-development patient-centric, digital point-of-care screening and diagnostic device, MATLOC.

The excitement over microfluidics, also known as lab-on-a-chip technology, lies in its potential for producing revolutionary, timely, accessible, and practical point-of-care devices; devices that are patient-centric (one-to-many, rather than doctor centric, one-to-one) and support self-care and independence. Microfluidics is a technology for analyzing small volumes of fluids, with the potential to miniaturize complex laboratory procedures onto a small microchip, hence the term “lab-on-chip”.

Marizyme’s lab-on-chip technology is currently being developed for screening and diagnosis related to the three leading biomarkers for CKD, a disease estimated to affect 37 million Americans (National Kidney Foundation, “Chronic kidney disease (CKD),” 2023) – or approximately one out of every nine Americans. If left untreated, many patients will advance to end stage renal disease, or ESRD, often leading to kidney transplant, renal failure, or dialysis. Since 90% of those with CKD do not know they have it (Centers for Disease Control and Prevention, “Chronic Kidney Disease in the United States, 2023,” May 30, 2023), the risk of progression in the disease is high and this creates massive burdens for CKD patients and healthcare systems (Webster AC, Nagler EV, Morton RL, Masson P. Chronic kidney disease. Lancet. 2017, March 25;389(10075):1238-1252. doi: 10.1016/ S0140-6736(16)32064-5. Epub 2016 Nov 23). In 2018 Medicare alone spent $130 billion on CKD and ESRD-related costs (United States Renal Data System (“USRDS”). 2020 USRDS annual data report: epidemiology of kidney disease in the United States. National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, MD, 2020 (“2020 USRDS”), Volume 1 Chronic Kidney Disease; Chapter 6 Healthcare Expenditures for Persons with CKD; Highlights; Bullet #1: “Medicare fee-for-service (FFS) spending for beneficiaries with CKD who did not have ESRD exceeded $81 billion in 2018 and represented 22.3% of Medicare FFS spending (Tables 6.1 and 6.2).”; Volume 2; End Stage Renal Disease: End Stage Renal Disease: Chapter 9 Healthcare Expenditures for Persons with ESRD; Highlights; Bullet #1: “Total Medicare-related expenditures for beneficiaries with ESRD rose to $49.2B in 2018.”). With the increase of diabetics and hypertension cases in the U.S., which make up roughly two-thirds of all CKD patients (USRDS 2020 ADR Reference Tables, Vol. 2—ESRD; Ref. Tables A Incidence; Table A.4 Incident counts of reported ESRD patients, by age and primary diagnosis, 2016–2018 combined. Col. X, Row 38 (All patients) 382,398; Col. X, Row 33 (Diabetes) 179,706; Col. X, Row 34 (Hypertension) 110,807.] [Computed from: (Col. X shows all gender and race.) All patients (Col. X, Row 38) = 382,398 / DM (Col. X, Row 33) 179,706; (179,706/382,398) = 47% (0.4699); HTN (Col. X, Row 34) 110,807 (110,807/382,398) = 29% (0.2897)), CKD related healthcare costs are expected to increase significantly. Compounding this development is the fact that less than 50% of diabetic patients are annually screened or tested for kidney damage (Folkerts, K., Petruski-Ivleva, N., Comerford, E., et al., “Adherence to Chronic Kidney Disease Screening Guidelines Among Patients With Type 2 Diabetes in a US Administrative Claims Database,” Mayo Clinic Proceedings 2021;96(4):975-986) doi: https://doi.org/10.1016/j.mayocp.2020.07.037). This creates an unmet need for point-of-care technologies that facilitate CKD screening and diagnosis, which further facilitates earlier screening and diagnosis and detection to slow down or eliminate the CKD progression. By combining lab-on-chip technology with our MATLOC device, it will be able to quantitatively read the two urine biomarkers, albumin and creatine, and a blood biomarker, eGFR, necessary for effective CKD screening and diagnosis at point-of-care with results available instantly on a patient’s smartphone.

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The COVID-19 pandemic has massively accelerated the ongoing transformation in healthcare. Connected consumer electronic devices are enabling 24/7 home-based digital healthcare. We believe that consumers have the desire and are now becoming empowered to manage their own healthcare and that they will seek to utilize our point-of-care MATLOC device.

With our lab-on-chip technology and MATLOC device in development, we are striving to achieve earlier detection and slowing of the progression of CKD, allowing patients and healthcare systems to reduce the enormous costs of kidney failure, transplant, and/or dialysis. After completing the technology for CKD assessment, we plan to explore the commercial potential of other biomarkers for chronic diseases to be measured at point-of-care.

We anticipate that once we commence marketing and sales operations for DuraGraft in the U.S., we will be able to accelerate the development of a functional MATLOC device prototype.

MAR-FG-001

In November 2021, we reinitiated the development of MAR-FG-001, our fat grafting technology. MAR-FG-001 is a tumescent solution base for fat grafting procedures that may be used for plastic and cosmetic surgeries. The Company intends to develop MAR-FG-001 for use during these and other fat grafting procedures.

Fat grafting is a surgical process used in medical reconstructive and other plastic surgery procedures in which fat is transferred from one area of the body to another (known as “autologous fat grafting” or simply “fat grafting”) to correct a defect, replace injured tissue, or to make cosmetic enhancements.

Compared to standard solutions, we believe that MAR-FG-001 could better protect adipose tissue from ischemic and oxidative injury and increase adipocyte and stromal cell viability, which is key to improving retention of fat volume thereby improving patient outcomes following fat grafting procedures.

The global market for autologous fat grafting was estimated to be $699.96 million in 2021 and was projected to grow at a CAGR of 8.62% until 2028 (“Global Autologous Fat Grafting Market – Industry Trends and Forecast to 2028,” Data Bridge Market Research, December 2020). Growing preference for the use of non-invasive aesthetic techniques in skin rejuvenation, more rapid recovery with lesser allergic risks and reduced downtime compared to other procedures are some of the factors contributing to increasing demand. The adoption rate for autologous fat grafting procedures in the United States was 2.2% of all augmentation and reconstruction procedures as of 2018, suggesting significant potential for growth of adoption of these procedures (“Autologous Fat Grafting Market Analysis By Product (Integrated Fat Transfer Systems, Aspiration and Harvesting Systems, Liposuction Systems, Fat Processing Systems, De-epithelialization Devices), By Application & Region - Global Market Insights 2021 to 2031,” Fact.MR, March 2022). With approximately 22.4 million plastic surgeries performed in the United States in 2020 (American Society of Plastic Surgeons, “Plastic Surgery Statistics Report – 2020,” April 27, 2021), there is potential for widespread implementation of innovative fat grafting systems.

MAR-FG-001 is currently in development and not yet available for sale in any markets.

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Our Historical Performance

Our net loss was approximately $20.6 million and $6.9 million for the three months ended June 30, 2023 and June 30, 2022, respectively, and was approximately $23.1 million and $13.0 million for the six months ended June 30, 2023 and June 30, 2022, respectively. For the fiscal years ended December 31, 2022 and 2021, our net loss was approximately $38.2 million and $11.0 million, respectively. We expect to incur expenses and operating losses over the next several years. Accordingly, we will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity offerings, debt financings, government or other third-party funding, collaborations and licensing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. We will need to generate significant revenues to achieve profitability, and we may never do so.

Our Competitive Strength

We believe that the following competitive strength will enable us to compete effectively:

●	Superior, first-in-class vascular graft storage and flushing solution. DuraGraft is the first and only medical product that has received authorization by the FDA for marketing for use as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries. DuraGraft is also the only product certified for marketing in Europe and other jurisdictions for this indication.

Our Growth Strategies

We will strive to grow our business by pursuing the following key growth strategies:

●	Commercialize DuraGraft.

●	Develop MATLOC technology and related products.

●	Develop MAR-FG-001 fat grafting technology and related products.

●	Acquire more life science assets.

The strategic plans described above will require capital. We will not receive any of the required capital in this offering except upon the exercise of warrants held by the selling stockholders for issuance of the shares of common stock that are being registered for resale by the registration statement of which this prospectus forms a part. There can be no assurances that we will be able to raise the capital that we need to execute our plans or that capital, whether through securities offerings, either private or public, will be available to us on acceptable terms, if at all. An inability to raise sufficient funds could cause us to scale back our development and growth plans or discontinue them altogether.

COVID-19 Pandemic

The Company has been impacted by the COVID-19 pandemic and related supply chain shortages and other economic conditions, and some of its earlier plans to diversify and expand its operations were delayed as a result. Moreover, the impact of the COVID-19 pandemic on the Company’s supply chain and its ability to produce DuraGraft inventory was a primary reason that we did not generate substantial revenue from sales of DuraGraft during 2021 and 2022. The Company’s inventory production of DuraGraft returned to its pre-pandemic level at the end of the second quarter of 2022, but lingering effects of the COVID-19 pandemic continued to depress demand for DuraGraft and cause revenues from DuraGraft during the first and second quarters of 2023 to be minimal. There can be no assurance that future supply chain disruptions and other effects of COVID-19 outbreaks will not adversely impact our revenues.

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In addition, the Company is dependent upon certain contract manufacturers and suppliers and their ability to reliably and efficiently fulfill its orders is critical to the Company’s business success. The COVID-19 pandemic has impacted and may continue to impact certain of the Company’s manufacturers and suppliers. As a result, the Company has faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect the Company’s business and financial results.

While it is not possible at this time to estimate the total impact that COVID-19 could have on our business in the future, the continued spread of COVID-19 and variants of the virus, the rate of vaccinations regionally and globally and the measures taken by the government authorities, and any future epidemic disease outbreaks, could: Disrupt the supply chain and the manufacture or shipment of products and supplies for use by us in our research activities and by strategic partners for their distribution and sales activities; delay, limit or prevent us in our research activities and strategic partners in their distribution and sales activities; impede our negotiations with strategic partners; impede testing, monitoring, data collection and analysis and other related activities by us; interrupt or delay the operations of the FDA or other regulatory authorities, which may impact review and approval timelines for initiation of clinical trials or marketing; or impede the launch or commercialization of any approved products; any of which could delay our strategic partnership plans, increase our operating costs, and have a material adverse effect on our business, financial condition and results of operations.

For further discussion of the impact of the COVID-19 pandemic on our business, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors – Risks Related to Our Business – The COVID-19 pandemic has adversely impacted the Company’s supply chain and could materially and adversely affect our ability to conduct clinical trials and engage with our third-party vendors and thereby have a material adverse effect on our financial results.”

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th. Such reduced disclosure and corporate governance obligations may make it more challenging for investors to analyze our results of operations and financial prospects.

For additional information, see “Risk Factors – Risks Related to This Offering and Ownership of Our Securities – We are a ‘smaller reporting company’ within the meaning of the Exchange Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.” and “—As a ‘smaller reporting company,’ we may at some time in the future choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.”

Corporate Information

Our principal executive office is located at 555 Heritage Drive, Suite 205, Jupiter, Florida 33458 and our telephone number is (561) 935-9955. We maintain a website at www.marizyme.com. Information available on this website is not incorporated by reference in and is not deemed a part of this prospectus or the registration statement of which this prospectus forms a part. Our filings with the SEC are available for inspection through the SEC’s website at http://www.sec.gov.

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The Offering

Common stock offered by the selling stockholders:	This prospectus relates to the offer and resale by the selling stockholders of up to 915,071,257 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

	●	13,971,324 shares of outstanding common stock held by existing stockholders;

●

221,939,338 shares of common stock issuable upon the conversion of the outstanding Convertible Notes, assuming that all convertible debts and other liabilities under the Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

	●	380,986,336 shares of common stock upon the exercise of the outstanding Class C Warrants, without regard to any applicable limitations or restrictions;

●

66,159,434 shares of common stock upon the conversion of the outstanding OID Convertible Notes, assuming that the OID Convertible Notes are held until maturity and that all convertible debts and other liabilities under the OID Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

	●	84,546,202 shares of common stock upon the exercise of the outstanding Class E Warrants, without regard to any applicable limitations or restrictions;

	●	80,796,202 shares of common stock upon the exercise of the outstanding Class F Warrants, without regard to any applicable limitations or restrictions; and

	●	66,672,421 shares of common stock upon the exercise of the Placement Agent Warrants, without regard to any applicable limitations or restrictions.

Shares of common stock outstanding at commencement of the offering(1):	46,666,760 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the resales of shares of common stock by the selling stockholders. Assuming the full exercise of the Class C Warrants, the Class E Warrants, the Class F Warrants, and the Placement Agent Warrants for cash, we will receive gross proceeds of approximately $70.4 million. We plan to use the proceeds for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Summary of Risk Factors” section beginning on page 10 and “Risk Factors” section beginning on page 12 before deciding to invest in our common stock.

Trading market and symbol:	Our common stock is quoted for trading on the OTCQB under the symbol “MRZM”. We have applied to list our common stock under the symbol “MRZM” on the Nasdaq Capital Market. There can be no guarantee that we will successfully list our common stock on the Nasdaq Capital Market. The registration of the selling stockholders’ resale of the Company’s common stock as described in this prospectus is not conditioned upon our successful listing on the Nasdaq Capital Market.

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(1)	The number of shares of common stock outstanding is based on 46,666,760 shares outstanding as of September 19, 2023, and excludes the following securities as of such date:

●	3,925,943 shares of common stock that have been approved by our board of directors for issuance upon the exercise of vested and unvested options granted to our officers, directors, employees and service providers at a weighted average exercise price of $1.33 per share pursuant to our Amended and Restated 2021 Stock Incentive Plan (the “Stock Incentive Plan” or the “Plan”);

●	350,000 unissued restricted shares of common stock subject to certain performance-based vesting terms and issuable to corporations controlled by our Chief Financial Officer and Vice President of Finance under the Plan and that will be granted upon the vesting of such restricted shares under certain side agreements with these corporations;

●	7,200,000 shares of common stock reserved for issuance pursuant to the Plan, which is inclusive of the 3,925,943 shares issuable upon the exercise of vested and unvested options that have been granted under the Plan and 350,000 unissued restricted shares of common stock subject to certain performance-based vesting terms and that will be granted under the Plan upon the vesting of such restricted shares under the side agreements referred to above;

●

221,939,338 shares of common stock issuable upon conversion of outstanding Convertible Notes, assuming that all convertible debts and other liabilities under the Convertible Notes are converted into shares of common stock, and that all issuable shares of common stock upon conversion in full of the Convertible Notes are issued, without regard to any applicable limitations or restrictions;

●	380,986,336 shares of common stock issuable upon full exercise of outstanding Class C Warrants at an exercise price of $0.10 per share, without regard to any applicable limitations or restrictions;

●

66,159,434 shares of common stock issuable upon conversion of outstanding OID Convertible Notes, assuming that the OID Convertible Notes are held until maturity, that all convertible debts and other liabilities under the OID Convertible Notes are converted into shares of common stock, and that all issuable shares of common stock upon conversion in full of the OID Convertible Notes are issued, without regard to any applicable limitations or restrictions;

●	84,546,202 shares of common stock issuable upon exercise of outstanding Class E Warrants at an exercise price of $0.10 per share, without regard to any applicable limitations or restrictions;

●	80,796,202 shares of common stock issuable upon exercise of outstanding Class F Warrants at an exercise price of $0.20 per share, without regard to any applicable limitations or restrictions;

●	280,014 shares of common stock issuable upon exercise of outstanding Placement Agent Warrants at an exercise price of $1.375 per share (the “2020 Placement Agent Warrants”), without regard to any applicable limitations or restrictions;

●	48,234,054 shares of common stock issuable upon exercise of certain outstanding Placement Agent Warrants issued on July 25, 2023 and September 27, 2023 at an exercise price of $0.10 per share (the “Replacement Placement Agent Warrants”), without regard to any applicable limitations or restrictions;

●	11,694,656 shares of common stock issuable upon exercise of certain Placement Agent Warrants issued on September 13, 2023 at an exercise price of $0.10 per share (collectively, the “OID Notes and Class E Placement Agent Warrants”, and together with the Class F Placement Agent Warrants, the “OID Units Placement Agent Warrants”), without regard to any applicable limitations or restrictions;

●	6,463,697 shares of common stock issuable upon exercise of Placement Agent Warrants issued on September 13, 2023 at an exercise price of $0.20 per share (collectively, the “Class F Placement Agent Warrants”), without regard to any applicable limitations or restrictions;

●

577,796 shares of common stock issuable upon full exercise of other outstanding warrants at a weighted-average exercise price of approximately $3.56 per share, without regard to any applicable limitations or restrictions.

In addition, unless otherwise indicated, the information throughout this prospectus, including outstanding share amounts as of September 19, 2023, reflects and assumes no exercise or conversion of any of the securities listed above, and no issuance of any shares of common stock pursuant to the Plan.

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Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of and for the six months ended June 30, 2023 and 2022 are derived from the financial statements included elsewhere in this prospectus. Our summary financial data as of and for the fiscal years ended December 31, 2022 and 2021 are derived from our audited financial statements included elsewhere in this prospectus. All consolidated financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The consolidated financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Six Months Ended June 30,		Year Ended December 31,	Year Ended December 31,
	2023	2022	2022	2021
Statements of Operations Data	(Unaudited)	(Unaudited)
Revenue	$313,713	$61,809	$233,485	$210,279
Total operating expenses	7,161,692	8,647,883	37,502,962	8,951,308
Total operating loss	(6,936,865)	(8,597,099)	(37,323,796)	(8,821,383)
Total other income (expense)	(16,194,121)	(4,451,770)	(842,074)	(2,176,546)
Net loss	$(23,130,986)	$(13,048,869)	$(38,165,870)	$(10,997,929)
Loss per share – basic and diluted	$(0.55)	$(0.32)	$(0.94)	$(0.31)
Weighted average number of shares of common stock – basic and diluted	41,979,194	40,728,740	40,727,092	36,041,613

	As of June 30,	As of December 31,
	2023	2022	2021
Balance Sheet Data	(unaudited)
Cash	$205,226	$510,865	$4,072,339
Total current assets	1,058,577	1,955,303	4,401,818
Total assets	36,981,452	38,687,638	65,999,350
Total current liabilities	20,821,718	2,921,767	3,133,721
Total liabilities	29,711,796	21,265,653	18,309,018
Total stockholder’s equity	7,269,656	17,421,985	47,690,332
Total liabilities and stockholder’s equity	36,981,452	38,687,638	65,999,350

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Summary of Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business

●	We have incurred losses since inception, and we anticipate that we will incur continued losses for the foreseeable future. Moreover, our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.

●	We defaulted under the Convertible Notes and, as a result, the Convertible Note holders may accelerate amounts owed under such Convertible Notes and seek to take possession the assets securing our obligations. Our other indebtedness could also expose us to risks that could adversely affect our business, financial condition and results of operations.

●	Management identified a material weakness in our internal controls, and failure to remediate it or any future ineffectiveness of internal controls could have a material adverse effect on the Company’s business and the price of its common stock.

●	If we continue to fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our securities’ prices could decline significantly and raising capital could be more difficult.

●	Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

●	We have negative working capital.

●	We have a limited operational history.

●	If we fail to retain current members of our senior management, or to identify, attract, integrate and retain additional key personnel, our business will be harmed.

●	If we do not generate sufficient cash flow from operations in the future, we may not be able to fund our product development efforts and acquisitions or fulfill our future obligations.

●	We will require substantial additional funding which may not be available to us on acceptable terms, or at all. Failing to raise the necessary additional capital could force us to delay, reduce, eliminate or abandon growth initiatives, development or commercialization of our technologies and products.

●	We may not be able to monetize intangible assets, which may result in the need to record an impairment charge.

●	Acquisitions present many risks, and we may not realize the financial and strategic goals we anticipate at the time of an acquisition.

●	The medical device market is highly competitive, and we may not be able to effectively compete against other providers of medical devices, particularly those with greater resources.

●	Our future performance may depend on the success of products we have not yet developed or acquired.

●	Our products may never achieve market acceptance.

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●	We may delay or terminate the development or acquisition of a product at any time if we believe the perceived market or commercial opportunity does not justify further investment, which could materially harm our business.

●	Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop or acquire.

●	We may not be able to protect or enforce our intellectual property rights, which could impair our competitive position.

●	Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

●	We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.

●	Competitors may violate our intellectual property rights, and we may bring litigation to protect and enforce our intellectual property rights, which may result in substantial expense and may divert our attention from implementing our business strategy.

●	We may be dependent on third-party manufacturers since we will not initially directly manufacture our products.

●	We currently have no marketing and sales organization and have limited experience as a company in commercializing products, and we may need to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities in the United States, we may not be able to generate substantial product revenue.

●	The COVID-19 pandemic has adversely impacted the Company’s supply chain and could materially and adversely affect our ability to conduct clinical trials and engage with our third-party vendors and thereby have a material adverse effect on our financial results.

Risks Related to Government Regulation

●	Only one of our products has been authorized for marketing in the United States, other products may not be granted authorization, and any authorization may be subject to significant limitations.

●	Failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our products internationally.

●	Even if we receive regulatory approval for any product we may develop or acquire, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

●	Healthcare reform measures could hinder or prevent our products’ commercial success.

●	If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Risks Related to This Offering and Ownership of Our Securities

●	Our efforts to obtain and maintain a listing of our common stock on the Nasdaq Capital Market may fail and may not prevent, or may cause, the decline of the value of your common stock.

●	Substantial future sales or issuances of our securities, or the perception in the public markets that these sales or issuances may occur, may depress the price of our common stock. Also, future issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause the prices of our common stock to fall.

11

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to Our Business

We have incurred losses since inception, and we anticipate that we will incur continued losses for the foreseeable future. Moreover, our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.

As of June 30, 2023, December 31, 2022 and December 31, 2021, the Company had an accumulated deficit of approximately $109.1 million, $86.0 million and $47.8 million, respectively, respectively. We expect to incur significant and increasing operating losses for the next several years as we expand our acquisition efforts, continue clinical trials, acquire, or license technologies, advance other medical devices into clinical development, complete clinical trials, seek regulatory approval and, if we receive FDA approval, commercialize our products. Primarily because of our losses incurred to date, our expected continued future losses, and limited cash balances, our independent registered public accounting firm has included in its report an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of common stock or obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital.

If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our clinical and regulatory efforts, which are critical to the realization of our business plan. The accompanying financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. It is not possible for us to predict currently the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all your investment in our company.

We defaulted under the Convertible Notes and, as a result, the Convertible Note holders may accelerate amounts owed under such Convertible Notes and seek to take possession the assets securing our obligations. Our other indebtedness could also expose us to risks that could adversely affect our business, financial condition and results of operations.

We defaulted under the Convertible Notes due to a cross-default provision that was triggered by the non-repayment of principal under a promissory note on May 7, 2023. Under the terms of the Convertible Notes, the aggregate amount that may be due is $22,193,934, or approximately $5.7 million more than would otherwise have been due under the Convertible Notes. Under the unit purchase agreement entered into on May 27, 2021 with certain holders of several of the Convertible Notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the Convertible Notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective Convertible Notes. The respective Convertible Notes were issued for aggregate principal of approximately $1.2 million. Under each unit purchase agreement entered into with respect to subsequent issuances of the Convertible Notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but did not do so.

The holders of the Convertible Notes have not exercised any remedies applicable to the Convertible Notes or given notice of any intention to do so as of the date of this prospectus. If Univest Securities, LLC (“Univest”), as the appointed representative of the Convertible Note holders, remains so appointed, no investor other than Univest may pursue any remedy with respect to the Convertible Notes. However, if the amount owed due to the default is not repaid upon demand, the holders of the Convertible Notes may nonetheless seek to remove Univest from this appointed position, take possession of some or all of the Company’s and its subsidiaries’ assets, force the Company and its subsidiaries into bankruptcy proceedings, or seek other legal remedies against the Company and its subsidiaries. In such event, the Company’s business, operating results and financial condition may be materially adversely affected.

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In addition to the Convertible Notes, we have incurred indebtedness under the OID Convertible Notes in the aggregate principal amount of $6,163,697. The OID Convertible Notes accrue interest at 10% and will mature on various dates from February 12, 2024 to May 30, 2024. We have also incurred trade debts to various vendors. In the future, we may incur additional indebtedness.

Even if the holders of the Convertible Notes do not pursue remedies in response to our default under the Convertible Notes, our indebtedness could have significant negative consequences for our security holders, business, results of operations and financial condition by, among other things:

●	increasing our vulnerability to adverse economic and industry conditions;

●	limiting our ability to obtain additional financing;

●	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

●	limiting our flexibility to plan for, or react to, changes in our business; and

●	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves to pay any indebtedness that we may incur. The OID Convertible Notes contain restrictive covenants, including cross-default provisions, that are similar to the Convertible Notes. In addition, any future indebtedness that we may incur may also contain financial and other restrictive covenants that will limit our ability to operate our business, raise capital or make payments under our indebtedness. If we fail to comply with such covenants or to make payments under any of our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that indebtedness becoming immediately payable in full and cross-default or cross-acceleration under our other indebtedness and other liabilities.

Management has determined that disclosure controls and procedures and internal control over financial reporting were not effective, identified a material weakness in our internal controls, and a failure to remediate it or any future ineffectiveness of internal controls could have a material adverse effect on the Company’s business and the price of its securities.

As previously reported in “Item 9A. Controls and Procedures” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, our management determined that our disclosure controls and procedures and internal control over financial reporting, or ICFR, were not effective due to a material weakness in ICFR as of December 31, 2022, and as previously reported in “Item 4. Controls and Procedures” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, our management determined that our disclosure controls and procedures were not effective due to material weaknesses in ICFR as of June 30, 2023.

A “material weakness” is a deficiency, or a combination of deficiencies, in ICFR, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. As previously reported, we have taken, and plan to continue to take, measures to remediate the Company’s internal weaknesses in ICFR. However, the implementation of these measures may not address any control deficiencies in our ICFR. Our failure to address any control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, effective ICFR is important to prevent fraud. Failure to report its financial information on an accurate or timely basis may thereby subject the Company to adverse regulatory consequences, including sanctions by the SEC or violations of applicable securities exchange or quotation service listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the Company and the lack of timeliness or reliability of its financial statements. Confidence in the reliability of the Company’s financial statements may suffer due to the Company’s reporting of a material weakness in its ICFR. This could materially adversely affect the Company’s business, financial condition, results of operations and prospects and lead to a decline in the price of its common stock.

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If we continue to fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our securities’ prices could decline significantly and raising capital could be more difficult.

If we continue to fail to comply with the rules under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, the prices of our securities could decline significantly and raising capital could be more difficult. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading prices of our securities could drop significantly. In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

As a non-accelerated filer, we are not required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act.

We are not an “accelerated filer” or a “large accelerated filer” under the Exchange Act. Rule 12b-2 under the Exchange Act defines an “accelerated filer” to mean any company that first meets the following conditions at the end of each fiscal year: The company had a public float of $75 million or more, but less than $700 million, as of the last business day of the company’s most recently completed second fiscal quarter; the company has been subject to the reporting requirements of the Exchange Act for at least twelve calendar months; the company has filed at least one annual report under the Exchange Act; the company did not have annual revenues of less than $100 million and either no public float or a public float of less than $700 million; and, once the company determines that it does not qualify for “smaller reporting company” status because it exceeded one or more of the current thresholds for such status, is not eligible to regain “smaller reporting company” status under the test provided under paragraph (3)(iii)(B) of the “smaller reporting company” definition in Rule 12b-2 of the Exchange Act. Rule 12b-2 under the Exchange Act defines a “large accelerated filer” in the same way except that the company meeting the definition must have a public float of $700 million or more as of the last business day of the company’s most recently completed second fiscal quarter.

A non-accelerated filer is not required to file an auditor attestation report on internal control over financial reporting that is otherwise required under Section 404(b) of the Sarbanes-Oxley Act.

Therefore, our ICFR does not receive the level of review provided by the process relating to the auditor attestation included in annual reports of issuers that are subject to the auditor attestation requirements. In addition, we cannot predict if investors will find our securities less attractive because we are not required to comply with the auditor attestation requirements. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and trading prices for our securities may be negatively affected.

We are a “smaller reporting company” within the meaning of the Exchange Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

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●	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

If a company determines that it does not qualify for smaller reporting company status because it exceeded one or more of the above thresholds, it will remain unqualified unless when making its annual determination it meets certain alternative threshold requirements which will be lower than the above thresholds if its prior public float or prior annual revenues exceed certain thresholds.

As a smaller reporting company, we are not required to include a Compensation Discussion and Analysis section in our proxy statements; we may provide only two years of financial statements; and we need not provide the table of selected financial data. We also have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our securities less attractive to potential investors, which could make it more difficult for our securityholders to sell their securities.

Even if our common stock is listed on the Nasdaq Capital Market, we may utilize an exemption from certain corporate governance requirements for “smaller reporting companies” that could have an adverse effect on our public stockholders.

Under Nasdaq rules, a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, is not subject to certain corporate governance requirements otherwise applicable to companies listed on the Nasdaq Capital Market. For example, a smaller reporting company is exempt from the Nasdaq requirement of having a compensation committee comprised solely of directors meeting certain enhanced independence standards, as long as the compensation committee has at least two members who do meet such standards. Although we have determined not to avail ourselves of this or other exemptions from Nasdaq requirements that are or may be afforded to smaller reporting companies while we seek to obtain and maintain the listing of our shares on the Nasdaq Capital Market, in the future we may elect to rely on any or all of these exemptions. By electing to utilize any such exemptions, our company may be subject to greater risks of poor corporate governance, poorer management decision-making processes, and reduced results of operations from problems in our corporate organization. Consequently, if we were to avail ourselves of these exemptions, our stock price might suffer, and there is no assurance that we would be able to continue to meet all continuing listing requirements of Nasdaq from which we would not be exempt, including minimum stock price requirements.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

On January 28, 2022, the Company filed a Complaint in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida (the “Florida Circuit Court”), case number 50-2022-CA-000859-XXX-MB, against Amy Chandler (the “Chandler Complaint”). The Chandler Complaint sought damages for breach of fiduciary duty, breach of contract, negligence, conversion, and civil theft. The Chandler Complaint alleged that, prior to her resignation in September 2021, Ms. Chandler intentionally and recklessly took actions to cancel the CE certificate required by European Union regulations in order for Marizyme and its subsidiary, Somahlution, Inc., to ship and distribute certain products to/within the EU. The Chandler Complaint also alleged that Ms. Chandler disregarded her fiduciary duty to Marizyme and responsibilities as the top regulatory and compliance official of Marizyme. As a result, the Chandler Complaint alleged that Ms. Chandler’s actions caused significant disruption and damage to Marizyme’s business, including, but not limited to, financial damages and damage to Marizyme’s reputation and business relationships. The Chandler Complaint further alleged that prior to her last day, Ms. Chandler stole confidential, proprietary files governing Marizyme’s quality management system, which related to internal business operations, and that Marizyme incurred significant costs to recreate these files. The Chandler Complaint alleged damages in excess of thirty thousand dollars ($30,000), exclusive of interest, attorneys’ fees, and costs.

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On February 28, 2022, Ms. Chandler filed an Answer, Affirmative Defenses and Counterclaim with the Florida Circuit Court (the “Answer”). The Answer denied the claims in the Chandler Complaint and most of the factual allegations regarding Ms. Chandler’s alleged actions. The Answer also asserted a counterclaim against the Company for defamation per se. The Answer sought to recover monetary damages, attorneys’ fees, and court costs in connection with this litigation. The Answer also demanded a trial by jury on all triable issues.

On March 18, 2022, the Company filed a Motion to Dismiss Ms. Chandler’s Counterclaim with the Florida Circuit Court (the “Motion to Dismiss”). The Motion to Dismiss stated that Ms. Chandler’s Counterclaim for defamation per se should be dismissed with prejudice. On July 13, 2022, the court ruled that the counterclaim of defamation was dismissed with prejudice. Ms. Chandler’s deposition was taken on September 21, 2022. On November 21, 2022, the Company filed a notice of voluntary dismissal without prejudice of its complaint and the case was dismissed.

Although we obtained a CE certificate to market DuraGraft in the EU under the Company’s name in May 2021, prior to the cancellation of the CE certificate to market DuraGraft in the EU under the name of our subsidiary, we were not able to make the necessary labeling changes which were required to reinitiate the marketing and distribution of DuraGraft products under the Company’s name until June 2022, due primarily to supply chain and production interruptions resulting from the COVID-19 pandemic. As a result of having to restore our quality management system and relabel DuraGraft, we were compelled to hire, at significant cost, two full-time quality consultants in November 2021. Fulfillment of orders of our DuraGraft product was delayed for more than nine months during the relabeling process. We believe that at least some of our distributors may have lost trust in our ability to deliver DuraGraft as a result. Although no orders have been cancelled, we suffered delayed and lost revenue until the relabeling process could be completed. Since June 2022, we have resumed shipments of correctly-labeled DuraGraft to our distributors, but may not have fully restored the trust of our distributors and recaptured market momentum.

Future potential misconduct could include fraud, theft of trade secrets, corporate sabotage, or other improper activities such as falsifying time or other records and violations of laws. Other examples could include the failure to comply with our policies and procedures or with foreign, federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any such misconduct could result in claims, remediation costs, regulatory sanctions against us, loss of current and future customers or contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions have not in the past and may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations as a result of the misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation, force us to expend significant resources to address and cure such misconduct, delay, disrupt or fatally undermine our business plans and operations, and subject us to fines and penalties, restitution or other damages, loss of regulatory clearance, loss of current and future customer contracts, any of which could irreparably and materially adversely affect our business, reputation and our future results.

We have negative working capital.

The Company had negative working capital (current assets less current liabilities) of approximately $(19.8 million) as of June 30, 2023, negative working capital of approximately $1.0 million as of December 31, 2022, and working capital of approximately $1.3 million as of December 31, 2021. Any significant declines in our revenues could result in decreases in our working capital, which would reduce our cash balances. Our failure to generate sufficient revenues or profits or to obtain additional financing or raise additional capital could have a material adverse effect on our operations and on our ability to meet our obligations as they become due. The occurrence of any of the foregoing risks would have a material adverse effect on our financial results, business and prospects.

We have a limited operational history.

We have a limited history upon which an evaluation of our prospects and future performance can be made. Our ongoing and proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must take into consideration the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business operation in an emerging industry, and the continued development of advertising, promotions, and a corresponding customer base. There is a possibility that we could sustain losses in the future, and there are no assurances that we will ever operate profitably.

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We will need to increase the size of our organization.

We are a small company with 12 full-time employees and two full-time consultants as of October 12, 2023. To execute our business plan, including the future conducting of clinical trials and the expected commercialization of our medical devices, we will need to expand our employee base for managerial, operational, financial, and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Over the next 12 months, depending on the progress of our acquisition efforts and future planned business development and capital raising efforts, we plan to add additional employees to assist us with our development programs. Our future financial performance and our ability to commercialize our products and devices and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

●	manage development efforts effectively;

●	manage any future clinical trials effectively;

●	integrate additional management, administrative, manufacturing and sales and marketing personnel;

●	maintain sufficient administrative, accounting and management information systems and controls; and

●	hire and train additional qualified personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results and impact our ability to achieve development milestones.

If we fail to retain current members of our senior management, or to identify, attract, integrate and retain additional key personnel, our business will be harmed.

In order to develop our medical devices, we need to retain or attract certain personnel, consultants or advisors with experience in medical device development activities that include a number of disciplines, including research and development, clinical trials, medical matters, government regulation medical devices, manufacturing, formulation and chemistry, business development, accounting, finance, regulatory affairs, human resources and information systems. We are highly dependent upon our senior management and consultants. The loss of services of one or more of our members of senior management could delay or prevent the successful completion of our planned product development or the commercialization of medical devices.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians, and scientists. The competition for qualified personnel in medical device field is intense. We will need to hire additional personnel as we expand our product development and commercial activities. While, generally, we have not had difficulties recruiting qualified individuals, to date, we may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among medical device and other life science companies. In connection with the acquisition of My Health Logic, we engaged a new Chief Executive Officer, Chief Financial Officer and Vice President of Finance. If we are not able to retain these individuals in their current functions, we may not be able to execute our business plan and maximize our growth strategy, to the detriment of our business. Additionally, the Company does not carry key person life insurance. If we lose any key managers or employees or are unable to attract and retain qualified key personnel, directors, advisors or consultants, the development of our medical devices could be delayed or terminated, and our business may be harmed.

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If we do not generate sufficient cash flow from operations in the future, we may not be able to fund our product development efforts and acquisitions or fulfill our future obligations.

Our ability to generate sufficient cash flow from operations to fund our operations and product development efforts, including the payment of cash consideration in acquisitions and the payment of our other obligations, depends on a range of economic, competitive, and business factors, many of which are outside of our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to liquidate our investments, repatriate cash and investments held in our overseas subsidiaries, sell assets, or raise equity or debt financings when needed or desirable. An inability to fund our operations or fulfill outstanding obligations could have a material adverse effect on our business, financial condition, and results of operations. For further information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

We will require substantial additional funding which may not be available to us on acceptable terms, or at all. Failing to raise the necessary additional capital could force us to delay, reduce, eliminate or abandon growth initiatives, development or commercialization of our technologies and products.

Our existing capital resources will not be sufficient to meet our projected operating requirements beyond December 2023, and there will remain substantial doubt regarding our ability to continue as a going concern unless we receive substantial financing. We expect to significantly increase our spending to advance the development of our medical devices and launch and commercialize any medical devices for which we receive regulatory approval. This might include the possibility of building our own marketing and sales organizations to address certain markets if we fail to identify and engage third-party organizations that can perform these services for us.

We will also require additional capital to fund our other operating expenses and capital expenditures. Our future capital requirements will depend on many factors, including:

●	the progress of our product development programs;

●	the number of technologies and products we pursue;

●	the time and costs involved in obtaining regulatory approvals;

●	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

●	our plans to establish sales, marketing and/or manufacturing capabilities;

●	the effect of competing technological and market developments;

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish;

●	general market conditions for offerings from life science companies;

●	our ability to establish, enforce and maintain selected strategic alliances and activities required for technology and product commercialization; and

●	our revenues, if any, from successful development and commercialization of our technologies and products.

In order to carry out our business plans and implement our strategy beyond December 2023, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, licensing arrangements, additional public or private equity or debt financing, bank lines of credit, asset sales, government grants, or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to certain of our medical device or marketing territories. Our inability to raise capital when needed would harm our business, financial condition, and results of operations, and could cause the price of our common stock to decline or require that we wind down our operations altogether.

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We may not be able to monetize intangible assets, which may result in the need to record an impairment charge.

As part of our acquisition of assets from ACB Holding, completed on September 12, 2018, Marizyme acquired all rights, titles, and interest in the Krillase technology, a group of intangible assets which at that time was valued at $28,600,000. The useful lives of the intangible assets are based on the life of the patent and related technology. The patents and related technology for Krillase have not been amortized since the acquisition, as they have not yet been put into operation. At December 31, 2022, management determined that the carrying value of Krillase exceeded its recoverable amount. Impairment of $24,350,000 was recognized on these intangible assets for the year ended December 31, 2022.

The Company previously planned to develop and commercialize FDA-approved products based on the Krillase assets. We suspended these plans due to our determination to prioritize the completion of regulatory processes to obtain FDA authorization for the commercialization of DuraGraft in the United States and the development of a functional MATLOC device prototype and MAR-FG-001-based viable products. We intend to maintain the Krillase assets for potential future development and commercialization or disposition. Any determination as to these matters would be based on a number of factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Principal Factors Affecting Our Financial Performance” for a summary of factors that we may consider in this respect.

There is no assurance that any of our intellectual property assets will ever be developed and fully commercialized and generate significant revenues or will ever attract significant interest from potential buyers or investors. See “Risk Factors – Risks Related to Our Business – We may not be able to monetize intangible assets, which may result in the need to record an impairment charge.” If the Company is unable to reinitiate development of products based on the Krillase assets before the end of 2023, it is likely that further impairment to the Krillase assets will be required.

Our consolidated balance sheet as of June 30, 2023 contains approximately $27.3 million of intangible assets and approximately $7.2 million in goodwill. The risk of failure to monetize intangible assets and goodwill is significant, and there can be no certainty that these assets ultimately will yield successful products. The nature of our business is high-risk and requires that we invest in a large number of projects in an effort to achieve a successful portfolio of approved products. Our ability to realize value on these significant investments is often contingent upon, among other things, regulatory approvals, availability of resources, and market acceptance. These intangible and goodwill assets may become impaired and be written off at some time in the future, which can have a material adverse effect on the financial statements.

Acquisitions present many risks, and we may not realize the financial and strategic goals we anticipate at the time of an acquisition.

Our growth is dependent upon market growth, our ability to enhance existing products, and our ability to introduce new products and services on a timely basis. In recent years, we have addressed and intend to continue to address the need to develop new products and services and enhance existing products through acquisitions of other companies, product lines and/or technologies. However, acquisitions, including those of high-technology companies, are inherently risky. We cannot provide any assurance that any of our acquisitions or future acquisitions will be successful in helping us reach our financial and strategic goals. The risks we commonly encounter in undertaking, managing, and integrating acquisitions are:

●	an uncertain revenue and earnings stream from the acquired company, which could dilute our earnings;

●	difficulties and delays in integrating the personnel, operations, technologies, products, and systems of the acquired companies;

●	our ongoing business may be disrupted, and our management’s attention may be diverted by acquisition, transition, or integration activities;

●	the need to implement controls, procedures, and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures, and policies;

●	difficulties managing or integrating an acquired company’s technologies or lines of business;

●	potential difficulties in completing projects associated with purchased in-process research and development;

●	entry into markets in which we have no or limited direct prior experience and where competitors have stronger market positions, and which are highly competitive;

●	the potential loss of key employees of the acquired company;

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●	potential difficulties integrating the acquired products and services into our sales channel;

●	assuming pre-existing contractual relationships of an acquired company that we would not have otherwise entered the termination or modification of which may be costly or disruptive to our business;

●	being subject to unfavorable revenue recognition or other accounting treatment because of an acquired company’s practices; and

●	intellectual property claims or disputes.

Our failure to manage growth effectively and successfully integrate acquired assets and/or companies due to these or other factors could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of our business. We expect that other companies in our industry will compete with us to acquire compatible businesses. This competition could increase prices for businesses and technologies that we would likely pursue, and our competitors may have greater resources than we do to complete these acquisitions.

The medical device market is highly competitive, and we may not be able to effectively compete against other providers of medical devices, particularly those with greater resources.

We expect to face intense competition from companies with dominant market positions in the medical device industry. These competitors have significantly greater financial, technical, marketing and other resources than we have and may be better able to:

●	respond to new technologies or technical standards;

●	react to changing customer requirements and expectations;

●	acquire other companies to gain new technologies or products that may displace our products;

●	manufacture, market and sell products;

●	acquire, prosecute, enforce and defend patents and other intellectual property;

●	devote resources to the development, production, promotion, support and sale of products; and

●	deliver a broad range of competitive products at lower prices.

We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings.

Our future performance may depend on the success of products we have not yet developed or acquired.

Technology is an important component of our business and growth strategy, and our success depends on the development, implementation and acceptance of our products. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or uncompetitive before their introduction. Our ability to develop products to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness. We may expend considerable funds and other resources on the development of our products without any guarantee that these products will be successful. If we are not successful in bringing one or more products to market, whether because we fail to address marketplace demand, fail to develop viable technologies or otherwise, our revenues may decline and our results of operations could be seriously harmed.

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Our products may never achieve market acceptance.

Our ability to generate revenues from product sales and to achieve profitability will depend upon our ability to successfully commercialize our products. Because we have not yet begun to offer any of our products for sale in the U.S. and have limited sales of DuraGraft overseas, we have no basis to predict whether any of our products will achieve market acceptance. A number of factors may limit the market acceptance of any of our products, including:

●	the timing of regulatory approvals of our products and market entry compared to competitive products;

●	the effectiveness of our products, including any potential side effects, as compared to alternative treatments;

●	the rate of adoption of our products by hospitals, doctors and nurses and acceptance by the health care community;

●	the competitive features of our products, including price, as compared to other similar products;

●	the availability of insurance or other third-party reimbursement, such as Medicare, for patients using our products;

●	the extent and success of our marketing efforts and those of our collaborators; and

●	unfavorable publicity concerning our products or similar products.

We may delay or terminate the development or acquisition of a product at any time if we believe the perceived market or commercial opportunity does not justify further investment, which could materially harm our business.

Even though the results of preclinical studies and clinical trials that we have conducted or may conduct in the future may support further development of one or more of our products, we may delay, suspend or terminate the future development or acquisition of a product at any time for strategic, business, financial or other reasons, including the determination or belief that the emerging profile of the product is such that it may not receive FDA approval, gain meaningful market acceptance, generate a significant return to stockholders, or otherwise provide any competitive advantages in its intended indication or market.

Any products we may develop or acquire may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming our business.

The regulations that govern marketing approvals, pricing and reimbursement for new products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more other products we may develop, even if other products we may develop or acquire obtain regulatory approval. Pressure from social activist groups and future government regulations, whose goal it is to reduce the cost of medical devices, particularly in less developed nations, also may result in downward pressure on the prices of our product.

Our ability to commercialize any products we may develop or acquire successfully also will depend in part on the extent to which reimbursement for these products and related treatments becomes available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which treatments they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular treatments. We cannot be sure that reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product that we successfully develop.

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Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, acquisition, manufacture, sale and distribution. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be said at lower prices than in the U.S. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government funded and private payors could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. Our business could be materially harmed if reimbursement of any products we may develop, if any, is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop or acquire.

We face an inherent risk of product liability exposure related to the sale of any products we may develop or acquire. The marketing, sale and use of any products we may develop or acquire could lead to the filing of product liability claims against us if someone alleges that our products failed to perform as designed. We may also be subject to liability for a misunderstanding of, or inappropriate reliance upon, the information we provide. If we cannot successfully defend ourselves against claims that any product we may develop or acquire caused injuries, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for our products;

●	injury to our reputation and significant negative media attention;

●	withdrawal of patients from clinical studies or cancellation of studies;

●	significant costs to defend the related litigation and distraction to our management team;

●	substantial monetary awards to patients;

●	loss of revenue; and

●	the inability to commercialize any products that we may develop or acquire.

In addition, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

We may not be able to protect or enforce our intellectual property rights, which could impair our competitive position.

Our success depends significantly on our ability to protect our rights to the patents, trademarks, trade secrets, copyrights and all the other intellectual property rights used, or expected to be used, in our products. Protecting intellectual property rights is costly and time consuming. We rely primarily on patent protection and trade secrets, as well as a combination of copyright and trademark laws and nondisclosure and confidentiality agreements to protect our technology and intellectual property rights. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or maintain any competitive advantage. Despite our intellectual property rights practices, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents.

We cannot be assured that any of our pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office, or PTO, may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. Patents that may be issued to or licensed by us in the future may expire or may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related technologies. Upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. There is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.

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Further, we may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which we operate, and under the laws of such countries, patents and other intellectual property rights may be unavailable or limited in scope. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products. Our trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. Any inability on our part to adequately protect our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and/or intellectual property assignment agreements with our team members, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we intend to rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Common law trademarks provide less protection than registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

We rely on trade secrets to protect our technology, especially where we do not believe patent protection is obtainable, or prior to us filing patent applications on inventions we may make from time to time. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case, we could not assert any trade secret rights against such party. Enforcing a claim that a third-party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.

The medical device and life science industry is characterized by vigorous protection and pursuit of intellectual property rights. Companies in the medical device and life science industry have used intellectual property litigation to gain a competitive advantage in the marketplace. From time to time, third parties may assert against us their patent, copyright, trademark and other intellectual property rights relating to technologies that are important to our business. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not publicly-available information, or claimed trademark rights that have not been revealed through our availability searches. We may be subject to claims that our team members have disclosed, or that we have used, trade secrets or other proprietary information of our team members’ former employers. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims that our products or processes infringe these rights, regardless of their merit or resolution, could be costly, time consuming and may divert the efforts and attention of our management and technical personnel. In addition, we may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation.

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Any claims of patent or other intellectual property infringement against us, even those without merit, could:

●	increase the cost of our products;

●	be expensive and/or time consuming to defend;

●	result in our being required to pay significant damages to third parties;

●	force us to cease making or selling products that incorporate the challenged intellectual property;

●	require us to redesign, reengineer or rebrand our products and technologies;

●	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property on terms that may not be favorable or acceptable to us;

●	require us to develop alternative non-infringing technology, which could require significant effort and expense;

●	require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification for intellectual property infringement claims;

●	result in our customers or potential customers deferring or limiting their purchase or use of the affected products impacted by the claims until the claims are resolved; and

●	otherwise have a material adverse effect on our business, financial condition and results of operations.

Any of the foregoing could affect our ability to compete or have a material adverse effect on our business, financial condition and results of operations.

Competitors may violate our intellectual property rights, and we may bring litigation to protect and enforce our intellectual property rights, which may result in substantial expense and may divert our attention from implementing our business strategy.

We believe that the success of our business will depend, in significant part, on obtaining patent protection for our products and technologies, defending our patents and preserving our trade secrets. Our failure to pursue any potential claim could result in the loss of our proprietary rights and harm our position in the marketplace. Therefore, we may be forced to pursue litigation to enforce our rights. Future litigation could result in significant costs and divert the attention of our management and key personnel from our business operations and the implementation of our business strategy.

We may be dependent on third-party manufacturers since we will not initially directly manufacture our products.

Initially, we will not directly manufacture our products and will rely on third parties to do so for us. If our manufacturing and distribution agreements are not satisfactory, we may not be able to develop or commercialize products as planned. In addition, we may not be able to contract with third parties to manufacture our products in an economical manner. Furthermore, third-party manufacturers may not adequately perform their obligations, may delay clinical development or submission of products for regulatory approval or otherwise may impair our competitive position. We may not be able to enter into or maintain relationships with manufacturers who have the capacities to meet our manufacturing needs, master the manufacturing processes required for our products, and comply with good manufacturing practices. If a product manufacturer fails to comply with good manufacturing practices, we could experience significant time delays or we may be unable to commercialize or continue to market the products. Changes in our manufacturers could require costly new product testing and facility compliance inspections. In the United States, failure to comply with good manufacturing practices or other applicable legal requirements can lead to federal seizure of violative products, injunctive actions brought by the federal government, and potential criminal and civil liability on the part of a company and its officers and employees. Because of these and other factors, we may not be able to replace our manufacturing capacity quickly or efficiently in the event that our manufacturers are unable to manufacture our products at one or more of their facilities.

We have no experience in large-scale product manufacturing, nor do we have the resources or facilities to manufacture our products. We cannot guarantee that we or our third-party manufacturers will be able to increase capacity in a timely or cost-effective manner, or at all. Delays in providing or increasing production or processing capacity could result in additional expense or delays in our clinical trials, regulatory submissions and commercialization of our products.

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As a result of these factors, the sale and marketing of our products could be delayed or we could be forced to develop our own manufacturing capacity, which could require substantial additional funds and personnel and compliance with extensive regulations.

We currently have no marketing and sales organization and have limited experience as a company in commercializing products, and we may need to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities in the United States, we may not be able to generate substantial product revenue.

We have no internal sales, marketing or distribution capabilities, and have only limited experience with commercializing a product. Although our medical device product DuraGraft has received regulatory authorization in the United States, we must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize this product in the U.S. market, which may be expensive or time-consuming. We have only limited experience as a company with the marketing, sale or distribution of biopharmaceutical products and there are significant risks involved in the building and managing of a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of our products in the United States. If we are not successful in commercializing our product in the U.S., we may not be able to generate substantial future product revenue and we would incur significant additional losses.

We may be dependent on the sales and marketing efforts of third parties, especially internationally, if we choose not to develop an extensive sales and marketing staff.

Initially, we will depend to some extent on the efforts of third parties (including sales agents and distributors) to carry out the sales and marketing of our products, particularly with respect to international sales. We currently have distribution partners internationally for DuraGraft, which we expect to continue to work with in the future. We anticipate that each third party will control the amount and timing of resources generally devoted to these activities. However, these third parties may not be able to generate demand for our products. In addition, there is a risk that these third parties will develop products competitive to ours, which would likely decrease their incentive to vigorously promote and sell our products. If we are unable to enter into co-promotion agreements or to arrange for third-party distribution of our products, we will be required to expend time and resources to develop an effective internal sales force. However, it may not be economical for us to market our own products, or we may be unable to effectively market our products, especially outside the United States. Therefore, our business could be harmed if we fail to enter into arrangements with third parties for the sales and marketing of our products or otherwise fail to establish sufficient marketing capabilities.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our suppliers and business partners, as well as personally identifiable information of clinical trial participants and employees. Similarly, our business partners and third-party providers possess certain of our sensitive data. The secure maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure, or other loss of information, including our data being breached at our business partners or third-party providers, could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business.

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Our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters could severely disrupt our operations or the operations of manufacturing facilities and have a material adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as manufacturing facilities, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans that we have in place currently are limited and may not prove adequate in the event of a serious disaster or similar event. We are in the early stages of constructing an additional manufacturing facility and establishing a relationship with a third-party contract manufacturer as a back-up supplier for the commercial supply of our products, if necessary, but there is no assurance that we will establish such a relationship in a timely manner, on acceptable terms, or at all. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The COVID-19 pandemic has adversely impacted the Company’s supply chain and could materially and adversely affect our ability to conduct clinical trials and engage with our third-party vendors and thereby have a material adverse effect on our financial results.

The Company has been impacted by the COVID-19 pandemic and related supply chain shortages and other economic conditions, and some of its earlier plans to diversify and expand its operations were delayed as a result. Moreover, the impact of the COVID-19 pandemic on the Company’s supply chain and its ability to produce DuraGraft inventory was a primary reason that we did not generate substantial revenue from sales of DuraGraft during 2021 and 2022. The Company’s inventory production of DuraGraft returned to its pre-pandemic level at the end of the second quarter of 2022, but lingering effects of the COVID-19 pandemic continued to depress demand for DuraGraft and cause revenues from DuraGraft during the first and second quarters of 2023 to be minimal. There can be no assurance that future supply chain disruptions and other effects of COVID-19 outbreaks will not adversely impact our revenues.

In addition, the Company is dependent upon certain contract manufacturers and suppliers and their ability to reliably and efficiently fulfill its orders is critical to the Company’s business success. The COVID-19 pandemic has impacted and may continue to impact certain of the Company’s manufacturers and suppliers, which could result in unavoidable delays and/or increases in our operating costs. If we are unable to obtain our devices in sufficient quantity and in a timely manner, the development and testing of our medical devices may be delayed or become infeasible, and regulatory approval or commercial launch of any of our medical devices may be delayed or not obtained. As a result, the Company has faced and may continue to face additional delays, costs or difficulty sourcing certain products, which could negatively affect the Company’s business and financial results.

While it is not possible at this time to estimate the total impact that COVID-19 could have on our business in the future, the continued spread of COVID-19 and variants of the virus, the rate of vaccinations regionally and globally and the measures taken by the government authorities, and any future epidemic disease outbreaks, could: Disrupt the supply chain and the manufacture or shipment of products and supplies for use by us in our research activities and by strategic partners for their distribution and sales activities; delay, limit or prevent us in our research activities and strategic partners in their distribution and sales activities; impede our negotiations with strategic partners; impede testing, monitoring, data collection and analysis and other related activities by us; interrupt or delay the operations of the FDA or other regulatory authorities, which may impact review and approval timelines for initiation of clinical trials or marketing; or impede the launch or commercialization of any approved products; any of which could delay our strategic partnership plans, increase our operating costs, and have a material adverse effect on our business, financial condition and results of operations.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business. These factors include:

●	challenges associated with cultural differences, languages and distance;

●	differences in clinical practices, needs, products, modalities and preferences;

●	longer payment cycles in some countries;

●	credit risks of many kinds;

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●	legal and regulatory differences and restrictions;

●	currency exchange fluctuations;

●	foreign exchange controls that might prevent us from repatriating cash earned in certain countries;

●	political and economic instability and export restrictions;

●	variability in sterilization requirements for multi-usage surgical devices;

●	potential adverse tax consequences;

●	higher cost associated with doing business internationally;

●	challenges in implementing educational programs required by our approach to doing business;

●	negative economic developments in economies around the world and the instability of governments, including the threat of war, terrorist attacks, epidemic or civil unrest;

●	adverse changes in laws and governmental policies, especially those affecting trade and investment;

●	pandemics, such as COVID-19, the Ebola virus, the enterovirus and the avian flu, which may adversely affect our workforce as well as our local suppliers and customers;

●	import or export licensing requirements imposed by governments;

●	differing labor standards;

●	differing levels of protection of intellectual property;

●	the threat that our operations or property could be subject to nationalization and expropriation;

●	varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where we operate; and

●	potentially burdensome taxation and changes in foreign tax.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”), was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. Similarly, on March 12, 2023, Signature Bank Corp. (“Signature”), and Silvergate Capital Corp. were each swept into receivership. Although a statement by the Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. In addition, on May 1, the FDIC announced that First Republic had been closed by the California Department of Financial Protection and Innovation and its assets seized by the FDIC. JPMorgan Chase eventually won the auction, paying the FDIC $10.6 billion for nearly all of First Republic’s assets. Although we are not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution currently in receivership, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our customers, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to credit agreements and arrangements with these financial institutions, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of these financial institutions and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2007-2008 financial crisis.

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Inflation and rapid increases in interest rates have led to a decline in the trading value of previously-issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

●	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

●	inability to enter into credit facilities or other working capital resources;

●	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

●	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations, or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the economy or financial services industry could lead to losses or defaults by our distribution partners, sponsors, vendors, or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a distribution partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any distribution partners, sponsor, vendor or supplier, or the failure of any distribution partner to make payments when due, or any breach or default by a distribution partner, sponsor, vendor, or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

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Climate change impacts including supply chain disruptions, operational impacts, and geopolitical events may impact our business operations.

We source a large number of raw materials from third-party suppliers globally. These products include both natural and synthetic materials derived from plants, animal products, and organic and petroleum-based raw materials. Disruptions to the global supply chain due to climate-related impacts or geopolitical events are possible and exist as external risk factors that the Company can respond to but not control. These events could limit the supply of key raw materials to the Company, or could have significant impacts to pricing. We work with multiple raw material suppliers to mitigate lack of availability from a single supplier, however in some cases products with limited numbers of suppliers may become difficult to obtain.

Some of our vendors have manufacturing operations in areas vulnerable to coastal storms which may increase in magnitude and impact due to climate change. Increasingly large and unprecedented weather events may pose a risk to business operations in vulnerable areas. Storms could cause business interruptions, incur additional restoration costs, and impact product availability and pricing.

Risks Related to Government Regulation

Only one of our products has been authorized for marketing in the United States, other products may not be granted authorization, and any authorization may be subject to limitations.

The Company’s medical device, DuraGraft, has been authorized for marketing in the United States by the FDA for use as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries in the United States, subject to applicable risks, mitigation requirements, and control provisions. However, none of our other current or future products have been approved for sale in the United States. Neither we nor any future collaboration partner can commercialize any products we may develop in the U.S. without first obtaining regulatory approval for the product from the FDA. The regulatory route in the U.S. for any products we may develop will be through a De Novo process. The De Novo grant process may take several years to complete, and De Novo grants may never be obtained for most of our products. Before obtaining regulatory approvals for the commercial sale of any product we may develop in the U.S., we must demonstrate with substantial evidence, gathered in preclinical and well-controlled clinical studies, that the planned product is safe and effective for use for that target indication. We may not have the resources or ability to conduct such a trial or may not successfully enroll or complete any such trial. Any products we may develop may not achieve the required primary endpoint in the clinical trial and may not receive regulatory approval. We must also demonstrate that the manufacturing facilities, processes and controls for any products we may develop are adequate.

To the extent that we or any future collaboration partner has or seeks to successfully obtain a regulatory approval for any product we may develop for sale in the United States, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for any products we may develop in the United States, or any approval contains significant limitations, we may not be able to obtain sufficient revenue to justify commercial launch. Also, any regulatory approval of a product, once obtained, may be withdrawn. If we are unable to successfully obtain regulatory approval to sell any products we may develop in the U.S., our business, financial condition, results of operations and growth prospects could be adversely affected.

Failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our products internationally.

Our current overseas distribution and marketing partners for DuraGraft, and any other distribution and marketing partners for this and other products we may seek to market in foreign countries, must comply with the regulations of the foreign countries in which they operate. The approval procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Moreover, clinical studies or manufacturing processes conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and even if we file we may not receive necessary approvals to commercialize our products in any market.

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Even if we receive regulatory approval for any product we may develop or acquire, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Once regulatory approval has been obtained, the approved product and its manufacturer are subject to continual review by the FDA or non-U.S. regulatory authorities. Our regulatory approval for any products we may develop or acquire may be subject to limitations on the indicated uses for which the product may be marketed. Future approvals may contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the approved product. In addition, we are subject to extensive and ongoing regulatory requirements by the FDA and other regulatory authorities with regard to the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for our products. In addition, we are required to comply with cGMP regulations regarding the manufacture of any products we may develop or acquire, which include requirements related to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory authorities must approve these manufacturing facilities before they can be used to manufacture products, and these facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. If we or a third party discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturer or us, including requiring withdrawal of the product from the market or suspension of manufacturing.

Inadequate funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

If a prolonged government shutdown or other disruption occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact our business by delaying review of our public filings, to the extent such review is necessary, and our ability to access the public markets.

Healthcare reform measures could hinder or prevent our products’ commercial success.

In the U.S., there have been, and we expect there will continue to be, ongoing legislative and regulatory changes to the healthcare system which could affect our future revenue and profitability. Federal and state lawmakers regularly propose and, at times, enact legislation that could result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or “ACA,” was enacted in 2010. The ACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs.

While the U.S. Supreme Court has repeatedly upheld the constitutionality of most elements of the ACA, other legal challenges are still pending final adjudication in several jurisdictions. Although efforts in Congress to repeal the ACA have repeatedly fallen short, there are a number of ongoing legislative initiatives to modify it. At this time, it remains unclear whether there will be any changes made to the ACA. We cannot assure you that the ACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. Medicare reimbursement for all products and services, including ours, remains highly susceptible to threats of automatic reductions triggered by budgetary shortfalls. Such payments are subject to recovery of purported overpayment for several years. We cannot predict the initiatives that may be adopted in the future or their full impact. We cannot predict whether any additional legislative changes will affect our business.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

●	our ability to set a price that we believe is fair for our products;

●	our ability to generate revenue and achieve or maintain profitability; and

●	the availability of capital.

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Further, changes in regulatory requirements and guidance may occur, both in the United States and in foreign countries, and we may need to amend clinical study protocols to reflect these changes. Amendments may require us to resubmit our clinical study protocols to an IRB for reexamination, which may impact the costs, timing or successful completion of a clinical study. In light of widely publicized events concerning the safety risk of certain drug and medical device products, regulatory authorities, members of Congress, the Governmental Accounting Office, medical professionals and the general public have all raised concerns about potential safety issues. These events have resulted in the recall and withdrawal of medical device products, revisions to product labeling that further limit use of products and establishment of risk management programs that may, for instance, restrict distribution of certain products or require safety surveillance or patient education. The increased attention to safety issues may result in a more cautious approach by the FDA or other regulatory authorities to clinical studies and the medical device approval process. Adverse event data from clinical studies may receive greater scrutiny with respect to product safety, which may make the FDA or other regulatory authorities more likely to terminate or suspend clinical studies before completion, or require longer or additional clinical studies that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Given the serious public health risks of high profile adverse safety events with certain products, the FDA or other regulatory authorities may require, as a condition of approval, costly risk evaluation and mitigation strategies, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising.

If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. The regulations that may affect our ability to operate include, without limitation:

●	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

●	the U.S. Foreign Corrupt Practices Act, which prohibits payments or the provision of anything of value to foreign officials for the purpose of obtaining or keeping business;

●	the federal False Claims Act (“FCA”), which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities like us which provide coding and billing advice to customers;

●	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	the federal transparency requirements under the ACA requires manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

●	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information, and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The ACA, among other things, amends the intent requirement of the U.S. federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

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If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Climate change and increased focus by governments, stockholders and customers on sustainability issues, including those related to climate change, may have a material adverse effect on our business and operations.

Foreign, federal, state and local governments, as well as some of our vendors and customers, are beginning to respond to climate change issues. This increased focus on sustainability may result in new legislation or regulations and vendor and customer requirements that could negatively affect us as we may incur additional costs or be required to make changes to our operations in order to comply with any new regulations or vendor, customer, or stockholder requirements. Legislation or regulations that potentially impose restrictions, caps, taxes, or other controls on emissions of greenhouse gases such as carbon dioxide, a by-product of burning fossil fuels, may have a material adverse effect on our business and operation. For example, if the vendors we contract with to produce and ship our products become subject to increasingly restrictive laws protecting the environment, including those relating to climate change, we expect that they would incur increased costs and may pass such costs on to us, which could have a material adverse effect on our business. If our customers or stockholders were to require us to use vendors that source, manufacture, or supply their products in accordance with certain sustainability standards, we expect that such standards would likewise force us to incur additional costs and we may fail to pass such additional costs on to our customers, which could also have a material adverse effect on our business.

In addition, on March 21, 2022, the SEC proposed new rules requiring a range of climate-related disclosure that would be applicable to all companies that are required to file annual reports or that file registration statements with the SEC, including the Company. The proposed climate-related disclosure framework is modeled in part on the Task Force on Climate Related Financial Disclosures’ recommendations, and also draws upon the Greenhouse Gas (“GHG”) Protocol (“GHG Protocol”). In particular, the proposed rules would require a registrant to disclose information about: The oversight and governance of climate-related risks by the registrant’s board and management; how any climate-related risks identified by the registrant have had or are likely to have a material impact on its business and consolidated financial statements, which may manifest over the short-, medium-, or long-term; how any identified climate-related risks have affected or are likely to affect the registrant’s strategy, business model, and outlook; the registrant’s processes for identifying, assessing, and managing climate-related risks and whether any such processes are integrated into the registrant’s overall risk management system or processes; the impact of climate-related events (severe weather events and other natural conditions as well as physical risks identified by the registrant) and transition activities (including transition risks identified by the registrant) on the line items of a registrant’s consolidated financial statements and related expenditures, and disclosure of financial estimates and assumptions impacted by such climate-related events and transition activities; “Scope 1” and “Scope 2” (as defined by the SEC’s proposed rule) GHG emissions metrics, separately disclosed, expressed both by disaggregated constituent greenhouse gases and in the aggregate, and in absolute and intensity terms; “Scope 3” (as defined by the SEC’s proposed rule) GHG emissions and intensity, if material, or if the registrant has set a GHG emissions reduction target or goal that includes its Scope 3 emissions; and the registrant’s climate-related targets or goals, and transition plan, if any. The proposed rules would be subject to certain accommodations and phase-in periods. For example, companies meeting the definition of “smaller reporting company” in Rule 12b-2 of the Exchange Act, which currently includes the Company (see below, “—We are a ‘smaller reporting company’ within the meaning of the Exchange Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.” and “As a ‘smaller reporting company,’ we may at some time in the future choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.”), would be exempt from the Scope 3 emissions disclosure requirement. The proposed rules would also require an attestation report provided by a third-party attestation service provider that satisfies a minimum level of attestation services for a company that meets the definition of “accelerated filer” or “large accelerated filer” in Rule 12b-2 of the Exchange Act, including: (1) limited assurance for Scopes 1 and 2 emissions disclosure that scales up to reasonable assurance after a specified transition period; (2) minimum qualifications and independence requirements for the attestation service provider; and (3) minimum requirements for the accompanying attestation report. A company that is not an “accelerated filer” or “large accelerated filer”, which currently includes the Company, would not be subject to this attestation requirement (see above, “—As a non-accelerated filer, we are not required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act.”).

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Although we cannot predict the costs of implementation or any potential adverse impacts resulting from the proposed rule, the SEC estimated that compliance costs for a “smaller reporting company” in the first year of compliance would be $490,000 ($140,000 for internal costs and $350,000 for outside professional costs), while annual costs in the subsequent five years were estimated to be $420,000 ($120,000 for internal costs and $300,000 for outside professional costs). For non-“smaller reporting company” registrants, the costs in the first year of compliance were estimated to be $640,000 ($180,000 for internal costs and $460,000 for outside professional costs), while annual costs in the subsequent five years were estimated to be $530,000 ($150,000 for internal costs and $380,000 for outside professional costs). To the extent that this rule is finalized as proposed, we could therefore incur significant increased costs relating to the assessment and disclosure of climate-related matters.

These potential additional costs, forced changes in operations, or loss of revenues may have a material adverse effect on our business and operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have and may incur again substantial net operating losses (NOLs) during our history. Unused NOLs may carry forward to offset future taxable income if we achieve profitability in the future, unless such NOLs are limited or expire under applicable tax laws. Prior to 2018, net operating losses could generally be carried back for a period of two years or carried forward for 20 years. The Tax Cuts and Jobs Act of 2017 imposed certain limitations on the deduction of NOLs generated in tax years that began on or after January 1, 2018, including a limitation on the use of NOLs to offset only 80% of taxable income and the general disallowance of NOL carrybacks. The Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020 subsequently suspended that provision with respect to NOLs generated in 2018, 2019 and 2020, and allowed NOLs generated in those years to be carried back for a period of five years or carried forward indefinitely.

In addition, under the rules of Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its NOLs and other pre-change tax attributes to offset its post-change taxable income or taxes may be limited. The applicable rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company, as well as changes in ownership arising from new issuances of stock by the company. As a result of these rules, in the event that we experience one or more ownership changes, including as a result of this registered resale offering or future transactions in our stock, then we may be limited in our ability to use our federal NOL carryforwards to offset our future taxable income, if any.

As of December 31, 2022 and 2021, the Company had federal NOL carryforwards of $41,733,000 and $34,971,000, respectively. As of December 31, 2022 and 2021, the Company also had Florida state NOL carryforwards of $18,117,000 and $11,354,000, respectively. Under current tax law, the federal and Florida state NOL carryforwards may be carried forward indefinitely. However, as discussed above, the Company’s NOL carryforwards may be subject to annual limitations, which could reduce or defer the utilization of the losses, such as in the event of an “ownership change” as described above.

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Risks Related to This Offering and Ownership of Our Securities

The market prices of our securities may fluctuate, and you could lose all or part of your investment.

During and after this offering, the market prices for our securities may be volatile. The price of our common stock has been volatile and has fluctuated significantly in the past on the OTCQB. Our common stock may fluctuate or continue to fluctuate widely in price during and after this offering in response to various factors after this offering, even if our common stock is listed on the Nasdaq Capital Market, which is not assured and which is not a condition to the commencement of this offering. Many of these factors are beyond our control, including: Technological innovations or new products and services by us or our competitors; additions or departures of key personnel; sales of our shares of common stock; our ability to integrate operations, technology, products and services; our ability to execute our business plan; operating results below expectations; loss of any strategic relationships; industry developments; economic and other external factors; and period-to-period fluctuations in our financial results. Because we have a very limited operating history with limited revenues to date, you may consider any one of these factors to be material. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Your investment in our common stock could lose some or all its value as a result.

We cannot predict the extent to which an active public trading market for our common stock will develop or be sustained. If an active public trading market for our common stock does not develop or cannot be sustained, you may be unable to liquidate your investment in our common stock.

At present, there is minimal public trading in our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our securities until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on market price. We cannot give you any assurance that an active public trading market for our common stock will develop or be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in our common stock.

Our efforts to obtain and maintain a listing of our common stock on the Nasdaq Capital Market may fail and may not prevent, or may cause, the decline of the value of your common stock.

In connection with a proposed public offering that we no longer intend to pursue, we previously applied to list our common stock on the Nasdaq Capital Market tier of Nasdaq. In April 2023, we withdrew the registration statement relating to the proposed public offering because we no longer intended to pursue the proposed public offering. We intend to resume the listing process with Nasdaq or another national securities exchange when the Company is able to meet securities exchange listing requirements and standards. We believe that such a listing may be important to the Company’s efforts to gain sufficient financing to fund its operations in the short-term and long-term.

In connection with the proposed listing of our common stock on the Nasdaq Capital Market, we may effect, subject to processing by the Financial Industry Regulatory Authority, Inc. (“FINRA”), a reverse stock split of our common stock at the ratio we believe necessary to allow us to obtain listing approval of our common stock. Even if such a reverse stock split achieves the requisite increase in the market price of our common stock for listing of our common stock, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with such requirements. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. On August 3, 2022, January 5, 2023, and January 13, 2023, we made certain filings with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) providing for reverse stock splits and stock splits of our common stock that in aggregate would have effected a reverse stock split of our common stock on a 1-for-15 ratio. From August 3, 2022 to the date of this prospectus, our common stock has continued to trade on the OTCQB on a pre-split basis pending FINRA’s processing of such a reverse stock split. On May 15, 2023, we made a filing with the Nevada Secretary of State providing for a 15-for-1 forward stock split, which effectively returned the number of outstanding shares to the amount existing prior to the initial filing on August 3, 2022. In addition, FINRA did not process any of the reverse or forward stock splits and they were not reflected in the price or other information relating to our stock quoted on the OTCQB. Nevertheless, our stock price declined from $2.39 per share based on the last reported price on the OTCQB on August 3, 2022 to $0.285 per share based on the last reported price on the OTCQB on October 10, 2023. It is possible that, if we effect a new reverse stock split, even if FINRA does not process it, it may contribute to the further decline of our common stock. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and thus jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement.

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If we are unable to satisfy Nasdaq’s listing requirements or standards, we will not be able to meet Nasdaq’s initial listing application requirements. We can provide no assurance that any action taken by us would allow our common stock to be listed on the Nasdaq Capital Market, stabilize the market price or improve the liquidity of our common stock, prevent the price of our common stock from dropping below Nasdaq’s minimum bid price requirement, or prevent future non-compliance with Nasdaq listing requirements. If we are unable to list our common stock on the Nasdaq Capital Market, we may experience heightened difficulty in raising sufficient funding to meet our capital and cash requirements over the 12 months ended June 30, 2024 and any period beyond that date.

Assuming that our common stock is listed on the Nasdaq Capital Market, we must continue to meet certain financial and liquidity criteria to maintain such listing. If we violate applicable Nasdaq listing requirements, or fail to meet any applicable listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on the Nasdaq Capital Market outweighs the benefits of such listing.

The Company’s common stock currently trades on the OTCQB, an over-the-counter market. Our common stock will no longer trade on the OTCQB in the event we list our common stock on the Nasdaq Capital Market. The failure to list our common stock on the Nasdaq Capital Market, or the delisting of our common stock from the Nasdaq Capital Market, would cause our common stock to continue to, or become able to, trade in the United States only on the over-the-counter market. The over-the-counter market is a significantly more limited market than the Nasdaq Capital Market and other national securities exchange markets. The quotation of our common stock on the over-the-counter market may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading prices of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. As a result, investors may find it difficult to buy or sell or obtain accurate quotations for our common stock, and the liquidity of our common stock may remain limited. The failure to list or the delisting of our common stock may therefore materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The failure to list or the delisting of our common stock could also significantly impair our ability to raise capital and the value of your investment.

In the event that our common stock is not listed or is delisted from the Nasdaq Capital Market, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stock and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving securities which are deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of “penny stocks”. “Penny stocks” generally are equity securities with a price of less than $5.00 per share other than securities registered on the Nasdaq Capital Market and certain national securities exchanges if current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our shares of common stock have in the past constituted, currently constitute, and in the future may continue to constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling “penny stock” to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with the individual’s spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

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Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the “penny stock” market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

Substantial future sales or issuances of our securities, or the perception in the public markets that these sales or issuances may occur, may depress the price of our common stock. Also, future issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause the price of our common stock to fall.

Sales of substantial amounts of our securities in the public market in the course of this ongoing offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional securities. Prior to the commencement of this offering, we will have 46,666,760 shares of common stock outstanding. After this offering commences, all of the shares of common stock registered for resale for this offering will also be freely tradable without restriction or further registration under the federal securities laws, which will consist of the following:

●	13,971,324 shares of outstanding common stock held by existing stockholders;

●	221,939,338 shares of common stock issuable upon the conversion of the outstanding Convertible Notes, assuming that all convertible debts and other liabilities under the Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

●	380,986,336 shares of common stock upon the exercise of the outstanding Class C Warrants at an exercise price of $0.10 per share, without regard to any applicable limitations or restrictions;

●	66,159,434 shares of common stock upon the conversion of the outstanding OID Convertible Notes, without regard to limitations or restrictions, and assuming that the OID Convertible Notes are held until maturity and that all convertible debts and other liabilities under the OID Convertible Notes are converted into shares of common stock;

●	84,546,202 shares of common stock upon the exercise of the outstanding Class E Warrants at an exercise price of $0.10 per share, without regard to any applicable limitations or restrictions;

●	80,796,202 shares of common stock issuable upon the exercise of the Class F Warrants at an exercise price of $0.20 per share, without regard to any applicable limitations or restrictions;

●	11,694,656 shares of common stock upon the exercise of the OID Notes and Class E Placement Agent Warrants at an exercise price of $0.10 per share, without regard to any applicable limitations or restrictions;

●	6,463,697 shares of common stock upon the exercise of the Class F Placement Agent Warrants at an exercise price of $0.20 per share, without regard to any applicable limitations or restrictions;

●	48,234,054 shares of common stock issuable upon exercise of the Replacement Placement Agent Warrants at an exercise price of $0.10 per share, without regard to any applicable limitations or restrictions; and

●	280,014 shares of common stock upon the exercise of the 2020 Placement Agent Warrants at an exercise price of $1.375 per share, without regard to any applicable limitations or restrictions.

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These shares include a total of 901,099,931 shares of common stock newly issuable upon conversion or exercise of outstanding convertible notes or warrants, which, when added to the number of outstanding shares, could result in a total of 915,071,257 shares of common stock that are freely tradable without restriction or further registration under the federal securities laws, disregarding contractual limitations on conversion or exercise rights. 288,098,772 of these shares are issuable for no payment upon conversion of outstanding Convertible Notes and OID Convertible Notes, and 477,227,194 of these shares are issuable upon exercise of Class C Warrants, Class E Warrants, or OID Notes and Class E Placement Agent Warrants at an exercise price of $0.10 per share, disregarding contractual limitations on conversion or exercise rights. Since all of the shares issuable upon conversion of the Convertible Notes and OID Convertible Notes will be issuable for no payment and the shares being offered for resale that are issuable upon exercise of warrants may be issued at a lower price per share than the price that you pay or have paid for your common stock, the registration for resale of such common stock upon issuance may result in pronounced dilution of your shares.

We may also elect to file a registration statement on Form S-8 to register shares, including shares under stock options or other equity compensation previously granted to our officers, directors, employees and service providers or reserved for future issuance under the Stock Incentive Plan during or after this offering. Subject to the satisfaction of vesting conditions, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction other than those restrictions imposed on sales by affiliates pursuant to Rule 144 under the Securities Act (“Rule 144”). As of October 10, 2023, 3,925,943 shares of common stock were issuable upon the exercise of vested and unvested options at a weighted average exercise price of $1.33 per share; and 2,924,057 shares of common stock remained available for issuance pursuant to the Stock Incentive Plan.

Additionally, certain of our employees, executive officers, and directors may enter into Rule 10b5-1 trading plans providing for sales of shares of our common stock from time to time. Under a Rule 10b5-1 trading plan, a broker executes trades pursuant to parameters established by the employee, director, or officer when entering into the plan, without further direction from the employee, officer, or director. A Rule 10b5-1 trading plan may be amended or terminated in some circumstances. Our employees, executive officers, and directors also may buy or sell additional shares outside of a Rule 10b5-1 trading plan when they are not in possession of material, non-public information, subject to compliance with registration requirements or exemptions from registration requirements under the Securities Act.

We expect that significant additional capital will be needed in the future to continue our planned operations, including expanding research and development, funding clinical trials, purchasing of capital equipment, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In the event that the market prices of our securities drops significantly when the restrictions on resale by our existing securityholders lapse, existing stockholders’ dilution might be reduced to the extent that the decline in the prices of our securities impedes our ability to raise capital through the issuance of additional shares of common stock or other equity securities. However, in the event that our capital-raising ability is weakened as a result of lower market prices for our securities, we may be unable to continue to fund our operations, which may further harm the value of the market prices for our securities.

We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

We may receive up to approximately $70.4 million in proceeds upon the exercise of warrants issued to the selling stockholders. While we currently intend to use these proceeds for working capital and general corporate purposes, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our common stock. See “Use of Proceeds” for more information.

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We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their securities after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Raising additional capital may adversely affect your rights as stockholders, restrict our operations or require us to relinquish rights to our technologies or medical devices.

We expect to finance our cash needs through a combination of private and public equity offerings, debt financings, government or other third-party funding, and collaboration arrangements or acquisitions. To the extent that we raise additional capital through the sale of common stock, convertible securities or other equity securities, the ownership interest of our stockholders may be materially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the interests of our stockholders. Debt financing and preferred equity financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business. Securing additional financing could require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect our management’s ability to oversee the development or acquisition of products.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or medical devices or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market medical devices that we would otherwise prefer to develop and market ourselves.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, life sciences, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market prices of our securities.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our common stock adversely, the market price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading prices of our securities would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our securities, the price of our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

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Our articles of incorporation, bylaws and Nevada law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause the prices of our securities to decline.

Our articles of incorporation, bylaws and Nevada law contain provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are currently authorized to issue up to 25,000,000 shares of “blank check” preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No shares of our preferred stock are currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our securities, and therefore, reduce the value of our securities. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by current management.

Our articles of incorporation, bylaws or Nevada law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

●	the inability of our stockholders to call a special meeting;

●	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

●	the right of our board to issue preferred stock without stockholder approval; and

●	the ability of our directors, and not stockholders, to fill vacancies on our board of directors.

Provisions of our articles of incorporation, bylaws or Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our articles of incorporation, our bylaws or Nevada law, as applicable, among other things, may provide our board of directors with the ability to alter our bylaws without stockholder approval, and provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

In addition, we are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes (“NRS”) Sections 78.411 – 78.444), which prohibits an interested stockholder from entering into a “combination” with the corporation, unless certain conditions are met. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market prices of our securities to decline.

We have elected out of Nevada’s Acquisition of Controlling Interest Statute (NRS Sections 78.378 – 78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages. The election out of the Acquisition of Controlling Interest Statute can be reversed by an amendment to our bylaws by the stockholders or our board of directors, which would also have the effect of discouraging or delaying from acquiring or merging with us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	results and timing of our clinical trials and planned clinical trials;

●	the timing of, and outcome of, regulatory approvals needed to market and commercialize our products;

●	the cost, quality, availability, and reliability of the supply of materials and services needed for products;

●	our ability to develop our medical technologies into viable products and services;

●	the marketing success of our distribution partners;

●	demand for, and market acceptance of, our products;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we are a public company and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

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USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. Assuming the full exercise of the Class C Warrants, the Class E Warrants, the Class F Warrants, and the Placement Agent Warrants for cash, we may receive gross proceeds of approximately $70.4 million.

We cannot predict when or if the Class C Warrants, the Class E Warrants, the Class F Warrants, or the Placement Agent Warrants will be exercised, and it is possible that the Class C Warrants, the Class E Warrants, the Class F Warrants, and the Placement Agent Warrants may expire and never be exercised. In addition, the Class C Warrants, the Class E Warrants, the Class F Warrants, and the Placement Agent Warrants are or may become exercisable on a cashless basis   under certain conditions. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Class C Warrants, the Class E Warrants, the Class F Warrant, or the Placement Agent Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

We therefore have no specific plan for any proceeds from any exercise of the Class C Warrants, the Class E Warrants, the Class F Warrants, or the Placement Agent Warrants except to generate funds for working capital and general corporate purposes. We will have broad discretion in the way that we use these proceeds.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Securities — We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.”

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB under the ticker symbol “MRZM.” To date, there has been limited trading for our common stock. We have applied to list our common stock under the symbol “MRZM” on the Nasdaq Capital Market. There can be no guarantee that we will successfully list our common stock on the Nasdaq Capital Market. The registration of the selling stockholders’ resale of the Company’s common stock as described in this prospectus is not conditioned upon our successful listing on the Nasdaq Capital Market. As of September 19, 2023, a total of 46,666,760 shares of common stock were outstanding. On October 10, 2023, the last reported price of the common stock on the OTCQB was $0.285 per share.

Number of Holders of Our Shares of Common Stock

We had 374 record holders of our common stock as of September 19, 2023. Because brokers and other institutions hold shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Overview

We are a medical technology company changing the landscape of cardiac care by delivering innovative solutions for CABG surgery. Our principal products or medical technologies, DuraGraft and MAR-FG-001, and other aspects of our business and strategic priorities, are described in the “Business” section of this prospectus.

We have incurred losses for each period from inception. Our net loss was approximately $20.6 million and $6.9 million for the three months ended June 30, 2023 and June 30, 2022, respectively, and was approximately $23.1 million and $13.0 million for the six months ended June 30, 2023 and June 30, 2022, respectively. We expect to incur significant expenses and operating losses over the next several years. Accordingly, we will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity offerings, debt financings, government or other third-party funding, collaborations and licensing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. We will need to generate significant revenues to achieve profitability, and we may never do so.

Impact of COVID-19 Pandemic

The Company has been impacted by the COVID-19 pandemic and related supply chain shortages and other economic conditions, and some of its earlier plans to diversify and expand its operations were delayed as a result. Moreover, the impact of the COVID-19 pandemic on the Company’s supply chain and its ability to produce DuraGraft inventory was a primary reason that we did not generate substantial revenue from sales of DuraGraft during 2021 and 2022. The Company’s inventory production of DuraGraft returned to its pre-pandemic level at the end of the second quarter of 2022, but lingering effects of the COVID-19 pandemic continued to depress demand for DuraGraft and cause revenues from DuraGraft during the first and second quarters of 2023 to be minimal. There can be no assurance that future supply chain disruptions and other effects of COVID-19 outbreaks will not adversely impact our revenues.

In addition, the Company is dependent upon certain contract manufacturers and suppliers and their ability to reliably and efficiently fulfill its orders is critical to the Company’s business success. The COVID-19 pandemic has impacted and may continue to impact certain of the Company’s manufacturers and suppliers. As a result, the Company has faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect the Company’s business and financial results.

While it is not possible at this time to estimate the total impact that COVID-19 could have on our business in the future, the continued spread of COVID-19 and variants of the virus, the rate of vaccinations regionally and globally and the measures taken by the government authorities, and any future epidemic disease outbreaks, could: Disrupt the supply chain and the manufacture or shipment of products and supplies for use by us in our research activities and by strategic partners for their distribution and sales activities; delay, limit or prevent us in our research activities and strategic partners in their distribution and sales activities; impede our negotiations with strategic partners; impede testing, monitoring, data collection and analysis and other related activities by us; interrupt or delay the operations of the FDA or other regulatory authorities, which may impact review and approval timelines for initiation of clinical trials or marketing; or impede the launch or commercialization of any approved products; any of which could delay our strategic partnership plans, increase our operating costs, and have a material adverse effect on our business, financial condition and results of operations.

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Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to generate revenue from sales of our products;

●	our ability to obtain FDA approval for our products;

●	our ability to access additional capital and the size and timing of subsequent financings, if any;

●	our ability to become listed on a national securities exchange;

●	the costs of acquiring and utilizing data, technology, and/or intellectual property to successfully reach our goals and to remain competitive;

●	personnel and facilities costs in any region in which we seek to introduce and market our products;

●	the costs of sales, marketing, and customer acquisition;

●	the average price for our products that will be paid by consumers;

●	the number of our products ordered per quarter;

●	costs to manufacture our products;

●	the costs of compliance with any unforeseen regulatory obstacles or governmental mandates in any states or countries in which we seek to operate; and

●	the costs of any additional clinical studies which are deemed necessary for us to remain viable and competitive in any region of the world.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Summary of Significant Events During Three Months Ended June 30, 2023

Below is a summary of certain events relating to the Company’s capital structure and financial condition that occurred during the three months ended June 30, 2023. For further discussion of these developments, see the related subsections of “—Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters” below.

●	On April 21, 2023, the Company filed an application with the SEC for the withdrawal of a registration statement, as amended, relating to a proposed underwritten public offering for gross proceeds of approximately $8 million. The application for withdrawal of the registration statement was subsequently deemed granted. The application for withdrawal was filed to withdraw the registration statement because the Company no longer intended to pursue the proposed public offering.

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●	In April 2023, the Company agreed to allow certain warrants with an exercise price of $5.00 per share to be exercised during a certain period for $0.10 per share to purchase a total of 2,652,159 shares of common stock for gross proceeds of approximately $265,216. As a result of this warrant exercise, pursuant to the terms applicable to the outstanding Convertible Notes and Class C Warrants, the conversion price of the Convertible Notes adjusted from $1.75 per share to $0.10 per share, the exercise price of the Class C Warrants adjusted from $2.25 per share to $0.10 per share, and the number of shares that the Class C Warrants may be exercised to purchase was increased proportionately. In connection with these developments and the lack of sufficient authorized shares of common stock under the Company’s articles of incorporation to meet its obligations under outstanding convertible or exercisable securities, the Company also obtained additional conversion and exercise rights waivers from certain holders of the Convertible Notes and Class C Warrants. As a result of these adjustment provisions and the conversion and exercise terms applicable to the Convertible Notes and Class C Warrants, including the effect of the applicable waivers, the number of shares into which the Convertible Notes may be converted adjusted from 2,554,944 shares of common stock to 44,711,770 shares, not including shares convertible from interest under the Convertible Notes, and the number of shares that the Class C Warrants may be exercised to purchase adjusted from 5,109,904 shares of common stock to 114,973,110 shares.

●	On May 15, 2023, the Company made a state filing which provided for the increase of the Company’s authorized common stock from 20,000,000 shares to 300,000,000 shares and the corresponding change of every one (1) share of the Company’s issued and outstanding common stock to fifteen (15) shares, such that there were 300,000,000 authorized shares of common stock with no proportional change to the outstanding shares of common stock, which totaled 43,420,350 shares as of May 15, 2023.

●	In May 2023, the Company did not repay the amount of the principal under an unsecured promissory note (the “Walleye Promissory Note”) issued to Walleye Opportunities Master Fund Ltd (“Walleye”) by its maturity date, and accordingly, the principal under the note increased from $1,000,000 to $1,250,000. Due to this nonpayment, the Company also cross-defaulted under the Convertible Notes. As a result, the aggregate amount due under the Convertible Notes increased to approximately $21.4 million from approximately $16.2 million and became immediately due upon demand.

●	In May 2023, the Company issued OID Convertible Notes for aggregate principal of $3,781,335 and convertible into up to 40,544,200 shares of common stock if held to maturity, Class E Warrants, exercisable for the purchase of 54,766,686 shares of common stock at $0.10 per share, and Class F Warrants, exercisable for the purchase of 51,016,686 shares of common stock at $0.20 per share. The OID Convertible Notes, Class E Warrants and Class F Warrants provided that they were not convertible or exercisable until the effectiveness of the Capital Event Amendment (as defined below). Net proceeds from the issuances totaled $870,000.

●	On June 23, 2023, the Company filed with the SEC and subsequently distributed to certain stockholders of record a definitive proxy statement relating to a special meeting of stockholders to be held on August 9, 2023 (the “Special Stockholders Meeting”), to consider and vote on the following proposals: (i) to approve an amendment to the Company’s articles of incorporation, as amended to date, to increase the total number of shares of authorized common stock from 300,000,000 to 2,000,000,000 (the “Capital Event Amendment”), and (ii) to approve an amendment to the Company’s articles of incorporation, as amended to date, to provide that holders of any of the Company’s bonds, debentures or other obligations of the Company may have, at the option of the board of directors of the Company, any of the rights of a stockholder of the Company, and that the holders of the Convertible Notes issued between December 21, 2021 and August 12, 2022, shall be entitled, from the date of the filing with the Nevada Secretary of State providing such amendment, to vote with the shares of the Company’s common stock, on an as-converted to common stock basis without actually having converted the Convertible Notes to shares of the Company’s common stock, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, as provided in of the Convertible Notes (the “Voting Rights Amendment”).

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Results of Operations

Components of Results of Operations for Three and Six Months Ended June 30, 2023 and June 30, 2022

The components of our results of operations during the three and six months ended June 30, 2023 and 2022 were as follows:

Revenue

Revenue represents gross product sales less service fees and product returns. For our distribution partner channel, we recognize revenue for product sales at the time of delivery of the product to our distribution partner. As our products have an expiration date, if a product expires, we will replace the product at no charge. Currently, all of our revenue is generated from the sale of DuraGraft in European and Asian markets where the product has the required regulatory approvals.

Direct Cost of Revenue

Direct cost of revenue include primarily product costs, which include all costs directly related to the purchase of raw materials, charges from our contract manufacturing organizations, and manufacturing overhead costs, as well as shipping and distribution charges. Direct cost of revenue also include losses from excess, slow-moving or obsolete inventory and inventory purchase commitments, if any.

Professional Fees

Professional fees include legal fees relating to intellectual property development, due diligence and corporate matters, and consulting fees for accounting, finance, and valuation services. Professional fees paid to a certain related party relate to certain consulting services. Increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with SEC requirements and with securities exchange rules in future periods are likely to occur, including likely increases in costs of compliance with SEC regulations of public companies in general, and with securities exchange rules due to the Company’s plans to resume the securities exchange listing process when it can meet securities exchange listing requirements.

Salaries and Stock-Based Compensation

Salaries consist of compensation and related personnel costs. Stock-based compensation represents the fair value of equity-settled share awards on stock options granted by the Company to its employees, officers, directors, and consultants. The fair value of awards is calculated using the Black-Scholes option pricing model, which considers the following factors: exercise price, current market price of the underlying shares, expected life, risk-free interest rate, expected volatility, dividend yield, and forfeiture rate.

Research and Development

All research and development costs are expensed in the period incurred and consist primarily of salaries, payroll taxes, and employee benefits, those individuals involved in research and development efforts, external research and development costs incurred under agreements with contract research organizations and consultants to conduct and support the Company’s clinical trials of DuraGraft, and costs related to manufacturing DuraGraft for clinical trials. The Company has entered into various research and development contracts with various organizations and other companies.

Depreciation and Amortization

Intangible assets are recorded at cost less accumulated amortization and accumulated impairment losses. Intangible assets acquired as a result of an acquisition or in a business combination are measured at fair value at the acquisition date. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the estimated useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis.

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Royalty Expenses

In connection with the Somahlution Acquisition (as defined in “—Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Exercise of Somahlution Warrants with Reduced Exercise Price”), the Company entered into the Somahlution Agreement (as defined in “—Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Exercise of Somahlution Warrants with Reduced Exercise Price”), under which the Company became legally obligated to pay royalties on all net sales of certain products. Royalty expenses consists of royalty payable accrued on net sales of DuraGraft product within and outside of the U.S.

Other General and Administrative Expenses

Other general and administrative expenses consist principally of marketing and selling expenses, facility costs, administrative and office expenses, director and officer insurance premiums, and investor relations costs associated with operating a public company.

Other Income (Expenses)

Other income and expenses consist of mark-to-market adjustments on contingent liabilities assumed on the acquisition of all of the Somahlution Assets and interest and accretion expenses related to our Convertible Notes.

Comparison of the Three Months Ended June 30, 2023 and 2022

The following table summarizes our results of operations for the three months ended June 30, 2023 and 2022:

	Three Months Ended June 30,
	2023	2022	Change

Revenue	$184,739	$61,809	$122,930
Cost of goods sold	49,611	11,025	38,586
Gross profit	135,128	50,784	84,344
Operating expenses:
Direct costs of revenue
Professional fees	511,844	873,865	(362,021)
Salary expenses	335,004	902,106	(567,102)
Research and development	691,393	1,371,470	(680,077)
Stock-based compensation	160,762	676,242	(515,480)
Depreciation and amortization	210,293	210,361	(68)
Royalty expense	162,065	-	162,065
Other general and administrative expenses	2,867,749	618,498	2,249,251
Total operating expenses	4,939,110	4,652,542	286,568
Total operating loss	$(4,803,982)	$(4,601,758)	$(202,224)
Other income (expenses):
Interest and accretion expense	(13,424,169)	(530,226)	(12,893,943)
Change in fair value of contingent liabilities	714,000	(1,792,000)	2,506,000
Loss on debt extinguishment	(684,682)	-	(684,682)
Loss on issuance of debt	(2,377,569)	-	(2,377,569)
Net loss	$(20,576,402)	$(6,923,984)	$(13,652,418)

Revenue and Direct Cost of Revenue

We recognized revenue of approximately $0.18 million for the three months ended June 30, 2023 compared to $0.06 million for the three months ended June 30, 2022. Immaterial revenue was generated in the second quarter of 2022 due to the impact of the COVID-19 pandemic on the Company’s supply chain and its ability to produce DuraGraft inventory. The Company’s inventory production of DuraGraft returned to its pre-pandemic level at the end of the second quarter of 2022, but lingering effects of the pandemic continued to depress demand for DuraGraft and caused revenues from DuraGraft during the second quarter of 2023 to be minimal.

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Professional Fees

Professional fees decreased by approximately $0.4 million or 41.4% to approximately $0.5 million in the three months ended June 30, 2023 compared to approximately $0.9 million in the three months ended June 30, 2022. The decrease was due to reduced legal fees and placement agent fees and expenses during the quarter ended June 30, 2023 compared to the quarter ended June 30, 2022.

Salary Expenses

Salary expenses in the three months ended June 30, 2023 were approximately $0.3 million, an approximately $0.6 million or 62.9% decrease from the comparative quarter. The decrease can be attributed to reductions in employee salaries as part of efforts to streamline the Company’s operations.

Research and Development

Research and development expenses in the three months ended June 30, 2023 were approximately $0.7 million, approximately a $0.7 million or 49.6% decrease from the comparative period. The decrease in research and development expenses can be mainly attributed to the Company’s suspension of expenditures required for FDA marketing authorization for the Company’s MATLOC and Krillase-related assets during the quarter ended June 30, 2023 that were incurred during the quarter ended June 30, 2022.

The Company previously sought to develop and commercialize FDA-approved products based on its Krillase and MATLOC assets simultaneously with its DuraGraft products. During the first and second quarters of 2023, the Company prioritized the completion of regulatory processes to obtain FDA authorization for the commercialization of DuraGraft in the United States and the development of a functional MATLOC device prototype and MAR-FG-001-based viable products. The Company intends to maintain the Krillase assets for potential future development and commercialization or disposition. Any determination as to these matters would be based on a number of factors. See “—Principal Factors Affecting Our Financial Performance” above for a summary of factors that we may consider in this respect. There is no assurance that any of the Company’s intellectual property assets will ever be developed and fully commercialized and generate significant revenues or will ever attract significant interest from potential buyers or investors. See “Risk Factors – Risks Related to Our Business – We may not be able to monetize intangible assets, which may result in the need to record an impairment charge.”

Stock-Based Compensation

Stock-based compensation decreased by $0.5 million or 76.2% to approximately $0.2 million for the three months ended June 30, 2023 from approximately $0.7 million in the comparative quarter ended June 30, 2022. The decrease in stock-based compensation was due to acceleration of vesting of certain stock options by the Company’s board of directors in the comparative quarter ended June 30, 2022.

Depreciation and Amortization

Depreciation and amortization remained consistent at $0.2 million in the current and comparative period. The Company did not acquire any new tangible or intangible capital assets in any of the periods indicated.

Royalty Expense

During the three months ended June 30, 2023, the Company recorded an aggregate of $0.16 million in royalty expense - $0.01 million in royalties payable was incurred on sales of DuraGraft outside of the U.S.; the remaining $0.15 million in royalties expense was recorded as a 50% reduction of the prepaid royalty balance owed to the former beneficial owners of Somahlution. No royalties were accrued in the comparative period as no sales of DuraGraft occurred in the three months ended June 30, 2022.

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Other General and Administrative Expenses

Other general and administrative expenses increased approximately $2.2 million or 363.7% to approximately $2.9 million in the three months ended June 30, 2023. Approximately $0.5 million of the increase can be attributed to the deferred offering costs expensed as a result of adjustments to the terms of the Convertible Notes and $0.7 million of the deferred offering costs that were expensed due to the Company’s withdrawal of its registration statement for a public offering in April 2023. Additionally, $1.3 million of other general and administrative expenses can be attributed to the valuation of a Class E Warrant for the purchase of 7,500,000 shares of common stock at $0.10 per share and a Class F Warrant for the purchase of 3,750,000 shares of common stock at $0.20 per share that were issued on May 22, 2023 in connection with the First OID Units Closing (as defined in “—Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – First Closing”) of the OID Units Private Placement (as defined in “—Liquidity and Capital Resources – Recent Developments – Third Closing of OID Units Private Placement”) pursuant to the terms of the Hexin Promissory Note (as defined in the same section).

Other Income (Expenses)

In the three months ended June 30, 2023, the Company incurred approximately $5.7 million of interest and accretion costs associated with certain securities issued at discount relating to the Units Private Placement (as defined in “—Liquidity and Capital Resources – Recent Developments – Issuance of Replacement Securities”) and the OID Units Private Placement, compared to $0.5 million of interest and accretion costs recorded in the second quarter of 2022 on the Convertible Notes. Additionally, due to the non-repayment of the initial principal amount of $1.0 million under the Walleye Promissory Note by its maturity date of May 7, 2023, the Company also defaulted under the Convertible Notes on the same date, resulting in a default amount of approximately $5.7  million accrued to the principal of the Convertible Notes. This represents a $12.9 million or 2,431.8% increase over the comparative quarter ended June 30, 2022.

Additionally, the Company recognized $0.7 million of fair value gain from mark-to-market adjustments on the contingent liabilities assumed on the acquisition of the Somahlution Assets due to the change of the fair value of the contingent consideration compared to $1.8 million of fair value loss, an increase of $2.5 million from mark-to-market adjustment on the contingent liability in the comparative quarter ended June 30, 2022.

In the three months ended June 30, 2023, due to the substantial reduction of the conversion price of the Convertible Notes and Class C Warrants in April 2023, the Company recorded a loss of approximately $0.68 million on the extinguishment of the Convertible Notes. The Company also recorded a loss of $2.4 million on issuance of OID Convertible Notes due to the fair value of Class E Warrants and Class F Warrants exceeding the value of the debt principal.

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Comparison of the Six Months Ended June 30, 2023 and 2022

The following table summarizes our results of operations for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	Change

Revenue	$313,713	$61,809	$251,904
Cost of goods sold	88,886	11,025	77,861
Gross profit	224,827	50,784	174,043
Operating expenses:
Direct costs of revenue
Professional fees	896,650	1,417,905	(521,255)
Salary expenses	601,972	1,817,746	(1,215,774)
Research and development	1,297,390	2,589,766	(1,292,376)
Stock-based compensation	371,728	1,392,674	(1,020,946)
Depreciation and amortization	420,631	420,722	(91)
Royalty expense	198,248	-	198,248
Other general and administrative expenses	3,375,073	1,009,070	2,366,003
Total operating expenses	7,161,692	8,647,883	(1,486,191)
Total operating loss	$(6,936,865)	$(8,597,099)	$1,660,234
Other income (expenses):
Interest and accretion expense	(15,121,870)	(829,770)	(14,292,100)
Change in fair value of contingent liabilities	1,990,000	(3,622,000)	5,612,000
Loss on debt extinguishment	(684,682)	-	(684,682)
Loss on issuance of debt	(2,377,569)	-	(2,377,569)
Net loss	$(23,130,986)	$(13,048,869)	$(10,082,117)

Revenue and Direct Cost of Revenue

We recognized revenue of approximately $0.31 million for the six months ended June 30, 2023 compared to $0.06 million for the six months ended June 30, 2022. Immaterial revenue was generated in the six months ended June 30, 2022 due to the impact of the COVID-19 pandemic on the Company’s supply chain and its ability to produce DuraGraft inventory. The Company’s inventory production of DuraGraft returned to its pre-pandemic level at the end of the second quarter of 2022, but lingering effects of the pandemic continued to depress demand for DuraGraft and caused revenues from DuraGraft during the first half of 2023 to be minimal.

Professional Fees

Professional fees decreased by approximately $0.5 million or 36.8% to approximately $0.9 million in the six months ended June 30, 2023 compared to approximately $1.4 million in the six months ended June 30, 2022. The decrease was due to reduced legal fees and placement agent fees and expenses during the six months ended June 30, 2023 compared to the six months ended June 30, 2022.

Salary Expenses

Salary expenses in the six months ended June 30, 2023 were approximately $0.6 million, an approximately $1.2 million or 66.9% decrease from the comparative period. The decrease is attributable to reductions in employee salaries as part of efforts to streamline the Company’s operations.

Research and Development

Research and development expenses in the six months ended June 30, 2023 were approximately $1.3 million, approximately a $1.3 million or 49.9% decrease from the comparative period. The decrease in research and development expenses can be mainly attributed to the Company’s suspension of expenditures required for FDA marketing authorization for the Company’s MATLOC and Krillase-related assets during the six months ended June 30, 2023 that were incurred during the six months ended June 30, 2022.

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The Company previously sought to develop and commercialize FDA-approved products based on its Krillase and MATLOC assets simultaneously with its DuraGraft products. During the first and second quarters of 2023, the Company prioritized the completion of regulatory processes to obtain FDA authorization for the commercialization of DuraGraft in the United States and the development of a functional MATLOC device prototype and MAR-FG-001-based viable products. The Company intends to maintain the Krillase assets for potential future development and commercialization or disposition. Any determination as to these matters would be based on a number of factors. See “—Principal Factors Affecting Our Financial Performance” above for a summary of factors that we may consider in this respect. There is no assurance that any of the Company’s intellectual property assets will ever be developed and fully commercialized and generate significant revenues or will ever attract significant interest from potential buyers or investors. See “Risk Factors – Risks Related to Our Business – We may not be able to monetize intangible assets, which may result in the need to record an impairment charge.”

Stock-Based Compensation

Stock-based compensation decreased by $1.0 million to approximately $0.4 million for the six months ended June 30, 2023 from approximately $1.4 million in the comparative period ended June 30, 2022, which represents a 73.3% decrease period over period. The decrease in stock-based compensation was mainly due to acceleration of vesting of certain stock options by the Company’s Board of Directors in the second quarter ended June 30, 2022.

Depreciation and Amortization

Depreciation and amortization remained consistent at $0.4 million in the current and comparative period. The Company did not acquire any new tangible or intangible capital assets in any of the periods indicated.

Royalty Expense

During the six months ended June 30, 2023, the Company recorded an aggregate of $0.2 million in royalty expense - $0.05 million in royalties payable was incurred on sales of DuraGraft outside of the U.S.; the remaining $0.15 million in royalties expense was recorded as a 50% reduction of the prepaid royalty balance owed to the former beneficial owners of Somahlution. No royalties were accrued in the comparative period as minimal sales of DuraGraft occurred in the six months ended June 30, 2022.

Other General and Administrative Expenses

Other general and administrative expenses increased approximately $2.4 million or 234.5% to approximately $3.4 million in the six months ended June 30, 2023. Approximately $0.5 million of the increase can be attributed to the deferred offering costs expensed as a result of adjustments to the Convertible Notes and $0.7 million of the deferred offering costs that were expensed due to the Company’s withdrawal of its registration statement for a public offering in April 2023. Additionally, $1.3 million of other general and administrative expenses can be attributed to the valuation of a Class E Warrant for the purchase of 7,500,000 shares of common stock at $0.10 per share and a Class F Warrant for the purchase of 3,750,000 shares of common stock at $0.20 per share that were issued on May 22, 2023 in connection with the First OID Units Closing pursuant to the terms of the Hexin Promissory Note.

Other Income (Expenses)

In the six months ended June 30, 2023, the Company incurred approximately $7.9 million of interest and accretion costs associated with certain securities issued at discount relating to the Units Private Placement and the OID Units Private Placement, compared to $0.8 million of interest and accretion costs recorded in the first half of 2022 on the Convertible Notes. Additionally, due to the non-repayment of the initial principal amount of $1.0 million under the Walleye Promissory Note by its maturity date of May 7, 2023, the Company also defaulted under the Convertible Notes on the same date, resulting in a default amount of $5.7  million accrued to the principle of the Convertible Notes. This represents a $14.3 million or 1,722.4% increase over the six months ended June 30, 2022.

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Additionally, the Company recognized $2.0 million of fair value gain from mark-to-market adjustments on the contingent liabilities assumed on the acquisition of the Somahlution Assets due to the change of the fair value of the contingent consideration compared to $3.6 million of fair value loss, an increase of $5.6 million from mark-to-market adjustment on the contingent liability from the comparative period ended June 30, 2022.

In the six months ended June 30, 2023, due to the substantial reduction of the conversion price of the Convertible Notes in April 2023, the Company recorded a loss of approximately $0.68 million on the extinguishment of the Convertible Notes. The Company also recorded a loss of $2.4 million on issuance of OID Convertible Notes due to the fair value of Class E Warrants and Class F warrants exceeding the value of the debt principal.

Fiscal Years Ended December 31, 2022 and 2021

Components of Results of Operations

The components of our results of operations during the fiscal years ended December 31, 2022 and 2021 were as follows.

Revenue

Revenue represents gross product sales less service fees and product returns. For our distribution partner channel, we recognize revenue for product sales at the time of delivery of the product to our distribution partner. As our products have an expiration date, if a product expires, we will replace the product at no charge. Currently, all of our revenue is generated from the sale of DuraGraft in European and Asian markets where the product has the required regulatory approvals.

Direct Costs of Revenue

Direct costs of revenue include primarily product costs, which include all costs directly related to the purchase of raw materials, charges from our contract manufacturing organizations, and manufacturing overhead costs, as well as shipping and distribution charges. Direct costs of revenue also include losses from excess, slow-moving or obsolete inventory and inventory purchase commitments, if any.

Research and Development

All research and development costs are expensed in the period incurred and consist primarily of salaries, payroll taxes, and employee benefits, those individuals involved in research and development efforts, external research and development costs incurred under agreements with contract research organizations and consultants to conduct and support the Company’s clinical trials of DuraGraft, and costs related to manufacturing DuraGraft for clinical trials. The Company has entered into various research and development contracts with various organizations and other companies.

Professional Fees

Professional fees include legal fees relating to intellectual property development, due diligence and corporate matters, and consulting fees for accounting, finance, and valuation services. Professional fees paid to a certain related party relate to certain consulting services. Increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with SEC requirements and with securities exchange rules in future periods are likely to occur, due due to likely increases in costs of compliance with SEC regulations of public companies in general, and with securities exchange rules due to the Company’s plans to resume the securities exchange listing process when it can meet securities exchange listing requirements.

Salaries and Stock-Based Compensation

Salaries consist of compensation and related personnel costs. Stock-based compensation represents the fair value of equity-settled share awards on stock options granted by the Company to its employees, officers, directors, and consultants. The fair value of awards is calculated using the Black-Scholes option pricing model, which considers the following factors: exercise price, current market price of the underlying shares, expected life, risk-free interest rate, expected volatility, dividend yield, and forfeiture rate.

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Other General and Administrative Expenses

Other general and administrative expenses consist principally of marketing and selling expenses, facility costs, administrative and office expenses, director and officer insurance premiums, and investor relations costs associated with operating a public company.

Other Income (Expenses)

Other income and expenses consist of mark-to-market adjustments on contingent liabilities assumed on the acquisition of the Somahlution Assets, interest and accretion expenses related to our Convertible Notes, impairment of intangible assets, gain on debt extinguishment, and cancellation of common stock pursuant to the October 2022 Letter Agreement (as defined in “—Liquidity and Capital Resources – Recent Developments – Issuance of Replacement Securities”).

The following table summarizes our results of operations for the fiscal years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	Change

Revenue	$233,485	$210,279	$23,206
Cost of goods sold	54,319	80,354	(26,035)
Gross profit	179,166	129,925	49,241
Operating expenses:
Direct costs of revenue
Professional fees (includes related party amounts of $172,800 and $410,400, respectively)	2,082,079	2,269,756	(187,677)
Salary expenses	2,421,969	2,887,309	(465,340)
Research and development	3,978,826	1,681,899	2,296,927
Stock-based compensation	1,905,948	898,444	1,007,504
Depreciation and amortization	841,444	43,871	797,573
Impairment of intangible assets	24,350,000	-	24,350,000
Other general and administrative expenses	1,922,696	1,170,029	752,667
Total operating expenses	37,502,962	8,951,308	28,551,654
Total operating loss	$(37,323,796)	$(8,821,383)	$(28,502,413)

Other income (expenses):
Interest and accretion expense	(2,789,255)	(126,024)	(2,663,231)
Change in fair value of contingent liabilities	1,606,000	(1,387,000)	2,993,000
Gain/(loss) on debt extinguishment	338,181	(663,522)	1,001,703
Other income	3,000	-	3,000
Total other income (expense)	(842,074)	(2,176,546)	1,334,472

Net loss	$(38,165,870)	$(10,997,929)	$(27,167,941)

Revenue

We recognized revenue of approximately $0.2 million for the year ended December 31, 2022 compared to approximately $0.2 million for the year ended December 31, 2021. The relatively insignificant change year over year was primarily due to the impact of the COVID-19 pandemic on the Company’s supply chain and ability to produce DuraGraft inventory in fiscal year 2021. The Company’s inventory production of DuraGraft returned to its pre-pandemic level at the end of the second quarter of 2022, but lingering effects of the COVID-19 pandemic continued to depress demand for DuraGraft.

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Direct Costs of Revenue

During the year ended December 31, 2022, we incurred approximately $0.05 million in direct costs of revenue, representing a decrease of $0.03 million, or 32.4%, compared to approximately $0.08 million in direct costs of revenue incurred during the year ended December 31, 2021. During the second half of 2022, our executive and management teams’ efforts to re-establish the Company’s business relationships with its trusted manufacturing and distribution partners, and the loosening of COVID-19 restrictions, led to a decrease in direct costs of revenue.

Professional Fees

Professional fees decreased by $0.2 million, or 8.3%, to approximately $2.1 million for the year ended December 31, 2022, compared to approximately $2.3 million for the year ended December 31, 2021. The decrease predominantly relates to higher professional fees incurred in the prior comparative year due to the acquisition of My Health Logic in December 2021 and regulatory and valuation work related to the Somahlution and My Health Logic acquisitions. The professional fees expense remained elevated, however, due to the Company’s efforts to grow its business, commercialize its three main products and list its securities on a securities exchange. Related party professional fees decreased by approximately $0.2 million or 57.8% to approximately $0.2 million during fiscal year 2022 from approximately $0.4 million during fiscal year 2021 because the Company reduced consulting services expenses from related parties.

Salary Expenses

Salary expenses for the year ended December 31, 2022 were approximately $2.4 million, a $0.5 million, or 16.1%, decrease, from approximately $2.9 million in the comparative year. The decrease is attributable to the restructuring of the Company’s executive and management teams in 2021.

Research and Development Expenses

During the year ended December 31, 2022, we incurred approximately $4.0 million in research and development expenses compared to approximately $1.7 million in the previous year ended December 31, 2021, or 136.6% more than the previous year. The increase in research and development expenses can be attributed to the Company’s acquisition of MATLOC assets in late 2021 and its intensified focus on development and advancement towards commercialization during 2022 of DuraGraft and MATLOC, as well as Krillase, which the Company no longer intends to commercialize.

Stock-Based Compensation

Stock-based compensation increased to approximately $1.9 million in fiscal 2022 from approximately $0.9 million in fiscal year 2021, which represents 112.1% increase year over year. The increase in stock-based compensation was due to a higher weighted average number of options outstanding and not fully vested in fiscal 2022 compared to fiscal 2021 as well as $0.3 million of compensation cost recognized on restricted share awards during the year ended December 31, 2022.

Depreciation and Amortization

Depreciation and amortization increased by approximately $0.8 million, or 1,818.0%, to approximately $0.8 million in the year ended December 31, 2022 compared to approximately $0.4 million in the year ended December 31, 2021. The increase was due to the initial amortization in 2022 of the intangible capital assets that were acquired in December 2021 with the My Health Logic acquisition, and the increase in amortization of the Somahlution Assets beginning in 2022 following their valuation in the second half of 2021.

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Impairment of Intangible Assets

During the year ended December 31, 2022, the Company recognized impairment loss of approximately $24.4 million related to Krillase intangible assets carrying value exceeding its recoverable amount. If the Company is unable to reinitiate development of products based on the Krillase assets before the end of 2023, it is likely that further impairment to the Krillase assets will be required.

Other General and Administrative Expenses

Other general and administrative expenses increased approximately $0.8 million, or 64.3%, to approximately $1.9 million during the year ended December 31, 2022 from approximately $1.2 million during the year ended December 31, 2021. The majority of the increase in expenses during the year ended December 31, 2022 was due to the Company’s non-legal fees related to preparation for a proposed public offering throughout 2022. As of April 2023, the Company determined that it no longer intended to pursue the proposed public offering. It is likely that a reduction in other general and administrative expenses will not occur in future periods as any expenses not incurred due to the determination not to pursue the proposed public offering are likely to be more than offset by fees relating to the filing of the registration statement of which this prospectus forms a part relating to this proposed resale offering, likely increases in costs of compliance with SEC regulations of public companies in general, and with securities exchange rules due to the Company’s plans to resume the securities exchange listing process when it can meet securities exchange listing requirements.

Other Income (Expenses)

During the year ended December 31, 2022, the Company incurred approximately $2.8 million of interest and accretion expenses compared to 2021, or approximately $2.7 million, or 2,113.3%, in greater interest and accretion expenses than the approximately $0.1 million in interest and accretion expenses incurred in 2021. “Accretion expense” refers to an amount recognized as an expense classified as an operating item in the statement of income resulting from the increase in the carrying amount of the liability associated with the asset retirement obligation. During 2022 and 2021, the Convertible Notes were issued with a debt discount of approximately $6.5 million and approximately $6.8 million, respectively. Debt “discount” is defined as the difference between the net proceeds, after expense, received upon issuance of debt and the amount repayable at its maturity. Accretion expense tends to increase with the passage of time while interest expense remains relatively flat year over year.

The fair value of contingent liabilities changed from approximately $(1.4 million) in 2021 to approximately $1.6 million in 2022. The change in fair value was due to a change in the valuation assumptions used to calculate the value of royalties, performance warrants, and pediatric voucher sales liabilities issued in connection with the Somahlution Acquisition.

As a result of the extinguishment of obligations under certain Convertible Notes and Class C Warrants, the Company recorded approximately $0.3 million gain on debt extinguishment for the year ended December 31, 2022. During the year ended December 31, 2021, due to the substantial reduction of the purchase and conversion price terms of the Convertible Notes and related modifications to the Units Private Placement agreements in December 2021, the Company recorded a loss of approximately $0.7 million on the extinguishment of the Convertible Notes.

Liquidity and Capital Resources

To date, we have incurred significant net losses and negative cash flows from operations. As of June 30, 2023, we had available cash of approximately $0.2 million and accumulated deficit of approximately $109.1 million. As of December 31, 2022 and 2021, we had available cash of approximately $0.5 million and $4.1 million, respectively, and accumulated deficit of approximately $86.0 million and $47.8 million respectively. We have historically funded our operations through capital raises.

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Recent Developments

Issuance of Replacement Securities

As previously reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on March 31, 2022 and the 2022 Form 10-K, in May 2021, the Company entered into an exclusive Placement Agency Agreement, subsequently modified on December 21, 2021 (the “2021 Placement Agency Agreement”) with Univest pursuant to which Univest agreed to act as the Company’s exclusive placement agent for a private placement (the “Units Private Placement”) of up to $18,000,000 in units which, subsequent to certain modifications of the terms of such private placement, consisted of the Convertible Notes, initially convertible into shares of common stock at a conversion price of $1.75 per share, subject to adjustment, and Class C Warrants, initially exercisable for shares of common stock at an exercise price of $2.25 per share, subject to adjustment. On January 24, 2022, the Company issued each of Univest and its designee, Bradley Richmond (“Mr. Richmond”), as a registered representative of Univest entitled to a portion of Univest’s compensation due to his employment terms, a Convertible Note in the principal amount of $120,000 and $180,000, respectively (collectively, the “Placement Agent Convertible Notes”), and a Class C Warrant for the purchase of 137,142 and 205,714 shares of common stock, subject to adjustment, respectively (collectively, the “Placement Agent Class C Warrants”), in exchange for Univest’s and Mr. Richmond’s services provided to the Company in connection with the Company’s acquisition of My Health Logic Inc. (“My Health Logic”). In addition, as previously reported in the 2022 Report, on June 26, 2022, pursuant to the 2021 Placement Agency Agreement, in anticipation of the final closing of the Units Private Placement, in exchange for $100, the Company issued Univest a warrant for the purchase of 231,239 shares of common stock, and a warrant to Mr. Richmond, as a registered representative of Univest who is entitled to a portion of Univest’s compensation due to his employment terms, for the purchase of 347,039 shares of common stock (the “2022 Placement Agent Warrants”), each of which was initially exercisable at $1.75 per share, subject to adjustment.

Separately, on January 26, 2022 and February 14, 2022, the Company granted Mr. Richmond two warrants (the “Consultant Warrants”) to purchase up to 150,000 shares of common stock at an exercise price of $0.01 per share as compensation for certain services. Mr. Richmond fully exercised both of the Consultant Warrants for 300,000 shares of common stock in March 2022 (the “Consultant Shares” and together with the Placement Agent Convertible Notes, the Placement Agent Class C Warrants, and the 2022 Placement Agent Warrants, the “Cancelled Securities”).

On February 14, 2022, the Company filed a registration statement on Form S-1, which was subsequently amended on certain dates, relating to the Company’s proposed underwritten public offering for gross proceeds of approximately $8 million. Univest was named as the representative of the underwriters of the offering. As previously reported in the 2022 Report, the staff (“FINRA Staff”) of the Corporate Financing Department of the Financial Industry Regulatory Authority, Inc. (“FINRA”) determined that the sales of the Placement Agent Convertible Notes, the Placement Agent Class C Warrants, the 2022 Placement Agent Warrants, the Consultant Shares, as well as a grant of a stock option to Mr. Richmond constituted underwriting compensation in connection with the Company’s proposed public offering pursuant to FINRA Rule 5110, based on the FINRA Staff’s interpretation of such rule. Consequently, each of Univest and Mr. Richmond, pursuant to a letter agreement entered into with the Company, dated October 28, 2022, addressed and submitted to the FINRA Staff (the “October 2022 Letter Agreement”), agreed to forego their applicable rights to these securities. Pursuant to the October 2022 Letter Agreement, the parties thereto agreed that the cancellation or disposal of the aforementioned securities shall be without recourse by either Univest or Mr. Richmond. Accordingly, the Placement Agent Convertible Notes, the Placement Agent Class C Warrants, the 2022 Placement Agent Warrants, and the Consultant Shares were subsequently cancelled, and the Company and Mr. Richmond agreed to the transfer of his stock option to a Company designee who is unaffiliated with Mr. Richmond.

The Convertible Notes including the Placement Agent Convertible Notes prior to their cancellation, Class C Warrants including the Placement Agent Class C Warrants prior to their cancellation, and the 2022 Placement Agent Warrants contained certain adjustment provisions as described below under “—Funding Requirements and Other Liquidity Matters – Adjustments to Conversion Price of Convertible Notes and Exercise Price of Class C Warrants and Number of Underlying Shares”, except that the terms of the January 2023 Letter Agreement (as defined and described in that section) did not expressly apply to the Placement Agent Class C Warrants or the 2022 Placement Agent Warrants, which had previously been cancelled as described above.

In April 2023, as a result of the events described below under “—Funding Requirements and Other Liquidity Matters – Exercise of Somahlution Warrants at Reduced Exercise Price”, and pursuant to the adjustment provisions described below under “—Funding Requirements and Other Liquidity Matters – Adjustments to Conversion Price of Convertible Notes and Exercise Price of Class C Warrants and Number of Underlying Shares”, the conversion price of the Convertible Notes and the exercise price of the Class C Warrants were both adjusted to $0.10 per share of common stock. As a result of these adjustment provisions and the conversion or exercise terms of the Convertible Notes and Class C Warrants, the aggregate number of shares into which the Convertible Notes may be converted or the Class C Warrants may be exercised to purchase adjusted upwards proportionately.

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On April 21, 2023, prior to the effectiveness of the registration statement for its proposed public offering, the Company filed an application with the SEC for the withdrawal of the registration statement, including all amendments and exhibits to the registration statement. The application for withdrawal stated that the Company did not intend to pursue the contemplated public offering at that time. Pursuant to Rule 477 under the Securities Act, the application was deemed granted at the time the application was filed, because it was filed before the effective date of the registration statement, and the SEC did not notify the Company that the application for withdrawal would not be granted within 15 calendar days after the Company had filed the application.

On June 22, 2023, Univest and Mr. Richmond requested through counsel that the Company either reissue the Cancelled Securities or issue them new securities with equivalent terms and conditions, in light of the fact that the Company was not proceeding with the public offering. On July 16, 2023, Univest and Mr. Richmond communicated through counsel that they believed that the Cancelled Securities should be reissued as if they were never canceled, meaning that they should have all of the adjusted terms that may have applied to the Cancelled Securities had they not been cancelled.

Pursuant to these requests, on July 25, 2023 and September 29, 2023, the Company approved the grant of the following securities to Univest and Mr. Richmond: (i) Convertible Notes (the “Replacement Convertible Notes”) with terms and conditions equivalent to or at least as favorable as those that would have applied to each of the respective Placement Agent Convertible Notes, such that, among other adjustments, the principal and any accrued interest under the Replacement Convertible Notes is convertible into shares of common stock at $0.10 per share, subject to adjustment, reflecting adjustments to their terms equivalent to those that applied to the Convertible Notes as a result of the Somahlution Warrants Exercise, and with principal increased to reflect the amount of interest that would have been incurred under the respective Placement Agent Convertible Notes up to the date of issuance, such that the adjusted principal under the Replacement Convertible Notes is $137,983.56 and $206,975.34, respectively, being the original principal under the Placement Agent Convertible Notes plus pre-issuance interest that would have accrued since the date of the issuance of the Placement Agent Convertible Notes as of July 25, 2023, maturing on July 25, 2025, and that, taking into account the Convertible Notes’ amended Mandatory Default Amount provisions as described in “—Letter Agreement to Amend Convertible Notes to Permit Conversion of Mandatory Default Amount” and the default under the Convertible Notes that occurred as a result of their cross-default provisions as described in “—Funding Requirements and Other Liquidity Matters – Cross-Default Under Convertible Notes”, approximately $182,772 and $274,157 is due, respectively, and up to 1,827,715 and 2,741,573 shares of common stock are issuable upon conversion thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions, and having an approximate dollar value of $182,772 and $274,157, respectively; (ii) Class C Warrants (the “Replacement Class C Warrants”) with terms and conditions equivalent to or at least as favorable as those that would have applied to each of the respective Placement Agent Class C Warrants, reflecting adjustments to their terms equivalent to those that applied to the Class C Warrants as a result of the Somahlution Warrants Exercise such that the exercise price per share of the Replacement Class C Warrants is $0.10 per share, subject to adjustment, and the number of shares of common stock issuable upon exercise of each of the Replacement Class C Warrants reflecting a proportional increase relative to the number of shares issuable under the respective Placement Agent Class C Warrants equivalent to the difference between the exercise price per share of the Placement Agent Class C Warrants and the exercise price of such Replacement Class C Warrants, such that up to 3,548,148 and 5,322,223 shares of common stock, respectively, are issuable upon exercise thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions; (iii) Placement Agent Warrants (the “Replacement Placement Agent Warrants”) with terms and conditions equivalent to or at least as favorable as those that would have applied to those that applied to each of the respective 2022 Placement Agent Warrants, reflecting adjustments to their terms equivalent to those that applied to the Class C Warrants as a result of the Somahlution Warrants Exercise such that the exercise price per share of the Replacement Placement Agent Warrants is $0.10 per share, subject to adjustment, and the number of shares of common stock issuable upon exercise of each of the Replacement Placement Agent Warrants reflecting a proportional increase relative to the number of shares issuable under the respective 2022 Placement Agent Warrants equivalent to the difference between the exercise price per share of the 2022 Placement Agent Warrants and the exercise price of the Replacement Placement Agent Warrants, such that up to 19,293,621 and 28,940,432 shares of common stock, respectively, are issuable upon exercise thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions; and (iv) 300,000 shares of common stock to Mr. Richmond, being the same number of shares as the Consultant Shares (the “Replacement Consultant Shares” and together with the Replacement Convertible Notes, the Replacement Class C Warrants, and Replacement Placement Agent Warrants, the “Replacement Placement Agent and Consultant Securities”). In connection with these grants, each of Univest and Mr. Richmond agreed to waivers of any registration rights that would have been applicable to each of the Replacement Convertible Notes, the Replacement Class C Warrants, and the Replacement Placement Agent Warrants.

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In May 2023, the event described under “—Funding Requirements and Other Liquidity Matters – Default Under Promissory Note” and “—Funding Requirements and Other Liquidity Matters – Cross-Default Under Convertible Notes” occurred. Assuming that the event described would have triggered the cross-default provision in the Placement Agent Convertible Notes if they had not been cancelled, and assuming that each of the Replacement Placement Agent Convertible Notes are also subject to immediate payment of the applicable Mandatory Default Amount, the aggregate Mandatory Default Amount that may be due under the Replacement Placement Agent Convertible Notes would be $456,929, or approximately $0.1 million more than would otherwise have been due under the Placement Agent Convertible Notes on the date of the default had they been outstanding on that date.

Under the unit purchase agreement entered into on May 27, 2021 with certain holders of several of the Convertible Notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the Convertible Notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective Convertible Notes. The respective Convertible Notes were issued for aggregate principal of approximately $1.2 million. Under each unit purchase agreement entered into with respect to subsequent issuances of the Convertible Notes, including the unit purchase agreement entered into with each of Univest and Mr. Richmond in connection with the issuance of the Placement Agent Convertible Notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but did not do so.

Univest and Mr. Richmond have not exercised any remedies applicable to the Replacement Convertible Notes or given notice of any intention to do so as of the date of this prospectus. In the event that the balance owed under the Replacement Convertible Notes, including the respective Mandatory Default Amount, is not repaid upon demand, Univest and Mr. Richmond may seek to take possession of some or all of the Company’s and its subsidiaries’ assets, force the Company and its subsidiaries into bankruptcy proceeds, or seek other legal remedies against the Company and its subsidiaries. In such event, the Company’s business, operating results and financial condition may be materially adversely affected.

Letter Agreement to Amend Convertible Notes to Permit Conversion of Mandatory Default Amount

On October 3, 2023, under a letter agreement between Univest, as unitholder representative for the investors in the Units Private Placement, and the Company (the “Convertible Notes Letter Agreement”), the definition of the amount that must be paid upon the first uncured or uncurable default under the Convertible Notes was amended to equal 135% of the outstanding principal plus accrued interest as of the date on which the first event of default occurred under the Convertible Notes (the “Mandatory Default Amount”), and to permit the conversion of the Mandatory Default Amount into shares of common stock at the applicable conversion price. As a result, at the current conversion price of $0.10 per share, the outstanding Convertible Notes became convertible into an aggregate of 221,939,338 shares of common stock. The Convertible Notes Letter Agreement also amended the Convertible Notes to provide that a full conversion of the Mandatory Default Amount would also fully extinguish any outstanding principal and accrued and unpaid interest; that non-voluntary conversion of the Mandatory Default Amount (which would also extinguish any outstanding principal and accrued and unpaid interest as noted above) under all of the Convertible Notes will occur only if at any time following the 60-day anniversary of the final closing date or termination of the Units Private Placement, and provided there is an effective registration statement permitting the issuance or resale of the shares of common stock into which the Convertible Notes may be converted, (A) the common stock is listed on a senior national securities exchange, (B) the daily volume-weighted average price for the prior twenty (20) consecutive trading days is $6.00 or more (adjusted for splits and similar distributions) and (C) the daily trading volume is at least $1,000,000 during such 20-day period; and that, for all Convertible Notes, upon the occurrence of a Qualified Financing, the conversion price of the Convertible Notes will be adjusted to the price per share equal to 75% of the price per equity security in such financing.

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In connection with the Convertible Notes Letter Agreement, additional Replacement Placement Agent Warrants were issued to Univest and Mr. Richmond on October 3, 2023 to purchase 15,244,839 and 22,867,250 shares of common stock, respectively, which together with their previous Replacement Placement Agent Warrants issued to purchase 4,048,762 and 6,073,182 shares of common stock, respectively, totaled 8% in aggregate of the shares issuable upon conversion of the Convertible Notes, including the Mandatory Default Amount, and the Class C Warrants, in accordance with the 2021 Placement Agency Agreement. The Replacement Placement Agent Warrants are exercisable, in whole or in part, until October 3, 2028 by payment of cash or on a cashless net exercise basis, and contain certain antidilution provisions and exercise price adjustment provisions that are substantially identical to equivalent provisions of the Class C Warrants; are currently exercisable for $0.10 per share; and the holders of such warrants have the rights set forth in the unit purchase agreement dated as of August 12, 2022 with respect to the Convertible Notes and Class C Warrants that were issued in August 2022.

Special Stockholders Meeting, Change in Authorized Shares, and Approval of Voting Rights for Certain Debtholders

The Special Stockholders Meeting was held on August 9, 2023 to consider and vote on the following proposals: (i) to approve the Capital Event Amendment, and (ii) to approve the Voting Rights Amendment. Approval of each proposal required a “quorum” at the meeting consisting of a majority (more than 50%) of the outstanding voting shares as of the record date, present in person or represented by proxy, and the affirmative “for” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

At the Special Stockholders Meeting, a quorum was attained, and each of the proposals described above was approved by the required number of votes of the Company’s stockholders. On August 15, 2023, the board of directors of the Company approved resolutions authorizing each of the holders of the Convertible Notes to vote with the shares of common stock, on an as-converted to common stock basis, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, subject to any applicable beneficial ownership limitations, upon the effectiveness of the Certificate of Amendment Pursuant to NRS 78.380 & 78.390 to be filed with the Nevada Secretary of State providing for the Capital Event Amendment and the Voting Rights Amendment (the “Certificate of Amendment”). On August 16, 2023, the Company filed the Certificate of Amendment with the Nevada Secretary of State providing for the Capital Event Amendment and the Voting Rights Amendment, and the Certificate of Amendment became effective upon filing. Accordingly, upon the filing of the Certificate of Amendment, (i) the Company’s authorized shares of common stock were increased from 300,000,000 to 2,000,000,000 with no corresponding change in the number of issued and outstanding shares of common stock; (ii) the Company’s board of directors may grant any of the rights of stockholders to any of the holders of any of the Company’s bonds, debentures or other obligations; and (iii) all of the holders of the Convertible Notes became entitled to vote with the shares of the Company’s common stock, on an as-converted to common stock basis without actually having converted the Convertible Notes to shares of the Company’s common stock, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, as provided in the Convertible Notes.

As a result of the filing of the Certificate of Amendment, the voting rights of the holders of the Company’s common stock may be deemed to be proportionately reduced to the extent that the voting rights granted to the holders of the Convertible Notes by the Certificate of Amendment may be exercised at a meeting or with respect to other applicable actions of the stockholders of the Company. As of the date of this prospectus, the holders of these voting rights have the right to cast up to 214,709,068 votes, compared to 46,666,760 votes by the holders of shares of the outstanding common stock. These voting rights remain subject to beneficial ownership limitations, including that holders of Convertible Notes may vote the amount of shares of common stock that that they may convert their Convertible Notes into subject to the applicable beneficial ownership percentage limitation.

Third Closing of OID Units Private Placement

On July 10, 2023, the Company conducted the third closing (the “Third OID Units Closing”) of a private placement (the “OID Units Private Placement”) of up to $10,000,000 for an aggregate of up to 100,000,000 units (“OID Units”), under a unit purchase agreement between Hexin Global Ltd. (“Hexin”), which represented that it is an “accredited investor” as such term is defined by Rule 501(a) of the Securities Act, and the Company (each, an “OID Units Purchase Agreement”), with each issuance of OID Units to an investor in the OID Units Private Placement consisting of (i) an OID Convertible Note, convertible into shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E Warrant for the purchase of 125% of the shares of common stock into which the OID Convertible Note may be converted at $0.10 per share, subject to adjustment, and (iii) a Class F Warrant for the purchase of 125% of the shares of common stock into which the OID Convertible Note may be converted at $0.20 per share, subject to adjustment. The Class E Warrant and Class F Warrant owned by Hexin or other investors are collectively sometimes referred to as the “Class E and F Warrants”. Under each OID Units Purchase Agreement, the minimum investment permitted is $1,000. The Company retained Univest as the Company’s exclusive placement agent in connection with the sale of the OID Units under a Placement Agency Agreement, dated April 27, 2023 (the “April 2023 PAA”). In addition to the rights set forth in each OID Units Purchase Agreement as described below under “—Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Purchase Agreement”, the OID Convertible Notes as described below under “—Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Convertible Notes”, and the Class E and F Warrants as described below under “Description of Securities – Securities Issued in the OID Units Private Placement – Class E Warrants” and “—Class F Warrants”, each investor party to an OID Units Purchase Agreement and each holder of an OID Convertible Note or Class E and F Warrants has rights under the respective Registration Rights Agreement with the Company (each, “OID Units Registration Rights Agreement”), as described below under “—Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Registration Rights Agreement”.

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In connection with the Third OID Units Closing, on July 10, 2023, Hexin paid a subscription amount of $1,000,000, and the Company issued 11,764,710 OID Units consisting of (i) an OID Convertible Note in the principal amount of $1,176,471, convertible into 11,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E Warrant for the purchase of 14,705,880 shares of common stock at $0.10 per share, subject to adjustment, and (iii) a Class F Warrant for the purchase of 14,705,880 shares of common stock at $0.20 per share, subject to adjustment. See below for additional related discussion of these securities. In connection with the Third OID Units Closing, after deducting Univest’s 8% fee of $80,000 and $50,000 for reimbursement of Univest’s legal fees pursuant to the April 2023 PAA, and, pursuant to the 2021 Placement Agency Agreement, after deducting Univest’s outstanding fees of $140,000 or 8% from the prior issuances of the Walleye Promissory Note for the principal amount of $1,000,000 on February 6, 2023 and an unsecured promissory note (the “Hexin Promissory Note”) to Hexin on December 28, 2022 for the principal amount of $750,000, the Company received net proceeds from the Third OID Units Closing of $730,000.

Amendment to May 2023 OID Units Registration Rights Agreements

In connection with the First OID Units Closing as described below under “—OID Units Private Placement – First Closing”, which occurred on May 12, 2023, an OID Units Registration Rights Agreement, dated as of May 12, 2023 (the “May 12, 2023 Registration Rights Agreement”), between the Company and Walleye, provided that the Company file a registration statement within 60 days of such closing, registering the resale of the shares of common stock issuable pursuant to conversion of the 15% original issue discount unsecured subordinated convertible promissory note and exercise of the Class E Warrant and Class F Warrant issued to that investor in connection with such closing, and contained other terms and conditions. As previously reported in a Current Report on Form 8-K filed on June 5, 2023, in connection with the second closing of the OID Units Private Placement, which occurred on May 30, 2023, an OID Units Registration Rights Agreement, dated as of May 30, 2023 (the “May 30, 2023 Registration Rights Agreement” and each of the May 30, 2023 Registration Rights Agreement and the May 12, 2023 Registration Rights Agreement respectively, the “Amended OID Units Registration Rights Agreements”), between the Company and Walleye, Hexin and Frank Maresca Jr. (“Mr. Maresca”), also provided that the Company file a registration statement within 60 days of such closing, registering the resale of the shares of common stock issuable pursuant to conversion of the OID Convertible Notes and exercise of the Class E Warrants and Class F Warrant issued to these investors in connection with such closing, and contained other terms and conditions.

Holders of rights to 67% or more of the shares issuable upon conversion of the OID Convertible Notes and exercise of the Class E Warrants and the Class F Warrants may agree to amend or waive the requirements of each of the respective Amended OID Units Registration Rights Agreements. Under an Amendment to Registration Rights Agreement, dated as of July 6, 2023 (“Amendment to Registration Rights Agreement”), Walleye and Hexin, being holders of such rights, agreed to an amendment to each of the Amended OID Units Registration Rights Agreements to provide that the initial filing of the registration statement required by such Amended OID Units Registration Rights Agreements shall be made on or before the date that is 67 days after the date of the respective closing of the OID Units Private Placement.

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Fourth Closing of OID Units Private Placement

On August 30, 2023, the Company conducted the fourth closing (the “Fourth OID Units Closing”) of the OID Units Private Placement under an OID Units Purchase Agreement. Each investor represented that it is an “accredited investor” as such term is defined by Rule 501(a) of the Securities Act. Pursuant to the OID Units Purchase Agreement, the Company issued OID Units to each investor by delivering to such investor (i) an OID Convertible Note, convertible into shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E Warrant for the purchase of 125% of the shares of common stock into which the respective OID Convertible Note may be converted at $0.10 per share, subject to adjustment, and (iii) a Class F Warrant for the purchase of 125% of the shares of common stock into which the respective OID Convertible Note may be converted at $0.20 per share, subject to adjustment. Univest was the Company’s exclusive placement agent in connection with the sale of the OID Units under the April 2023 PAA. In addition to the rights set forth in the OID Units Purchase Agreement as described below under “—Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Purchase Agreement”, the OID Convertible Notes as described below under “—Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Convertible Notes”, and the Class E and F Warrants as described below under “Description of Securities – Securities Issued in the OID Units Private Placement – Class E Warrants” and “—Class F Warrants”, each investor party to an OID Units Purchase Agreement and each holder of an OID Convertible Note or Class E and F Warrants has rights under an OID Units Registration Rights Agreement with the Company, as described below under “—Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Registration Rights Agreement”.

In connection with the Fourth OID Units Closing, on August 30, 2023, 12 of the investors paid an aggregate subscription amount of $825,000, and the Company issued to these investors 9,705,960 OID Units consisting of (i) OID Convertible Notes in the aggregate principal amount of $970,596, convertible into 9,705,960 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) Class E Warrants for the purchase of 12,132,448 shares of common stock at $0.10 per share, subject to adjustment, and (iii) Class F Warrants for the purchase of 12,132,448 shares of common stock at $0.20 per share, subject to adjustment. In connection with the Fourth OID Units Closing, after deducting Univest’s 8% fee of $66,000 and $25,000 for reimbursement of Univest’s legal fees pursuant to the April 2023 PAA, the Company received net proceeds of $734,000.

Also in connection with the Fourth OID Units Closing, under a Cancellation and Exchange Agreement, dated as of August 30, 2023, between the Company and Mr. Maresca (the “August 2023 Maresca Cancellation Agreement”), Mr. Maresca agreed to cancel $200,000 of aggregate short-term indebtedness to Mr. Maresca, which arose in the ordinary course of business for certain consulting services provided by Mr. Maresca to the Company, in exchange for: (i) the execution of the August 2023 OID Units Purchase Agreement, (ii) the execution of the August 2023 OID Units Registration Rights Agreement, and (iii) the issuance of 2,352,950 OID Units consisting of (a) an OID Convertible Note in the principal amount of $235,295 for a subscription equal to $200,000 (the amount of the indebtedness being cancelled), convertible into 2,352,950 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment (the “August 2023 Maresca OID Convertible Note”), (b) a Class E Warrant for the purchase of 2,941,187 shares of common stock at $0.10 per share, subject to adjustment (the “August 2023 Maresca Class E Warrant”), and (c) a Class F Warrant for the purchase of 2,941,187 shares of common stock at $0.20 per share, subject to adjustment (the “August 2023 Maresca Class F Warrant”). The August 2023 Maresca Cancellation Agreement contains a release of claims against the Company relating to the cancelled indebtedness.

The August 2023 Maresca OID Convertible Note, the August 2023 Maresca Class E Warrant and the August 2023 Maresca Class F Warrant are subject to the terms and conditions of the August 2023 Maresca Cancellation Agreement. Mr. Maresca’s rights under the OID Units Purchase Agreement and the August 2023 OID Units Registration Rights Agreement are also subject to the terms and conditions of the August 2023 Maresca Cancellation Agreement.

Univest did not receive a fee in connection with the transactions conducted pursuant to the August 2023 Maresca Cancellation Agreement because there were no related gross proceeds.

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Issuance of OID Units Placement Agent Warrants

Under the April 2023 PAA and the forms of Placement Agent Warrants agreed to in connection with the April 2023 PAA, the Company also agreed, upon Univest’s payment of $100.00, to issue the OID Units Placement Agent Warrants to Univest and/or its designee(s) at each closing of the OID Units Private Placement. The OID Units Placement Agent Warrants were required to be issued for the purchase of 8% of the aggregate number of shares of common stock initially issuable upon conversion of the OID Convertible Notes at $0.10 per share, 8% of the aggregate number of shares of common stock initially issuable upon exercise of the Class E Warrants at $0.10 per share, and 8% of the aggregate number of shares of common stock initially issuable upon exercise of the Class F Warrants at $0.20 per share, subject to adjustment. On September 12, 2023, Univest notified the Company that the OID Units Private Placement’s final closing had occurred, and on September 13, 2023, made a payment to the Company of $100.00. Accordingly, on September 13, 2023, OID Units Placement Agent Warrants were issued to Univest and its designees, Bradley Richmond, Bartholemew Pan-Kita, and Azem Nesimi, to purchase a total of 4,356,687, 6,695,616, 635,294, and 7,059 shares of common stock at $0.10 per share, respectively, which in aggregate was equal to 8% of the shares issuable upon conversion or exercise of the OID Convertible Notes and the Class E Warrants issued in each of the closings of the OID Units Private Placement as of that date, and a total of 2,585,479, 3,878,218, 0, and 0 shares of common stock at $0.20 per share, respectively, which in aggregate was equal to 8% of the shares issuable upon exercise of the Class F Warrants issued in each of the closings of the OID Units Private Placement as of that date.

The OID Units Placement Agent Warrants are generally exercisable from the date of issuance until August 16, 2028. The exercise right is subject to the following beneficial ownership limitation: Exercise is permitted only if it would not cause the holder (together with its Affiliates (as defined by Rule 405 under the Securities Act), and any other persons acting as a group together with the holder or any of the holder’s Affiliates), to beneficially own in excess of the percentage of the outstanding securities that are permitted to be beneficially owned (as described below), which, for purposes of the limitation, includes shares issuable upon exercise of the OID Units Placement Agent Warrants, excludes shares issuable upon exercise of the unexercised portion of the OID Units Placement Agent Warrants and exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to an analogous limitation on conversion or exercise beneficially owned by the holder or any of its Affiliates, and otherwise calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of the OID Units Placement Agent Warrants, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the exercised portion of the OID Units Placement Agent Warrants, by the holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The maximum percentage of beneficial ownership of the Company’s outstanding securities that applies to an exercise of each OID Units Placement Agent Warrant is 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the OID Units Placement Agent Warrant. The holder, upon notice to the Company, may increase or decrease the percentage limit, provided that the limitation in no event exceeds 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the OID Units Placement Agent Warrant. Any increase in the limitation will not be effective until the 61st day after such notice is delivered to the Company.

This limitation does not apply to certain provisions of the OID Units Placement Agent Warrants.

The OID Units Placement Agent Warrants provide for exercise by payment of cash or on a cashless net exercise basis. In the event the Company sells, grants, issues, or otherwise disposes of common stock or securities with rights to common stock, or announces an intention to do so, at a lower price per share than the applicable OID Units Placement Agent Warrants’ exercise price, before the listing of the common stock on NYSE American LLC (“NYSE American”), Nasdaq, or the New York Stock Exchange (the “NYSE” and together with NYSE American and Nasdaq, a “National Stock Exchange”), while such OID Units Placement Agent Warrants are outstanding, then the applicable OID Units Placement Agent Warrants’ exercise price will be reduced to the greater of such lower price or a floor price as determined by any applicable National Stock Exchange. The OID Units Placement Agent Warrants provide for equivalent registration rights as provided for under the August 2023 OID Units Registration Rights Agreement. The OID Units Placement Agent Warrants also have customary antidilution provisions in the event of stock splits, certain changes of control or similar transactions, and rights offerings. The OID Units Placement Agent Warrants also provide mutual indemnification relating to claims relating to a registration statement under which shares issuable upon exercise of the OID Units Placement Agent Warrants may be sold to the same or equivalent extent as the indemnification provision contained in the OID Units Purchase Agreement.

Going Concern

The Company, since its inception, has incurred recurring operating losses and negative cash flows from operations. As of June 30, 2023, December 31, 2022 and December 31, 2021, the Company had an accumulated deficit of approximately $109.1 million, $86.0 million and $47.8 million, respectively. Our net loss was approximately $20.6 million and $6.9 million for the three months ended June 30, 2023 and June 30, 2022, respectively, and was approximately $23.1 million and $13.0 million for the six months ended June 30, 2023 and June 30, 2022, respectively. For the fiscal years ended December 31, 2022 and 2021, our net loss was approximately $38.2 million and $11.0 million, respectively. The Company also had negative working capital as of June 30, 2023 and December 31, 2022 of approximately $(19.8 million) and $(1.0 million), respectively. The Company had $0.2 million and $0.5 million in cash as of June 30, 2023 and December 31, 2022, respectively. In view of these material trends of increasing accumulated deficits, repeated net losses, increasingly negative working capital, and reduced cash than was provided by operations, the Company expects that it will not have sufficient cash to fund operations for the next twelve months without additional financing. Without further funding, these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

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The accompanying consolidated financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The ability of the Company to continue its operations is dependent on the execution of management’s plans, which include the raising of capital through the debt and/or equity markets, until such time that funds provided by operations are sufficient to fund working capital requirements. If the Company were not to continue as a going concern, it would likely not be able to realize its assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements.

There can be no assurances that the Company will be successful in generating additional cash from the equity/debt markets or other sources to be used for operations. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary. Based on the Company’s current resources, the Company will not be able to continue to operate without additional immediate funding. Should the Company not be successful in obtaining the necessary financing to fund its operations, the Company would need to curtail certain or all operational activities and/or contemplate the sale of its assets, if necessary.

Funding Requirements and Other Liquidity Matters

We expect to continue to incur expenses and operating losses for the foreseeable future. We anticipate that our expenses will increase as a result of the following operational and business development efforts:

●	Increase our expertise and knowledge through hiring and retaining qualified operational, financial and management personnel, who are expected to develop an efficient infrastructure to support development and commercialization of therapies and devices;
●	Increase in research and development and legal expenses as we continue to develop our products, conduct clinical trials and pursue FDA clearances;
●	Expand our product portfolio through the identification and acquisition of additional life science assets; and
●	Seek to increase awareness about our products to boost sales and distributions internationally.

Until such time, if ever, as we can generate substantial product revenues to support our cost structure, the Company will continue to have to raise funds beyond its current working capital balance in order to finance future development of products, potential acquisitions, and meet its debt obligations until such time as future profitable revenues are achieved.

We expect to finance our cash needs through a combination of private and public equity offerings, debt financings, government or other third-party funding, and collaborations, arrangements or acquisitions. On February 14, 2022, we filed a registration statement on Form S-1, subsequently amended, relating to a proposed underwritten public offering for gross proceeds of approximately $8 million from the issuance of units consisting of a share of common stock and two warrants to purchase one share of common stock. On April 21, 2023, prior to the effectiveness of the registration statement, we filed an application with the SEC for the withdrawal of the registration statement, including all amendments and exhibits to the registration statement. The application for withdrawal was filed to withdraw the registration statement because the Company no longer intended to pursue the proposed public offering. Pursuant to Rule 477 under the Securities Act, the application was deemed granted at the time the application was filed, because it was filed before the effective date of the registration statement, and the SEC did not notify us that the application for withdrawal would not be granted within 15 calendar days after the Company had filed the application.

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We have not withdrawn the listing application that we submitted to Nasdaq in connection with the proposed public offering. We expect to resume the securities exchange listing process when we believe that we can meet all applicable securities exchange listing requirements and standards. We believe that such a listing may be an important factor in the Company’s efforts to gain sufficient financing to fund its operations in the short-term and long-term. There is no guarantee or assurance that our common stock will be approved for listing on the Nasdaq Capital Market. If we are unable to list our common stock on the Nasdaq Capital Market or other national securities exchange, we may experience heightened difficulty in raising sufficient funding to meet our capital and cash requirements over the 12 months ended June 30, 2024 and any period beyond that date. To the extent that we raise additional capital through the sale of common stock, convertible securities or other equity securities, the ownership interest of our stockholders may be materially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the interests of our stockholders. Debt financing and preferred equity financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business. Securing additional financing could require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect our management’s ability to oversee the development or acquisition of product.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. These factors raise substantial doubt about the Company’s ability to continue as a going concern. See “—Going Concern” above.

Summary of Cash Flow

The following table provides a summary of our net cash flow for all financial statement periods presented in this prospectus:

	Six Months Ended			Fiscal Year Ended
	June 30, 2023	June 30, 2022	Change ($)	December 31, 2022	December 31, 2021	Change ($)
Net cash provided by/(used in):
Operating activities	$(2,318,013)	$(7,055,675)	$4,737,662	$(10,852,148)	$(5,787,095)	$5,065,053
Investing activities	-	-	-	-	-	-
Financing activities	2,012,374	5,028,312	(3,015,938)	7,290,674	6,956,672	334,002
Net change in cash	$(305,639)	$(2,027,363)	$1,721,724	(3,561,474)	$1,169,577	(4,731,051)

Summary of Operating Activities

Net cash used in operating activities was approximately $2.3 million and $7.1 million for the six months ended June 30, 2023 and 2022, respectively. The net cash used in operating activities for the six months ended June 30, 2023 was due to approximately $1.3 million spent on research and development, approximately $0.6 million spent on salaries and related compensation expenses, $3.4 million in other general and administrative expenses and approximately $0.9 million spent on professional fees. The net cash used in operating activities for the six months ended June 30, 2022 was due to approximately $2.6 million spent on research and development, approximately $1.42 million spent on professional fees and $1.8 million spent on salaries and related compensation expenses. The decrease in net cash used in operating activities in the six months ended June 30, 2023 compared to the six months ended June 30, 2022 was primarily due to the decrease in the Company’s research and development expenses, salaries and other compensation, and professional fees.

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Net cash used in operating activities was approximately $10.85 million and $5.79 million for the years ended December 31, 2022 and 2021, respectively. The net cash used in operating activities for the year ended December 31, 2022 was due to approximately $3.98 million spent on research and development, approximately $2.42 million spent on salaries and related compensation expenses, $1.92 million in other general and administrative expenses and approximately $2.08 million spent on professional fees. The net cash used in operating activities for the year ended December 31, 2021 was due to approximately $2.27 million spent on professional fees, $2.89 million spent on salaries and related compensation expenses and $1.68 million spent on research and development activities. The increase in net cash used in operating activities in 2022 compared to 2021 was primarily due to the increase in the Company’s research and development expenses and other general and administrative expenses.

Summary of Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2023 was $2.0 million, of which $0.9 million was due to funds raised from the issuance of an OID Convertible Note. An additional $1.0 million of funds was raised from the issuance of the Walleye Promissory Note and approximately $0.3 million was received from the exercise of the Somahlution Warrants (as defined below under “—Funding Requirements and Other Liquidity Matters – Exercise of Somahlution Warrants at Reduced Exercise Price”). During the six months ended June 30, 2023 the Company also repaid approximately $0.2 million in notes payable.

Net cash provided by financing activities for the six months ended June 30, 2022 was due to $5.2 million of funds raised from the issuance of Convertible Notes. The Company also settled an aggregate of $0.3 million in notes payable as part of the Units Private Placement during the six months ended June 30, 2022.

Net cash provided by financing activities for the year ended December 31, 2022 was due to approximately $6.5 million of funds raised from the issuance of convertible notes in the Units Private Placement, net of issuance costs, and $0.78 million received from the issuance of other promissory notes, net of repayments. During 2022 the Company also repaid approximately $0.1 million in aggregate notes payable in connection with the Units Private Placement issuances and repaid approximately $0.1 million in notes payable assumed on the acquisition of My Health Logic. Net cash provided by financing activities for the year ended December 31, 2021 was due to $6.69 million of funds raised from the issuance of convertible notes in the Units Private Placement, net of issuance costs, and $0.26 million obtained from issuance of promissory notes to related parties. The increase in net cash provided by financing activities in 2022 compared to 2021 was due to the combined increase in funds raised from the Units Private Placement and the issuance of other promissory notes.

Exercise of Somahlution Warrants at Reduced Exercise Price

On December 15, 2019, the Company entered into an asset purchase agreement (the “Somahlution Agreement”), as amended on March 31, 2020, May 29, 2020, and July 30, 2020, with Somahlution. Pursuant to the terms of the Somahlution Agreement, as amended, the Company agreed to the purchase of the Somahlution Assets (the “Somahlution Acquisition”). On August 4, 2020, the Somahlution Acquisition closed. As consideration for the Somahlution Acquisition, the Company issued to Somahlution’s former owners (the “Former Somahlution Owners”) a total of 10,000,000 restricted shares of common stock (the “Somahlution Purchase Shares”) and five-year warrants to purchase an additional 2,999,955 shares of common stock with an exercise price of $5.00 per share (the “Somahlution Warrants”).

On April 13, 2023, the Company delivered offer letter agreements (the “Somahlution Warrant Offer Letter Agreements”) to the Former Somahlution Owners, which offered to allow the Former Somahlution Owners to exercise the Somahlution Warrants to purchase the number of restricted shares of common stock issuable under the Somahlution Warrants at an exercise price reduced by the Company from $5.00 per share to $0.10 per share, on or prior to April 21, 2023, for maximum total cash proceeds of $299,995.50. As of the conclusion of this offer period, four of the Former Somahlution Owners had entered into Somahlution Warrant Offer Letter Agreements and had exercised their Somahlution Warrants to purchase a total of 2,652,159 shares of common stock for gross proceeds of approximately $265,216 (the “Somahlution Warrants Exercise”). Univest as the Company’s placement agent, which facilitated the Somahlution Warrants Exercise, waived any fees or reimbursable expenses that would otherwise have been payable with respect to the Somahlution Warrants Exercise pursuant to the 2021 Placement Agency Agreement.

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Adjustments to Conversion Price of Convertible Notes and Exercise Price of Class C Warrants and Number of Underlying Shares

As described under “—Convertible Notes” below, during the fiscal years ended December 31, 2021 and 2022, the Company conducted a private placement of units (the “Units Private Placement”) consisting of the Convertible Notes and the Class C Warrants, as were modified or amended from time to time, the general terms of which are described in detail in that section. Among their other terms, the Convertible Notes and Class C Warrants provide that a lower price per share, or more favorable terms, respectively, under subsequent equity issuances, not including any Qualified Financing (as defined in “—Convertible Notes”) and certain other exempt issuances, will be applicable to the conversion or exercise rights under the Convertible Notes and Class C Warrants, respectively. In addition, under a Letter Agreement between the Company and Univest as placement agent for the investors in the Units Private Placement, dated January 12, 2023 (the “January 2023 Letter Agreement”), the parties agreed that simultaneously with any adjustment to the exercise price under the Class C Warrants as a result of any equity issuances, not including Qualified Financings and certain other exempt issuances, the number of shares of common stock that are issuable under the Class C Warrants will be increased such that the aggregate exercise price of such shares will be the same as the aggregate exercise price in effect immediately prior to the adjustment (without regard to any limitations on exercise contained in the Class C Warrants, including the beneficial ownership limitation otherwise provided under the Class C Warrants described in “Description of Securities – Securities Issued in the Units Private Placement – Class C Warrants”).

At the time of the Somahlution Warrants Exercise, the balance under the Convertible Notes was convertible at a conversion price of $1.75 per share and the Class C Warrants were exercisable at an exercise price of $2.25 per share. Outstanding Convertible Notes had underlying principal of $14,471,177, and outstanding Class C Warrants were exercisable to purchase a total of 16,538,473 shares of common stock. As the Somahlution Warrants Exercise constituted a financing at a lower price per share that the conversion price and exercise price of the Convertible Notes and Class C Warrants, respectively, and such financing was not a Qualified Financing, as a result of the Somahlution Warrants Exercise and pursuant to the adjustment provisions described above, the conversion price of the Convertible Notes and the exercise price of the Class C Warrants adjusted to $0.10 per share, and the number of shares of common stock into which the Convertible Notes may be converted and the Class C Warrants may be exercised to purchased increased proportionately by 1,750% and 2,225%, respectively. See “—Recent Developments – Letter Agreement to Amend Convertible Notes to Permit Conversion of Mandatory Default Amount” for a discussion of a subsequent development which further increased the number of shares of common stock into which the outstanding Convertible Notes may be converted based on the Mandatory Default Amount.

Default Under Promissory Note

On February 6, 2023, under a securities purchase agreement, the Company issued the Walleye Promissory Note to Walleye for $1,000,000 with a maturity date of May 7, 2023. The Walleye Promissory Note did not carry interest. The principal amount under the Walleye Promissory Note was required to be repaid in full on the maturity date. In the event that the principal amount was not repaid in full on the maturity date, the principal amount was to increase to $1,250,000. As of May 8, 2023, the Company had not repaid the Walleye Promissory Note. Accordingly, the principal outstanding under the Walleye Promissory Note increased to $1,250,000. See “—Cross-Default under Convertible Notes” and “—OID Units Private Placement – Second Closing” below for related developments.

Cross-Default Under Convertible Notes

Each of the Convertible Notes provides that any default on indebtedness of more than $100,000, other than indebtedness under the respective Convertible Notes, will also result in default under the Convertible Notes. The Convertible Notes provide that such default is not subject to any cure period. Due to the non-repayment of the initial principal amount of $1,000,000 under the Walleye Promissory Note by its maturity date, May 7, 2023, the Company also defaulted under the Convertible Notes on the same date. The Convertible Notes provided that due to this default, the Company became obligated to pay the Mandatory Default Amount. The Mandatory Default Amount may be declared due by each holder immediately. The aggregate Mandatory Default Amount that may be due under the Convertible Notes was $21,871,631 on the date of the default, or approximately $5.3 million more than would otherwise have been due under the Convertible Notes on the date of the default.

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Under the unit purchase agreement entered into on May 27, 2021 with certain holders of several of the Convertible Notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the Convertible Notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective Convertible Notes. The respective Convertible Notes were issued for aggregate principal of approximately $1.2 million. Under each unit purchase agreement entered into with respect to subsequent issuances of the Convertible Notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but did not do so.

The holders of the Convertible Notes have not exercised any remedies applicable to the Convertible Notes or given notice of any intention to do so as of the date of this prospectus. If Univest, as the appointed representative of the Convertible Note holders, remains so appointed, no investor other than Univest may pursue any remedy with respect to the Convertible Notes. However, if the amount owed due to the default is not repaid upon demand, the holders of the Convertible Notes may nonetheless seek to remove Univest from this appointed position, take possession of some or all of the Company’s and its subsidiaries’ assets, force the Company and its subsidiaries into bankruptcy proceedings, or seek other legal remedies against the Company and its subsidiaries. In such event, the Company’s business, operating results and financial condition may be materially adversely affected.

Convertible Notes

During the years ended December 31, 2022 and 2021, the Company issued 147,711,770 units in the Units Private Placement, consisting of Convertible Notes and Class C Warrants, at a post-adjustment price per unit of $0.10, giving effect to the adjustments in the terms of the Units Private Placement resulting from the Somahlution Warrants Exercise as described above under “—Adjustments to Conversion Price of Convertible Notes and Exercise Price of Class C Warrants and Number of Underlying Shares”, for gross cash proceeds of approximately $14.2 million. Of the total 147,711,770 units issued, the following were issued for no cash payment: 2,786,780 units were issued to settle notes payable assumed on acquisition of My Health Logic, 400,000 units were issued to settle accounts payable, and 3,000,000 units were issued in exchange for services rendered to the Company in the year ended December 31, 2022. The number of units issued in the Units Private Placement corresponds with the number of shares of common stock into which the principal underlying the Convertible Notes may be converted. The cash proceeds from the Units Private Placement were used to sustain the Company’s growth and meet its capital obligations.

In connection with the Units Private Placement, we issued the Convertible Notes, which in aggregate were initially convertible into an aggregate of 8,269,228 shares of common stock. The principal under outstanding Convertible Notes as of June 30, 2023 was $14,471,177. Each Convertible Note was initially convertible into common stock of the Company at a price per share of $1.75, subject to adjustment. All outstanding Convertible Notes provide that a lower price per share under subsequent equity issuances, not including Qualified Financings, will be applied to the conversion price of the Convertible Notes, and have customary antidilution provisions. As a result of the adjustments applicable to the Convertible Notes described under “—Adjustments to Conversion Price of Convertible Notes and Exercise Price of Class C Warrants and Number of Underlying Shares”, the conversion price of the Convertible Notes was reduced to $0.10 per share. In addition, due to the event triggering of the cross-default provision under the Convertible Notes described above under “—Cross-Default Under Convertible Notes”, and the Convertible Notes Letter Agreement, the aggregate Mandatory Default Amount that may be due under the Convertible Notes was $21,871,631 on the date of the default, or approximately $5.7 million more than would otherwise have been due under the Convertible Notes on the date of the default. As amended subsequent to June 30, 2023, the Mandatory Default Amount is convertible into common stock.

The Convertible Notes mature 24 months after their issuance date and accrue 10% of simple interest per annum on the outstanding principal amount.

As amended by the Convertible Notes Letter Agreement, the Convertible Notes provide that the Mandatory Default Amount or the Convertible Notes’ principal and accrued interest may be converted into shares of common stock at any time at the option of each holder at the conversion price, subject to any applicable beneficial ownership limitations on receiving shares upon such conversion. Any conversion by the holder will be applied toward the Mandatory Default Amount until it is fully converted. If the Mandatory Default Amount is fully converted, the Mandatory Default Amount and any outstanding principal and accrued interest will be fully extinguished.

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As amended by the Convertible Notes Letter Agreement, the Convertible Notes provide that if at any time following the 60-day anniversary of the final closing date or termination of the Units Private Placement, and provided there is an effective registration statement permitting the issuance or resale of the shares of common stock into which the Convertible Notes may be converted, if (A) the common stock is listed on a senior national securities exchange, (B) the daily volume-weighted average price for the prior twenty (20) consecutive trading days is $6.00 or more (adjusted for splits and similar distributions) and (C) the daily trading volume is at least $1,000,000 during such 20-day period, then the Company will have the right to require the Convertible Notes to convert all or any portion of the Mandatory Default Amount then remaining under the Convertible Notes into shares of common stock at the above conversion price in effect on the mandatory conversion date.

As amended by the Convertible Notes Letter Agreement, the Convertible Notes also provide that upon the occurrence of a Qualified Financing, the conversion price of the Convertible Notes will be adjusted to the price per share equal to 75% of the price per equity security in such financing.

Under the Unit Purchase Agreement entered into on May 27, 2021 with certain holders of several of the Convertible Notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the Convertible Notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective Convertible Notes. The respective Convertible Notes were issued for aggregate principal of approximately $1.2 million. Under each Unit Purchase Agreement entered into with respect to subsequent issuances of the Convertible Notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but did not do so.

Shares of common stock may not be received pursuant to a conversion of a Convertible Note to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would otherwise become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a requirement that any increase in the limitation will not be effective until the 61st day after notice is delivered to the Company. This limitation does not apply to certain provisions of the Convertible Notes.

The Convertible Notes have certain registration requirements as to the shares of common stock underlying the Convertible Notes upon the final closing of the Units Private Placement under the respective registration rights agreements between the Company and the purchasers of the Convertible Notes. By executing certain lock-up agreements with Univest acting as the representative of the underwriters of a proposed public offering that we no longer intend to pursue or waiver agreements with the Company, the purchasers of the Convertible Notes agreed that doing so amounted to a waiver of their rights under the respective registration rights agreements, and that any such registration rights will be afforded to such purchasers in a subsequent registration statement. The assignees of certain Convertible Notes and the holders of the Replacement Convertible Notes have also entered into a waiver and consent with the Company providing for the waiver and deferral of all registration rights applicable to the respective Convertible Notes until a date and time that the Company shall determine in its sole discretion that it may provide for such rights.

Each Convertible Note provides that its holder may vote with the shares of common stock, on an as-converted to common stock basis, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, subject to any applicable beneficial ownership limitations. Under the NRS the right to vote is generally a feature of a share of any class or series of stock of a corporation and, thus, a right granted to stockholders of a corporation. Under the NRS, convertible promissory notes (or any other form of bond, debenture or other obligation) typically do not provide holders with voting rights. However, Section 78.197 of the NRS provides that a corporation organized in Nevada “may provide in its articles of incorporation that the holder of a bond, debenture or other obligation of the corporation may have any of the rights of a stockholder in the corporation.” As described in “—Recent Developments – Special Stockholder Meeting, Change in Authorized Shares, and Approval of Voting Rights for Certain Debtholders”, at the Special Stockholders Meeting, the stockholders of the Company approved the Voting Rights Amendment, and on August 16, 2023, the Company filed the Certificate of Amendment with the Nevada Secretary of State providing for, among other things, the Voting Rights Amendment, and the Certificate of Amendment became effective upon filing. Accordingly, upon the filing of the Certificate of Amendment, among other things, (i) the Company’s board of directors may grant any of the rights of stockholders to any of the holders of any of the Company’s bonds, debentures or other obligations; and (ii) all of the holders of the Convertible Notes issued between December 21, 2021 and August 12, 2022 became entitled to vote with the shares of the Company’s common stock, on an as-converted to common stock basis without actually having converted the Convertible Notes to shares of the Company’s common stock, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, as provided in the Convertible Notes. Pursuant to the Certificate of Amendment, the board of directors extended these voting rights to all other holders of the Convertible Notes issued since August 12, 2022. Accordingly, all holders of the Convertible Notes are entitled to vote with the shares of the Company’s common stock, on an as-converted to common stock basis without actually having converted the Convertible Notes to shares of the Company’s common stock, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, as provided in the Convertible Notes.

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The 2021 Placement Agency Agreement and form of unit purchase agreement relating to the Units Private Placement provide that up to $18 million and $17 million of the units containing the Convertible Notes may be sold, respectively. On August 12, 2022, we completed the final closing of the Units Private Placement.

On June 14, 2023, a Convertible Note with $119,980 underlying principal, approximately $14,693 accrued interest, and a Mandatory Default Amount of $180,123 was converted into 1,346,410 shares of common stock at the applicable conversion price of $0.10 per share at the election of the Convertible Note holder. Pursuant to the Convertible Notes Letter Agreement, the Convertible Note remains convertible into 454,819 shares of common stock.

OID Units Private Placement

First Closing

On May 12, 2023, the Company conducted the first closing (the “First OID Units Closing”) of the OID Units Private Placement of up to $10,000,000 for an aggregate of up to 100,000,000 OID Units, under an OID Units Purchase Agreement. Each investor represented that it is an “accredited investor” as such term is defined by Rule 501(a) of the Securities Act. Each issuance of OID Units to an investor in the OID Units Private Placement consists of (i) an OID Convertible Note, convertible into shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E Warrant for the purchase of 125% of the shares of common stock into which the respective OID Convertible Note may be converted at $0.10 per share, subject to adjustment, and (iii) a Class F Warrant for the purchase of 125% of the shares of common stock into which the respective OID Convertible Note may be converted at $0.20 per share, subject to adjustment. Under the OID Units Purchase Agreement, the minimum investment permitted is $1,000. The Company retained Univest as its exclusive placement agent in connection with the sale of the OID Units pursuant to the OID Units Purchase Agreement under the April 2023 PAA. In addition to the rights set forth in each OID Units Purchase Agreement, the OID Convertible Notes, and the Class E and F Warrants, each investor party to each OID Units Purchase Agreement and each holder of one of the OID Convertible Notes or the Class E and F Warrants will have rights under an OID Units Registration Rights Agreement, as described below.

In connection with the First OID Units Closing, on May 12, 2023, Walleye entered into an OID Units Purchase Agreement dated as of such date, paid a subscription amount of $1,000,000, and the Company issued 11,764,710 OID Units consisting of (i) an OID Convertible Note in the principal amount of $1,176,471, convertible into 11,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E Warrant for the purchase of 14,705,880 shares of common stock at $0.10 per share, subject to adjustment, and (iii) a Class F Warrant for the purchase of 14,705,880 shares of common stock at $0.20 per share, subject to adjustment. In connection with the First OID Units Closing, pursuant to the April 2023 PAA and the OID Units Purchase Agreement, the Company received net proceeds of $870,000 after deducting Univest’s 8% fee and $50,000 for reimbursement of Univest’s legal fees and expenses. See below for additional related discussion.

Second Closing

On May 30, 2023, the Company conducted the second closing (the “Second OID Units Closing”) of the OID Units Private Placement. Each investor represented that it is an “accredited investor” as such term is defined by Rule 501(a) of the Securities Act. In connection with the Second OID Units Closing, Hexin and Walleye agreed to the cancellation of the Hexin Promissory Note and the Walleye Promissory Note, respectively, and Mr. Maresca agreed to the cancellation of certain indebtedness, in exchange for OID Units and related agreements, as described below.

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First, under a Cancellation and Exchange Agreement, dated as of May 30, 2023, between the Company and Hexin (the “Hexin Cancellation Agreement”), Hexin agreed to cancel the Hexin Promissory Note in exchange for: (i) the execution of an OID Units Purchase Agreement, dated as of May 30, 2023, between the Company and Hexin, Walleye and Mr. Maresca (the “Second OID Units Purchase Agreement”), (ii) the execution of an OID Units Registration Rights Agreement, dated as of May 30, 2023, between the Company and Hexin, Walleye and Mr. Maresca (the “Second OID Units Registration Rights Agreement”), and (iii) the issuance of 9,578,040 OID Units consisting of (a) an OID Convertible Note in the principal amount of $957,804 for a subscription equal to $814,133 (the aggregate amount of principal plus accrued and unpaid interest under the Hexin Promissory Note as of May 30, 2023), convertible into 9,578,040 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment (the “Hexin OID Convertible Note”), (b) a Class E Warrant for the purchase of 11,972,550 shares of common stock at $0.10 per share, subject to adjustment (the “Second Hexin Class E Warrant”), and (c) a Class F Warrant for the purchase of 11,972,550 shares of common stock at $0.20 per share, subject to adjustment (the “Second Hexin Class F Warrant”). The Hexin Cancellation Agreement contains a release of claims against the Company relating to the Hexin Promissory Note.

Second, under a Cancellation and Exchange Agreement, dated as of May 30, 2023, between the Company and Walleye (the “Walleye Cancellation Agreement”), Walleye agreed to cancel the Walleye Promissory Note in exchange for: (i) the execution of the Second OID Units Purchase Agreement, (ii) the execution of the Second OID Units Registration Rights Agreement, and (iii) the issuance of 14,705,890 OID Units consisting of (a) an OID Convertible Note in the principal amount of $1,470,589 for a subscription equal to $1,250,000 (the aggregate amount of principal under the Walleye Promissory Note as of May 30, 2023), convertible into 14,705,890 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment (the “Second Walleye OID Convertible Note”), (b) a Class E Warrant for the purchase of 18,382,362 shares of common stock at $0.10 per share, subject to adjustment (the “Second Walleye Class E Warrant”), and (c) a Class F Warrant for the purchase of 18,382,362 shares of common stock at $0.20 per share, subject to adjustment (the “Second Walleye Class F Warrant”). The Walleye Cancellation Agreement contains a release of claims against the Company relating to the Walleye Promissory Note.

Third, under a Cancellation and Exchange Agreement, dated as of May 30, 2023, between the Company and Mr. Maresca (together with the Hexin Cancellation Agreement and the Walleye Cancellation Agreement, the “Cancellation and Exchange Agreements”), Mr. Maresca agreed to cancel $150,000 of the aggregate short-term indebtedness to Mr. Maresca, which arose in the ordinary course of business for certain consulting services provided by Mr. Maresca to the Company, in exchange for: (i) the execution of the Second OID Units Purchase Agreement, (ii) the execution of the Second OID Units Registration Rights Agreement, and (iii) the issuance of 1,764,710 Units consisting of (a) an OID Convertible Note in the principal amount of $176,471 for a subscription equal to $150,000 (the amount of the indebtedness being cancelled), convertible into 1,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment (the “Maresca OID Convertible Note”), (b) a Class E Warrant for the purchase of 2,205,887 shares of common stock at $0.10 per share, subject to adjustment (the “Maresca Class E Warrant”), and (c) a Class F Warrant for the purchase of 2,205,887 shares of common stock at $0.20 per share, subject to adjustment (the “Maresca Class F Warrant”). The Maresca Cancellation Agreement contains a release of claims against the Company relating to the cancelled indebtedness.

The Hexin OID Convertible Note, the Second Hexin Class E Warrant and the Second Hexin Class F Warrant are subject to the terms and conditions of the Hexin Cancellation Agreement. The Second Walleye OID Convertible Note, the Second Walleye Class E Warrant and the Second Walleye Class F Warrant are subject to the terms and conditions of the Walleye Cancellation Agreement. The Maresca OID Convertible Note, the Maresca Class E Warrant and the Maresca Class F Warrant are subject to the terms and conditions of the Maresca Cancellation Agreement. The Second OID Units Purchase Agreement and the Second OID Units Registration Rights Agreement are also subject to the terms and conditions of each of the Cancellation and Exchange Agreements.

Univest did not receive a fee in connection with the Second OID Units Closing because there were no gross proceeds.

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OID Units Purchase Agreement

Each OID Units Purchase Agreement provides a right of first offer to investor parties to any proposed offer or sale of equity securities by the Company until the first anniversary of the First OID Units Closing (i.e., May 12, 2024). Each OID Units Purchase Agreement also contains certain liquidated damages provisions, including for any failure of the Company to meet the requirements for the OID Convertible Notes or the Class E and Class F Warrants to be converted or exercised for non-restricted shares of common stock under Rule 144, and on every 30th day (pro-rated for periods totaling less than 30 days) thereafter, until cured or such Rule 144 requirements no longer apply, up to a maximum of 25% of each affected investor’s subscription amount. Each OID Units Purchase Agreement also contains a most-favored nations clause that provides that in connection with any subsequent equity financing of the Company for consideration (a “Subsequent Financing”), each investor may accept the securities and terms of the Subsequent Financing in substitution of the securities and terms of each OID Units Purchase Agreement, upon notice from an investor, subject to the terms and conditions of each OID Units Purchase Agreement. Each OID Units Purchase Agreement, the OID Convertible Notes and the Class E and F Warrants will be amended to incorporate the terms and forms of the securities sold in the Subsequent Financing upon the closing of the Subsequent Financing. Each OID Units Purchase Agreement will terminate upon certain events including mutual written consent, by either party upon notice if a closing has not occurred within 15 business days of the date of the agreement, an event of default under the OID Convertible Notes, the full conversion or repayment of the OID Convertible Notes and the non-ownership of any shares of common stock issuable upon conversion of the OID Convertible Notes or exercise of the Class E and F Warrants. Each OID Units Purchase Agreement also contains indemnification of the investors relating to claims relating to the transactions under each OID Units Purchase Agreement which will survive termination. Each investor’s rights under the OID Units Purchase Agreement may be assigned to another “accredited investor” as defined by Rule 501(a) of the Securities Act.

OID Convertible Notes

The OID Convertible Notes will mature nine months after the date of the First OID Units Closing with respect to OID Convertible Notes issued in the first two closings of the OID Units Private Placement and will mature nine months after the date of issuance for subsequent closings. The OID Convertible Notes accrue 10% of interest per annum on the outstanding principal amount. The OID Convertible Notes will be unsecured and subordinated to any senior indebtedness of the Company. The OID Convertible Notes’ principal and accrued interest may generally be converted at any time at a conversion price of $0.10 per share, subject to adjustment, at the option of the holder, into shares of common stock, subject to certain limitations on receiving shares upon conversion of an OID Convertible Note, including that such shares may be received only to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would not become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a 61-day notice requirement. This limitation does not apply to certain provisions of the OID Convertible Notes. In the event the Company offers, sells, grants, issues, or otherwise disposes of common stock or securities with rights to common stock, or announces the intention to do one of such things, before the listing of the common stock on a National Stock Exchange, at a lower price per share than the OID Convertible Notes’ conversion price while the OID Convertible Notes are outstanding, then generally the conversion price of the OID Convertible Notes will be lowered to such price per share. This adjustment provision will apply one time only. The OID Convertible Notes also have customary antidilution provisions in the event of stock splits, certain changes of control or similar transactions, and rights offerings. While the OID Convertible Notes are outstanding and for 12 months after the Company lists its common stock on a National Stock Exchange, the Company may not exchange or cooperate to exchange any indebtedness or securities, reduce or change the conversion, exercise or exchange price of any securities convertible, exercisable or exchangeable for common stock, amend non-convertible debt to convertible debt, issue securities at a price based on or varying with trading prices or quotations for the common stock or with a price reset term, or agree to sell securities at a future determined price. Until 30 days after the OID Convertible Notes are converted or repaid in full, the Company may not sell any securities in a capital or debt raising transaction or series of related transactions which grant to an investor the right to receive additional securities based upon future transactions of the Company on terms more favorable than those granted to such investor in such transaction or series of related transactions. The OID Convertible Notes may not be prepaid by the Company. In the event of default under the OID Convertible Notes, subject to certain cure rights, interest under the OID Convertible Notes will increase to the lower of 18% and the maximum legal interest rate, and the outstanding balance will become immediately due and payable. The OID Convertible Notes have the registration rights set forth in the respective OID Units Registration Rights Agreement. See “—OID Units Registration Rights Agreement” below.

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Class E and F Warrants

The Class E and F Warrants are generally exercisable from the date of the Capital Event Amendment until five years from the date of issuance. The exercise right is subject to a beneficial ownership limitation such that shares of common stock may be received upon exercise only to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would not become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a 61-day notice requirement. This limitation does not apply to certain provisions of the Class E and F Warrants. The Class E and F Warrants provide for exercise on a cashless net exercise basis if there is no effective registration statement registering or current prospectus available for the resale of shares of common stock issuable under the Class E and F Warrants (a “Registration Default”) after 180 days following the issue date (the “Registration Deadline”). In addition, for each 30 days following the Registration Deadline, or portion of any 30-day period thereafter in which a Registration Default exists, the amount of shares issuable under the Class E and F Warrants shall be automatically increased by 5%, prorated for a partial month, not to exceed in the aggregate an additional 25%. In the event the Company sells, grants, issues, or otherwise disposes of common stock or securities with rights to common stock, or announces an intention to do so, at a lower effective price per share than the exercise prices of the Class E and F Warrants, while any such Class E and F Warrants are outstanding, then generally the applicable Class E and F Warrants’ exercise price(s) will be reduced to the greater of such lower price or a floor price as determined by any applicable National Stock Exchange. The Class E and F Warrants have the registration rights set forth in the respective OID Units Registration Rights Agreement. The Class E and F Warrants also have customary antidilution provisions in the event of stock splits, certain changes of control or similar transactions, and rights offerings. The Class E and F Warrants may be transferred subject to their terms.

OID Units Registration Rights Agreement

Under each OID Units Registration Rights Agreement, as amended if applicable, the Company is required to file a registration statement with the SEC registering the resale of the shares of common stock issuable pursuant to conversion of the OID Convertible Notes and exercise of the Class E and F Warrants within 67 days of the date of the respective closing of the OID Units Private Placement and to cause the registration statement to become effective within 120 days after such filing date. The Company must maintain the effectiveness of the registration statement until the earlier of the first anniversary of its effectiveness date and the date that the shares registered for resale may be resold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. If the Company fails to file the registration statement by the filing deadline or cause it to become effective by the effectiveness deadline, or the registration statement ceases to be effective or the related prospectus becomes unavailable for resales for more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during any 12-month period, then on the date of such failure and every 30 calendar days after such date until the failure is cured, the Company must pay to each investor partial liquidated damages equal to 1% of the aggregate purchase price paid by such investor pursuant to the respective OID Units Purchase Agreement, up to a maximum of 10% of the aggregate subscription amount paid by the investor. If the Company fails to pay the partial liquidated damages within seven days of any such failure, the Company will pay interest thereon at a rate of the lesser of 18% per annum or the maximum amount permitted under applicable law to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. Additional liquidated damages requirements will end when the applicable failure is cured or Rule 144 becomes available for resale of all the shares of common stock otherwise required to be registered for resale under each OID Units Registration Rights Agreement. Liquidated damages will not apply to a failure that is due to limits imposed by the SEC’s interpretation of Rule 415 under the Securities Act. In addition, if there is not an effective registration statement covering all shares of common stock subject to the registration rights under each OID Units Registration Rights Agreement at any time when required and the Company proposes to file a registration statement to register certain other offerings, not including an underwritten public offering of its securities for its own account or the account of others or certain other types of registration statements, then the Company must provide notice to investor parties and include the shares otherwise required to be registered under each OID Units Registration Rights Agreement within 15 days of such notice, unless they are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements). Each OID Units Registration Rights Agreement contains related procedural and filing requirements and investor notice and review rights as to certain events and filings relating to the registration statement. The Company will be responsible for all fees and expenses relating to compliance with each OID Units Registration Rights Agreement, as well as up to $10,000 in reasonable attorney fees for the investors’ review of the registration statement. Each OID Units Registration Rights Agreement contains mutual indemnification provisions for claims relating to a registration statement. The investor’s rights under the OID Units Purchase Agreement may be assigned to another “accredited investor” as defined by Rule 501(a) of the Securities Act.

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Holders of rights to 67% or more of the shares issuable upon conversion of the OID Convertible Notes and exercise of the Class E and F Warrants may agree to amend or waive the requirements of each respective OID Units Registration Rights Agreement. As described under “—Recent Developments – Amendment to May 2023 OID Units Registration Rights Agreements”, under an Amendment to Registration Rights Agreement, dated as of July 6, 2023, sufficient holders of such rights agreed to amend each OID Units Registration Rights Agreement then in effect to provide that the initial filing of the registration statement required by such OID Units Registration Rights Agreement shall be made on or before the date that is 67 days after the date of the respective closing of the OID Units Private Placement. Each subsequent OID Units Registration Rights Agreement also contains the amended term.

April 2023 PAA

Under the April 2023 PAA, Univest acted as the Company’s exclusive placement agent in connection with the OID Units Private Placement. The Company agreed to pay Univest a cash placement fee equal to 8% of the gross proceeds from the sale of the OID Units, 8% of the gross proceeds from the exercise of the Class E and F Warrants, and certain Placement Agent Warrants. The Company further agreed to reimburse Univest for the fees and expenses of its due diligence and legal counsel of up to $200,000. The April 2023 PAA provides indemnification rights to Univest and its affiliates in the event of certain claims relating to the April 2023 PAA or related transactions. Under the April 2023 PAA, Univest has the right to act as the Company’s sole placement agent or an underwriter for any future equity financing occurring during the 18-month period following the consummation of the OID Units Private Placement. The term of the April 2023 PAA continues until the completion of the OID Units Private Placement, subject to termination after 15 days’ notice after July 31, 2023 or earlier in the case of termination for cause. Univest will also receive fees and Placement Agent Warrants on the same basis as described above with respect to any private or public offering or other financing or capital raising transaction of any kind of the Company within 12 months of the termination or expiration of the April 2023 PAA with an investor whom Univest has, directly or indirectly, introduced to the Company during the term of the April 2023 PAA.

Pursuant to the April 2023 PAA, in connection with closings of the OID Units Private Placement, as of June 30, 2023, the Company had paid Univest $80,000 in total fees and $50,000 as reimbursement of Univest’s legal fees.

Other Contractual Obligations and Commitments

Royalties and Other Commitments

On December 15, 2019, the Company entered into the Somahlution Agreement to acquire the Somahlution Assets, including DuraGraft. The Somahlution Agreement was amended on March 31, 2020 and May 29, 2020 to extend the termination date. On July 30, 2020, the Company and Somahlution entered into Amendment No. 3 to the Somahlution Agreement (“Amendment No. 3”). Pursuant to the terms of this amendment, it was agreed that, as part of the Somahlution Acquisition, the Company would acquire the outstanding capital stock of Somahlution, Inc., held by Somahlution, LLC, rather than the assets of Somahlution, Inc., in addition to the Somahlution Assets. This change to the Somahlution Agreement was made to accommodate EU requirements with respect to the future manufacturing under Somahlution, Inc. of CE marked products for sale in the EU. In Amendment No. 3, the Company agreed to assume certain payables of Somahlution related to clinical and medical expenses. The parties also orally agreed that the payments on the assumed debts would be recorded as a prepaid royalty against future royalties.

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Pursuant to the Somahlution Agreement and in consideration of the outstanding capital stock of Somahlution, Inc., the Company agreed to pay to the Former Somahlution Owners, among other consideration:

●	The following contingent consideration upon receiving FDA final approval and insurance reimbursement approval on the products, and in the amounts, specified below, subject to certain expiration terms, none of which had been earned or granted as of June 30, 2023:

●	DuraGraft products:

●	Royalties to be paid on all net sales of the product of 6% on the first $50 million of international net sales (and 5% on the first $50 million of U.S. net sales), 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million;
●	Payment on a pro rata basis of 10% of the cash value of rare pediatric voucher sales following FDA approval and subsequent sale to an unaffiliated third party of a rare pediatric voucher based on DuraGraft;
●	Following FDA approval and subsequent sale to an unaffiliated third party of a rare pediatric voucher based on DuraGraft, grant of warrants on a pro rata basis to purchase an aggregate of 250,000 shares of common stock with a term of five years and a strike price determined based on the average of the closing prices of the common stock for the 30 calendar days following the date of the public announcement of FDA approval; and
●	Upon the sale of DuraGraft products, the Company will pay pro rata the Somahlution designees 15% of the net sale proceeds towards the liquidation preference maximum amount of $20 million described below;

●	Somahlution derived solid organ transplant products:

●	Royalties to be paid on all net sales of the product of 6% on the first $50 million of international net sales, 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million;
●	Upon the sale of DuraGraft products, the Company will pay pro rata the Somahlution designees 15% of the net sale proceeds towards the liquidation preference maximum amount of $20 million described below;

●	Somahlution Assets-derived over-the-counter products:

●	Royalties to be paid on all net sales of the product of 6% on the first $50 million of international net sales, 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million;

●	Other Somahlution Assets-derived products from existing Somahlution pipelines:

●	Royalties to be paid on all net sales of the product of 1%; and

●	A liquidation preference, up to a maximum of $20 million, and the Company will pay 15% of the net sale proceeds towards the liquidation preference maximum amount upon the sale by the Company of all or substantially all of the Somahlution Assets.

In July and August, 2020, the Company completed the acquisition of the Somahlution Assets. In August 2020, the Company issued the Somahlution Purchase Shares, the Somahlution Warrants, and prepaid royalties to the Former Somahlution Owners with a total dollar value of $339,091. As of June 30, 2023 and December 31, 2022, the value of the prepaid royalties was $140,843 and $339,091, respectively. For additional discussion of this transaction, see “Certain Relationships and Related Party Transactions – Transactions with Related Persons”.

Office and Laboratories Space Lease

On December 11, 2020, the Company entered into a five-and-a-half-year lease agreement for approximately 10,300 square feet of administrative office and laboratories space, which commenced in December 2020 at a monthly rent of approximately $10,800, increasing by 2.5% annually beginning in the second year of the lease until the end of the term. Additionally, pursuant to the agreement, the Company was required to pay approximately $12,000 per month in operating expenses.

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Effective April 1, 2022, the Company amended its lease agreement for administrative office and laboratories to add 3,053 additional square feet of space. The monthly cost of total expended lease space is approximately $15,260 increasing to $15,641 in 2023 and will continue to increase by 2.5% annually thereafter until the end of the term. The monthly operating expenses for total expanded premises have increased from approximately $12,000 to $17,500 per month. The term of the lease remained unchanged.

The total rent expense for the three and six months ended June 30, 2023 was $37,674 and $192,502, respectively. Total rent expense for the three and six months ended June 30, 2022 was $110,353 and $221,253, respectively. Total rent expense under the lease for the years ended December 31, 2022 and 2021 was $370,945 and $118,084, respectively.

As of June 30, 2023, the maturities of the lease liabilities for the periods ending December 31 are as follows:

2023	$211,747
2024	434,082
2025	444,934
2026	266,034
Total lease payments	1,356,797
Less: Present value discount	(62,355)
Total	$1,294,442

As of December 31, 2022 and 2021, minimum lease payments in relation to lease commitments were payable as follows:

	2022	2021
Within 1 year	$423,495	$277,142
After 1 year and within 5 years	1,145,050	962,376
Total lease commitments	$1,568,545	$1,239,518

We enter into contracts in the normal course of business for our contract research services, contract manufacturing services, professional services and other services and products for operating purposes. These contracts generally provide for termination after a notice period, and, therefore, are cancelable contracts and not included in the discussion above.

Other Promissory Notes

On October 23, 2022, the Company issued a promissory note to Hub International Limited for $204,050 bearing interest at the annual rate of 6.75% per annum, due September 23, 2023, payable monthly starting November 23, 2022. As of June 30, 2023 and December 31, 2022, the balance due under the promissory note was $41,886 and $164,729, respectively. During 2021, a promissory note in the principal amount of $127,798 bearing interest at the annual rate of 5.22% per annum, due August 24, 2022, payable monthly starting November 24, 2021, was issued to the same creditor and was repaid with interest prior to entry into the note issued on October 23, 2022.

On December 28, 2022, the Company issued the Hexin Promissory Note for the principal amount of $750,000 bearing interest at the annual rate of 20% per annum, due June 28, 2023. Under the Hexin Promissory Note, the Company agreed to issue warrants to purchase common stock equal to $1,500,000 with the same terms as any warrants issued in the Company’s next financing round and which will be immediately exercisable. Default in the payment of principal or interest or other material covenant under the note would trigger a default penalty equal to 0.666% of $750,000 per month during the period of default, and other lender rights, including the demand of immediate payment of all amounts due including accrued but unpaid interest, and recovery of all costs, fees including attorney’s fees and disbursements, and expenses relating to collection and enforcement of the promissory note. In connection with the First OID Units Closing, pursuant to the Hexin Promissory Note, on May 22, 2023, the Company issued Hexin a Class E Warrant for the purchase of 7,500,000 shares of common stock and a Class F Warrant for the purchase of 3,750,000 shares of common stock, which provide for registration rights under the May 12, 2023 Registration Rights Agreement. On May 30, 2023, Hexin agreed to cancel and exchange the Hexin Promissory Note for the issuance of 11,764,710 OID Units as described above under “—Third Closing of OID Units Private Placement”.

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On February 6, 2023, the Company issued the Walleye Promissory Note for $1,000,000 with a maturity date of May 7, 2023. The note did not carry interest and the principal amount was required to be repaid in full on the maturity date. Under the terms of the Walleye Promissory Note, the principal amount was increased to $1,250,000 because it was not repaid by the maturity date. See “—Funding Requirements and Other Liquidity Matters – Default Under Promissory Note”. On May 30, 2023, the Walleye Promissory Note was cancelled and exchanged for OID Units. See “—Funding Requirements and Other Liquidity Matters – OID Units Private Placement – Second Closing”.

In connection with the My Health Logic acquisition, Marizyme assumed an aggregate of $468,137 in notes payable. These notes were unsecured, and carried interest at a rate of 9% per annum with no maturity date. The Company settled an aggregate of $278,678 of these notes payable in connection with the Units Private Placement issuances during the year ended December 31, 2022. As of June 30, 2023, December 31, 2022 and December 31, 2021, the balance of the remaining note payable was $241,403, $218,100 and $469,252, respectively.

Changes in Capitalization

On May 15, 2023, the Company filed a Certificate of Change Pursuant to NRS 78.209 with the Nevada Secretary of State, which provided for the increase of the Company’s authorized common stock from 20,000,000 shares to 300,000,000 shares and the corresponding change of every one (1) share of the Company’s issued and outstanding common stock to fifteen (15) shares, and which became effective upon filing at 11:40 AM Pacific Time on May 15, 2023. Upon the effectiveness of this filing, authorized shares of common stock was increased to 300,000,000 with a proportional increase in the outstanding shares of common stock to 43,420,350 shares of common stock as of May 15, 2023.

On June 23, 2023, the Company filed with the SEC and subsequently distributed to certain stockholders of record a definitive proxy statement relating to the Special Stockholders Meeting, to consider and vote on the following proposals: (i) to approve the Capital Event Amendment, and (ii) to approve the Voting Rights Amendment. See “—Recent Developments – Special Stockholder Meeting, Change in Authorized Shares, and Approval of Voting Rights for Certain Debtholders” for related recent developments subsequent to June 30, 2023.

Consulting and Trade Debt

As of June 30, 2023, we owed a total of approximately $2.0 million for goods and services from a number of consultants, law firms, a medical institution, and our independent registered public accounting firm. To our knowledge, none of these parties had given notice of default or engaged collections services.

Off-Balance Sheet Arrangements

As of June 30, 2023, the Company had no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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While our significant accounting policies are more fully described in “Note 1 – Organization, Basis of Presentation and Summary of Significant Accounting Policies”, included with the audited financial statements included with this prospectus, and “Note 3 – Summary of Significant Account Policies”, included with the unaudited interim financial statements included with this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Deferred Offering Cost

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process capital stock financings as deferred offering costs until such financings are consummated. After consummation of the financing, these costs are recorded in stockholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should a planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. As of June 30, 2023, the Company had recorded deferred offering costs of $697,202 (December 31, 2022 - $387,412) reported as a prepaid expense on the accompanying balance sheets, and expensed $535,717 of deferred offering costs in connection with the extinguishment of indebtedness pursuant to exchange agreements in November 2021 and December 2021 which provided for the cancellation and exchange of certain outstanding convertible promissory notes. See “Note 7 - Convertible Promissory Notes and Warrants” included in the footnotes to the unaudited interim financial statements accompanying this prospectus.

Fair Value Measurements

The Company uses the fair value hierarchy to measure the value of its financial instruments. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions. The basis for fair value measurements for each level within the hierarchy is described below:

●	Level 1 – Quoted prices for identical assets or liabilities in active markets.

●	Level 2 – Quoted prices for identical or similar assets and liabilities in markets that are not active; or other model-derived valuations whose inputs are directly or indirectly observable or whose significant value drivers are observable.

●	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs to the valuation model are unobservable and for which assumptions are used based on management estimates.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

The carrying amounts of certain accounts and other receivables, accounts payable and accrued expenses, note payable, and amounts due to related parties approximate fair value due to the short-term nature of these instruments.

The fair value of lease obligations is determined using discounted cash flows based on the expected amounts and timing of the cash flows discounted using a market rate of interest adjusted for appropriate credit risk.

The contingent liabilities assumed on the Somahlution Acquisition consist of present values of royalty payments, performance warrants and pediatric voucher warrants, future rare pediatric voucher sales, and liquidation preference. Management measured these contingencies in accordance with Level 3 of the fair value hierarchy.

i.	The performance warrants and pediatric vouchers warrants liabilities were valued using a Monte Carlo simulation model utilizing the following weighted average assumptions: risk free rate of 1.19%, expected volatility of 69.62%, expected dividend of $0, and expected life of 5.96 years. For the three and six months ended June 30, 2023, changes in these assumptions resulted in a $582,000 and $1,206,000 decrease in fair value of these liabilities, respectively (June 30, 2022 - $2,092,000 and $2,898,000 increase, respectively). At June 30, 2023, the fair market value of performance warrants and pediatric vouchers warrants liabilities was $221,000 (December 31, 2022 - $1,427,000).

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ii.	The present value of royalty payments was measured using the scenario-based methodology. In assessing the value attributed to the royalty payments, the estimated future cash flows were discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the revenue from net sales of the product. The cash flows derived from the Company’s fifteen-year strategic plan are based on management’s expectations of market growth, industry reports and trends, and past performances. These projections are inherently uncertain due to the evolving impact of the COVID-19 pandemic. The discounted cash flow model included projections surrounding revenue, discount rates, and growth rates. The discount rates used to calculate the present value of royalty payments reflect specific risks of the Company and market conditions and the mid-range was estimated at 20.6%. For the three and six months ended June 30, 2023, changes in these assumptions resulted in a $129,000 and $796,000 decrease in fair value of this liability, respectively (June 30, 2022 - $293,000 decrease and $772,000 increase, respectively). At June 30, 2023, the fair market value of royalty payments was $4,606,000 (December 31, 2022 - $5,402,000).

iii.	Rare pediatric voucher sales liability was valued based on the scenario-based methodology where the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset – 20.6%. For the three and six months ended June 30, 2023, changes in these assumptions resulted in a $3,000 decrease and $12,000 increase in fair value of this liability, respectively (June 30, 2022 - $7,000 and $48,000 decrease, respectively). At June 30, 2023, the fair market value of rare pediatric voucher sales liability was $1,067,000 (December 31, 2022 - $1,055,000).

iv.	The present value of liquidation preference liability, included in the contingent consideration, was determined using the Black-Scholes option pricing method and represents the fair value of the maximum payment amount according to the agreement. The following assumptions were used in the Black-Scholes option pricing model: risk free rate of 0.21%, expected volatility of 78.93%, expected dividend of $0, and expected life of 5 years. No changes to the fair value of liquidation preference liability were recorded in the three and six months ended June 30, 2023 and 2022. At June 30, 2023, the fair market value of liquidation preference was $1,823,000 (December 31, 2022 - $1,823,000).

The derivative liabilities consist of optional and automatic conversion features and the share redemption feature attached to the convertible notes, issued pursuant to certain convertible promissory notes and warrants transactions (see “Note 7 – Convertible Promissory Notes and Warrants”, included in the footnotes to the unaudited interim financial statements accompanying this prospectus).

The Company has no financial assets measured at fair value on a recurring basis. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

The Company measures the following financial instruments at fair value on a recurring basis. As of June 30, 2023 and December 31, 2022, the fair values of these financial instruments were as follows:

June 30, 2023	Level 1	Level 2	Level 3
Derivative liabilities	$-	$-	$5,461,702
Contingent liabilities	-	-	7,717,000
Total	$-	$-	$13,178,702

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	Fair Value Hierarchy
December 31, 2022	Level 1	Level 2	Level 3
Liabilities
Derivative liabilities	$-	$-	$4,823,725
Contingent liabilities	-	-	9,707,000
Total	$-	$-	$14,530,725

The following table provides a roll forward of all liabilities measured at fair value using Level 3 significant unobservable inputs:

Derivative and Contingent Liabilities
Balance at December 31, 2022	$14,530,725
Change in fair value of contingent liabilities	(1,990,000)
Derivative liabilities extinguished pursuant to Unit Purchase Agreement (Note 7)	(4,823,725)
Derivative liabilities issued pursuant to OID Purchase Agreement (Note 7)	5,461,702
Balance at June 30, 2023	$13,178,702

Research and Development Expenses and Accruals

All research and development costs are expensed in the period incurred and consist primarily of salaries, payroll taxes, and employee benefits, for individuals involved in research and development efforts, external research and development costs incurred under agreements with contract research organizations and consultants to conduct and support the Company’s clinical trials of DuraGraft, and costs related to manufacturing DuraGraft for clinical trials. The Company has entered into various research and development contracts with various organizations. Payments of these activities are based on the terms of the individual agreements which matches to the pattern of costs incurred. Payments made in advance are reflected in the accompanying balance sheets as prepaid expenses. The Company records accruals for estimated costs incurred for ongoing research and development activities. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the services, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be required in determining the prepaid or accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates.

Stock-Based Compensation

Stock-based compensation expense for employees and directors is recognized in the Condensed Consolidated Statements of Operations based on estimated amounts, including the grant date fair value and the expected service period. For stock options, the Company estimates the grant date fair value using a Black-Scholes valuation model, which requires the use of multiple subjective inputs including estimated future volatility, expected forfeitures and the expected term of the awards. The Company estimates the expected future volatility based on the stock’s historical price volatility. The stock’s future volatility may differ from the estimated volatility at the grant date. For restricted stock unit (“RSU”) equity awards, the Company estimates the grant date fair value using its closing stock price on the date of grant. The Company recognizes the effect of forfeitures in compensation expense when the forfeitures occur. The estimated forfeiture rates may differ from actual forfeiture rates which would affect the amount of expense recognized during the period. The Company recognizes the value of the awards over the awards’ requisite service or performance periods. The requisite service period is generally the time over which share-based awards vest.

Revenue Recognition

Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”)

Pursuant to Topic 606, the Company recognizes revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, Topic 606 outlines a five-step process for recognizing revenue from customer contracts that includes i) identification of the contract with a customer, ii) identification of the performance obligations in the contract, iii) determining the transaction price, iv) allocating the transaction price to the separate performance obligations in the contract, and v) recognizing revenue associated with performance obligations as they are satisfied.

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At contract inception, the Company assesses the goods or services promised within each contract and assess whether each promised good or service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company has identified one performance obligation which is related to DuraGraft product sales. For the Company’s distribution partner channel, the Company recognizes revenue for product sales at the time of delivery of the product to its distribution partner (customer). As products have an expiration date, if a product expires, the Company will replace the product at no charge. There were no significant judgements made in applying this topic.

Intangible Assets and Goodwill

Intangible assets are recorded at cost less accumulated amortization and accumulated impairment losses. Intangible assets acquired as a result of an acquisition or in a business combination are measured at fair value at the acquisition date.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the estimated useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis.

Goodwill represents the excess of the purchase price paid for the acquisition of subsidiaries over the fair value of the net assets acquired. Following the initial recognition, goodwill is measured at cost less any accumulated impairment losses.

In-Process Research and Development

The Company evaluates whether acquired intangible assets are a business under applicable accounting standards. Additionally, the Company evaluates whether the acquired assets have a future alternative use. Intangible assets that do not have future alternative use are considered acquired in-process research and development (“IPR&D”). When the acquired in-process research and development assets are not part of a business combination, the value of the consideration paid is expensed on the acquisition date. Future costs to develop these assets are recorded to research and development expense as they are incurred.

Impairment

●	Impairment of long-lived assets: The Company reviews long-lived assets, including property, plant and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount. The impairment loss, if recognized, would be based on the excess of the carrying value of the impaired asset over its respective fair value.

●	Goodwill: Goodwill is recorded at the time of purchase for the excess of the amount of the purchase price over the fair values of the identifiable assets acquired and liabilities assumed. The fair value is determined using the estimated discounted future cash flows of the reporting unit. Goodwill is not amortized and instead is tested at least annually for impairment, or more frequently when events or changes in circumstances indicate that goodwill might be impaired. This impairment test is performed annually at December 31. Future adverse changes in market conditions or poor operating results of underlying assets could result in an inability to recover the carrying value of the goodwill, thereby possibly requiring an impairment charge.

●	In-process research and development assets: IPR&D assets are reviewed for impairment annually, or sooner if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, and upon establishment of technological feasibility or regulatory approval. An impairment loss, if any, is calculated by comparing the fair value of the asset to its carrying value. If the asset’s carrying value exceeds its fair value, an impairment loss is recorded for the difference and its carrying value is reduced accordingly. Similar to the impairment test for goodwill, the Company may perform a qualitative approach for testing indefinite-lived intangible assets for impairment.

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Leases

At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company records the associated lease liability and corresponding right-of-use asset upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The Company additionally evaluates leases at their inception to determine if they are to be accounted for as an operating lease or a finance lease. A lease is accounted for as a finance lease if it meets one of the following five criteria: the lease has a purchase option that is reasonably certain of being exercised, the present value of the future cash flows is substantially all of the fair market value of the underlying asset, the lease term is for a significant portion of the remaining economic life of the underlying asset, the title to the underlying asset transfers at the end of the lease term, or if the underlying asset is of such a specialized nature that it is expected to have no alternative uses to the lessor at the end of the term. Leases that do not meet the finance lease criteria are accounted for as an operating lease. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheet at the commencement date of the lease based on the present value of lease payments over the expected lease term. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. As the Company’s leases do not typically provide an implicit rate, the Company utilizes the appropriate incremental borrowing rate, determined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment. Lease cost is recognized on a straight-line basis over the lease term and variable lease payments are recognized as operating expenses in the period in which the obligation for those payments is incurred. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.

Recently Issued Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326). The new standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. In February 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), which amends the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. Current expected credit loss estimates of expected credit losses on trade receivables over their life will be required to be recorded at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The Company adopted the standard in the first quarter of 2023. There was no material impact on the results of operations.

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BUSINESS

Mission Statement

We are a medical technology company changing the landscape of cardiac care by delivering innovative solutions for CABG surgery.

Overview

We are focused on commercializing or developing three medical technologies and related products – DuraGraft™, MATLOC® and MAR-FG-001. DuraGraft is a first-in-class De Novo granted and CE marked intra-operative vascular graft storage and flushing solution used during CABG surgeries. MATLOC is a point-of-care, lab-on-chip digital screening and diagnostic device platform, initially being developed for quantitative CKD assessment. MAR-FG-001 is a technology in development for use in fat grafting procedures formulated as a tumescent solution base for protecting adipose tissue during adipose tissue harvesting and storage. DuraGraft, MATLOC and MAR-FG-001 are expected to serve an unmet significant market need in several areas, including cardiac surgery, CKD assessment, and fat grafting.

Since October 2023, DuraGraft has been authorized for marketing by the FDA for use as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries in the United States, subject to applicable risks, mitigation requirements, and control provisions. Since August 2014, DuraGraft has also had the CE marking required to be sold in the EEA, and DuraGraft has therefore been assessed as meeting the EEA safety, health, and environmental protection requirements. We are pursuing commercialization of DuraGraft in the United States.

We intend to continue the advancement of our other two primary product technologies, MATLOC and MAR-FG-001. Our MATLOC CKD point-of-care device is being developed toward a functional prototype, mainly through the development of its lab-on-chip technology under an SRA. An SRA is an agreement (which may be classified as a grant, contract or cooperative agreement) under which the Sponsor provides funding to a second party to support the performance of a specified research project or related activity. The Sponsor may be a foundation, government agency, for-profit entity, research institute, or another university. We will also continue to ready MAR-FG-001 for viability for development and manufacturing. We intend to fully develop and market MAR-FG-001 in the U.S. for fat grafting for procedures such as plastic and cosmetic surgery.

In the near term, we expect to generate revenue primarily from the sale of DuraGraft through the expansion of our international marketing efforts by our distribution partners in Europe and in other countries that accept CE marking. We intend to commercialize DuraGraft in the U.S. primarily through hospital integrated networks using our own direct sales force. We anticipate that once we commence marketing and sales operations for DuraGraft in the U.S., we will be able to generate sustainable revenue growth, accelerate the development of a functional MATLOC device prototype, and expedite the development of MAR-FG-001 into medical products.

DuraGraft™

Through our acquisition of the Somahlution Assets in July 2020, we acquired key intellectual assets based on a patent-protected cytoprotective platform technology designed to reduce ischemic injury to organs and tissues in grafting and transplantation surgeries. These assets include DuraGraft, a first-in-class, De Novo granted and CE marked intra-operative vascular graft storage and flushing solution used during CABG surgeries.

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DuraGraft is the first and only medical product that has received authorization by the FDA for marketing for use as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries. DuraGraft is also the only product certified for marketing in Europe and other jurisdictions for this indication as an EDI. DuraGraft carries CE marking and is approved for marketing in 36 countries outside the United States on three continents, including all countries in the EU, including Spain, Austria, Ireland, Germany, and Italy, as well as countries outside the EU including the UK, Turkey, Switzerland, Chile, and the Philippines. DuraGraft is also the only patented product for this indication. The DuraGraft patent portfolio includes granted patents and pending applications in over 30 countries throughout the world, including patents granted in the United States, Europe, Australia, India, Argentina, South Africa, Mexico, and several Asian countries.

Cardiac care is a large and growing industry. According to the CDC, the estimated average annual U.S. cost of coronary heart disease is $219 billion (Centers for Disease Control and Prevention, Office of Policy, Performance, and Evaluation, “Health Topics – Heart Disease and Heart Attack.” POLARIS, August 17, 2021). According to a market analysis report, the size of the CABG procedures market globally was approximately $10.2 billion as of 2022 (Rahul Gotadki, Market Research Future, “Coronary Artery Bypass Graft Market Research Report Information By Type (Off-Pump, On-Pump, Minimally Invasive Direct CABG, Endoscopic Vein Harvesting and Others), By Procedure (Single CABG Surgery, Double CABG Surgery, Triple CABG Surgery, Quadruple CABG Surgery and Others), By End-User (Hospitals, Cardiology Clinics, Research Institutes and Others), and By Region (North America, Europe, Asia-Pacific, And Rest Of The World) – Market Forecast Till 2030.”, July 2023). The same source reports that this market is forecast to increase at a CAGR of 2.7% between 2023 and 2028. Globally, it is estimated that more than 1 million CABG procedures are performed worldwide each year (Gaudino, Mario, Weill Cornell Medicine, “Method Using Artery for Coronary Artery Bypass Linked to Better Long-term Outcomes Than Using Vein,” July 14, 2020), with procedures performed in the U.S. being a substantial percentage of the total global procedures performed. According to the American Heart Association, CABG is the most common type of open-heart surgery in the United States with more than 500,000 surgeries performed each year (The Society of Thoracic Surgeons, “Coronary Artery Bypass Grafting (CABG).” The Patient Guide to Heart, Lung, and Esophageal Surgery, May 2019).

In October 2023, DuraGraft was classified as a Class II device and authorized for marketing by the FDA for use and marketing as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries, subject to applicable risks, mitigation requirements, and control provisions. The FDA granted this classification and authorization in response to our application under the De Novo request process of the Food, Drug, and Cosmetic Act (“FD&C Act”). As a Class II device, DuraGraft is subject to special controls to provide reasonable assurance of the safety and effectiveness of the device type. The FDA identified the following risks and mitigation measures: risk of adverse tissue reaction requiring mitigation through biocompatibility evaluation; risk of damage to vascular grafts leading to major adverse cardiac events or vascular injury requiring mitigation through clinical performance data, non-clinical performance testing, shelf life testing, and labeling; risk of particulate matter contamination leading to vascular occlusion, coronary artery embolization and occlusion, phlebitis, infarction, and death requiring mitigation through clinical performance data, non-clinical performance testing, shelf life testing, and labeling; and risk of infection requiring mitigation through sterilization validation.

In addition to the general controls of the FD&C Act, use of DuraGraft is subject to the following special controls: (1) Clinical data must evaluate adverse events associated with clinical use of the device. Devices indicated for vascular grafts for coronary artery bypass graft surgeries must include an evaluation of the incidence of major adverse cardiac events, vein graft occlusion, and mortality. (2) Non-clinical performance testing must demonstrate that the device performs as intended under anticipated conditions of use. The following performance characteristics must be tested: (i) Maintenance of cell viability and structural integrity of vascular conduits during storage at the labeled temperature and storage duration; and (ii) Evaluation of visible and non-visible particulates in the final mixed solution. (3) Shelf life testing must demonstrate the stability of the device’s chemical components over the identified shelf life. (4) The device must be demonstrated to be biocompatible. (5) Performance data must demonstrate the sterility of the device. (6) Labeling must include: (i) The maximum storage duration for vascular autografts in the solution; (ii) A description of all additives or supplements that are added at the point of care; (iii) The need for visual inspection of the solution for particulate matter prior to use; (iv) A statement regarding the duration of stability of the final solution after preparation; (v) A summary of the non-clinical performance testing that supports use of the device as a flushing and storage solution for vascular autografts; and (vi) A summary of the clinical data that supports use of the device as a flushing and storage solution for vascular autografts. In addition, DuraGraft is a prescription device and must comply with 21 CFR 801.109. DuraGraft must also comply with applicable requirements under the FD&C Act, including registration and listing, labeling, medical device reporting (reporting of medical device-related adverse events) for devices or postmarketing safety reporting for combination products, good manufacturing practice requirements as set forth in the quality systems regulation for devices or current good manufacturing practices for combination products, and if applicable, the electronic product radiation control provisions.

In connection with the FDA’s review of our De Novo request, the FDA did not exempt DuraGraft as a Class II device from the premarket notification requirements under section 510(k) of the FD&C Act. Future products that use DuraGraft as a predicate device for vascular graft storage and flushing solutions used during CABG surgery may be required to comply with premarket notification requirements under Section 510(k) of the FD&C Act.

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Marketing DuraGraft

Having received FDA authorization for marketing of DuraGraft, we are proceeding with our plans to commercialize DuraGraft in the United States and continue to generate international revenue growth from sales of DuraGraft. In the U.S. marketplace, we intend to employ a small direct sales force focusing on marketing and sales to hospital integrated networks. We have also begun the process of developing the U.S. CABG market for DuraGraft with select clinical studies, the development of KOLs, the promotion of existing publications, and digital marketing. We will also seek to develop and commercialize additional applications for the technology underlying DuraGraft.

Our DuraGraft commercialization plan using its CE marking and existing distribution partners in select European and Asian countries resumed in the second quarter of 2022, with a targeted approach based on market access, existing KOLs, clinical data and revenue penetration. In Europe and elsewhere, we will continue our DuraGraft marketing efforts relying on our DuraGraft CE marking and our distribution partners. The CE marking signifies that DuraGraft may be sold in the EEA and that DuraGraft has been assessed as meeting safety, health, and environmental protection requirements. We are currently working with local distributors of cardiovascular disease-related products, in accordance with local regulatory requirements, to sell and increase the market share of DuraGraft in Spain, Austria, Switzerland, Germany, Chile, Turkey, Italy, and the UK among others.

MATLOC®

In December 2021, we acquired My Health Logic, its lab-on-chip technology platform and its in-development patient-centric, digital point-of-care screening and diagnostic device, MATLOC.

The excitement over microfluidics, also known as lab-on-a-chip technology, lies in its potential for producing revolutionary, timely, accessible, and practical point-of-care devices; devices that are patient-centric (one-to-many, rather than doctor centric, one-to-one) and support self-care and independence. Microfluidics is a technology for analyzing small volumes of fluids, with the potential to miniaturize complex laboratory procedures onto a small microchip, hence the term “lab-on-chip”.

Marizyme’s lab-on-chip technology is currently being developed for screening and diagnosis related to the three leading biomarkers for CKD, a disease estimated to affect 37 million Americans (National Kidney Foundation, “Chronic kidney disease (CKD),” 2023) – or approximately one out of every nine Americans. If left untreated, many patients will advance to ESRD, often leading to kidney transplant, renal failure, or dialysis. Since 90% of those with CKD do not know they have it (Centers for Disease Control and Prevention, “Chronic Kidney Disease in the United States, 2023,” May 30, 2023), the risk of progression in the disease is high and this creates massive burdens for CKD patients and healthcare systems (Webster AC, Nagler EV, Morton RL, Masson P. Chronic kidney disease. Lancet. 2017, March 25;389(10075):1238-1252. doi: 10.1016/ S0140-6736(16)32064-5. Epub 2016 Nov 23). In 2018 Medicare alone spent $130 billion on CKD and ESRD-related costs (United States Renal Data System (“USRDS”). 2020 USRDS annual data report: epidemiology of kidney disease in the United States. National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, MD, 2020 (“2020 USRDS”), Volume 1 Chronic Kidney Disease; Chapter 6 Healthcare Expenditures for Persons with CKD; Highlights; Bullet #1: “Medicare fee-for-service (FFS) spending for beneficiaries with CKD who did not have ESRD exceeded $81 billion in 2018 and represented 22.3% of Medicare FFS spending (Tables 6.1 and 6.2).”; Volume 2; End Stage Renal Disease: End Stage Renal Disease: Chapter 9 Healthcare Expenditures for Persons with ESRD; Highlights; Bullet #1: “Total Medicare-related expenditures for beneficiaries with ESRD rose to $49.2B in 2018.”). With the increase of diabetics and hypertension cases in the U.S., which make up roughly two-thirds of all CKD patients (USRDS 2020 ADR Reference Tables, Vol. 2—ESRD; Ref. Tables A Incidence; Table A.4 Incident counts of reported ESRD patients, by age and primary diagnosis, 2016–2018 combined. Col. X, Row 38 (All patients) 382,398; Col. X, Row 33 (Diabetes) 179,706; Col. X, Row 34 (Hypertension) 110,807.] [Computed from: (Col. X shows all gender and race.) All patients (Col. X, Row 38) = 382,398 / DM (Col. X, Row 33) 179,706; (179,706/382,398) = 47% (0.4699); HTN (Col. X, Row 34) 110,807 (110,807/382,398) = 29% (0.2897)), CKD related healthcare costs are expected to increase significantly. Compounding this development is the fact that less than 50% of diabetic patients are annually screened or tested for kidney damage (Folkerts, K., Petruski-Ivleva, N., Comerford, E., et al., “Adherence to Chronic Kidney Disease Screening Guidelines Among Patients With Type 2 Diabetes in a US Administrative Claims Database,” Mayo Clinic Proceedings 2021;96(4):975-986) doi: https://doi.org/10.1016/j.mayocp.2020.07.037). This creates an unmet need for point-of-care technologies that facilitate CKD screening and diagnosis, which further facilitates earlier screening and diagnosis and detection to slow down or eliminate the CKD progression. By combining lab-on-chip technology with our MATLOC device, it will be able to quantitatively read the two urine biomarkers, albumin and creatine, and a blood biomarker, eGFR, necessary for effective CKD screening and diagnosis at point-of-care with results available instantly on a patient’s smartphone.

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The COVID-19 pandemic has massively accelerated the ongoing transformation in healthcare. Connected consumer electronic devices are enabling 24/7 home-based digital healthcare. We believe that consumers have the desire and are now becoming empowered to manage their own healthcare and that they will seek to utilize our point-of-care MATLOC device.

With our lab-on-chip technology and MATLOC device in development, we are striving to achieve earlier detection and slowing of the progression of CKD, allowing patients and healthcare systems to reduce the enormous costs of kidney failure, transplant, and/or dialysis. We anticipate that once we commence marketing and sales operations for DuraGraft in the U.S., we will be able to accelerate the development of a functional MATLOC device prototype. After completing this technology for CKD assessment, we also plan to explore the commercial potential of other biomarkers for chronic diseases to be measured at point-of-care using our lab-on-chip technology.

MAR-FG-001

In November 2021, we reinitiated the development of MAR-FG-001, our fat grafting technology. MAR-FG-001 is a tumescent solution base for fat grafting procedures that may be used for plastic surgeries. The Company intends to develop MAR-FG-001 for use during these and other fat grafting procedures.

Fat grafting is a surgical process used in medical reconstructive and other plastic surgery procedures in which fat is transferred from one area of the body to another (known as “autologous fat grafting” or simply “fat grafting”) to correct a defect, replace injured tissue, or to make cosmetic enhancements.

Compared to standard solutions, we believe that MAR-FG-001 could better protect adipose tissue from ischemic and oxidative injury and increase adipocyte and stromal cell viability, which is key to improving retention of fat volume thereby improving patient outcomes following fat grafting procedures.

The global market for autologous fat grafting was estimated to be $699.96 million in 2021 and was projected to grow at a CAGR of 8.62% until 2028 (“Global Autologous Fat Grafting Market – Industry Trends and Forecast to 2028,” Data Bridge Market Research, December 2020). Growing preference for the use of non-invasive aesthetic techniques in skin rejuvenation, more rapid recovery with lesser allergic risks and reduced downtime compared to other procedures are some of the factors contributing to increasing demand. The adoption rate for autologous fat grafting procedures in the United States was 2.2% of all augmentation and reconstruction procedures as of 2018, suggesting significant potential for growth of adoption of these procedures (“Autologous Fat Grafting Market Analysis By Product (Integrated Fat Transfer Systems, Aspiration and Harvesting Systems, Liposuction Systems, Fat Processing Systems, De-epithelialization Devices), By Application & Region - Global Market Insights 2021 to 2031,” Fact.MR, March 2022). With approximately 22.4 million plastic surgeries performed in the United States in 2020 (American Society of Plastic Surgeons, “Plastic Surgery Statistics Report – 2020,” April 27, 2021), we anticipate potentially widespread implementation of innovative fat grafting systems.

MAR-FG-001 is currently in development and not yet available for sale in any markets.

Our Competitive Strength

We believe that the following competitive strength will enable us to compete effectively:

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Superior, first-in-class vascular graft storage and flushing solution. Management believes that the DuraGraft platform provides a significant and substantial competitive advantage over current methods. DuraGraft is the first and only medical product that has received authorization by the FDA for marketing for use as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries. DuraGraft is also the only product certified for marketing in Europe and other jurisdictions for this indication. DuraGraft carries CE marking and is approved for marketing in 36 countries outside the United States on three continents, including all countries in the EU, including Spain, Austria, Ireland, Germany, and Italy, as well as countries outside the EU including the UK, Turkey, Switzerland, Chile, and the Philippines. DuraGraft is also the only patented product for this indication. The DuraGraft patent portfolio includes granted patents and pending applications in over 30 countries throughout the world, including patents granted in the United States, Europe, Australia, India, Argentina, South Africa, Mexico, and several Asian countries.

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Our Growth Strategies

We will strive to grow our business by pursuing the following key growth strategies:

●	Commercialize DuraGraft. We intend to commercialize DuraGraft in the United States for use as an intra-operative vascular conduit storage and flushing solution used during CABG surgeries primarily by employing a small direct sales force focusing on marketing and sales to hospital integrated networks. We have also begun the process of developing the U.S. CABG market for DuraGraft with select clinical studies, the development of KOLs, the promotion of existing publications, and digital marketing. We also intend to seek to develop and commercialize additional applications for the technology underlying DuraGraft. We will continue the distribution of DuraGraft in Europe and other countries that accept the CE marking and intend to expand this distribution over time.

●	Develop MATLOC technology and related products. We intend to continue the development of MATLOC toward a functional device prototype.

●	Develop MAR-FG-001 fat grafting technology and related products. We intend to continue the development of MAR-FG-001 to validate its protective abilities and its improvements to the retention of fat volume.

●	Acquire more life science assets. We intend to continue to expand our product portfolio through the identification and acquisition of additional life science assets.

We will not receive any of the required capital in this offering except upon the exercise of warrants held by the selling stockholders for issuance of the shares of common stock that are being registered for resale by the registration statement of which this prospectus forms a part. There can be no assurances, however, that we will be able to raise the capital in this offering that we need to execute our plans or that capital, whether through securities offerings, either private or public, will be available to us on acceptable terms, if at all. An inability to raise sufficient funds could cause us to scale back our development and growth plans or discontinue them altogether.

Competition

Competition in the medical device and life science industries is intense. Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies that are active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in medical device development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. To compete successfully in this industry, we must identify novel and unique medical devices or methods of treatment and then complete the development of those medical devices as treatments.

The medical devices that we are attempting to develop will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of medical devices that target the same conditions that we are targeting, and other companies have existing products or medical devices in various stages of pre-clinical or clinical development.

Intellectual Property

We own, through the acquisitions of Krillase, DuraGraft, MATLOC, and other assets, various patents, trademarks and other intangibles.

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Patent Portfolio

Upon our acquisition of the Somahlution Assets, we acquired all of the Somahlution intellectual property relating to the Somahlution products, including patents rights and trademarks relating to DuraGraft. In addition, prior to the closing of the acquisition of the Somahlution Assets, in certain countries, we paid the costs relating to the filing and registration of patent applications and we were granted ownership rights to DuraGraft patents issued in those countries.

In September 2018, we acquired assets relating to Krillase®, a technology intended for the treatment of certain harmful blockages, plaque and biofilms, including certain patents, patent applications, and trademarks. In December 2021, we acquired assets relating to MATLOC®, a technology intended for the screening of biomarkers relating to CKD, including patents rights and trademarks relating to the MATLOC platform and products. The Company previously planned to develop and commercialize FDA-approved products based on the Krillase assets. We suspended these plans due to our determination to prioritize the completion of regulatory processes to obtain FDA authorization for the commercialization of DuraGraft in the United States and the development of a functional MATLOC device prototype and MAR-FG-001-based viable products. We intend to maintain the Krillase assets for potential future development and commercialization or disposition. Any determination as to these matters would be based on a number of factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Principal Factors Affecting Our Financial Performance” for a summary of factors that we may consider in this respect.

There is no assurance that any of our intellectual property assets will ever be developed and fully commercialized and generate significant revenues or will ever attract significant interest from potential buyers or investors. See “Risk Factors – Risks Related to Our Business – We may not be able to monetize intangible assets, which may result in the need to record an impairment charge.”

As of October 12, 2023, we own the following patents:

Product Type	Country/ Jurisdiction	Official No.	Status	Title
DuraGraft	Argentina	AR098508 B1	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION
DuraGraft	Australia	2014353199	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Austria	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Austria	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Austria	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Belgium	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Belgium	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Belgium	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Brazil	BR112016006512-3	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION

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DuraGraft	Canada	2923441	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	China	201480024203.2	Pending	FORMULATIONS CONTAINING POLY (0-2-HYDROXYETHYL) STARCH FOR INCREASING THE OXYGEN-CONTENT, STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION
DuraGraft	China	ZL201480061943.3	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Czechia	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Denmark	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Denmark	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Denmark	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	EPO	2938186	EP Granted	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	EPO	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	EPO	3027016	EP Granted	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	France	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	France	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	France	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Germany	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Germany	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Germany	602014048320.8	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION

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DuraGraft	India	5238/DELNP/2015	Pending	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	India	403699	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	India	201617013141	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Indonesia	P00201603372	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Ireland	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Ireland	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Israel	244834	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Italy	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Italy	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Italy	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Japan	2016-525916	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Jordan	334/2014	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION
DuraGraft	Kuwait	159PA/2014	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Malaysia	MY-181282-A	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Mexico	371723	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE

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DuraGraft	Mexico	378411	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Netherlands	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Netherlands	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Netherlands	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	New Zealand	718991	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Norway	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Norway	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Norway	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Philippines	1-2016-500909	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Republic of Korea	2428676	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Republic of Korea	2022-7026130	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Singapore	10201709595W	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION
DuraGraft	Singapore	10202204548W	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION
DuraGraft	Singapore	11201604002V	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	South Africa	2015/04103	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE

90

DuraGraf	South Africa	2015/04284	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	South Africa	2016/02253	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Spain	ES2724238	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Spain	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Spain	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Sri Lanka	18739	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Sweden	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Sweden	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Sweden	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Switzerland	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	Switzerland	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Switzerland	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Taiwan	TW103115212	Pending	FORMULATIONS CONTAINING POLY (0-2-HYDROXYETHYL) STARCH FOR INCREASING THE OXYGEN-CONTENT, STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION
DuraGraft	Taiwan	TW103114889	Pending	FORMULATIONS FOR INCREASING THE OXYGEN-CONTENT, STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION
DuraGraft	Taiwan	I540961	Registered	SOLUTIONS FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Taiwan	I524843	Registered	SOLUTIONS FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Taiwan	103140510	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN AND TISSUE PRESERVATION SOLUTION

91

DuraGraft	Thailand	1601002666	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Turkey	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	Turkey	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	United Kingdom	2938186	Registered	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	United Kingdom	2938187	Registered	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	United Kingdom	3027016	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	United States	14/654168	Petition to Revive pending	ORGAN AND TISSUE PRESERVATION FORMULATIONS WITH INCREASED STABILITY AND SHELF LIFE
DuraGraft	United States	14/654170	Pending	SOLUTION FOR PRESERVING VASCULAR CONDUITS
DuraGraft	United States	63/285386	Pending	METHOD OF PROVIDING POSTOPERATIVE PROTECTION IN PATIENTS UNDERGOING CORONARY ARTERY BYPASS GRAFT SURGERY
DuraGraft	United States	17/684,495	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	United States	11,291,201	Registered	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	United States	63/331,777	Pending	POWDER FORMULATIONS AND USE THEREOF IN MEDICAL AND/OR SURGICAL PROCEDURES
DuraGraft	United States	63/333,122	Pending	FORMULATION FOR PRESERVATION OF VEINOUS AND ARTERIAL GRAFTS IN DIABETIC PATIENTS
DuraGraft	United States	63/333,123	Pending	FORMULATION FOR INHIBITION OF ENDOTHELIAL DAMAGE
DuraGraft	United States	63/333,505	Pending	FORMULATION FOR PRESERVING TISSUES OR ORGANS IN PATIENTS WITH AND WITHOUT LEFT MAIN DISEASE UNDERGOING ISOLATED CABG
DuraGraft	United States	63/333,510	Pending	FORMULATION FO RMYOCARDIAL PROTECTION DURING GRAFTING

92

DuraGraft	United States	63/333,514	Pending	FORMULATION FOR STORING VEIN GRAFTS
DuraGraft	United States	63/342,370	Pending	USE OF CYTOPROTECTANT FORMULATIONS IN CELL OR TISSUE TRANSPORT AND/OR STORAGE
DuraGraft	United States	63/401,486	Pending	ANTIOXIDANT-CONTAINING EYE DROP FORMULATIONS AND METHODS OF TREATMENT USING SAME
DuraGraft	Vietnam	1-2016-01625	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
DuraGraft	Vietnam	1-2022-04720	Pending	SOLUTIONS FOR INCREASING THE STABILITY AND SHELF LIFE OF AN ORGAN TISSUE PRESERVATION SOLUTION
Krillase	Australia	2019292557	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	Brazil	BR1120210048090	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	Canada	3110779	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	China	201980057015.2	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	Costa Rica	2021-0059	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	EAPO	202190494	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	EPO	07865205.4	Pending	A CONTROLLED RELEASE ENZYMATIC COMPOSITION AND METHODS OF USE
Krillase	EPO	21217552.5	Pending	A CONTROLLED RELEASE ENZYMATIC COMPOSITION AND METHODS OF USE
Krillase	EPO	13712728.8	Pending	MIXTURE OF ENZYMES FROM ANTARCTIC KRILL FOR USE IN THE REMOVAL OF A BIOFILM
Krillase	EPO	19824845.2	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES

93

Krillase	Hong Kong	62021038660.8	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	Indonesia	P00202102501	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	Japan	2021-517700	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	South Africa	2021/00693	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Krillase	United States	16/457291	Pending	PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF THROMBOSIS AND DELIVERY BY MEDICAL DEVICES
Somaceutica	United States	17/261929	Pending	DERMATOLOGICAL COMPOSITIONS FOR PROVIDING NUTRIENTS TO SKIN AND METHODS THEREOF

As of October 12, 2023, we are the licensee of the following patents:

Product Type	Country/ Jurisdiction	Official No.	Status	Title	Owner/Licensee
MATLOC	EPO	19867662.9	Pending	A PASSIVE MIXING MICROFLUIDIC URINARY ALBUMIN CHIP (UAL-CHIP) FOR CHRONIC KIDNEY DISEASE ASSESSMENT	Owned by University of Manitoba. Marizyme is an exclusive licensee.
MATLOC	Canada	3,108,813	Pending	A PASSIVE MIXING MICROFLUIDIC URINARY ALBUMIN CHIP (UAL-CHIP) FOR CHRONIC KIDNEY DISEASE ASSESSMENT	Owned by University of Manitoba. Marizyme is an exclusive licensee.
MATLOC	United States	17/266,217	Pending	A PASSIVE MIXING MICROFLUIDIC URINARY ALBUMIN CHIP (UAL-CHIP) FOR CHRONIC KIDNEY DISEASE ASSESSMENT	Owned by University of Manitoba. Marizyme is an exclusive licensee.
MATLOC	EPO	19852466.2	Pending	METHOD FOR DEVELOPMENT OF MICROFLUIDIC ASSAY DEVICE PROTOTYPE	Owned by University of Manitoba. Marizyme is exercising its option for exclusive license.
MATLOC	Canada	3108991	Pending	METHOD FOR DEVELOPMENT OF MICROFLUIDIC ASSAY DEVICE PROTOTYPE	Owned by University of Manitoba. Marizyme is exercising its option for exclusive license.
MATLOC	United States	17/266204	Pending	METHOD FOR DEVELOPMENT OF MICROFLUIDIC ASSAY DEVICE PROTOTYPE	Owned by University of Manitoba. Marizyme is exercising its option for exclusive license.
MATLOC	United States	63/333,054	Pending	MICROFLUIDIC URINE ALBUMIN/CREATININE CHIP (uARC-CHIP) FOR CHRONIC KIDNEY DISEASE EVALUATION	Owned by University of Manitoba. Marizyme is an exclusive licensee.
MATLOC	United States	63/322,958	Pending	PAPER-BASED MICROFLUIDIC CHIP FOR MEASUREMENT OF CYSTATIN C IN PLASMA AND SERUM (CYS-C PAPER CHIP)	Owned by University of Manitoba. Marizyme is an exclusive licensee.

94

Trademarks

As of October 12, 2023, we own the following trademarks:

Application No.	Registration No.	Country/ Jurisdiction	Case Status	Trademark
97/401623	1701131	United States	Registered	CYTOPRO
3408723	2852586	Argentina	Registered	DURAGRAFT
186456	186456	Bangladesh	Registered	DURAGRAFT
5285-2015	164842C	Bolivia	Registered	DURAGRAFT
909398577	909398577	Brazil	Registered	DURAGRAFT
47145	47145	Brunei Darussalam	Registered	DURAGRAFT
1662655	TMA969008	Canada	Registered	DURAGRAFT
1156204	1185551	Chile	Registered	DURAGRAFT
2015-11331	265653	Costa Rica	Registered	DURAGRAFT
2015-32539	227843	Dominican Republic	Registered	DURAGRAFT
2015-21165	IEPI/2017/TI/2587	Ecuador	Registered	DURAGRAFT
2015004632	212663	Guatemala	Registered	DURAGRAFT
303632968	303632968	Hong Kong	Registered	DURAGRAFT
D002015022001	IDM000591043	Indonesia	Registered	DURAGRAFT
JO/T/1/120445	140912	Jordan	Registered	DURAGRAFT
169368	169368	Kuwait	Registered	DURAGRAFT
A0040426	1197989	Madrid Protocol (TM)	Registered	DURAGRAFT
2015058165	2015058165	Malaysia	Registered	DURAGRAFT
2015-001717	2015111637	Nicaragua	Registered	DURAGRAFT
389755	389755	Pakistan	Registered	DURAGRAFT
240938	240938	Panama	Registered	DURAGRAFT
1567034	428472	Paraguay	Registered	DURAGRAFT
619456	227503	Peru	Registered	DURAGRAFT
2015/13465	2015/13465	South Africa	Registered	DURAGRAFT
198823	198823	Sri Lanka	Registered	DURAGRAFT
AE246475	246475	United Arab Emirates	Registered	DURAGRAFT
469705	469705	Uruguay	Registered	DURAGRAFT
97/271792	1681258	United States	Registered	DURAGRAFT
1197989	UK00801197989	United Kingdom	Registered	DURAGRAFT
1197989	1197989	African IPO	Registered	DURAGRAFT
	1616525	Australia	Registered	DURAGRAFT
1197989	1197989	Belarus	Registered	DURAGRAFT
15099005	534078	Colombia	Registered	DURAGRAFT
CMA11197989	CMA11197989	Cuba	Registered	DURAGRAFT
1197989	1197989	Egypt	Registered	DURAGRAFT
	1197989	European Union	Registered	DURAGRAFT
1197989	1197989	Finland	Pending	DURAGRAFT
V0095738	V0095738	Iceland	Registered	DURAGRAFT
	2728894	India	Registered	DURAGRAFT
264333	264333	Israel	Registered	DURAGRAFT
2014-353219	1197989	Japan	Registered	DURAGRAFT
	1197989	Kazakhstan	Registered	DURAGRAFT
1197989	1197989	Kenya	Registered	DURAGRAFT
1197989	1197989	Kyrgyzstan	Registered	DURAGRAFT
1197989	1197989	Liechtenstein	Registered	DURAGRAFT
1197989	1197989	Morocco	Registered	DURAGRAFT
	995906	New Zealand	Registered	DURAGRAFT
	1197989	Norway	Registered	DURAGRAFT
1197989	1197989	Oman	Registered	DURAGRAFT
1197989	1197989	Philippines	Registered	DURAGRAFT
1197989	1197989	Republic of Korea	Registered	DURAGRAFT
	1197989	Russian Federation	Registered	DURAGRAFT
	T1405531A	Singapore	Registered	DURAGRAFT

95

1197989	1197989	Switzerland	Registered	DURAGRAFT
1197989	1197989	Tunisia	Registered	DURAGRAFT
2014/35608	1197989	Turkey	Registered	DURAGRAFT
1197989	1197989	Ukraine	Registered	DURAGRAFT
1197989	1197989	Uzbekistan	Registered	DURAGRAFT
1197989	1197989	Vietnam	Registered	DURAGRAFT
1571411	1571411	Australia	Registered	GALA
840635028	840635028	Brazil	Registered	GALA
13200353	13200353	China	Registered	GALA
011866902	011866902	European Union	Registered	GALA
258906	258906	Israel	Registered	GALA
981751	981751	New Zealand	Registered	GALA
2013/101481	2013 101481	Turkey	Registered	GALA
011866902	UK00911866902	United Kingdom	Registered	GALA
T1314119B	T1314119B	Singapore	Registered	GALA
2013-070195	5645334	Japan	Registered	GALA
	690472	Madrid Protocol (TM)	Registered	KRILLASE
1994/09732	302346	Sweden	Registered	KRILLASE
	690472	Finland	Registered	KRILLASE
	690472	France	Registered	KRILLASE
	690472	Germany	Registered	KRILLASE
	690472	Norway	Registered	KRILLASE
	690472	Portugal	Registered	KRILLASE
	690472	Spain	Registered	KRILLASE
	WO0000000690472	United Kingdom	Registered	KRILLASE
97/332349	1690654	United States	Registered	KRILLASE
97/332345	1699350	United States	Registered	MARIZYME
90/460461	1666845	United States	Registered	MATLOC
166845		Canada	Pending	MATLOC
166845		European Union	Pending	MATLOC
166845		United Kingdom	Pending	MATLOC
A0070668	1379788	Madrid Protocol (TM)	Registered	SOMACEUTICA
1863383	TMA1084929	Canada	Registered	SOMACEUTICA
	1379788	European Union	Registered	SOMACEUTICA
3713217	1379788	India	Registered	SOMACEUTICA
2017-366542	1379788	Japan	Registered	SOMACEUTICA
	1379788	Liechtenstein	Registered	SOMACEUTICA
	1379788	Norway	Registered	SOMACEUTICA
1379788	UK00801379788	United Kingdom	Registered	SOMACEUTICA
47144	47144	Brunei Darussalam	Registered	SOMAHLUTION

96

304532067	304532067	Hong Kong	Registered	SOMAHLUTION
JO/T/1/142669	160029	Jordan	Registered	SOMAHLUTION
2018-4350		Kuwait	Pending	SOMAHLUTION
A0043179	1218320	Madrid Protocol (TM)	Registered	SOMAHLUTION
2015067387	2015067387	Malaysia	Registered	SOMAHLUTION
86/248574	5027533	United States	Registered	SOMAHLUTION
1218320	UK00801218320	United Kingdom	Registered	SOMAHLUTION
	1651327	Australia	Registered	SOMAHLUTION
86248574	1218320	China	Registered	SOMAHLUTION
	1218320	Egypt	Registered	SOMAHLUTION
	1218320	European Union	Registered	SOMAHLUTION
	1218320	Iceland	Registered	SOMAHLUTION
2859336	1218320	India	Registered	SOMAHLUTION
	1218320	Iran	Registered	SOMAHLUTION
268806	268806	Israel	Registered	SOMAHLUTION
	1218320	Japan	Registered	SOMAHLUTION
	1218320	Liechtenstein	Registered	SOMAHLUTION
1538097	1544539	Mexico	Registered	SOMAHLUTION
	1006640	New Zealand	Registered	SOMAHLUTION
	1218320	Norway	Registered	SOMAHLUTION
	1218320	Russian Federation	Registered	SOMAHLUTION
	T1416296G	Singapore	Registered	SOMAHLUTION
	1218320	Switzerland	Registered	SOMAHLUTION
2014/84799	2014/84799	Turkey	Registered	SOMAHLUTION

Other Intellectual Property

We own the internet domain names www.marizyme.com and www.somahlution.com, which are our primary operating websites. We own additional websites which are reserved for future operations. The information contained in our websites is not incorporated by reference in this prospectus.

We generally control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international copyright laws. In this regard, we have signed confidentiality agreements with all of our current and former employees and consultants. Despite our efforts to protect our trade secrets and proprietary rights through intellectual property rights, licenses, and confidentiality agreements, unauthorized parties may still copy or otherwise obtain and use our software and technology. In addition, the laws of some foreign countries in which we sold products do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad were adequate or that competition will not independently develop similar technology.

97

Manufacturing, Distribution and Marketing

We do not own or operate, and currently have no plans to establish, any manufacturing or distribution facilities. We expect to rely on third parties for the manufacture and distribution of the medical technology devices that we commercialize.

Having received FDA authorization for marketing of DuraGraft, we are proceeding with our plans to commercialize DuraGraft in the United States and continue to generate international revenue growth from sales of DuraGraft. In the U.S. marketplace, we intend to employ a small direct sales force focusing on marketing and sales to hospital integrated networks. We have also begun the process of developing the U.S. CABG market for DuraGraft with select clinical studies, the development of KOLs, the promotion of existing publications, and digital marketing. We will also seek to develop and commercialize additional applications for the technology underlying DuraGraft. In Europe and elsewhere, we will continue our DuraGraft marketing efforts relying on our DuraGraft CE marking and our distribution partners. The CE marking signifies that DuraGraft may be sold in the EEA and that DuraGraft has been assessed as meeting safety, health, and environmental protection requirements. We are currently working with local distributors of cardiovascular disease-related products, in accordance with local regulatory requirements, to sell and increase the market share of DuraGraft in Spain, Austria, Switzerland, Germany, Chile, Turkey, Italy, and the UK among others.

After the development of a functional MATLOC prototype and further development of MAR-FG-001, we intend to enter into a commercialization arrangement with strategic and distribution partners who will be responsible for the marketing and sales of these technology platforms. If we are not able to find appropriate strategic and distribution partners or our partners are unable to achieve our sales goals, we will need to develop our own marketing and sales capabilities, which we expect would require more time and resources. As we do not anticipate obtaining FDA marketing authorization for MATLOC and MAR-FG-001 products within the near-term future, we intend to market MATLOC and MAR-FG-001 in other jurisdictions in which we may sell related products.

Our marketing and sales strategies in non-U.S. markets integrate a digital and social marketing campaign, and we also plan to use this type of marketing in the United States for any product that receives FDA approval.

Facilities

Upon our acquisition of the Somahlution Assets in July 2020 and continuing through December 2020, we leased approximately 20,000 square feet in a building located at 225 Chimney Corner Lane, Jupiter, Florida 33458, which is owned by the Chairman of our board of directors and the former owner of Somahlution. On December 11, 2020, we entered into a five-and-a-half-year lease for approximately 8,500 square feet at 555 Heritage Drive, Jupiter, Florida 33458, which includes office and laboratory space. Our principal executive office is located at this Jupiter, Florida address. Effective April 1, 2022, the Company amended the lease agreement to add additional space for administrative office and laboratories. Under the amended lease, our office and laboratory space increased to 13,535 square feet. The monthly cost of total expanded lease space during 2022 was approximately $15,260 increasing to $15,641 in 2023 and will increase by 2.5% annually thereafter until the end of the term. As of April 1, 2022, monthly operating expenses for total expanded premises increased from approximately $12,000 to $17,500 per month. The lease term is currently scheduled to end on July 31, 2026.

Seasonality and Cyclicality

Our operating results and operating cash flows have not been subject to significant seasonal variations. We do not expect this pattern to change in the near term.

Employees

As of October 12, 2023, the Company had 12 full-time employees and two full-time consultants.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are not aware of any such legal proceedings or claims against us.

98

DeVito Litigation and Settlement Agreement

On June 7, 2022, Nicholas P. DeVito, a former Chairman, Chief Executive Officer, Interim Chief Executive Officer and Interim Chief Financial Officer of the Company, filed a complaint in the Florida Circuit Court against the Company (the “DeVito Complaint”). The DeVito Complaint claimed breach of contract, declaratory relief, specific performance, breach of an implied covenant of good faith and fair dealing, and unjust enrichment against the Company with respect to the Company’s alleged breach of the common stock issuance requirements of an Incentive Stock Option Agreement between Mr. DeVito and the Company, dated as of July 13, 2019 (the “DeVito ISO”). Under the DeVito ISO, on July 13, 2019, the Company granted an option to Mr. DeVito to purchase 600,000 shares of common stock at $1.01 per share, subject to certain vesting terms. The DeVito ISO provided that it would terminate twelve (12) months after the end of Mr. DeVito’s “Continuous Service,” which was not defined by the DeVito ISO. On August 27, 2020, as part of a Mutual Release of Claims Agreement between Mr. DeVito and the Company dated as of that date (the “DeVito Release”), the Company agreed to immediately vest the unvested portion of the DeVito ISO such that the DeVito ISO became fully vested, to pay Mr. DeVito $20,000 to add in the transition during the month of September 2020, and that Mr. DeVito would retain all of his rights under the DeVito ISO. Under the DeVito Release, Mr. DeVito agreed to step down from his positions as Interim Chief Executive Officer and Interim Chief Financial Officer on September 1, 2020, to assist Marizyme with its transition to a new Chief Executive Officer and Chief Financial Officer for the month of September 2020, and effective as of September 1, 2020 would no longer act as an officer of Marizyme in any capacity. The DeVito Release also recited that the Company requested that Mr. DeVito be available for additional consulting going forward as the needs of the business dictate. The DeVito Release also provided for a general mutual release of claims by the Company and Mr. DeVito apart from continuing employment obligations and corporate officer indemnification obligations of Marizyme. The DeVito Complaint alleged that Mr. DeVito continued his role as an advisor and consultant to the Company. Due to the Company’s alleged nonperformance of Mr. DeVito’s exercise rights under the DeVito ISO, the DeVito Complaint sought declaratory relief, specific performance, direct and consequential damages in an unspecified amount of more than $30,001.00, damages prescribed by the DeVito ISO, reasonable attorney’s fees and costs, prejudgment interest, and such other relief as the court deems equitable. On July 21, 2022, the Company filed a motion to dismiss the claims of declaratory relief, specific performance, and breach of an implied covenant of good faith and fair dealing in the DeVito Complaint. On August 3, 2022, Mr. DeVito filed an amended complaint without a hearing (the “Amended DeVito Complaint”). The Amended DeVito Complaint included two claims, for breach of contract and unjust enrichment, and otherwise realleged substantially all of the factual allegations of the DeVito Complaint. On August 26, 2022, the Company filed an Answer to the Amended DeVito Complaint denying substantially all of the allegations.

Under a Confidential Settlement Agreement, dated November 18, 2022 (the “DeVito Settlement Agreement”), the Company and Mr. DeVito agreed that Mr. DeVito would dismiss the DeVito Complaint. The parties also agreed that following an anticipated reverse stock split, the Company was required to issue Mr. DeVito a certain number of “post-split” shares to be delivered in paper certificate form within three business days of the reverse stock split. The DeVito Settlement Agreement further provided that the delivered shares would be subject to normal and customary restrictions pursuant to Rule 144. In the event no reverse stock split had occurred by December 12, 2022, the Company was required to issue Mr. DeVito 240,000 “pre-split” shares. In addition, the parties agreed that no further continuous service would be required pursuant to Section 2 of the DeVito Release. As of December 12, 2022, the anticipated reverse stock split of the common stock had not been processed by FINRA. On January 5, 2023, the Company issued 240,000 shares of common stock to Mr. DeVito.

Chandler Litigation

On January 28, 2022, the Company filed a Complaint in the Florida Circuit Court, case number 50-2022-CA-000859-XXX-MB, against Amy Chandler (the “Chandler Complaint”). The Chandler Complaint sought damages for breach of fiduciary duty, breach of contract, negligence, conversion, and civil theft. The Chandler Complaint alleged that, prior to her resignation in September 2021, Ms. Chandler intentionally and recklessly took actions to cancel the CE certificate required by European Union regulations in order for Marizyme and its subsidiary, Somahlution, Inc., to ship and distribute certain products to/within the EU. The Chandler Complaint also alleged that Ms. Chandler disregarded her fiduciary duty to Marizyme and responsibilities as the top regulatory and compliance official of Marizyme. As a result, the Chandler Complaint alleged that Ms. Chandler’s actions caused significant disruption and damage to Marizyme’s business, including, but not limited to, financial damages and damage to Marizyme’s reputation and business relationships. The Chandler Complaint further alleged that prior to her last day, Ms. Chandler stole confidential, proprietary files governing Marizyme’s quality management system, which related to internal business operations, and that Marizyme incurred significant costs to recreate these files. The Chandler Complaint alleged damages in excess of thirty thousand dollars ($30,000), exclusive of interest, attorneys’ fees, and costs.

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On February 28, 2022, Ms. Chandler filed an Answer, Affirmative Defenses and Counterclaim with the Florida Circuit Court (the “Answer”). The Answer denied the claims in the Chandler Complaint and most of the factual allegations regarding Ms. Chandler’s alleged actions. The Answer also asserted a counterclaim against the Company for defamation per se. The Answer sought to recover monetary damages, attorneys’ fees, and court costs in connection with this litigation. The Answer also demanded a trial by jury on all triable issues.

On March 18, 2022, the Company filed a Motion to Dismiss Ms. Chandler’s Counterclaim with the Florida Circuit Court (the “Motion to Dismiss”). The Motion to Dismiss stated that Ms. Chandler’s Counterclaim for defamation per se should be dismissed with prejudice. On July 13, 2022, the court ruled that the counterclaim of defamation was dismissed with prejudice. Ms. Chandler’s deposition was taken on September 21, 2022. On November 21, 2022, the Company filed a notice of voluntary dismissal without prejudice of its complaint and the case was dismissed.

Campbell/Harmon Litigation

On August 19, 2021, Dr. Neil Campbell, former President, Chief Executive Officer and director of the Company, and Bruce Harmon, former Chief Financial Officer and Secretary of the Company, each filed a Complaint and Demand for Jury Trial in the Florida Circuit Court, case numbers No. 50-2021-CA-009938 and No. 50-2021-CA-009954, respectively, against the Company and Insperity Peo Services, L.P., a Delaware limited partnership (“Insperity”), a joint employer of Dr. Campbell and Mr. Harmon with the Company under a Client Service Agreement, dated November 30, 2020 (collectively, the “Campbell/Harmon Complaints”). Both Campbell/Harmon Complaints alleged that the Company and Insperity violated Section 448.105 of the Florida Private Whistleblower Act as a result of the constructive terminations of Dr. Campbell and Mr. Harmon after the occurrence of violations of federal and state law, including federal securities law, at the Company that exposed Dr. Campbell and Mr. Harmon to civil and criminal forms of liability and that the Company was not addressing to their satisfaction. Both of the Campbell/Harmon Complaints demanded approximately $30,000-$50,000 in back pay and benefits, interest on back pay, front pay and/or lost earning capacity, compensatory damages, costs and attorney’s fees, and such other relief as the court deems equitable.

Pursuant to a Joint Stipulation of Voluntary Dismissal With Prejudice filed in each of these cases, the arbitrator of these cases dismissed Dr. Campbell and Mr. Harmon’s actions with prejudice on April 18, 2022 and April 14, 2022, respectively, and the court subsequently dismissed Dr. Campbell and Mr. Harmon’s actions with prejudice on April 22, 2022 and April 14, 2022, respectively.

COVID-19 Pandemic

The Company has been impacted by the COVID-19 pandemic and related supply chain shortages and other economic conditions, and some of its earlier plans to diversify and expand its operations were delayed as a result.

In addition, the Company is dependent upon certain contract manufacturers and suppliers and their ability to reliably and efficiently fulfill its orders is critical to the Company’s business success. The COVID-19 pandemic has impacted and may continue to impact certain of the Company’s manufacturers and suppliers. As a result, the Company has faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect the Company’s business and financial results.

For a further discussion of the impact of the COVID-19 pandemic on our business, please see “—Revenue” and “—Direct Costs of Revenue” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Comparison of the Years Ended December 31, 2022 and 2021”, and “Risk Factors – Risks Related to Our Business – The COVID-19 pandemic has adversely impacted the Company’s supply chain and could materially and adversely affect our ability to conduct clinical trials and engage with our third-party vendors and thereby have a material adverse effect on our financial results.”

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Bankruptcy or Similar Proceedings

There has been no bankruptcy, receivership or similar proceeding pertaining to the Company.

Environmental Regulations

We do not believe that we are or will become subject to any environmental laws or regulations of the United States, Europe or Asia other than laws or regulations applicable to U.S. publicly-traded companies in general. However, see “Risk Factors – Risks Related to Government Regulation – Climate change and increased focus by governments, stockholders and customers on sustainability issues, including those related to climate change, may have a material adverse effect on our business and operations.” for discussion of material related risks. While we believe that our products and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our products or potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products, which could have a material adverse effect on our results of operations.

Reorganizations, Purchase or Sale of Assets

Other than as described above, there have been no other material reclassifications, mergers, consolidations, purchases or sales of a significant amount of assets not done in the ordinary course of business pertaining to the Company.

Regulation

The FDA, European Union competent authorities and comparable regulatory authorities in state and local jurisdictions and in other countries impose substantial and burdensome requirements upon companies involved in the clinical development, manufacture, marketing and distribution of medical device products such as those the Company has developed and is developing. These agencies and federal, state and local entities regulate, among other things, the research and development, testing, manufacture, quality control, safety, effectiveness, labelling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of the Company’s medical device medical devices. To comply with the regulatory requirements in each of the jurisdictions in which the Company is marketing or seeking to market and subsequently sell its products, the Company is establishing processes and resources to provide oversight of the development, approval processes and launch (including post market surveillance) of its products and to position those products in order to gain market share.

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our company with respect to the foregoing laws and regulations.

U.S. Government Regulation

In the United States, the FDA approves and regulates medical devices under the federal FD&C Act, and its implementing regulations.

The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending Market Authorizations, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a medical device may be marketed in the United States generally involves the following:

●	completion of design control activities (including design verification activities such as pre-clinical laboratory tests, engineering tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or good laboratory practices (“GLPs”) regulations and 21 CFR part 820 regulations;

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●	Submission to the FDA of an investigational device exemption, or IDE, which must become approved before human clinical trials may begin;

●	approval by an IRB of the study protocol and informed consent forms for the clinical site before each trial may be initiated. Multiple sites may necessitate the involvement of multiple IRBs and submissions;

●	performance of adequate and well-controlled human clinical trials in accordance with good clinical practices (“GCPs”), requirements to establish the safety and efficacy of the proposed medical device product for each indication;

●	submission to the FDA of a Marketing Application (510(k), De Novo, Premarket Approval (PMA), etc.) which would include the study reports of the clinical trials, pre-clinical testing, design verification and validation activities, labeling, etc., as well as other required sections to be included in the Marketing Authorization;

●	satisfactory completion of an FDA advisory committee review, if applicable;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practices (“cGMPs”) or PAI (Pre-approved Inspection) requirements and to assure that the facilities, methods and controls are adequate to preserve the medical device’s identity and quality; and

●	FDA approval of the medical device.

Pre-clinical Studies and Clinical Trials for Medical Devices

Pre-clinical studies include laboratory evaluation of the medical device product’s chemistry, engineering testing, stability, biocompatibility (including toxicity) and shipping (container closure), as well as animal studies to assess potential safety and efficacy. An IDE sponsor must submit the results of the pre-clinical tests, together with manufacturing information, testing, data and any available clinical data or literature, among other things, to the FDA as part of an IDE. Some pre-clinical testing may continue even after the IDE is submitted. An IDE automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IDE sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IDE may not result in the FDA allowing clinical trials to commence.

Clinical trials involve the use of the investigational device to human subjects pursuant to a clinical protocol, under the supervision of qualified investigators in accordance with GCPs requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives or endpoints of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA under the IDE. In addition, an IRB (central or at each institution participating in the clinical trial) must review and approve the plan for any clinical trial before it commences at that institution. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their www.clinicaltrials.gov website.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the medical device has been associated with unexpected serious harm to patients.

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FDA Approval of Medical Devices

The results of the pre-clinical studies and engineering testing, together with detailed information relating to the product’s composition, manufacture, quality controls and proposed labeling, among other things, and assuming successful completion of clinical testing (if required) are submitted to the FDA as part of a market approval application, requesting clearance to market the product for one or more indications. In most cases, the submission of a market approval application is subject to a substantial application user fee. Under the Medical Device User Fee Act (“MDUFA”), guidelines that are currently in effect are dependent on type of submission, and typically the FDA has a goal that ranges between 100 – 300 days from the date of “filing” of a standard market approval application for the substantive review. This total review typically takes longer from the date of submission because the FDA has approximately 15 days to make a “filing” decision. Additionally, if during the filing decision or the substantive review the FDA determines a sponsor must provide additional information (AI), the sponsor has 180 days to provide requested information and during such time, the FDA review clock is halted.

Before clearing a market approval application, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not clear an application unless it determines that the manufacturing processes and facilities are in compliance with cGMPs requirements and adequate to assure consistent production of the product within required specifications. Additionally, before clearing a market approval application, the FDA may inspect one or more clinical trial sites to assure compliance with GCPs requirements.

After evaluating the market approval application and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue clearance in a form consistent with the type of application. A complete response letter must contain a statement of specific items that prevent the FDA from approving the application and will also contain conditions that must be met in order to secure final approval of the market approval application and may require additional clinical or pre-clinical testing in order for FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes clearance to commercially market the medical device product with specific instructions for use for specific indications.

The FDA De Novo Classification request provides a marketing process to classify novel medical devices for which no legally marketed predicate device exists and general controls or general and special controls provide reasonable assurance of safety and effectiveness for the intended use. The De Novo classification is a risk-based classification process and devices that are classified into Class I or Class II through a De Novo classification request may be marketed and used as predicates for future premarket notification submissions. With the granting by the FDA of a De Novo request, the new device is authorized to be marketed in the United States and a new classification regulation for the device type is established.

A 510(k) application is another premarket submission process made available by the FDA which may be used by itself or in combination with a De Novo classification request to demonstrate that the device to be marketed is at least as safe and effective (substantially equivalent) to a legally marketed device that is not otherwise subject to pre-market approval requirements. Submitters under a 510(k) application must compare their device to one or more similar legally marketed devices (predicates) and make and support their substantial equivalency claims. Until the submitter receives an order declaring a device substantially equivalent, the submitter may not proceed to market the device. Once the device is determined to be substantially equivalent, it can then be marketed in the United States.

Even if the FDA clears a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies be conducted to further assess safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

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U.S. Post-Approval Requirements for Medical Devices

Medical device products manufactured or distributed pursuant to FDA clearance are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There are also continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

The FDA may impose a number of post-approval requirements as a condition of approval of a MA. For example, the FDA may require post-marketing testing and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, medical device manufacturers and other entities involved in the design, manufacture and distribution of approved products are required to register their establishments with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMPs requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMPs compliance.

Once approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions. Other potential consequences include, but are not limited to:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
●	fines, warning letters or holds on post-approval clinical trials;
●	refusal of the FDA to approve pending sponsor MAs or supplements to approved MAs, or suspension or revocation of product approvals;
●	product seizure or detention, or refusal to permit the import or export of products; or
●	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Devices may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. In addition, products, if deemed adulterated, can lead to serious consequences as set forth above as well as civil and criminal penalties.

U.S. Medical Regulatory Matters Relating to Medical Devices

Manufacturing, sales, promotion and other activities of medical devices following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the Centers for Medicare & Medicaid Services, or CMS, other divisions of the Department of Health and Human Services, or HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

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Other U.S. Healthcare Laws Governing Medical Devices

In addition to FDA restrictions on marketing of medical devices, other U.S. federal and state healthcare regulatory laws restrict business practices in the medical industry, which include, but are not limited to, state and federal anti-kickback, false claims, data privacy and security and physician payment and medical device pricing transparency laws.

The U.S. federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, receiving or providing any remuneration, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between device manufacturers on the one hand and prescribers, purchasers, formulary managers and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not meet the requirements of a statutory or regulatory exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the U.S. federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if anyone purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated.

Additionally, the intent standard under the U.S. federal Anti-Kickback Statute was amended by the ACA to a stricter standard such that a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. The majority of states also have anti-kickback laws, which establish similar prohibitions and, in some cases, may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The federal false claims and civil monetary penalties laws, including the civil False Claims Act, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Actions under the civil False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the civil False Claims Act can result in very significant monetary penalties and treble damages. Several healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, or off-label, uses. Companies also have been prosecuted for allegedly violating the Anti-Kickback Statute and False Claims Act as a result of impermissible arrangements between companies and healthcare practitioners or as a result of the provision of remuneration by the companies to the healthcare practitioners. In addition, the civil monetary penalties statute imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Many states also have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Violations of fraud and abuse laws, including federal and state anti-kickback and false claims laws, may be punishable by criminal and civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid), disgorgement and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as imprisonment, also can be imposed upon executive officers and employees of such companies. Given the significant size of actual and potential settlements, it is expected that the government authorities will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, the ACA broadened the reach of certain criminal healthcare fraud statutes created under HIPAA by amending the intent requirement such that a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and certain other healthcare providers. The ACA imposed, among other things, new annual reporting requirements through the Physician Payments Sunshine Act for covered manufacturers for certain payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1 million per year for “knowing failures.” Covered manufacturers must submit reports by the 90th day of each subsequent calendar year. In addition, certain states require the implementation of compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices and/or tracking and reporting of gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.

The Company may also be subject to data privacy and security regulation by both the federal government and the states in which the Company conducts its business. HIPAA, as amended by HITECH, and their respective implementing regulations, including the Final HIPAA Omnibus Rule, published on January 25, 2013, impose specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH made HIPAA’s security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same requirements, thus complicating compliance efforts. In the EU, similar privacy requirements have been implemented under EU Law General Data Protection Regulation (GDPR 2016/679). These requirements include provisions related to the processing of personal data of individuals within the EEA and also addresses the transfer of personal data outside the EU and EEA areas.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any products for which the Company obtains regulatory approval. In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use the Company’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of the Company’s products. Sales of any products for which the Company receives regulatory approval for commercial sale will therefore depend, in part, on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations. In the United States, the process for determining whether a third-party payor will provide coverage for a product typically is separate from the process for setting the price of such product or for establishing the reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, which might not include all of the FDA-approved products for a particular indication. A decision by a third-party payor not to cover the Company’s medical devices could reduce physician utilization of the Company’s products once approved and have a material adverse effect on the Company’s sales, results of operations and financial condition. Moreover, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable the Company to maintain price levels sufficient to realize an appropriate return on the Company’s investment in product development. Additionally, coverage and reimbursement for products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular product or service does not ensure that other payors will also provide coverage for the product or service or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require the Company to provide scientific and clinical support for the use of the Company’s products to each payor separately and will be a time-consuming process.

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In the EEA, governments influence the price of products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular medical device to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription products, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross border imports from low-priced markets exert commercial pressure on pricing within a country.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products, examining the medical necessity and reviewing the cost-effectiveness of medical products, in addition to questioning safety and efficacy. If these third-party payors do not consider the Company’s products to be cost-effective compared to other available therapies, they may not cover the Company’s products after regulatory approval or clearance, or if they do, the level of payment may not be sufficient to allow the Company to sell its products at a profit.

Healthcare Reform

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products. For example, in March 2010, the ACA was enacted, which, among other things, increased the minimum Medicaid rebates owed by most manufacturers; created a new Patient Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; creation of the Independent Payment Advisory Board, once empaneled, will have authority to recommend certain changes to the Medicare program that includes establishment of a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending. Since its enactment, the U.S. federal government has delayed or suspended the implementation of certain provisions of the ACA.

The Company expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement and additional downward pressure on the price that the Company receives for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. Moreover, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products. The implementation of cost containment measures or other healthcare reforms may prevent the Company from being able to generate revenue, attain profitability or commercialize the Company’s drugs and medical devices.

Additionally, on August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013, and due to subsequent legislative amendments to the statute, will stay in effect through 2025 unless additional action is taken by Congress. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. More recently, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products, which have resulted in several recent Congressional inquiries and proposed bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products.

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Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional action is taken by Congress.

Further, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries, proposed and enacted legislation and executive orders designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, at a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drugs and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs the HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could impact the amounts that federal and state governments and other third-party payors will pay for healthcare products and services.

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U.S. Data Privacy and Security Laws

Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act) that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, certain state and non-U.S. laws, such as the California Consumer Privacy Act, the California Privacy Rights Act, Australia’s Privacy Act 1988, as amended, and the General Data Protection Regulation, or GDPR, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Effective January 1, 2023, we also became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. In addition, effective July 1, 2023, we may also be subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring and regulations promulgated under these laws, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we may also become subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Effective January 1, 2025, we may also become subject to the Iowa Consumer Privacy Act, a similar consumer data privacy law. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to make compliance efforts more challenging, and can result in investigations, proceedings, or actions that lead to significant penalties and restrictions on data processing.

Foreign Government Regulation

In order to market the Company’s products in the EEA (which is comprised of the 27 Member States of the EU plus Norway, Iceland and Liechtenstein) and many other foreign jurisdictions (e.g., in Europe, the UK and Switzerland), a sponsor must obtain separate regulatory approvals. For example, in the EEA, medical device products can only be commercialized after obtaining a Marketing Authorization, or MA. As of May 26, 2021, new Marketing Authorizations in the EU must meet the requirements of Regulation (EU) 2017/745. The activities associated with MA approval are conducted by authorized Notified Bodies (NB) on behalf of the EU competent authorities. Before granting the MA, the NB makes an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy. In order to make this determination, a sponsor must submit an application for approval.

To the extent that any of the Company’s medical devices are to be approved and sold in a foreign country other than those countries comprising the EEA or other countries that accept CE marking, the Company may be subject to similar laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals.

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MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers.

Name	Age	Position
David Barthel	65	Chief Executive Officer, Secretary and Director
Dr. Vithalbhai Dhaduk	69	Chairman of the Board and Director
George Kovalyov	38	Chief Financial Officer and Treasurer
Harrison Ross	31	Vice President of Finance
Dr. Steven Brooks	53	Chief Medical Officer
Dr. Catherine Pachuk	66	Chief Scientific Officer and Executive Vice President
Terry Brostowin	63	Director
Dr. William Hearl	66	Director
Julie Kampf	62	Director
Dr. Nilesh Patel	58	Director
Michael Stewart	66	Director

David Barthel. Mr. Barthel has served as our Chief Executive Officer since November 2021, as a director since December 2021, and as our Secretary since October 2022. From March 2021 to November 2021, Mr. Barthel was Chief Executive Officer of HLII and its former wholly-owned subsidiary, My Health Logic, a company focused on developing an innovative point-of-care lab-on-chip digital diagnostic device technologies for CKD. My Health Logic Inc., which holds the MATLOC device technology and all accompanying agreements, was acquired by Marizyme in December 2021. From July 2019 to February 2021, Mr. Barthel was Managing Director at an affiliate company of Henry Schein, Inc. (Nasdaq: HSIC). Mr. Barthel founded The SmartPill Corp. in 2002 and led the company as CEO and President until its acquisition in October 2012 by medical device giant, Medtronic plc (Nasdaq: MDT). After the acquisition, Mr. Barthel served as Area Vice President, Southeast Division, at an affiliate company of Medtronic until July 2019. Mr. Barthel earned a Bachelor of Arts Degree from St. Norbert College in De Pere, Wisconsin, and an MBA from Lake Forest Graduate School of Management in Lake Forest, Illinois. Our board of directors believes that Mr. Barthel is qualified to serve as a member of the board of directors due to his 25 years of executive leadership of early-stage and large corporations in the healthcare and medical devices industries.

Dr. Vithalbhai Dhaduk. Dr. Dhaduk has been a director since February 2021, and as Chairman since June 2021. From July 2021 to November 2021, Dr. Dhaduk was Interim Chief Executive Officer. Upon Mr. Barthel’s appointment as Chief Executive Officer in November 2021, Dr. Dhaduk resigned his position as Interim Chief Executive Officer. Dr. Dhaduk also serves as the chairman of our Nominating and Corporate Governance Committee. Dr. Dhaduk currently serves as President and Chairman at Professional Neurological Associates (since 1987), Chairman of Dap Dhaduk 1 to 8 (since 1998), Chairman of Caritas International Trading Inc. (since 2011), President and Chairman of Caritas Real Estate Group (since 2011), President and Chairman of Core Hospitality LLC (since 2011), President and Chairman of Star Real Estate LC (since 2012), President and Chairman of Coracias Advanced Technology LLC (since 2016), a directors of The Wright Center (since 2017), and President and Chairman of CorePharma, LLC (since 2018). Previously, Dr. Dhaduk had served as Chairman of Global Pharma Analytics (2012 – 2019), as President and Chairman of Somahlution, LLC (2012 – 2019), President and Chairman of Apicore LLC (2005 – 2016), President and Chairman of R&D Future Aire Tech (2011 – 2013), President and Chairman of Neuron Biotech (2007 – 2013), President and Chairman of Synerx Pharmaceutical (2007 – 2013), and as a director on the board of directors at FNCB Bancorp, Inc. (Nasdaq: FNCB). Dr. Dhaduk is a managing trustee of charitable trust and past President and Chairman of Saurashtra Patel Cultural Samaj. Dr. Dhaduk received a Bachelor of Medicine and Bachelor of Surgery in 1980 from M.P. Shah Medical College in Jamngar, India. Dr. Dhaduk has a Pennsylvania and New Jersey medical licenses (both since 1985), PGY-1 waiver on basis of excellence in post-graduation from the Board of Psychiatry and Neurology (1984), FLEX (Federal Licensing Examination (1984) and ECFMG Certification (1981). Dr. Dhaduk has received the following awards: David Dunn Memorial Award for Outstanding Teaching and Study of Neurology, Medical College of Pennsylvania (1986 – 1987) and Honors in Medicine, M.P. Shah Medical College, India (1980). Our board of directors believes that Dr. Dhaduk is qualified to serve as a member of the board due to his experience as a director on various private company boards, and his more than 35 years in the medical profession and as a business owner.

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George Kovalyov. Mr. Kovalyov has been our Chief Financial Officer and Treasurer since December 2021. Since November 2022, Mr. Kovalyov has been a director of DGTL Holdings Inc. (TSXV:DGTL) (OTCQB:DGTHF). Previously he served as the chief operating officer and director of HLII from September 2020 to November 2021, and as HLII’s chief financial officer from December 2021 to September 2022. In addition, Mr. Kovalyov served as a director and audit committee member of Margaret Lake Diamonds Inc. (TSXV:DIA) from January 2021 to August 2022. From September 2018 to September 2020, Mr. Kovalyov was VP of Finance and director of Phivida Holdings Inc. (CSE:VIDA). From October 2016 to September 2020, he was the principal owner of Schindler and Company, an accounting consulting firm. Mr. Kovalyov is a chartered accountant and is a member of Chartered Professional Accountants of Canada. He graduated from Kwantlen University College with a Bachelor of Business Administration (BBA), Accounting.

Harrison Ross. Mr. Ross has been our Vice President of Finance since December 2021. Previously he had served as the chief financial officer of HLII from July 2020 to November 2021, and has served as HLII’s chief executive officer and director since December 2021. In addition, Mr. Ross has served as a director of Duncan Ross Associates Ltd since June 2023 and a director of Cypher Metaverse Inc. (formerly Codebase Ventures Inc.) (CSE:CODE) (FSE:C5B) (OTCQB:BKLLF) since October 2021. From November 2017 to October 2020, he was CFO of DC Acquisition Corp., a Canadian Capital Pool Company that completed a reverse takeover of a Canada-focused retail company that currently trades on the Toronto Stock Exchange. Mr. Ross was simultaneously working part-time for the family-owned company Graymont Limited from January 2017 to December 2019 and before that was an equity analyst at the investment-management firm Duncan Ross and Associates from June 2016 to January 2018. In 2017, Mr. Ross became a CFA Charterholder and in 2013 Mr. Ross received his bachelor’s degree from the University of Western Ontario in Business and Organizational Studies with a specialization in accounting.

Dr. Steven Brooks. Dr. Brooks has been our Chief Medical Officer since December 2020. Since June 2014, Dr. Brooks has been the principal of Brooks Medtech, LLC, a medical technology consulting firm. Since January 2021, Dr. Brooks has also been Senior Vice President of Clinical Affairs of Vita Therapeutics, LLC, a biotechnology company. Dr. Brooks received his MD degree at the University of Pittsburgh School of Medicine, and Residency, Cardiology and Interventional Cardiology Fellowships at University of Pittsburgh Medical Center. He received his MBA from the Johns Hopkins Carey School of Business in the Business of Medicine Program, and a B.A at Duke University.

Dr. Catherine Pachuk. Dr. Pachuk has been our Chief Scientific Officer and Executive Vice President since July 2020. Prior to our acquisition of the Somahlution Assets in July 2020, Dr. Pachuk had been Somahlution’s Chief Scientific Officer and Executive Vice President since June 2011. Dr. Pachuk is currently a Scientific Advisory Board member for Ocugen Inc. (NASDAQ: OCGN) where Dr. Pachuk advises on the development of a COVID-19 vaccine and is currently an invited expert curator for the American Society of Microbiology’s COVID-19 research registry. Dr. Pachuk is also an adjunct faculty member at both Florida Atlantic University and Baruch Blumberg Institute. Dr. Pachuk also has a dual Regulatory Affairs Certificate from RAPS (Regulatory Affairs Professional Society) in Medical Devices and Pharmaceuticals. Dr. Pachuk received her Ph.D. in molecular virology from the University of Pennsylvania where she studied the molecular biology of coronaviruses, and her BS in Biology from Marywood College.

Terry Brostowin. Mr. Brostowin has been a member of our board of directors since December 2018. Mr. Brostowin also is a member of its Audit Committee and Compensation Committee. Mr. Brostowin is an attorney admitted to the Federal Courts in both the Eastern and Southern Districts of New York and the District of New Jersey. Mr. Brostowin has been President of Brostowin & Associates, PC, since December 2016. Mr. Brostowin has been affiliated with the law firm Brostowin & Associates, PC, since 2009. Mr. Brostowin received his BA in Education from the State University of New York at Cortland and JD from Touro Law School. Our board of directors believes that Mr. Brostowin is qualified to serve as a member of the board due to his experience as a practicing attorney for almost 25 years.

Dr. William Hearl. Dr. Hearl has been a member of our board of directors since October 2020. Dr. Hearl also serves as a member of the Company’s Audit Committee, Compensation Committee and its Nominating and Corporate Governance Committee. Dr. Hearl is the founder of Immunomic Therapeutics, Inc. and has served as its chief executive officer, chairman, and president since January 2006. Dr. Hearl received his Ph.D. in biochemistry from the University of Tennessee and B.S. from East Tennessee State University. Our board of directors believes that Dr. Hearl is qualified to serve as a member of the board due to his experience as a biotech / biopharma executive having successfully guided Immuomic Therapeutics to profitability over the last 15 years.

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Julie Kampf. Ms. Kampf has been a member of our board of directors since February 2021. Ms. Kampf serves as chairman of the Company’s Compensation Committee and also serves as a member of the Nominating and Corporate Governance Committee. Ms. Kampf is currently a director and the Chief Executive Officer of JBK Associates International, an executive search firm focused on the life science industry, which she founded in 2003. Since April 2022, Ms. Kampf has also been a director of EOM Pharmaceutical Holdings, Inc. (OTC PINK: IMUC). Since September 2021, Ms. Kampf has been a director of Jupiter Neurosciences, Inc., which has made filings with the SEC for a proposed underwritten public offering and listing on Nasdaq under the ticker symbol “JUNS”. Ms. Kampf earned a BA in Political Science from the University of Rhode Island, where she minored in Marketing. Our board of directors believes that Ms. Kampf is qualified to serve as a member of the board due to her experience holding executive committee positions on non-profit boards.

Dr. Nilesh Patel. Dr. Patel has been a member of our board of directors since April 2022. Dr. Patel has been a practicing physician with and Chairman of Advanced Cardiovascular Specialists LLC since August 2013. Our board of directors believes that Dr. Patel is qualified to serve as a member of the board due to his experience as a director, ten years of practice in the medical profession, and as a business owner.

Mr. Michael Stewart. Mr. Stewart has been a member of our board of directors since June 2022. Mr. Stewart also serves as chairman of the Company’s Audit Committee. Mr. Stewart has served as the Chief Operating Officer and a director of CyDuct, LLC, a bioinformatics startup, since January 2018. Since May 2022, Mr. Stewart has also served as a director of The Lotus Group Inc., doing business as GlobalMed Technologies, a health technology company. Since November 2016, Mr. Stewart has also been a consultant for various clients. From June 2018 to April 2019, Mr. Stewart was a consultant and director of Gadsden Properties, Inc., formerly known as FC Global Realty Incorporated, a formerly-public real estate development company. From May 2017 to June 2018, Mr. Stewart was the Chief Executive Officer, Chief Financial Officer, the chairman of the Audit Committee and a member of the Compensation Committee and Governance Committee of Gadsden Properties. From December 2014 to October 2016, Mr. Stewart was the Chief Executive Officer, President and a director of Strata Skin Sciences, Inc. (Nasdaq: SSKN), a public medical devices company. From December 2002 to December 2014, Mr. Stewart was Executive Vice President and Chief Operating Officer of PhotoMedex, Inc., a formerly-public medical device company, now known as Gadsden Properties, Inc. From October 1999 to December 2002, Mr. Stewart was Chief Executive Officer and President and a director of Surgical Laser Technologies, Inc., a medical devices company. From October 1990 to December 1999, Mr. Stewart was Vice President and Chief Financial Officer of Surgical Laser Technologies. From July 1983 to October 1990, Mr. Stewart was a financial manager at Decision One Corporation, a computer products company. From July 1980 to July 1983, Mr. Stewart was an accountant at Texaco, Inc., now owned by Chevron Corporation (NYSE: CVX), a public energy company. Mr. Stewart earned a Bachelor of Science degree in Accounting and a Master of Business Administration in Finance from La Salle University. The board of directors believes that Mr. Stewart is qualified to serve as a member of the board due to his many years of executive leadership at early-stage and public companies in the healthcare and medical devices industries and financial expertise.

Family Relationships

There are no family relationships between or among any of our current directors, executive officers or persons nominated or charged by the Company to become directors or executive officers. There are no family relationships among our executive officers and directors and the executive officers and directors of our direct and indirect subsidiaries.

Arrangements Between Officers and Directors

Directors and executive officers are elected until their successors are duly elected and qualified. There are no agreements, arrangements or understandings known to us pursuant to which any director or executive officer was or is to be selected as a director (or director nominee) or executive officer.

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Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independent Directors

Nasdaq’s rules would generally require that a majority of the Company’s board of directors consist of independent directors. Our board of directors currently consists of seven members: David Barthel, Dr. Vithalbhai Dhaduk, Dr. William Hearl, Julie Kampf, Terry Brostowin, Dr. Nilesh Patel, and Michael Stewart. Our board of directors has determined that Dr. Dhaduk, Dr. Hearl, Ms. Kampf, Mr. Brostowin, Dr. Patel, and Mr. Stewart are independent directors as that term is defined in Nasdaq Listing Rule 5605(a)(2). Each director serves until our next annual meeting or until his or her successor is duly elected and qualified.

Committees of the Board of Directors

Our board of directors has the authority to appoint committees to perform certain management and administration functions. On January 26, 2022, the board restructured its committees and established or reestablished an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, and also formed a Pricing Committee. The board also adopted a committee charter for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The committee charters are available on our website at https://www.marizyme.com.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Mr. Stewart, Mr. Brostowin, and Dr. Hearl, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, were selected to serve on our Audit Committee, with Mr. Stewart serving as the chairman. Mr. Stewart has been determined by our board to be qualified as an “audit committee financial expert” as defined under Item 407(d)(5)(ii) and (iii) of Regulation S-K.

Compensation Committee

Ms. Kampf, Mr. Brostowin, and Dr. Hearl, each of whom satisfies the “independence” requirements of Rule 10C-1 under the Exchange Act and the Nasdaq Listing Rules, serve on our compensation committee, with Ms. Kampf serving as the chairman. The members of the compensation committee are also “Non-Employee Directors” within the meaning of Section 16 of the Exchange Act.

Nominating and Corporate Governance Committee

Dr. Dhaduk, Dr. Hearl and Ms. Kampf, each of whom satisfies the “independence” requirements of the Nasdaq Listing Rules, serve on our Nominating and Corporate Governance Committee, with Dr. Dhaduk serving as the chairman.

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EXECUTIVE COMPENSATION

Summary Compensation Table of Named Executive Officers - Years Ended December 31, 2022 and 2021

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to all individuals who served as the Company’s principal executive officer or acting in similar capacity during the last two completed fiscal years, regardless of compensation level, and other individuals as required by Item 402(m)(2) of Regulation S-K, during the noted periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Nonequity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Barthel,	2022	$350,000	$-	$-	$-	(1)	$-	$-	$-	$350,000
Chief Executive Officer	2021	$58,336	$-	$-	$503,997	(2)	$-	$-	$-	$562,333

Dr. Catherine Pachuk,	2022	$325,000	$-	$-	$-		$-	$-	$-	$325,000
Chief Scientific Officer and Executive Vice President	2021	$298,750	$-	$-	$-		$-	$-	$-	$298,750

Dr. Steven Brooks,	2022	$300,000	$-	$-	$-		$-	$-	$-	$300,000
Chief Medical Officer and Executive Vice President of Medical and Regulatory Affairs	2021	$300,000	$-	$-	$-		$-	$-	$-	$300,000

(1) See footnote (2) below. On February 8, 2022, an outstanding option granted to David Barthel to purchase 400,000 shares of common stock at an exercise price of $2.25 was amended, resulting in the deemed cancellation of the original option, and the grant of a replacement option for the same number of shares at an exercise price of $1.75 per share. The incremental fair value, computed as of the repricing or modification date in accordance with FASB ASC Topic 718, with respect to that repriced or modified award, was computed based on the assumptions described in “Note 1 – Summary of Significant Accounting Policies – Fair Value Measurements – Stock-Based Compensation” to the Company’s audited financial statements included with this prospectus.

(2) David Barthel was granted an option to purchase 400,000 shares of common stock at an exercise price of $2.25 per share, subject to vesting conditions, on October 31, 2021. The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in “Note 1 – Summary of Significant Accounting Policies – Fair Value Measurements – Stock-Based Compensation” to the Company’s audited financial statements included with this prospectus.

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Outstanding Equity Awards at Fiscal Year-End of Named Executive Officers

As of December 31, 2022, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Barthel, Chief Executive Officer	160,000	(1)	240,000	(1)	-	$1.75	10/31/2031	-	-	-	-

Dr. Catherine Pachuk, Chief Scientific Officer and Executive Vice President	-		-		-	-	-	-	-	-	-

Dr. Steven Brooks, Chief Medical Officer and Executive Vice President of Medical and Regulatory Affairs	26,666	(2)	13,334	(2)	-	$1.25	11/30/2030	-	-	-	-

(1) David Barthel was granted an option to purchase 400,000 shares of common stock on October 31, 2021. The option vested as to 40,000 shares upon grant, and the balance of 360,000 shares will vest quarterly over a three-year period in equal 30,000-share installments.

(2) Dr. Steven Brooks was granted an option to purchase 40,000 shares of common stock on December 1, 2020. The option is subject to vesting in quarterly equal installments over three years.

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Executive Compensation Agreements

David Barthel

On October 31, 2021, the Company entered into an executive employment agreement (the “CEO Employment Agreement”), with Mr. Barthel setting forth the terms of the compensation for his services as Chief Executive Officer of the Company. Pursuant to the CEO Employment Agreement, Mr. Barthel is entitled to an annual fixed gross salary of $350,000. Upon execution of the CEO Employment Agreement, Mr. Barthel received incentive stock options, or ISOs, to purchase 400,000 shares of common stock at the agreed upon fair market price of $2.25 per share. On February 8, 2022, the board of directors determined to approve an amendment to the CEO Employment Agreement to provide that the fair market price of the ISOs be amended to $1.75 per share of common stock. The board of directors made this determination in part based on recent arms’-length transactions with certain private placement investors in the Units Private Placement, in which such investors purchased units comprised of a secured Convertible Note, convertible into common stock at a price per share of $1.75, subject to adjustment, as well as a Class C Warrant to purchase two shares of common stock with an exercise price equal to the lower of (i) $2.25 per share, subject to adjustment, or (ii) 75% of the cash price per share to be paid by the purchasers in a Qualified Financing. In addition, Mr. Barthel will be eligible to receive certain equity in the form of ISOs of the Company based upon the attainment of certain metrics, as follows: Nasdaq listing – 100,000 ISOs; FDA approval of DuraGraft – 75,000 ISOs; FDA approval of MATLOC – 75,000 ISOs; Material 3rd Party Partnerships for DuraGraft – 50,000 ISOs; and Material 3rd Party Partnerships for MATLOC 1 – 50,000 ISOs. All ISOs listed above will have 10% vesting upon grant and the balance will vest quarterly over a three-year period in equal installments. Mr. Barthel must be employed with the Company in good standing at the time any such ISOs are awarded according to the milestones set forth above. In the event that Mr. Barthel’s employment is terminated prior to any milestone being achieved, he will forfeit his right to receive such ISOs. Mr. Barthel is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Barthel will receive $3,000 per month to cover healthcare and related expenses. Mr. Barthel’s employment is at-will and may be terminated by him or by the Company at any time. Through October 31, 2022, if the Company had terminated Mr. Barthel’s employment with the Company without Cause (as defined in the CEO Employment Agreement), and if Mr. Barthel had executed a full release in favor of the Company (in a form acceptable to the Company, which would have included non-competition, non-solicitation, and non-disparagement provisions), the Company would only have been required to pay Mr. Barthel the total sum equal to six months of his gross annual salary. Beginning November 1, 2022, if the Company terminates Mr. Barthel’s employment with the Company without Cause, and if Mr. Barthel executes a full release in favor of the Company, the Company will only pay Mr. Barthel the total sum equal to 12 months of his annual gross salary. In the event of a termination with Cause, or in the event of a resignation by Mr. Barthel, Mr. Barthel will not be entitled to any separation payment or any other post-termination severance. The CEO Employment Agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Barthel from (i) owning or operating a business that competes with the Company during the term of his employment and for a period of 18 months following the termination of his employment or (ii) soliciting the Company’s employees for a period of 18 months following the termination of his employment.

On August 22, 2022, Mr. Barthel executed a limited waiver and consent agreement waiving his option exercise rights. The limited waiver and consent agreement was to expire on December 31, 2022, or if earlier to occur, upon the approval of an increase in the number of the authorized shares of common stock under the Company’s articles of incorporation by the Company’s stockholders by majority written consent or via stockholder vote at the Company’s next stockholder meeting and the implementation of such increase, which were to occur as soon as practicable after such stockholder approval. On December 27, 2022, we held the Annual Meeting. At the Annual Meeting, stockholders holding shares of common stock in the Company representing at least a majority of the voting power approved, among other matters, the Authorized Capital Increase. As a result, the limited waiver and consent agreement expired in accordance with its terms.

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George Kovalyov

On December 21, 2021, the Company entered into a consulting agreement (the “CFO Consulting Agreement”), with George Kovalyov, its Chief Financial Officer and Treasurer, and AAT Services Inc., a corporation incorporated pursuant to the laws of British Columbia, Canada and, together with Mr. Kovalyov, the “CFO Consultant”. Under the CFO Consulting Agreement, the Company engaged the CFO Consultant for a 12-month term to provide such services as the Company may from time to time request, including, without limiting the generality of the foregoing, the following: Proper filing with the SEC of quarterly and annual reports; budgeting, allocation of capital, and payroll processes; assistance in the preparation of a Form S-1 and other Nasdaq listing preparations; assistance with corporate governance creations and procedures; the creation of valuation reports for the Company’s products and medical devices; preparation of investment material for current and prospective stockholders; general business development; and seeking potential partners and financing opportunities.

Under the CFO Consulting Agreement, the Company will pay the CFO Consultant a monthly base salary of $7,200 and reimburse all reasonable business-related travel and other business expenses. The Company will also grant the following equity compensation: (i) cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 per share, expiring on December 21, 2026; (ii) options to purchase 200,000 shares of common stock of the Company, vesting monthly over two years, with an exercise price of $1.75 per share, expiring on December 21, 2031; and (iii) 175,000 restricted shares of common stock of the Company, subject to the following milestone vesting schedule: (a) 75,000 restricted shares will vest upon the Company successfully listing its common stock on Nasdaq or the NYSE; 50,000 restricted shares will vest upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (c) 25,000 restricted shares will vest upon the completion of valuation reports for both Somahlution LLC and HLII; and (d) 25,000 restricted shares will vest upon a material commercial partnership for MATLOC. The CFO Consultant will not receive any employee benefits from the Company. The CFO Consultant is subject to a side agreement, under which the granting of restricted shares under the CFO Consulting Agreement will occur upon vesting. Under a limited waiver and consent agreement, the CFO Consultant waived any exercise rights it would otherwise have had under the options until certain conditions were met or December 31, 2022, whichever occurs first. On December 27, 2022, such conditions were met, and as a result, the limited waiver and consent agreement expired in accordance with its terms.

The CFO Consulting Agreement automatically renews for additional six-month terms and may be terminated by either party upon 30 days’ notice. If the CFO Consultant is terminated without cause prior to the end of the term, the Company must pay the CFO Consultant $21,429.00 in severance as well as any other due and unpaid compensation. The CFO Consulting Agreement provides for customary confidentiality and non-solicitation terms.

On March 3, 2022, we designated Mr. Kovalyov as a recipient of part of the unexercised portion of a fully-vested option to purchase 1,100,000 shares of common stock at $1.01 per share that we and our designees purchased from a former executive. The designated option is exercisable to purchase 273,750 shares of common stock. The option was granted on March 17, 2022, and expires on March 16, 2024. In connection with this stock option designation, Mr. Kovalyov paid the former executive $25,000. The Company recorded the change in ownership upon proof of Mr. Kovalyov’s payment for such option. The Company did not pay or receive cash or other consideration for the repurchase and designation of the stock option.

Dr. Steven Brooks

On December 1, 2020, Dr. Steven Brooks signed an offer letter from us accepting the position as our Chief Medical Officer effective as of that date. This position provides annual compensation of $300,000, an annual discretionary bonus of potentially 25% of base salary based upon discretionary objectives to be outlined, and options to purchase 40,000 shares of common stock. We also provided Dr. Brooks a benefit package to include insurance coverage.

Catherine Pachuk

Under an Executive Employment Agreement, dated July 26, 2021, with Dr. Catherine Pachuk, we agreed to appoint Dr. Pachuk as our Chief Scientific Officer and Executive Vice President. Under the agreement, Dr. Pachuk’s annual salary is $325,000. If terminated without cause through August 31, 2022, Dr. Pachuk is entitled to eight months’ severance payments. If terminated without cause after August 1, 2022, Dr. Pachuk is entitled to six months’ severance payments. If terminated with cause, Dr. Pachuk is not entitled to any post-termination or severance compensation. Dr. Pachuk is eligible for all standard employee benefits and certain holiday and leave allowances. The agreement contains standard intellectual property assignment, non-competition, non-solicitation, non-association, non-disparagement, and confidentiality provisions. Dr. Pachuk’s employment is at-will, and may be terminated at any time, with or without cause, provided that in the case of termination with cause based solely on a finding of breach of her agreement, Dr. Pachuk will be given written notice of such breach and 15 days in which to cure it.

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Other Management Compensation

Bradley Richmond

Bradley Richmond was appointed our Acting Vice President of Finance on July 19, 2021. Mr. Richmond resigned from this position upon the appointment of Harrison Ross as Vice President of Finance on December 21, 2021. Previously, on September 30, 2020, we entered into the Richmond Consulting Agreement with Mr. Richmond pursuant to which we engaged Mr. Richmond to act as a licensing and market advisor providing services to us relating to the introduction of licensing, joint venture, and other business development transactions. Under the Richmond Consulting Agreement, Mr. Richmond specifically agreed that he would not solicit investments, make any recommendations regarding investments or provide any analysis or advice regarding investments. Under the Richmond Consulting Agreement, Mr. Richmond received a non-refundable retainer of $50,000 paid as follows: $25,000 in 20,000 shares of common stock issued on December 29, 2020, with an estimated value of $1.25 per share; $12,500 on October 1, 2020; and $12,500 on November 1, 2020. Also pursuant to the Richmond Consulting Agreement, we issued Mr. Richmond a warrant to purchase up to 36,364 shares of common stock with an exercise price of $1.375 per share and an expiration date of October 2, 2026. In addition, we agreed to pay Mr. Richmond a fee on any “revenue or value” to the Company from his consulting activities outlined as follows, but to be memorialized under a separate written agreement: A cash payment equal to 5% on the first $10 million of value, 3% on the next $90 million of value, and 1.5% on any value above $90 million. Mr. Richmond was also entitled to receive 100% warrant coverage on the same scale. “Revenue or value” is defined in the agreement to mean net revenue, which will include any royalty that is paid out, net of the cost of the product. The Richmond Consulting Agreement terminated according to its terms on September 30, 2022.

After Mr. Richmond’s resignation from the position as Acting Vice President of Finance upon the appointment of Harrison Ross as Vice President of Finance on December 21, 2021, Mr. Richmond continued to serve as an employee of Marizyme until September 24, 2022. During his employment with us, Mr. Richmond assisted in management of our compliance, personnel and human resources departments as well as our management team, in filling the gap created by a continuing lack of human and financial resources to enable us to advance our operations. Mr. Richmond significantly decreased such services by the end of 2021 and ceased providing such services as of September 24, 2022. Mr. Richmond’s services to us in this capacity were not related to his role as a registered representative of Univest and the services Univest provides to us in connection with our private placements and proposed offerings. From July 2021 to June 2022, we paid Mr. Richmond $5,000 per month as employment compensation for his services to us in this capacity and from July 2022 to September 24, 2022, we paid Mr. Richmond $2,000 per month.

In addition, as additional compensation for certain services, on each of January 26, 2022 and February 14, 2022, we granted Mr. Richmond a warrant to purchase up to 150,000 shares of common stock at an exercise price of $0.01 per share, issuable immediately. Mr. Richmond fully exercised both of the warrants in March 2022 for 300,000 shares. Pursuant to the October 2022 Letter Agreement, Mr. Richmond, a registered representative of Univest, agreed to forego his rights to such shares of common stock, as the FINRA Staff determined that such shares constituted underwriting compensation in connection with a proposed public offering based on the FINRA Staff’s interpretation of FINRA Rule 5110. The shares were subsequently cancelled. Following the withdrawal of the registration statement for the proposed public offering, the cancelled shares were replaced with new securities. See “Certain Relationships and Related Party Transactions – Transactions with Related Persons”.

On March 3, 2022, we designated Mr. Richmond as a recipient of part of the unexercised portion of a fully-vested option to purchase 1,100,000 shares of common stock at $0.01 that we and our designees purchased from a former executive. The designated option is exercisable to purchase 273,750 shares of common stock. The option was granted on March 17, 2022, and expires on March 16, 2024. In connection with this stock option designation, Mr. Richmond paid the former executive $25,000 for such option. The Company recorded the change in ownership upon proof of Mr. Richmond’s payment for such option. The Company did not pay or receive cash or other consideration for the repurchase and designation of the stock option. Pursuant to the October 2022 Letter Agreement, Mr. Richmond agreed to forego his rights to such option, and we and Mr. Richmond agreed to the transfer of such option to a Company designee who is unaffiliated with Mr. Richmond, in accordance with the FINRA Staff’s interpretation of Rule 5110.

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Harrison Ross

On December 21, 2021, the Company entered into a consulting agreement (the “VP-Finance Consulting Agreement”), with Harrison Ross, its Vice President of Finance, and Rydra Capital Corp., a corporation incorporated pursuant to the laws of British Columbia, Canada and, together with Mr. Ross, the “VP-Finance Consultant”. Under the VP-Finance Consulting Agreement, the Company engaged the VP-Finance Consultant for a 12-month term to provide such services as the Company may from time to time request, including, without limiting the generality of the foregoing, the following: Budgeting, allocation of capital, and payroll processes; assistance in the preparation of a Form S-1 and other Nasdaq listing preparations; assistance with corporate governance creations and procedures; the creation of valuation reports for the Company’s products and medical devices; and assistance in the preparation of investment material for current and prospective stockholders.

Under the VP-Finance Consulting Agreement, the Company will pay the VP-Finance Consultant a monthly base salary of $7,200 and reimburse all reasonable business-related travel and other business expenses. The Company will also grant the following equity compensation: (i) cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 per share, expiring on December 21, 2026; (ii) options to purchase 200,000 shares of common stock of the Company, vesting monthly over two years, with an exercise price of $1.75 per share, expiring on December 21, 2031; and (iii) 175,000 restricted shares of common stock of the Company, subject to the following milestone vesting schedule: (a) 75,000 restricted shares will vest upon the Company successfully listing its common stock on Nasdaq or the NYSE; 50,000 restricted shares will vest upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (c) 25,000 restricted shares will vest upon the completion of valuation reports for both Somahlution LLC and HLII; and (d) 25,000 restricted shares will vest upon a material commercial partnership for MATLOC. The VP-Finance Consultant will not receive any employee benefits from the Company. The VP-Finance Consultant is subject to a side agreement, under which the granting of the restricted shares will occur upon vesting. Under a limited waiver and consent agreement, the VP-Finance Consultant waived any exercise rights it would otherwise have had under the options until certain conditions were met or December 31, 2022, whichever occurs first. On December 27, 2022, such conditions were met, and as a result, the limited waiver and consent agreement expired in accordance with its terms.

The VP-Finance Consulting Agreement automatically renews for additional six-month terms and may be terminated by either party upon 30 days’ notice. If the VP-Finance Consultant is terminated without cause prior to the end of the term, the Company must pay the VP-Finance Consultant $21,600 in severance as well as any other due and unpaid compensation. The VP-Finance Consulting Agreement provides for customary confidentiality and non-solicitation terms.

On March 3, 2022, we designated Mr. Ross as a recipient of part of the unexercised portion of a fully-vested option to purchase 1,100,000 shares of common stock at $1.01 per share that we and our designees purchased from a former executive. The designated option is exercisable to purchase 273,750 shares of common stock. The option was granted on March 17, 2022, and expires on March 16, 2024. In connection with this stock option designation, Mr. Ross paid the former executive $25,000. The Company recorded the change in ownership upon proof of Mr. Ross’s payment for such option. The Company did not pay or receive cash or other consideration for the repurchase and designation of the stock option.

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Director Compensation

The table below provides information concerning compensation for services as a director paid to all persons who served as members of our board of directors during the fiscal year ended December 31, 2022, except for those persons who served as a director and are included in our executive compensation table above:

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Dr. Vithalbhai Dhaduk	$24,750	(1)(2)	$-	$83,175	(3)	$-	$-	$-	$107,925
Dr. William Hearl	$24,750	(4)	$-	$83,175	(3)	$-	$-	$-	$107,925
Julie Kampf	$24,750	(5)	$-	$83,175	(3)	$-	$-	$-	$107,925
Terry Brostowin	$21,000	(6)	$-	$83,175	(3)	$-	$-	$-	$104,175
Dr. Nilesh Patel(7)	$13,500	(8)	$-	$249,525	(9)	$-	$-	$-	$263,025
Michael Stewart(10)	$21,000	(11)	$-	$249,525	(9)	$-	$-	$-	$270,525

(1) Under an independent director agreement with Dr. Dhaduk, Dr. Dhaduk was entitled to be paid $28,000 annual cash compensation in four equal quarterly installments beginning in the third quarter of 2022. On September 19, 2022, the board of directors adopted resolutions that provided for the compensation to be paid to directors to accrue beginning on April 1, 2022. As a result, Dr. Dhaduk earned $21,000 under his independent director agreement. However, Dr. Dhaduk was paid $19,000 including the $5,000 payment described in footnote (2) below. See “—Director Agreements” below.

(2) On April 22, 2022, the board of directors adopted resolutions that provided for the directors to receive $5,000 as a member of any board committee. Pursuant to these resolutions, Dr. Dhaduk was entitled to annual compensation of $5,000 as a member of the Pricing Committee of the board of directors, in addition to the annual and other compensation provided for under his independent director agreement. This additional annual compensation for 2022 was paid retroactively for the full 2022 calendar year although such compensation was to accrue beginning as of April 1, 2022 as described in footnote (1) above. See also “—Director Agreements” below.

(3) Each of Dr. Dhaduk, Dr. Hearl, Ms. Kampf, and Mr. Brostowin held a fully-vested option to purchase 125,000 shares of common stock and an option to purchase 40,000 shares of common stock subject to vesting conditions as of December 31, 2022.

(4) Under an independent director agreement with Dr. Hearl, Dr. Hearl was entitled to be paid $33,000 annual cash compensation in four equal quarterly installments beginning in the third quarter of 2022. On September 19, 2022, the board of directors adopted resolutions that provided for the compensation to be paid to directors to accrue beginning on April 1, 2022. As a result, Dr. Hearl earned $24,750 in 2022 under his independent director agreement. However, Dr. Hearl was paid $16,500 in 2022. See “—Director Agreements” below.

(5) Under an independent director agreement with Ms. Kampf, Ms. Kampf was entitled to be paid $33,000 annual cash compensation in four equal quarterly installments beginning in the third quarter of 2022. On September 19, 2022, the board of directors adopted resolutions that provided for the compensation to be paid to directors to accrue beginning on April 1, 2022. As a result, Ms. Kampf earned $24,750 in 2022 under her independent director agreement. However, Ms. Kampf was paid $16,500 in 2022. See “—Director Agreements” below.

(6) Under an independent director agreement with Mr. Brostowin, Mr. Brostowin was entitled to be paid $28,000 annual cash compensation in four equal quarterly installments beginning in the third quarter of 2022. On September 19, 2022, the board of directors adopted resolutions that provided for the compensation to be paid to directors to accrue beginning on April 1, 2022. As a result, Mr. Brostowin earned $21,000 in 2022 under his independent director agreement. However, Mr. Brostowin was paid $14,000 in 2022. See “—Director Agreements” below.

(7) Appointed effective April 22, 2022.

(8) Under an independent director agreement with Dr. Patel, Dr. Patel was entitled to be paid $18,000 annual cash compensation in four equal quarterly installments beginning in the third quarter of 2022. On September 19, 2022, the board of directors adopted resolutions that provided for the compensation to be paid to directors to accrue beginning on April 1, 2022. As a result, Dr. Patel earned $13,500 in 2022 under his independent director agreement. However, Dr. Patel was paid $9,000 in 2022. See “—Director Agreements” below.

(9) Each of Dr. Nilesh Patel and Michael Stewart held an option to purchase 120,000 shares of common stock subject to vesting conditions as of December 31, 2022.

(10) Appointed effective June 1, 2022.

(11) Under an independent director agreement with Mr. Stewart, Mr. Stewart was entitled to be paid $28,000 annual cash compensation in four equal quarterly installments beginning in the third quarter of 2022. On September 19, 2022, the board of directors adopted resolutions that provided for the compensation to be paid to directors to accrue beginning on April 1, 2022. As a result, Mr. Stewart earned $21,000 in 2022 under his independent director agreement. Mr. Stewart was paid $14,000 in 2022. See “—Director Agreements” below.

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In March 2021, the members of the Company’s board of directors at the time (James Sapirstein, Terry Brostowin, Dr. William Hearl, Julie Kampf and Dr. Vithalbhai Dhaduk) were each granted 125,000 stock options with an exercise price of $1.25, three-year vesting and a ten-year term. Black-Scholes was used to determine that each option’s value was $148,750 fully vested. On March 3, 2022, the Company’s Compensation Committee resolved to accelerate the vesting of these options as to those held by Mr. Brostowin, Dr. Hearl, Ms. Kampf and Dr. Dhaduk, and such options therefore became fully-vested on that date.

On August 22, 2022, Mr. Brostowin executed a limited waiver and consent agreement waiving his option exercise rights. The limited waiver and consent agreement was to expire on December 31, 2022, or if earlier to occur, upon the approval of an increase in the number of the authorized shares of common stock under the Company’s articles of incorporation by the Company’s stockholders by majority written consent or via stockholder vote at the Company’s next stockholder meeting and the implementation of such increase, which were to occur as soon as practicable after such stockholder approval. On December 27, 2022, we held the Annual Meeting. At the Annual Meeting, stockholders holding shares of common stock in the Company representing at least a majority of the voting power approved, among other matters, the Authorized Capital Increase. As a result, the limited waiver and consent agreement expired in accordance with its terms.

Director Agreements

Our independent director agreements with our non-executive directors provide that they will receive annual cash fees and equity compensation in the form of options at fair market value for their service to the board of directors.

Under their independent director agreements, dated June 7, 2022, each non-executive director will receive an annual cash fee and an annual award of stock options. We will pay the annual cash compensation fee to each independent director in four equal installments no later than the fifth business day of each calendar quarter commencing in the quarter ending September 30, 2022. We granted the stock options to the non-executive directors on July 7, 2022. The annual cash fee paid to each non-executive director will be $28,000 as to Dr. Dhaduk; $28,000 as to Mr. Brostowin; $33,000 as to Dr. Hearl; $33,000 as to Ms. Kampf; $18,000 as to Dr. Patel; and $28,000 as to Mr. Stewart. On August 26, 2022, the board adopted resolutions providing that the cash compensation to the independent directors began to accrue as of April 1, 2022. Under the independent director agreements, the annual award of stock options granted to Dr. Dhaduk, Mr. Brostowin, Dr. Hearl and Ms. Kampf may be exercised to purchase 40,000 shares of common stock. The exercise price of the initial grant is $2.20 per share. These stock options will vest and become exercisable in 12 equal monthly installments over the first year following the date of grant, subject to the respective director continuing in service on our board of directors through each such vesting date. The stock options awarded to Dr. Patel and Mr. Stewart may be exercised to purchase 120,000 shares of common stock. These stock options will vest and become exercisable in 12 equal quarterly installments over the first three years following the date of grant, subject to the respective director continuing in service on our board of directors through each such vesting date. The exercise price of the initial grant is $2.20 per share. The term of each stock option is ten years from the date of grant. We will also reimburse each non-executive director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director’s duties for us. As also required under the independent director agreements, we have separately entered into our standard indemnification agreement for executive officers and directors with each of our non-executive directors.

Pursuant to a previous director agreement, Terry Brostowin, one of our independent directors, received an option to purchase 140,000 shares of common stock on December 6, 2018, at an exercise price equal to $1.50 per share, and an option to purchase 250,000 shares of common stock on July 13, 2019, at an exercise price of $1.01 per share, for service on the board. All of these options are fully vested.

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Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Amended and Restated 2021 Stock Incentive Plan

On May 18, 2021, our board of directors approved the Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (“Stock Incentive Plan” or the “Plan”), which was ratified by the Company’s stockholders on September 20, 2021. The Stock Incentive Plan governs stock options issued prior to May 18, 2021. On August 30, 2022 and October 21, 2022, the board approved an amendment to the Plan to increase the number of shares of common stock reserved for issuance under the Plan, which was ratified by the Company’s stockholders on December 27, 2022.

Purpose of the Plan. The purpose of the Plan is to advance our interests and the interests of our stockholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 7,200,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of October 10, 2023, 2,924,057 shares remained available for issuance under the Plan. We intend that awards granted pursuant to the Plan be exempt from or comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

The following summary briefly describes the principal features of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Awards that may be granted include: (a) Incentive Stock Options, or ISOs, (b) Nonstatutory Stock Options, (c) Stock Appreciation Rights, or SARs, (d) Restricted Stock, (e) Restricted Stock Units, or RSUs, (f) Stock granted as a bonus or in lieu of another award, and (g) Performance Awards. These awards offer us and our stockholders the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with us.

Stock options give the option holder the right to acquire from us a designated number of shares of common stock at a purchase price that is fixed at the time of the grant of the option. The exercise price generally must not be less than the fair market value of the common stock on the date of grant. Stock options granted may be either incentive stock options or non-statutory stock options.

SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the fair market value of the shares on the date of exercise and the exercise price of the shares under the SAR. The exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment – the appreciation value – either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by the Company.

Restricted stock awards represent issued and outstanding shares of common stock subject to vesting criteria. RSUs represent the right to receive shares of common stock subject to satisfaction of vesting criteria. Restricted stock and the rights under RSUs are forfeitable and non-transferable until they vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

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Our board of directors may grant common stock to any eligible recipient as a bonus, or to grant stock or other awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements.

The Plan also provides for performance awards, representing the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the Plan are described in more detail below.

Administration of the Plan. The Plan is currently administered by our Compensation Committee. All questions of interpretation of the Plan, of any award agreement or of any other form of agreement or other document employed by us in the administration of the Plan or of any award shall be determined by the Compensation Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Compensation Committee in the exercise of its discretion pursuant to the Plan or award agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

Eligible Recipients. Persons eligible to receive awards under the Plan are employees (including officers or directors who are also treated as employees); consultants, i.e., persons engaged to provide consulting or advisory services to the Company; and directors.

Shares Available Under the Plan. The maximum aggregate number of shares of common stock that may be issued under the Plan shall be 7,200,000 shares and shall consist of authorized but unissued or reacquired shares of common stock or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as stock splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, or stock dividend. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan.

Stock Options and Stock Appreciation Rights

General. Stock options and SARs shall be evidenced by award agreements specifying the number of shares of common stock covered thereby, in such form as the Compensation Committee shall from time to time establish. Each stock option grant will identify the option as an ISO or Nonstatutory Stock Option. Subject to the provisions of the Plan, the Compensation Committee has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the Compensation Committee may determine.

Exercise Price. The exercise price for each stock option or SAR shall be established in the discretion of the Compensation Committee; provided, however, that the exercise price per share for the stock option or SAR shall be not less than the fair market value of a share of common stock on the effective date of grant of the stock option or SAR. Notwithstanding the foregoing, a stock option or SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such stock option or SAR is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise Terms. Stock options may be immediately exercisable but subject to repurchase or may be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Compensation Committee and set forth in the award agreement evidencing such stock option. No stock option or SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such stock option or SAR. Subject to the foregoing, unless otherwise specified by the Compensation Committee in the grant of a stock option or SAR, any stock option or SAR granted under the Plan shall terminate ten (10) years after the effective date of grant of the stock option or SAR, unless earlier terminated in accordance with its provisions. The Compensation Committee may set a reasonable minimum number of shares of common stock that may be exercised at any one time.

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Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the Compensation Committee at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our total combined voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the Compensation Committee and reflected in the grant evidencing the award.

Incentive Stock Options. Stock options intending to qualify as ISOs may only be granted to employees, as determined by the board of directors. No ISO shall be granted to any person if immediately after the grant of such award, such person would own common stock, including common stock subject to outstanding awards held by him or her under the Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company. To the extent that the award agreement specifies that an option is intended to be treated as an ISO, the option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the option is or will be determined to qualify as an ISO. If and to the extent that any shares of stock are issued under a portion of any option that exceeds the $100,000 limitation of Section 422 of the Code, such shares of common stock shall not be treated as issued under an ISO notwithstanding any designation otherwise.

Restricted Stock Awards. A restricted stock award is a grant of shares of common stock. These awards will be subject to such conditions, restrictions and contingencies as the Compensation Committee shall determine at the date of grant, including the attainment of one or more performance criteria. Those may include requirements for continuous service and/or the achievement of specified performance goals. Restricted stock is forfeitable and generally non-transferable until it vests. The vesting date or dates and other conditions for vesting are established when the shares are awarded. Holders of restricted stock otherwise generally have the rights of stockholders of the Company, including voting and dividend rights, to the same extent as other stockholders of the Company.

Restricted Stock Units. An RSU is a right to receive stock on a future date. The purchase price for shares of stock issuable under each RSU award shall be established by the board of directors in its discretion. Except as may be required by applicable law or established by the Compensation Committee, no monetary payment (other than applicable tax withholding) shall be required as a condition of receiving a RSU award. Shares issued pursuant to any RSU award may (but need not) be made subject to vesting conditions based upon the satisfaction of such service requirements, conditions, restrictions or performance criteria, as shall be established by the Compensation Committee and set forth in the award agreement evidencing such award.

Performance Awards. The Compensation Committee shall designate the terms and conditions of each performance award, including the applicable performance criteria and performance period. Each performance award shall entitle the participant to a payment in cash or common stock upon the attainment of performance criteria and other terms and conditions specified by the Compensation Committee. Notwithstanding the satisfaction of any performance criteria, the amount to be paid under a performance award may be adjusted by the Compensation Committee on the basis of such further consideration as the Compensation Committee in its sole discretion shall determine. The Compensation Committee may, in its discretion, substitute actual common stock for the cash payment otherwise required to be made to a participant pursuant to a performance award.

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Performance Criteria. Under the Plan, performance criteria means business criteria including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre-or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total stockholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or performance criteria. Any performance criteria may be used to measure the Company’s performance as a whole or any of the Company’s business units and may be measured relative to a peer group or index.

Bonus Stock and Awards in Lieu of Obligations. The Compensation Committee may grant common stock to any eligible recipient as a bonus, or to grant common stock or other awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Compensation Committee to the extent necessary to ensure that acquisitions of common stock or other awards are exempt from liability under Section 16(b) of the Exchange Act. Common stock or awards granted hereunder shall be subject to such other terms as shall be determined by the Compensation Committee.

Other Material Provisions. Awards will be evidenced by a written agreement, in such form as may be approved by the Compensation Committee. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the Compensation Committee to the number of shares covered by outstanding awards or to the exercise price of such awards. The Compensation Committee generally has the power to accelerate the exercise or vesting period of an award. The Compensation Committee is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting or payment of the value of the vested portion or, in its discretion, unvested portion of an award in cash, stock, or property. Except as otherwise determined by the Compensation Committee at the date of grant, and subject to the terms of the Plan, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. The Compensation Committee has the authority, at any time, to discontinue the granting of awards. The Compensation Committee also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment may be made without the approval of our stockholders to the extent that such approval is required by law or applicable rules of a securities exchange, and except as otherwise provided by the Plan, no amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2020 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Exercise of Somahlution Warrants at Reduced Exercise Price”, on December 15, 2019, the Company entered into the Somahlution Agreement, as amended on March 31, 2020, May 29, 2020, and July 30, 2020. Under the third amendment, the Company agreed to assume certain payables of Somahlution related to clinical and medical expenses. It was also orally agreed by the parties that the payments on the assumed debts would be recorded as a prepaid royalty against future royalties.

Pursuant to the Somahlution Agreement and in consideration of the outstanding capital stock of Somahlution, Inc., the Company agreed to issue the following securities and pay the following contingent consideration to the former owners of Somahlution:

●	the Somahlution Purchase Shares;
●	the Somahlution Warrants;
●	The following contingent consideration upon receiving FDA final approval and insurance reimbursement approval on the products, and in the amounts, specified below, subject to certain expiration terms, none of which had been earned or granted as of June 30, 2023 except as otherwise disclosed below:

●	DuraGraft products:

●	Grant of warrants on a pro rata basis for 4,000,000 shares of common stock of the Company, with a strike price determined based on the average of the closing prices of the common stock for the 30 calendar days following the date of the acquisition;
●	Royalties to be paid on all net sales of the product of 6% on the first $50 million of international net sales (and 5% on the first $50 million of U.S. net sales), 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million;
●	Payment on a pro rata basis of 10% of the cash value of rare pediatric voucher sales following FDA approval and subsequent sale to an unaffiliated third party of a rare pediatric voucher based on DuraGraft;
●	Following FDA approval and subsequent sale to an unaffiliated third party of a rare pediatric voucher based on DuraGraft, grant of warrants on a pro rata basis to purchase an aggregate of 250,000 shares of common stock with a term of five years and a strike price determined based on the average of the closing prices of the common stock for the 30 calendar days following the date of the public announcement of FDA approval; and
●	Upon the sale of DuraGraft products, the Company will pay pro rata the Somahlution designees 15% of the net sale proceeds towards the liquidation preference maximum amount of $20 million described below;

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●	Somahlution derived solid organ transplant products:

●	Grant of warrants on a pro rata basis for 2,000,000 shares of common stock of the Company, with a strike price determined based on the average of the closing prices of the common stock for the 30 calendar days following the date of the acquisition;
●	Royalties to be paid on all net sales of the product of 6% on the first $50 million of international net sales, 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million;
●	Upon the sale of DuraGraft products, the Company will pay pro rata the Somahlution designees 15% of the net sale proceeds towards the liquidation preference maximum amount of $20 million described below;

●	Somahlution Assets-derived over-the-counter products:

●	Royalties to be paid on all net sales of the product of 6% on the first $50 million of international net sales, 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million;

●	Other Somahlution Assets-derived products from existing Somahlution pipelines:

●	Royalties to be paid on all net sales of the product of 1%;

●	If the Company raised more than $20 million in a fundraising concurrent with the closing of this transaction, Marizyme was required to issue to the Somahlution designees, pro rata, a number of additional restricted shares of common stock such that the percentage of the total number of outstanding common stock of the Company represented by the Somahlution Purchase Shares prior to such fundraising equals that percentage following the termination of the fundraising. The Company did not raise more than $20 million in a fundraising concurrent with the closing of this transaction, and additional restricted shares were not issued to the Somahlution designees in connection with the Somahlution Agreement;

●	Upon the sale by the Company of all or substantially all of the Somahlution Assets, a liquidation preference, up to a maximum of $20 million, to be paid pro rata to the Somahlution designees; and

●	Upon closing, Dr. Dhaduk, the Chairman of our board of directors and a former indirect beneficial owner of Somahlution, and/or his designated family member had the right to appoint two of the members of the board of directors of the Company, one of whom shall be an independent director, and both of whom shall be subject to qualifications reasonably determined by the Company and Company approval, which approval shall not be unreasonably withheld, delayed or conditioned. At closing, Dr. Dhaduk exercised this right to appoint himself and Dr. Nilesh Patel to the board of directors. No dollar value has been attributed to these appointments.

In July and August, 2020, the Company completed the acquisition of the Somahlution Assets. In August 2020, the Company issued the Somahlution Purchase Shares, the Somahlution Warrants, and prepaid royalties to the Former Somahlution Owners with a total dollar value of $339,091. As of June 30, 2023 and December 31, 2022, the value of the prepaid royalties was $140,843 and $339,091. The value of the prepaid royalties was attributed to Dr. Vithalbhai Dhaduk, our Chairman and a former indirect beneficial owner of Somahlution.

Dr. Catherine Pachuk, Chief Scientific Officer and Executive Vice President, and one of the Former Somahlution Owners, was issued 268,710 shares having a total value of $499,801 based on the last reported price of the common stock on the OTCQB on July 30, 2020 and a Somahlution Warrant to purchase 80,613 shares with an aggregate dollar value of $403,065 based on each Somahlution Warrant’s $5.00 per share exercise price. Ranjanban Dhaduk, Dr. Vithalbhai Dhaduk’s spouse, was issued 3,546,610 shares having a total value of $6,596,695 based on the last reported price of the common stock on the OTCQB on July 30, 2020 and a Somahlution Warrant to purchase 1,063,938 shares with an aggregate dollar value of $5,319,690 based on each Somahlution Warrant’s $5.00 per share exercise price. As a result of this acquisition, Ranjanben Dhaduk became a beneficial owner of more than 5% of our outstanding shares. Ranjanben Dhaduk’s husband, Dr. Vithalbhai Dhaduk, our Chairman, is considered to beneficially own the securities owned by Ranjanben Dhaduk. Each of the above payments equals the approximate dollar value of the respective transaction and the approximate dollar value of the interest of each investor or beneficial owner in such transaction.

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●	On April 13, 2023, the Company delivered the Somahlution Warrant Offer Letter Agreements to the Former Somahlution Owners, which offered to allow the Former Somahlution Owners to exercise the Somahlution Warrants to purchase the number of restricted shares of common stock issuable under the Somahlution Warrants at an exercise price reduced by the Company from $5.00 per share to $0.10 per share, on or prior to April 21, 2023, for maximum total cash proceeds of $299,995.50. As of the conclusion of this offer period, the Somahlution Warrants Exercise occurred, in which four of the Former Somahlution Owners entered into Somahlution Warrant Offer Letter Agreements and exercised their Somahlution Warrants to purchase a total of 2,652,159 shares of common stock for gross proceeds of approximately $265,216. Univest, a registered broker-dealer and member of FINRA, as the Company’s placement agent, which facilitated the Somahlution Warrant Exercise, waived any fees or reimbursable expenses that would otherwise have been payable with respect to the Somahlution Warrant Exercise pursuant to the 2021 Placement Agency Agreement.

As a result of the Somahlution Warrants Exercise, the following Former Somahlution Owners became beneficial owners of more than 5% of the Company’s outstanding shares of common stock: (i) Amar Dhaduk exercised one of the Somahlution Warrants and acquired 529,407 shares of common stock for $0.10 per share, for a total payment of $52,940.70; (ii) Payal Dhaduk exercised one of the Somahlution Warrants and acquired 529,407 shares of common stock for $0.10 per share, for a total payment of $52,940.70; and (iii) Darpan Dhaduk exercised one of the Somahlution Warrants and acquired 529,407 shares of common stock for $0.10 per share, for a total payment of $52,940.70. In addition, Ranjanben Dhaduk, a beneficial owner of more than 5% of the Company’s outstanding shares of common stock, exercised one of the Somahlution Warrants and acquired 1,063,938 shares of common stock for $0.10 per share, for a total payment of $106,393.80. Ranjanben Dhaduk’s husband, Vithalbhai Dhaduk, our Chairman, is considered to beneficially own the shares of common stock owned by Ranjanben Dhaduk. Each of the above payments equals the approximate dollar value of the respective transaction and the approximate dollar value of the interest of each investor in such transaction.

●	On December 22, 2021, we closed the acquisition of My Health Logic from HLII. Effective December 21, 2021, George Kovalyov, the former chief operating officer and a former director of HLII, was appointed our Chief Financial Officer and Treasurer. Also effective December 21, 2021, Harrison Ross, previously the chief financial officer and a director of My Health Logic, was appointed our Vice President of Finance. We have entered into consulting agreements with Mr. Kovalyov and Mr. Ross, as described above under “Executive Compensation – Executive Compensation Agreements.” As a result of the closing of the acquisition of My Health Logic, Mr. Kovalyov and Mr. Ross acquired beneficial ownership of 236,386 and 153,678 shares of common stock, respectively. Mr. Kovalyov and Mr. Ross are currently also serving as the Chief Financial Officer and Chief Executive Officer of HLII, respectively.

●	As described below, from September 30, 2020 to September 30, 2022, Bradley Richmond was an executive officer, employee, consultant, and/or services provider to the Company, and, in such capacities, received certain compensation from the Company. Prior to and during this period, Mr. Richmond was also a registered representative of Univest, our placement agent since May 2020, and has been entitled to a portion of Univest’s compensation from us as an investment banking client pursuant to his employment terms with Univest. Mr. Richmond was also a Managing Director of Univest from June 2020 to February 2022, has been a Co-Head of Investment Banking at Univest since February 2022, and is Univest’s Chief Operating Officer. As described below, Univest was the Company’s placement agent for the 2020 Private Placement, the Units Private Placement, and the OID Units Private Placement, and would have been the representative of the underwriters for a proposed public offering that the Company no longer intends to pursue. Mr. Richmond, in his capacity as registered representative at Univest and pursuant to his employment terms with Univest, received a percentage of the commissions and a percentage of the Placement Agent Warrants paid or issued in connection with these private placements, as described below, and would also have been entitled to receive a percentage of the commissions and a percentage of the representative’s warrants that would have been earned by Univest in the Company’s proposed public offering, to the extent that such commissions and warrants were earned by Univest in accordance with the respective placement agency agreement or underwriting agreement that we formerly intended to enter into with Univest.

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In August 2020 and September 2020, prior to Mr. Richmond’s engagement as a consultant, employment, appointment as an executive officer, or other acts as a provider of services to the Company, we conducted a private placement which was completed on September 25, 2020 in which we sold an aggregate of 5,600,204 shares of common stock at $1.25 per share for an aggregate of $7,000,255 (the “2020 Private Placement”). Under an exclusive engagement agreement with Univest, dated May 22, 2020, as amended on August 3, 2020 and August 6, 2020 (the “2020 PAA”), Univest acted as the exclusive placement agent for the 2020 Private Placement. The 2020 PAA provided for a cash placement fee equal to 8% of the gross proceeds from the sale of securities in the 2020 Private Placement and, in exchange for a $100 payment, warrants with a cashless exercise provision exercisable for shares of common stock equal to 5% of the aggregate number of shares issued in the 2020 Private Placement at an exercise price of 110% of the price paid by the investors, terminating five years from the date of issuance. Univest also agreed to be the underwriter of an underwritten public offering of the Company and related compensation terms. The Company agreed to pay a total of $37,500 and 10,000 shares of common stock as advisory fees. The Company also agreed to reimburse Univest for certain expenses, including for due diligence and legal counsel, of up to $300,000 and a non-accountable expense of 1% of the 2020 Private Placement offering amount. The 2020 PAA provided indemnification rights to Univest and its affiliates in the event of certain claims relating to Univest’s retention under the 2020 PAA. Univest had the right to act as the Company’s sole placement agent or an underwriter for any future equity financing occurring during the 12-month period following the date of the 2020 PAA. Under the 2020 PAA, Univest had the right to appoint a member to the Company’s board of directors from August 3, 2020 to August 3, 2022. In addition, the 2020 PAA provided for certain other rights and obligations relating to the proposed public offering. The 2020 PAA expired on November 22, 2021.

Pursuant to the 2020 PAA, on July 8, 2020, Univest was issued 6,000 shares of common stock, with an approximate dollar value of $14,940 based on the last reported price of the common stock on July 8, 2020 on the OTCQB of $2.49. On the same date, as a registered representative of Univest entitled to a portion of Univest’s compensation due to his employment terms, on July 8, 2020, Mr. Richmond was issued 4,000 shares of common stock, with an approximate dollar value of $9,960 based on the last reported price of the common stock on July 8, 2020 on the OTCQB of $2.49. Upon the completion of the 2020 Private Placement, we paid Univest $560,019.20 in cash commissions, of which Mr. Richmond received from Univest $161,381.53. We also sold to Univest a Placement Agent Warrant to purchase 168,008 shares of common stock at an exercise price of $1.375 per share, with a total approximate dollar value of $256,667 based on the exercise price of the warrants. As a registered representative of Univest entitled to a portion of Univest’s compensation due to his employment terms, Mr. Richmond was issued a Placement Agent Warrant to purchase 112,006 shares of common stock, with a total approximate dollar value of $154,008 based on the exercise price of the warrants.

On September 30, 2020, we entered into the Richmond Consulting Agreement with Mr. Richmond, which terminated in accordance with its terms on September 30, 2022. For a further description of the Richmond Consulting Agreement and compensation terms under the Richmond Consulting Agreement, see “Executive Compensation – Other Management Compensation – Bradley Richmond” above.

On July 19, 2021, Mr. Richmond was appointed our Acting Vice President of Finance, which position he held until December 21, 2021. After Mr. Richmond’s resignation from this position upon the appointment of Harrison Ross as Vice President of Finance on December 21, 2021, Mr. Richmond continued to serve as an employee of the Company until September 24, 2022. For a further description of the services provided by Mr. Richmond as an employee and related compensation terms, see “Executive Compensation – Other Management Compensation – Bradley Richmond” above.

As discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – Issuance of Replacement Securities,” on January 26, 2022 and on February 14, 2022, as additional compensation for certain services, we granted Mr. Richmond the Consultant Warrants to purchase an aggregate of 300,000 shares of common stock at $0.01 per share, valued at $1.75 per share, for an approximate total dollar value to us and Mr. Richmond of $525,000. In March 2022, Mr. Richmond fully exercised the Consultant Warrants for a total exercise price of $3,000 and was issued 300,000 shares, with a total approximate dollar value of $582,000 based on the last reported price of the common stock on March 15, 2022 on the OTCQB of $1.94. Pursuant to the October 2022 Letter Agreement that we entered into with him, Mr. Richmond agreed to forego his rights to such shares of common stock in accordance with the FINRA Staff’s determination that such shares constituted underwriting compensation in connection with a proposed public offering based on the FINRA Staff’s interpretation of FINRA Rule 5110. The shares were subsequently cancelled.

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As discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – Issuance of Replacement Securities,” in May 2021 and December 2021, we entered into the 2021 Placement Agency Agreement with Univest pursuant to which Univest agreed to act as our exclusive placement agent for the Units Private Placement. The 2021 Placement Agency Agreement governed compensation to Univest for closings of the Units Private Placement that occurred from May 2021 to April 27, 2023 (the date of the April 2023 PAA). Through the end of 2021, we conducted a number of closings of the Units Private Placement and raised an aggregate gross amount of $7,456,039. In connection with the 2021 Placement Agency Agreement and our completion of the 2021 closings, we paid Univest $596,483 in cash commissions, of which Mr. Richmond received from Univest $17,473. In 2022, a number of additional closings in the Units Private Placement occurred, including a final closing on August 12, 2022, in which we raised an aggregate gross amount of $7,315,138, and issued units in exchange for services or other non-cash consideration valued at approximately $618,678. In connection with these closings, we paid Univest $415,716.80, of which Mr. Richmond received from Univest $110,693.41, and paid an aggregate of $30,000 to Univest’s legal counsel. Also, on January 24, 2022, for services in connection with the My Health Logic Acquisition, we issued Univest and Mr. Richmond the Placement Agent Convertible Notes, valued at a total of $300,000 based on their aggregate principal of $300,000, and the Placement Agent Class C Warrants, valued at a total of $771,426 based on 342,856 aggregate shares of common stock issuable upon exercise at an exercise price of $2.25 per share in exchange for Univest’s and Mr. Richmond’s services, provided to us in connection therewith. On June 26, 2022, in anticipation of the final closing of the Units Private Placement and pursuant to the 2021 Placement Agency Agreement, we issued Univest, as placement agent, and Mr. Richmond, as a registered representative of Univest entitled to a portion of Univest’s compensation due to his employment terms, the 2022 Placement Agent Warrants. In accordance with the 2021 Placement Agency Agreement, the 2022 Placement Agent Warrants were issued in exchange for a $100 payment by Univest, and were exercisable on a cash or cashless basis, in aggregate, to purchase a number of shares of common stock equal to approximately 8% of the units sold in the Units Private Placement. The 2022 Placement Agent Warrants’ exercise price per share was equal to the price per unit of the units sold in the Units Private Placement, which, at the time of the 2022 Placement Agent Warrants’ issuance was $1.75 subject to adjustment. The approximate dollar value of the transaction was $1,012,197 based on the exercise price of the 2022 Placement Agent Warrants. The 2022 Placement Agent Warrants were to expire on June 26, 2027. Pursuant to the October 2022 Letter Agreement, each of Univest and Mr. Richmond agreed to forego their applicable rights to such securities, because the FINRA Staff determined that such securities constituted underwriting compensation in connection with a proposed public offering based on the FINRA Staff’s interpretation of FINRA Rule 5110. The 2022 Placement Agent Warrants were subsequently cancelled.

Between July 2021 and August 2021, Mr. Richmond made loans to the Company of a total of $691,712 for working capital purposes. These loans, which were undocumented, carried interest at the annual rate of 1%. The loans were repaid in January 2022, and Mr. Richmond earned and was paid $6,917.12 in interest on the loans.

In March 2022, Mr. Richmond, along with several persons, acting individually, purchased a one-fourth portion of the unexercised balance of a fully-vested option to purchase 1,100,000 shares of common stock at $1.01 per share from one of our former executives. The option was exercisable to purchase 273,750 shares of common stock, was granted on March 17, 2022, and was to expire on March 16, 2024. Mr. Richmond paid the former executive $25,000 for such option. The Company recorded the changes in ownership upon proof of Mr. Richmond’s payment for such option and the Company did not pay or receive cash or other consideration in connection with the purchase of such option. Pursuant to the October 2022 Letter Agreement, Mr. Richmond agreed to forego his rights to such option, and we and Mr. Richmond agreed to the transfer of the option to a Company designee who is unaffiliated with Mr. Richmond, in accordance with the FINRA Staff’s interpretation of Rule 5110.

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Subsequent to the termination of the Richmond Consulting Agreement, Mr. Richmond’s employment with us, other services to us not in his capacity as a registered representative of Univest, and executive officer position with us, and subsequent to all related compensation paid to Mr. Richmond in any of these former capacities, we entered into the April 2023 PAA and conducted the OID Units Private Placement. For a description of the general terms of the April 2023 PAA and the OID Units Placement Agent Warrants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – April 2023 PAA” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – OID Units Private Placement – Issuance of OID Units Placement Agent Warrants”, respectively. Pursuant to the April 2023 PAA, in connection with the closings of the OID Units Private Placement, the Company paid Univest $226,000 in total fees and $125,000 as reimbursement of Univest’s legal fees.

In connection with the Third OID Units Closing, on July 10, 2023, pursuant to the 2021 Placement Agency Agreement, the Company was required to pay Univest outstanding fees of $140,000 or 8% of the gross proceeds from the issuance of the Walleye Promissory Note on February 6, 2023 for the principal amount of $1,000,000 and the Hexin Promissory Note on December 28, 2022 for the principal amount of $750,000.

Under the April 2023 PAA and the forms of Placement Agent Warrants agreed to in connection with the April 2023 PAA, the Company also agreed, upon Univest’s payment of $100.00, to issue the OID Units Placement Agent Warrants to Univest and/or its designee(s) at each closing of the OID Units Private Placement. The OID Units Placement Agent Warrants were required to be issued for the purchase of 8% of the aggregate number of shares of common stock initially issuable upon conversion of the OID Convertible Notes at $0.10 per share, 8% of the aggregate number of shares of common stock initially issuable upon exercise of the Class E Warrants at $0.10 per share, and 8% of the aggregate number of shares of common stock initially issuable upon exercise of the Class F Warrants at $0.20 per share, subject to adjustment. On September 12, 2023, Univest notified the Company that the OID Units Private Placement’s final closing had occurred, and on September 13, 2023, made a payment to the Company of $100.00. Accordingly, on September 13, 2023, OID Units Placement Agent Warrants were issued to Univest and its designees, Bradley Richmond, Bartholemew Pan-Kita, and Azem Nesimi, to purchase a total of 4,356,687, 6,695,616, 635,294, and 7,059 shares of common stock at $0.10 per share, respectively, which in aggregate was equal to 8% of the shares issuable upon conversion or exercise of the OID Convertible Notes and the Class E Warrants issued in each of the closings of the OID Units Private Placement as of that date, and a total of 2,585,479, 3,878,218, 0, and 0 shares of common stock at $0.20 per share, respectively, which in aggregate was equal to 8% of the shares issuable upon exercise of the Class F Warrants issued in each of the closings of the OID Units Private Placement as of that date. Based on their exercise prices, the total approximate dollar value of the OID Units Placement Agent Warrants issued to each of Univest, Mr. Richmond, Mr. Pan-Kita, and Mr. Nesimi was $952,764, $1,445,205, $63,529, and $706, respectively.

On June 22, 2023, Univest and Mr. Richmond requested through counsel that the Company either reissue the Cancelled Securities or issue them new securities with equivalent terms and conditions, in light of the fact that the Company was not proceeding with the public offering. On July 16, 2023, Univest and Mr. Richmond communicated through counsel that they believed that the Cancelled Securities should be reissued as if they were never canceled, meaning that they should have all of the adjusted terms that may have applied to the Cancelled Securities had they not been cancelled.

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Pursuant to these requests, on July 25, 2023 and September 29, 2023, the Company approved the grant of the following securities to Univest and Mr. Richmond: (i) the Replacement Convertible Notes with terms and conditions equivalent to or at least as favorable as those that would have applied to each of the respective Placement Agent Convertible Notes, such that, among other adjustments, the principal and any accrued interest under the Replacement Convertible Notes is convertible into shares of common stock at $0.10 per share, subject to adjustment, reflecting adjustments to their terms equivalent to those that applied to the Convertible Notes as a result of the Somahlution Warrants Exercise, and with principal increased to reflect the amount of interest that would have been incurred under the respective Placement Agent Convertible Notes up to the date of issuance, such that the adjusted principal under the Replacement Convertible Notes is $137,983.56 and $206,975.34, respectively, being the original principal under the Placement Agent Convertible Notes plus pre-issuance interest that would have accrued since the date of the issuance of the Placement Agent Convertible Notes as of July 25, 2023, maturing on July 25, 2025, and that, taking into account the Convertible Notes’ amended Mandatory Default Amount provisions as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – Letter Agreement to Amend Convertible Notes to Permit Conversion of Mandatory Default Amount” and the default under the Convertible Notes that occurred as a result of their cross-default provisions as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Cross-Default Under Convertible Notes”, approximately $182,772 and $274,157 is due, respectively, and up to 1,827,715 and 2,741,573 shares of common stock are issuable upon conversion thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions, and having an approximate dollar value of $182,772 and $274,157, respectively; (ii) the Replacement Class C Warrants with terms and conditions equivalent to or at least as favorable as those that would have applied to each of the respective Placement Agent Class C Warrants, reflecting adjustments to their terms equivalent to those that applied to the Class C Warrants as a result of the Somahlution Warrants Exercise such that the exercise price per share of the Replacement Class C Warrants is $0.10 per share, subject to adjustment, and the number of shares of common stock issuable upon exercise of each of the Replacement Class C Warrants reflecting a proportional increase relative to the number of shares issuable under the respective Placement Agent Class C Warrants equivalent to the difference between the exercise price per share of the Placement Agent Class C Warrants and the exercise price of such Replacement Class C Warrants, such that up to 3,548,148 and 5,322,223 shares of common stock, respectively, are issuable upon exercise thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions, and having an approximate dollar value of $354,815 and $532,222.30, respectively; (iii) the Replacement Placement Agent Warrants with terms and conditions equivalent to or at least as favorable as those that would have applied to those that applied to each of the respective 2022 Placement Agent Warrants, reflecting adjustments to their terms equivalent to those that applied to the Class C Warrants as a result of the Somahlution Warrants Exercise such that the exercise price per share of the Replacement Placement Agent Warrants is $0.10 per share, subject to adjustment, and the number of shares of common stock issuable upon exercise of each of the Replacement Placement Agent Warrants reflecting a proportional increase relative to the number of shares issuable under the respective 2022 Placement Agent Warrants equivalent to the difference between the exercise price per share of the 2022 Placement Agent Warrants and the exercise price of the Replacement Placement Agent Warrants, such that up to 19,293,621 and 28,940,432 shares of common stock, respectively, are issuable upon exercise thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions, and having an approximate dollar value of $404,878.20 and $607,318.20, respectively; and (iv) the Replacement Consultant Shares, having an approximate dollar value of $30,000 based on the last reported price of the common stock on July 25, 2023 on the OTCQB of $0.10. In connection with these grants, each of Univest and Mr. Richmond agreed to waivers of any registration rights that would have been applicable to each of the Replacement Convertible Notes, the Replacement Class C Warrants, and the Replacement Placement Agent Warrants.

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In May 2023, the event described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Default Under Promissory Note” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Cross-Default Under Convertible Notes” occurred. Assuming that the event described would have triggered the cross-default provision in the Placement Agent Convertible Notes if they had not been cancelled, and assuming that each of the Replacement Convertible Notes are also subject to immediate payment of the applicable Mandatory Default Amount (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Cross-Default Under Convertible Notes”), the Mandatory Default Amount that may be due under the Replacement Convertible Notes held by Univest and Mr. Richmond would be $182,772 and $274,157, respectively, or approximately $0.1 million more, in aggregate, than would otherwise have been due under the Placement Agent Convertible Notes on the date of the default had they been outstanding on that date.

Under the unit purchase agreement entered into on May 27, 2021 with certain holders of several of the Convertible Notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the Convertible Notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective Convertible Notes. The respective Convertible Notes were issued for aggregate principal of approximately $1.2 million. Under each unit purchase agreement entered into with respect to subsequent issuances of the Convertible Notes, including the unit purchase agreement entered into with each of Univest and Mr. Richmond in connection with the issuance of the Placement Agent Convertible Notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but did not do so.

Univest and Mr. Richmond have not exercised any remedies applicable to the Replacement Convertible Notes or given notice of any intention to do so as of the date of this prospectus. In the event that the balance owed under the Replacement Convertible Notes, including the respective Mandatory Default Amount, is not repaid upon demand, Univest and Mr. Richmond may seek to take possession of some or all of the Company’s and its subsidiaries’ assets, force the Company and its subsidiaries into bankruptcy proceedings, or seek other legal remedies against the Company and its subsidiaries. In such event, the Company’s business, operating results and financial condition may be materially adversely affected.

Promoters and Certain Control Persons

No person is deemed to have been a “promoter,” as such term is defined by Rule 405 of the Securities Act, of the Company within the past five years.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 19, 2023 for (i) each of our named executive officers, other executive officers, and directors; (ii) all of our executive officers and directors as a group; and (iii) each other person known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of September 19, 2023, except as otherwise disclosed in the footnotes to the table. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of September 19, 2023 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person, except as otherwise disclosed in the footnotes to the table. See the footnotes to the table below for further discussion of beneficial ownership calculations. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Title of Class	Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)		Percent of Class (2)
		Shares		%
Common Stock	David Barthel(3)(4)	280,000	(5)	0.6
Common Stock	Dr. Vithalbhai Dhaduk(3)(4)	4,775,548	(6)	10.2
Common Stock	George Kovalyov(4)	776,802	(7)	1.6
Common Stock	Harrison Ross(3)	694,094	(8)	1.5
Common Stock	Dr. Steven Brooks(3)	56,666	(9)	0.1
Common Stock	Dr. Catherine Pachuk(3)	349,323	(10)	0.7
Common Stock	Terry Brostowin(4)	555,000	(11)	1.2
Common Stock	Dr. William Hearl(4)	165,000	(12)	*
Common Stock	Julie Kampf(4)	165,000	(13)	*
Common Stock	Dr. Nilesh Patel(4)	50,000	(14)	*
Common Stock	Michael Stewart(4)	50,000	(15)	*
Common Stock	All directors and executive officers as a group (11 persons)	7,917,433		16.1
Common Stock	ESC Holdings LLC(16)	2,555,640		5.5
Common Stock	Ranjanben V. Dhaduk(17)	4,610,548	(17)	9.9
Common Stock	Amar Dhaduk(18)	2,294,097		4.9
Common Stock	Darpan Dhaduk(19)	2,294,097		4.9
Common Stock	Payal Dhaduk(20)	2,294,097		4.9
Common Stock	Univest Securities, LLC(21)	5,178,769	(21)	10.0
Common Stock	Bradley Richmond(22)	5,140,357	(22)	10.0

* Non-officer director beneficially owning less than 1% of the shares of common stock.

(1) Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed in the table above is c/o Marizyme, Inc., 555 Heritage Drive, Suite 205, Jupiter, Florida 33458.

(2) As of September 19, 2023, a total of 46,666,760 shares of common stock are considered to be outstanding. This number does not include shares of common stock issuable upon conversion or exercise of outstanding convertible or exercisable securities. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as disclosed in the following footnotes, each of the beneficial owners listed above has direct ownership of and sole voting and investment power over the shares of common stock of which they are beneficial owners. Pursuant to Exchange Act Rule 13d-3(d)(1), for each beneficial owner listed above, any options, warrants, convertible notes, or other convertible securities that are exercisable or convertible within 60 days have also been included for purposes of calculating their percent of class, but not for any other beneficial owner listed above. Contractual limitations on rights of conversion or exercise of outstanding convertible or exercisable securities have been assumed to apply for at least 60 days following September 19, 2023, with the effect that such shares of common stock are not included in the amounts indicated as beneficially owned.

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(3) Executive officer.

(4) Director.

(5) Consists of 280,000 shares of common stock issuable upon exercise of an option within 60 days of September 19, 2023.

(6) Consists of (i) 4,610,548 shares of common stock held indirectly through Ranjanben V. Dhaduk, Dr. Dhaduk’s wife, (ii) 125,000 shares of common stock issuable upon exercise of an option and (iii) 40,000 shares of common stock issuable upon exercise of an option.

(7) George Kovalyov may be deemed to beneficially own (i) 111,509 shares of common stock held directly; (ii) 273,750 shares of common stock issuable upon exercise of an option held directly; (iii) 166,666 shares of common stock issuable upon exercise of an option held directly within 60 days of September 19, 2023; (iv) 124,877 shares of common stock held by AAT Services Inc., of which George Kovalyov is the sole beneficial owner; and (v) 100,000 shares of common stock beneficially owned through AAT Services Inc. issuable upon exercise of a cashless warrant. Mr. Kovalyov was also granted 175,000 restricted shares of common stock, subject to the following milestone vesting schedule: (A) 75,000 restricted shares vesting upon the Company successfully listing its common stock on Nasdaq or the NYSE; (B) 50,000 restricted shares vesting upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (C) 25,000 restricted shares vesting upon the completion of valuation reports for both Somahlution LLC and HLII; and (D) 25,000 restricted shares vesting upon a material commercial partnership for MATLOC. AAT Services Inc. and Mr. Kovalyov are subject to a side agreement, under which the granting of the restricted shares will occur upon vesting, and therefore such restricted shares are not considered to be beneficially owned on September 19, 2023.

(8) Harrison Ross may be deemed to beneficially own (i) 141,948 shares of common stock held directly; (ii) 273,750 shares of common stock issuable upon exercise of an option held directly; (iii) 166,666 shares of common stock issuable upon exercise of an option within 60 days of September 19, 2023; (iii) 11,730 shares of common stock held by Rydra Capital Corp., of which Harrison Ross is the sole beneficial owner; and (iv) 100,000 shares of common stock beneficially owned through Rydra Capital Corp. issuable upon exercise of a cashless warrant. Mr. Ross was also granted 175,000 restricted shares of common stock, subject to the following milestone vesting schedule: (A) 75,000 restricted shares vesting upon the Company successfully listing its common stock on Nasdaq or the NYSE; (B) 50,000 restricted shares vesting upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (C) 25,000 restricted shares vesting upon the completion of valuation reports for both Somahlution LLC and HLII; and (D) 25,000 restricted shares vesting upon a material commercial partnership for MATLOC. Rydra Capital Corp. and Mr. Ross are subject to a side agreement, under which the granting of the restricted shares will occur upon vesting, and therefore such restricted shares are not considered to be beneficially owned on September 19, 2023.

(9) Consists of (i) 20,000 shares of common stock, and (ii) 36,666 shares of common stock issuable upon exercise of an option within 60 days of September 19, 2023.

(10) Consists of (i) 268,710 shares of common stock, and (ii) 80,613 shares of common stock issuable upon exercise of a warrant.

(11) Consists of (i) 140,000 shares of common stock issuable upon exercise of an option, (ii) 250,000 shares of common stock issuable upon exercise of an option, (iii) 125,000 shares of common stock issuable upon exercise of an option, and (iv) 40,000 shares of common stock issuable upon exercise of an option.

(12) Consists of (i) 125,000 shares of common stock issuable upon exercise of an option and (ii) 40,000 shares of common stock issuable upon exercise of an option.

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(13) Consists of (i) 125,000 shares of common stock issuable upon exercise of an option and (ii) 40,000 shares of common stock issuable upon exercise of an option.

(14) Consists of 50,000 shares of common stock issuable upon exercise of an option within 60 days of September 19, 2023.

(15) Consists of 50,000 shares of common stock issuable upon exercise of an option within 60 days of September 19, 2023.

(16) Emmanuelle Schleipfer-Conley, the owner of ESC Holding LLC, has sole voting and investment power over the securities held by ESC Holding LLC. Its mailing address is 1 Channel Drive #1706, Monmouth Beach, NJ 07750.

(17) Ranjanben V. Dhaduk shares voting and investment power over her shares of common stock with her husband, Vithalbhai Dhaduk, Chairman of the Company. The mailing address of Ranjanben V. Dhaduk is 1008 Windemere Circle, Dalton, PA 18414.

(18) The mailing address of Amar Dhaduk is 3800 N. Ocean Dr., Apt. 1453, Riviera Beach, FL 33404.

(19) The mailing address of Darpan Dhaduk is 2700 Noam Ocean Dr., Riviera Beach, FL 33404.

(20) The mailing address of Payal Dhaduk is 800 Avenue At Port Imperial, Apt. 1010, Weehawken, NJ 07810.

(21) Consists of (i) 6,000 shares of common stock, (ii) 168,008 shares of common stock issuable upon exercise of a 2020 Placement Agent Warrant, (iii) 3,548,148 shares of common stock issuable upon exercise of a Replacement Class C Warrant, (iv) 19,293,621 shares of common stock issuable upon exercise of Replacement Placement Agent Warrants, (v) 1,827,715 shares of common stock issuable upon conversion of a Replacement Convertible Note, and (vi) 6,942,166 shares of common stock issuable upon exercise of OID Units Placement Agent Warrants, which are considered by the Company to be subject to a beneficial ownership limitation applicable to the 2020 Placement Agent Warrant, the Replacement Class C Warrant, the Replacement Placement Agent Warrants, the Replacement Convertible Note, and the OID Units Placement Agent Warrants limiting beneficial ownership to 9.99% of the outstanding shares of common stock. Yi Guo has sole voting and investment power over the securities held by Univest. The business address of Univest is 375 Park Avenue, 27th Floor, New York, NY 10152.

(22) Consists of (i) 352,088 shares of common stock, (ii) 112,006 shares of common stock issuable upon exercise of a 2020 Placement Agent Warrant, (iii) 5,322,223 shares of common stock issuable upon exercise of a Replacement Class C Warrant, (iv) 28,940,432 shares of common stock issuable upon exercise of Replacement Placement Agent Warrants, (v) 2,741,573 shares of common stock issuable upon conversion of a Replacement Convertible Note, and (vi) 10,573,834 shares of common stock issuable upon exercise of OID Units Placement Agent Warrants, which are considered by the Company to be subject to a beneficial ownership limitation applicable to the 2020 Placement Agent Warrant, the Replacement Class C Warrant, the Replacement Placement Agent Warrants, the Replacement Convertible Note, and the OID Units Placement Agent Warrants limiting beneficial ownership to 9.99% of the outstanding shares of common stock. The business address of Bradley Richmond is 30 Tintern Lane, Scarsdale, NY 10583.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those held by the selling stockholders or issuable to the selling stockholders upon the exercise of certain warrants to purchase shares of common stock or conversion of certain convertible notes into shares of common stock held by the selling stockholders. We are registering these shares of common stock for resale in order to comply with requirements under the terms of certain agreements and securities, as described further below, as well as to permit the selling stockholders to offer the shares for resale from time to time. Certain selling stockholders include our affiliates and stockholders with “restricted securities” under the applicable securities laws and regulations who, because of their status as affiliates of us pursuant to Rule 144 or because they acquired their capital stock from an affiliate or from us within the prior 12 months from the date of any proposed sale, may otherwise be unable to sell their securities pursuant to Rule 144. See “Shares Eligible for Future Sale” for further information regarding sales of such “restricted securities” if not sold pursuant to this prospectus.

Except as disclosed below, the selling stockholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years other than with respect to the ownership of these securities, and, except as disclosed below, based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling stockholders, the securities being offered for resale, and the securities of the Company that are beneficially owned by each selling stockholder as of September 19, 2023 and that will be beneficially owned after this offering, based on the beneficial ownership rules of the SEC and certain assumptions as described below.

The amount of shares of common stock beneficially owned by the selling stockholders before the offering is listed in the second column of the table below. The information regarding the beneficial ownership by each of the selling stockholders is based on the selling stockholder’s beneficial ownership of shares of common stock, shares of common stock issuable upon the conversion of certain Convertible Notes, shares of common stock issuable upon the exercise of certain Class C Warrants, or shares of common stock issuable upon the exercise of certain Placement Agent Warrants. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of the table below and in accordance with such rules, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of September 19, 2023. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named below and in accordance with such rules, any shares that such person or persons has the right to acquire within 60 days of September 19, 2023 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. In addition to these beneficial ownership rules, the number of shares beneficially owned by the selling stockholders reflect the following summarized beneficial ownership limitations (see “Description of Securities” for additional related discussion):

●	Each holder of a Convertible Note or Class C Warrant generally will not have the right to receive shares of common stock upon conversion of the Convertible Note or exercise of the Class C Warrant to the extent that the holder would otherwise become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a 61-day notice requirement. This limitation does not apply to certain provisions of the Convertible Notes and Class C Warrants. The shares of common stock that may not be received upon conversion of a Convertible Note or exercise of a Class C Warrant due to this beneficial ownership limitation are not considered beneficially owned as of September 19, 2023.

●	Each holder of an OID Convertible Note or Class E Warrant or a Class F Warrant generally will not have the right to receive shares of common stock upon conversion of the OID Convertible Note or exercise of the Class E Warrant or Class F Warrant to the extent that the holder would otherwise become the beneficial owner of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99% of the outstanding shares of common stock, subject to a 61-day notice requirement. This limitation does not apply to certain provisions of the OID Convertible Notes and Class E and F Warrants. The shares of common stock that may not be received upon conversion of a Convertible Note or exercise of a Class E Warrant or a Class F Warrant due to this beneficial ownership limitation are not considered beneficially owned as of September 19, 2023.

●	Each holder of a 2020 Placement Agent Warrant may exercise such warrant only if it would not cause the holder to beneficially own in excess of 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the 2020 Placement Agent Warrant. The holder, upon notice to the Company, may increase or decrease the percentage limit, provided that the limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the 2020 Placement Agent Warrant. Any increase in the limitation will not be effective until the 61st day after such notice is delivered to the Company. This limitation does not apply to certain provisions of the 2020 Placement Agent Warrant. The shares of common stock that may not be purchased upon exercise of a 2020 Placement Agent Warrant due to this beneficial ownership limitation are not considered beneficially owned as of September 19, 2023.

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●	Each holder of a Replacement Placement Agent Warrant will generally not have the right to receive shares upon exercise of a Replacement Placement Agent Warrant to the extent that the holder would otherwise become a beneficial owner of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a requirement that any increase in the limitation will not be effective until the 61st day after notice is delivered to the Company. This limitation does not apply to certain provisions of the Replacement Placement Agent Warrants. The shares of common stock that may not be issued upon exercise of a Replacement Placement Agent Warrant due to this beneficial ownership limitation are not considered beneficially owned as of September 19, 2023.

●	Each holder of an OID Units Placement Agent Warrant may exercise such warrant only if it would not cause the holder to beneficially own in excess of 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the OID Units Placement Agent Warrant. The holder, upon notice to the Company, may increase or decrease the percentage limit, provided that the limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the OID Units Placement Agent Warrant. Any increase in the limitation will not be effective until the 61st day after such notice is delivered to the Company. This limitation does not apply to certain provisions of the OID Units Placement Agent Warrant. The shares of common stock that may not be purchased under an OID Units Placement Agent Warrant due to this beneficial ownership limitation are not considered beneficially owned as of September 19, 2023.

In accordance with the terms of each Units Registration Rights Agreement, each of the Convertible Notes, each OID Units Registration Rights Agreement, and each of the OID Convertible Notes, the table includes for resale under this prospectus the sum of the maximum number of shares of common stock issuable upon the conversion of the Convertible Notes and the OID Convertible Notes issued to the selling stockholders, and assuming that all convertible debts and other liabilities under the Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions. In accordance with the terms of each Units Registration Rights Agreement, each OID Units Registration Rights Agreement, the Registration Rights Letter Agreement (as defined in “Description of Securities – Placement Agent Warrants – Placement Agent Warrants Issued in Connection with 2020 Private Placement”), the Class C Warrants, the Class E Warrants, the Class F Warrants, and the Placement Agent Warrants, the table below includes for resale under this prospectus the sum of the maximum number of shares of common stock issuable upon the exercise in full of the Class C Warrants, the Class E Warrants, the Class F Warrants, and the Placement Agent Warrants issued to the selling stockholders, without regard to any applicable limitations or restrictions. The holders of the Convertible Notes and Class C Warrants have executed waivers of the registration rights under these securities. Notwithstanding these waivers, the shares underlying these securities are included in the amounts being offered under this prospectus as reflected in the table below. In accordance with the terms of the Registration Rights Letter Agreement, the table also includes for resale under this prospectus the shares of common stock issued to the selling stockholders in connection with a private placement completed on September 25, 2020. We have also elected to include certain other shares held by stockholders for resale as reflected in the table below.

Except as otherwise indicated in the table below, the selling stockholders may sell all, some or none of the shares of common stock being offered. See “Plan of Distribution.” We have no way of determining the number of shares of common stock each selling stockholder will hold after this offering.

The amount and percentage of shares of common stock beneficially owned by the selling stockholders after the offering is listed in the fourth and fifth columns of the table below, respectively. For purposes of determining the amount and percentage of shares of common stock beneficially owned after this offering, we have assumed that any shares of common stock being offered will be sold in this offering, and any shares of common stock being offered that are issuable upon exercise of a warrant or conversion of a convertible note that are being offered will be sold immediately following the exercise or conversion of the warrant or convertible note under which such common stock is issuable, without regard to any applicable limitations or restrictions.

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	Amount of Shares of Common Stock Beneficially Owned Prior to this		Amount of Shares of Common Stock		Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Offering		Being Offered		Amount(1)	Percent(1)
ABSSV Group Inc.(2)	1,837,405	(2)	1,837,405	(2)	-	-
Nicholas Carosi III Revocable Living Trust(3)	734,958	(3)	734,958	(3)	-	-
Dim Sum Sam Inc.(4)	2,438,370	(4)	4,409,745	(4)	-	-
Jerome J. Ginsburg and Carol P. Ginsburg	367,490	(5)	367,490	(5)	-	-
Joerg Augsburg	367,490	(6)	367,490	(6)	-	-
Jun Capital Holdings Limited(7)	2,366,942	(7)	29,398,302	(7)	-	-
Ka Kit Lau	2,438,370	(8)	4,409,745	(8)	-	-
Kang Yoo	2,440,471	(9)	3,674,788	(9)	-	-
Kristie Chow	1,102,448	(10)	1,102,448	(10)	-	-
Li Ling and Adeline Kim	1,102,448	(11)	1,102,448	(11)	-	-
Mercurius Capital Limited(12)	734,958	(12)	734,958	(12)	-	-
Ouna Naomi Tong	1,469,629	(13)	1,469,629	(13)	-	-
Qi Wu	2,437,845	(14)	4,593,490	(14)	-	-
Qiaohong Li	734,958	(15)	734,958	(15)	-	-
Randel Green	2,204,873	(16)	2,204,873	(16)	-	-
Rongpeng Xia	2,425,765	(17)	8,819,490	(17)	-	-
T&J Brothers Group LLC(18)	2,446,773	(18)	7,171,699	(18)	-	-
Timothy Alpers	734,958	(19)	734,958	(19)	-	-
Weifeng Li	1,102,448	(20)	1,102,448	(20)	-	-
Xiansong Luo	734,958	(21)	734,958	(21)	-	-
Xiao Zhang	1,837,405	(22)	1,837,405	(22)	-	-
Xuexin Wang	1,469,915	(23)	1,469,915	(23)	-	-
Yiufai Yeung	734,958	(24)	734,958	(24)	-	-
Zhuo Yang	2,442,572	(25)	2,939,830	(25)	-	-
Eugene Podokshik	20,000		20,000		-	-
BWL Investments Ltd(26)	2,427,633	(26)	12,052,632	(26)	444,432	*
Raine Juhani Peltokoski	2,435,218	(27)	5,512,550	(27)	-	-
David Moss	734,958	(28)	734,958	(28)	-	-
US Strategic Capital LLC(29)	734,958	(29)	734,958	(29)	-	-
RCA Capital Partners Inc.(30)	2,444,504	(30)	7,824,103	(30)	-	-
Roberto Nascimento	238,855	(31)	238,855	(31)	-	-
Nelson E. Wert	1,469,915	(32)	1,469,915	(32)	-	-
Richard Klein	734,958	(33)	734,958	(33)	-	-
William N. Strawbridge	10,000		10,000		-	-
John Willis	367,490	(34)	367,490	(34)	-	-
Frank Maresca Jr.	2,402,537	(35)	16,446,546	(35)	275,269	*
Bologna Family Restaurant SpA(36)	2,450,975	(36)	6,428,134	(36)	-	-
About Investment Ltd(37)	2,450,975	(37)	43,054,809	(37)	-	-
Stanton Ross	2,065,542	(38)	2,065,542	(38)	-	-
Thomas Heckman	929,478	(39)	929,478	(39)	-	-
Bryce Ferrell	2,450,975	(40)	4,131,085	(40)	-	-
Viner Total Investments Fund(41)	2,450,975	(41)	246,425,988	(41)	-	-
Bevilacqua PLLC(42)	1,639,437	(42)	1,639,437	(42)	-	-
1319983 BC Ltd.(43)	2,450,975	(43)	3,229,228	(43)	-	-
Li Lin	2,450,975	(44)	4,071,684	(44)	-	-
Oleg Kovalyov	2,380,260	(45)	4,886,429	(45)	-	-
Progressive Automations Inc.(46)	1,222,624	(46)	1,222,624	(46)	-	-
Waichun Logistics Technology Ltd(47)	2,450,975	(47)	59,111,507	(47)	-	-
Pioneer Capital Anstalt(48)	2,450,975	(48)	40,727,025	(48)	-	-
Li Ben	1,215,673	(49)	1,215,673	(49)	-	-
Chiu Hoi Cheung	2,450,975	(50)	8,110,100	(50)	-	-
Mibao Xiong	810,989	(51)	810,989	(51)	-	-
Qing Fu	2,450,975	(52)	4,054,340	(52)	-	-
Yun Zhang	2,077,069	(53)	2,027,069	(53)	50,000	*
Xiaoqing Wang	2,450,975	(54)	4,115,773	(54)	-	-
Yu Deng	2,028,894	(55)	2,028,894	(55)	-	-
Xiaoli Duan	2,450,975	(56)	4,054,949	(56)	-	-
Jingfeng Chen	2,450,975	(57)	4,054,340	(57)	-	-
Rafael Lopes Rogo	2,450,975	(58)	4,054,949	(58)	-	-
Honey Tree Trading(59)	2,450,975	(59)	6,082,423	(59)	-	-
Jason Douglas Riley	2,450,975	(60)	4,055,152	(60)	-	-
Alessandro Solimeo	2,027,474	(61)	2,027,474	(61)	-	-
Allesia Solimeo	2,027,474	(62)	2,027,474	(62)	-	-
Anthony Cirillo	793,052	(63)	694,958	(63)	98,094	*
Supereight Capital Ltd.(64)	2,437,687	(64)	2,953,575	(64)	253,000	*
Xiniue Nie	2,450,975	(65)	2,779,830	(66)	-	-
Qinghui Lin	734,958	(66)	694,958	(67)	40,000	*
Bangrong Li	2,421,563	(67)	9,729,383	(67)	560,000	*
Walleye Opportunities Master Fund Ltd(68)	2,450,975	(68)	94,576,187	(68)	-	-
Hexin Global Ltd.(69)	2,450,975	(69)	87,513,011	(69)	-	-
Univest Securities, LLC(70)	5,178,769	(70)	31,779,659	(70)	6,000	*
Bradley Richmond(71)	5,140,357	(71)	47,990,068	(71)	52,088	*
Alta Investments LLC(72)	2,450,975	(72)	4,205,996	(72)	-	-
Horberg Enterprises LP(73)	2,450,975	(73)	2,523,604	(73)	-	-
MSS Capital LLC(74)	2,450,975	(74)	4,205,996	(74)	-	-
Jacob Boegel	414,352	(75)	420,605	(75)	-	-
Ying Liu	828,707	(76)	841,213	(76)	-	-
Janice E. Glure Trust(77)	2,071,732	(77)	2,102,998	(77)	-	-
Kenneth M. Sutin MD Revocable Trust(78)	2,071,732	(78)	2,102,998	(78)	-	-
Rainforest Partners LLC(79)	2,450,975	(79)	8,411,956	(79)	-	-
Mingyong Huang	2,450,975	(80)	4,205,996	(80)	-	-
Todd A. Carpenter	1,035,866	(81)	1,051,499	(81)	-	-
Weifang Xu	2,450,975	(82)	3,364,782	(82)	-	-
Bartholemew Pan-Kita(83)	635,294	(83)	635,294	(83)	-	-
Azem Nesimi(84)	7,059	(84)	7,059	(84)	-	-
Alvaro Croquevielle	220,107		220,107		-	-
Amar Dhaduk(85)	2,294,097		529,407		1,764,690	*
Darpan Dhaduk(86)	2,294,097		529,407		1,764,690	*
Kevin Dunleavy	15,252		15,252		-	-
Letitia Maresca	108,500		100,000		8,500	*
Payal Dhaduk(87)	2,294,097		529,407		1,764,690	*
Ranjanben V. Dhaduk(88)	4,610,548		3,546,610		1,063,938	*
Raul Ciudad	142,200		142,200		-	-
Rieux Enterprise Corp.(89)	1,072,560		1,072,560		-	-
SIF Investment Ltd(90)	116,760		116,760		-	-

* Less than 1%.

139

(1)	The percentage of beneficial ownership after completion of the offering is based on 947,766,691 shares of common stock outstanding following the offering, consisting of 46,666,760 shares of common stock outstanding as of September 19, 2023 and 901,099,931 additional shares of common stock being offered under this prospectus that were not outstanding on that date. As noted above, for purposes of determining the amount and percentage of shares of common stock beneficially owned after this offering, we have assumed that any shares of common stock being offered will be sold in this offering, and any shares of common stock being offered that are issuable upon exercise of a warrant or conversion of a convertible note that are being offered will be sold immediately following the exercise or conversion of the warrant or convertible note under which such common stock is issuable, without regard to any applicable limitations or restrictions.

(2)	Consists of (i) 100,000 shares of common stock and (ii) 1,737,405 shares of common stock issuable upon exercise of a Class C Warrant. YanBo Huang, President of ABSSV Group Inc., has sole voting and investment power over the securities held by ABSSV Group Inc.

(3)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant. Nicholas Carosi has sole voting and investment power over the securities held by Nicholas Carosi III Revocable Living Trust.

(4)	Beneficially owned shares of common stock consist of (i) 240,000 shares of common stock and (ii) 4,169,745 shares of common stock issuable upon exercise of a Class C Warrant, subject to a beneficial ownership limitation applicable to the Class C Warrants and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 240,000 shares of common stock and (ii) the 4,169,745 shares of common stock issuable upon exercise of a Class C Warrant. Sam Yan, sole member of Dim Sum Sam Inc., has sole voting and investment power over the securities held by Dim Sum Sam Inc.

(5)	Consists of (i) 20,000 shares of common stock and (ii) 347,490 shares of common stock issuable upon exercise of a Class C Warrant.

(6)	Consists of (i) 20,000 shares of common stock and (ii) 347,490 shares of common stock issuable upon exercise of a Class C Warrant.

(7)	Consists of (i) 1,600,000 shares of common stock and (ii) 27,798,302 shares of common stock issuable upon exercise of a Class C Warrant, subject to a beneficial ownership limitation applicable to the Class C Warrant limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 1,600,000 shares of common stock and (ii) the 27,798,302 shares of common stock issuable upon exercise of a Class C Warrant. Feng Guo, sole member of Jun Capital Holdings Limited, has sole voting and investment power over the securities held by Jun Capital Holdings Limited.

(8)	Beneficially owned shares of common stock consist of (i) 240,000 shares of common stock held directly, (ii) 4,169,745 shares of common stock issuable upon exercise of a Class C Warrant held directly, (iii) 40,000 shares of common stock held by Mercurius Capital Limited, and (iv) 694,958 shares of common stock issuable upon exercise of a Class C Warrant held by Mercurius Capital Limited, subject to a beneficial ownership limitation applicable to the Class C Warrants limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 240,000 shares of common stock held directly and (ii) the 4,169,745 shares of common stock issuable upon exercise of the Class C Warrant held directly. Ka Kit Lau, Chief Executive Officer of Mercurius Capital Limited, has sole voting and investment power over the securities held by Mercurius Capital Limited. Mercurius Capital Limited is a selling stockholder and may offer and sell in this offering the securities described above that are held by it. See footnote 12.

(9)	Beneficially owned shares of common stock consist of (i) 200,000 shares of common stock and (ii) 3,474,788 shares of common stock issuable upon exercise of two Class C Warrants, subject to a beneficial ownership limitation applicable to the Class C Warrants limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 200,000 shares of common stock and (ii) the 3,474,788 shares of common stock issuable upon exercise of the Class C Warrants.

140

(10)	Consists of (i) 60,000 shares of common stock and (ii) 1,042,448 shares of common stock issuable upon exercise of a Class C Warrant.

(11)	Consists of (i) 60,000 shares of common stock and (ii) 1,042,448 shares of common stock issuable upon exercise of a Class C Warrant.

(12)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant. Ka Kit Lau, Chief Executive Officer of Mercurius Capital Limited, has sole voting and investment power over the securities held by Mercurius Capital Limited.

(13)	Consists of (i) 79,984 shares of common stock and (ii) 1,389,645 shares of common stock issuable upon exercise of a Class C Warrant.

(14)	Beneficially owned shares of common stock consist of (i) 250,000 shares of common stock and (ii) 4,343,490 shares of common stock issuable upon exercise of two Class C Warrants, subject to a beneficial ownership limitation applicable to the Class C Warrants limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 250,000 shares of common stock held and (ii) the 4,343,490 shares of common stock issuable upon exercise of the Class C Warrants.

(15)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant.

(16)	Consists of (i) 120,000 shares of common stock and (ii) 2,084,873 shares of common stock issuable upon exercise of a Class C Warrant.

(17)	Beneficially owned shares of common stock consist of (i) 480,000 shares of common stock and (ii) 8,339,490 shares of common stock issuable upon exercise of a Class C Warrant, subject to a beneficial ownership limitation applicable to the Class C Warrants limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 480,000 shares of common stock and (ii) the 8,339,490 shares of common stock issuable upon exercise of the Class C Warrant.

(18)	Beneficially owned shares of common stock consist of (i) 80,000 shares of common stock, (ii) 4,989,915 shares of common stock issuable upon exercise of two Class C Warrants, and (iii) 2,101,784 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrants and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 80,000 shares of common stock, (ii) the 4,989,915 shares of common stock issuable upon exercise of two Class C Warrants, and (iii) the 2,101,784 shares of common stock issuable upon conversion of the Convertible Note. Xingyu Yang and Zhonghao Chen, Partners of T&J Brothers Group LLC, have joint voting and investment power over the securities held by T&J Brothers Group LLC.

(19)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant.

(20)	Consists of (i) 60,000 shares of common stock and (ii) 1,042,448 shares of common stock issuable upon exercise of a Class C Warrant.

(21)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant.

(22)	Consists of (i) 100,000 shares of common stock and (ii) 1,737,405 shares of common stock issuable upon exercise of a Class C Warrant.

141

(23)	Consists of (i) 80,000 shares of common stock and (ii) 1,389,915 shares of common stock issuable upon exercise of a Class C Warrant.

(24)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant.

(25)	Beneficially owned shares of common stock consist of (i) 160,000 shares of common stock and (ii) 2,779,830 shares of common stock issuable upon exercise of a Class C Warrant, subject to a beneficial ownership limitation applicable to the Class C Warrant limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 160,000 shares of common stock and (ii) the 2,779,830 shares of common stock issuable upon exercise of two Class C Warrants.

(26)	Beneficially owned shares of common stock consist of (i) 444,432 shares of common stock, (ii) 8,237,337 shares of common stock issuable upon exercise of three Class C Warrants, and (iii) 3,815,295 shares of common stock issuable upon conversion of two Convertible Notes, subject to a beneficial ownership limitation applicable to the Class C Warrants and the Convertible Notes limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 8,237,337 shares of common stock issuable upon exercise of three Class C Warrants, and (ii) the 3,815,295 shares of common stock issuable upon conversion of the two Convertible Notes. Braeden Lichti, Chief Executive Officer of BWL Investments Ltd, has sole voting and investment power over the securities held by BWL Investments Ltd.

(27)	Beneficially owned shares of common stock consist of (i) 300,020 shares of common stock and (ii) 5,212,530 shares of common stock issuable upon exercise of a Class C Warrant, subject to a beneficial ownership limitation applicable to the Class C Warrants and the Convertible Notes limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 300,020 shares of common stock and (ii) the 5,212,530 shares of common stock issuable upon exercise of a Class C Warrant.

(28)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant.

(29)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant. Yue Wu has sole voting and investment power over the securities held by US Strategic Capital LLC.

(30)	Beneficially owned shares of common stock consist of (i) 123,200 shares of common stock, (ii) 4,831,804 shares of common stock issuable upon exercise of two Class C Warrants, (iii) 1,607,280 shares of common stock issuable upon conversion of a Convertible Note, (iv) 441,187 shares of common stock issuable upon exercise of a Class E Warrant, (v) 441,187 shares of common stock issuable upon exercise of a Class F Warrant, and (vi) 360,685 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class C Warrants, the Convertible Note, the Class E Warrant, the Class F Warrant and the OID Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 123,200 shares of common stock, (ii) the 4,831,804 shares of common stock issuable upon exercise of the two Class C Warrants, (iii) the 1,607,280 shares of common stock issuable upon conversion of the Convertible Note, (iv) 441,187 shares of common stock issuable upon exercise of the Class E Warrant, (v) 441,187 shares of common stock issuable upon exercise of the Class F Warrant, and (vi) up to 379,445 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity. Wayne Andrews, President of RCA Capital Partners Inc., has sole voting and investment power over the securities held by RCA Capital Partners Inc.

(31)	Consists of (i) 13,000 shares of common stock and (ii) 225,855 shares of common stock issuable upon exercise of a Class C Warrant.

(32)	Consists of (i) 80,000 shares of common stock and (ii) 1,389,915 shares of common stock issuable upon exercise of a Class C Warrant.

(33)	Consists of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant.

142

(34)	Consists of (i) 20,000 shares of common stock and (ii) 347,490 shares of common stock issuable upon exercise of a Class C Warrant.

(35)	Beneficially owned shares of common stock consist of (i) 922,269 shares of common stock, (ii) 680,168 shares of common stock issuable upon exercise of a Class C Warrant, (iii) 406,200 shares of common stock issuable upon conversion of a Convertible Note, (iv) 5,147,063 shares of common stock issuable upon exercise of two Class E Warrants, (v) 5,147,063 shares of common stock issuable upon exercise of two Class F Warrants, and (vi) 4,252,389 shares of common stock issuable upon conversion of two OID Convertible Notes within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class C Warrants, the Convertible Note, the Class E Warrants, the Class F Warrants and the OID Convertible Notes limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) 647,000 shares of common stock, (ii) the 680,168 shares of common stock issuable upon exercise of the Class C Warrant, (iii) the 406,200 shares of common stock issuable upon conversion of the Convertible Note, (iv) the 5,147,074 shares of common stock issuable upon exercise of the two Class E Warrants, (v) the 5,147,074 shares of common stock issuable upon exercise of the two Class F Warrants, and (vi) up to 4,419,030 shares of common stock issuable upon conversion of the two OID Convertible Notes upon maturity.

(36)	Beneficially owned shares of common stock consist of (i) 4,058,897 shares of common stock issuable upon exercise of two Class C Warrants and (ii) 2,369,237 shares of common stock issuable upon conversion of two Convertible Notes, subject to a beneficial ownership limitation applicable to the Class C Warrants and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 4,058,897 shares of common stock issuable upon exercise of the two Class C Warrants and (ii) the 2,369,237 shares of common stock issuable upon conversion of the two Convertible Notes. Saverio Solimeo, President of Bologna Family Restaurant SpA, has sole voting and investment power over the securities held by Bologna Family Restaurant SpA.

(37)	Beneficially owned shares of common stock consist of (i) 26,956,337 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 16,098,472 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 26,956,337 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 16,098,472 shares of common stock issuable upon conversion of the Convertible Note. Jiaming Li, Chief Executive Officer of About Investment Ltd, has sole voting and investment power over the securities held by About Investment Ltd.

(38)	Consists of (i) 1,293,222 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 772,320 shares of common stock issuable upon conversion of a Convertible Note.

(39)	Consists of (i) 581,940 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 347,538 shares of common stock issuable upon conversion of a Convertible Note.

(40)	Beneficially owned shares of common stock consist of (i) 2,586,445 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,544,640 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,586,445 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 1,544,640 shares of common stock issuable upon conversion of the Convertible Note.

(41)	Beneficially owned shares of common stock consist of (i) 154,285,714 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 92,140,274 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 154,285,714 shares of common stock issuable upon exercise of a Class C Warrant and (i) the 92,140,274 shares of common stock issuable upon conversion of the Convertible Note. Cheng Wan Wing, Chen Hua, and Hu Mingyue, the directors of Viner Total Investments Fund, Apollo Asset Management Limited, Viner Total Investments Fund’s investment manager, and Wong Ho Tim, the sole officer, director or other affiliate of Apollo Asset Management Limited, currently share voting and investment power over the securities held by Viner Total Investments Fund.

143

(42)	Beneficially owned shares of common stock consist of (i) 1,028,571 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 610,866 shares of common stock issuable upon conversion of a Convertible Note. The shares of common stock being offered for resale consist of (i) the 1,028,571 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 610,866 shares of common stock issuable upon conversion of the Convertible Note. Louis A. Bevilacqua has sole voting and investment power over the securities held by Bevilacqua PLLC. Mr. Bevilacqua disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares. See “Legal Matters” for further information about Bevilacqua PLLC.

(43)	Beneficially owned shares of common stock consist of (i) 2,028,008 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,201,220 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,028,008 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 1,201,220 shares of common stock issuable upon conversion of the Convertible Note. Lisa Ross, Director of 1319983 BC Ltd., has sole voting and investment power over the securities held by 1319983 BC Ltd.

(44)	Beneficially owned shares of common stock consist of (i) 2,570,785 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,500,899 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,570,785 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 1,500,899 shares of common stock issuable upon conversion of the Convertible Note.

(45)	Beneficially owned shares of common stock consist of (i) 1,346,410 shares of common stock, (ii) 3,085,200 shares of common stock issuable upon exercise of a Class C Warrant, and (iii) 454,819 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 1,346,410 shares of common stock, (ii) the 3,085,200 shares of common stock issuable upon exercise of the Class C Warrant, and (iii) the 454,819 shares of common stock issuable upon conversion of the Convertible Note.

(46)	Consists of (i) 771,942 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 450,682 shares of common stock issuable upon conversion of a Convertible Note. Vladimir Kovalyov, Director of Progressive Automations Inc., has sole voting and investment power over the securities held by Progressive Automations Inc.

(47)	Beneficially owned shares of common stock consist of 59,111,507 shares of common stock issuable upon conversion of three Convertible Notes, subject to a beneficial ownership limitation applicable to the Convertible Notes limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of the 59,111,507 shares of common stock issuable upon conversion of the Convertible Notes. Hui Xian, Chief Executive Officer of Waichun Logistics Technology Ltd, has sole voting and investment power over the securities held by Waichun Logistics Technology Ltd.

(48)	Beneficially owned shares of common stock consist of (i) 25,714,285 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 15,012,740 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 25,714,285 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 15,012,740 shares of common stock issuable upon conversion of the Convertible Note. Lucas Mair, director of Pioneer Capital Anstalt, has sole voting and investment power over the securities held by Pioneer Capital Anstalt. The business address of Pioneer Capital Anstalt is Drescheweg 2, 9490 Vaduz, Principality of Liechtenstein, with an additional mailing address of c/o LH Financial Services, 510 Madison Ave., Suite 1400, New York, NY 10022.

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(49)	Consists of (i) 770,914 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 444,759 shares of common stock issuable upon conversion of a Convertible Note.

(50)	Beneficially owned shares of common stock consist of (i) 5,142,985 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 2,967,115 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 5,142,985 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 2,967,115 shares of common stock issuable upon conversion of the Convertible Note.

(51)	Consists of (i) 514,285 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 296,704 shares of common stock issuable upon conversion of a Convertible Note.

(52)	Beneficially owned shares of common stock consist of (i) 2,571,042 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,483,298 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,571,042 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 1,483,298 shares of common stock issuable upon conversion of the Convertible Note.

(53)	Beneficially owned shares of common stock consist of (i) 50,000 shares of common stock, (ii) 1,285,457 shares of common stock issuable upon exercise of a Class C Warrant and (iii) 741,612 shares of common stock issuable upon conversion of a Convertible Note. The shares of common stock being offered for resale consist of (i) the 1,285,457 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 741,612 shares of common stock issuable upon conversion of the Convertible Note.

(54)	Beneficially owned shares of common stock consist of (i) 2,610,000 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,505,773 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,610,000 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 1,505,773 shares of common stock issuable upon conversion of the Convertible Note.

(55)	Consist of (i) 1,286,614 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 742,280 shares of common stock issuable upon conversion of a Convertible Note.

(56)	Beneficially owned shares of common stock consist of (i) 2,571,428 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,483,521 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,571,428 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 1,483,521 shares of common stock issuable upon conversion of the Convertible Note.

(57)	Beneficially owned shares of common stock consist of (i) 2,571,042 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,483,298 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,571,042 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 1,483,298 shares of common stock issuable upon conversion of the Convertible Note.

(58)	Consists of (i) 2,571,428 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,483,521 shares of common stock issuable upon conversion of a Convertible Note.

(59)	Beneficially owned shares of common stock consist of (i) 3,857,142 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 2,225,281 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 3,857,142 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 2,225,281 shares of common stock issuable upon conversion of the Convertible Note. Barbara Knight, owner of Honey Tree Trading, has sole voting and investment power over the securities held by Honey Tree Trading.

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(60)	Beneficially owned shares of common stock consist of (i) 2,571,557 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 1,483,595 shares of common stock issuable upon conversion of a Convertible Note, subject to a beneficial ownership limitation applicable to the Class C Warrant and the Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,571,557 shares of common stock issuable upon exercise of the Class C Warrant and (ii) the 1,483,595 shares of common stock issuable upon conversion of the Convertible Note.

(61)	Consists of (i) 1,285,714 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 741,760 shares of common stock issuable upon conversion of a Convertible Note.

(62)	Consists of (i) 1,285,714 shares of common stock issuable upon exercise of a Class C Warrant and (ii) 741,760 shares of common stock issuable upon conversion of a Convertible Note.

(63)	Beneficially owned shares of common stock consist of (i) 98,094 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant. The shares of common stock being offered for resale consist of the 694,958 shares of common stock issuable upon exercise of the Class C Warrant.

(64)	Beneficially owned shares of common stock consist of (i) 253,000 shares of common stock and (ii) 2,953,575 shares of common stock issuable upon exercise of a Class C Warrant, subject to a beneficial ownership limitation applicable to the Class C Warrant limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of the 2,953,575 shares of common stock issuable upon exercise of the Class C Warrant. Richard Calta, President of Supereight Capital Ltd., has sole voting and investment power over the securities held by Supereight Capital Ltd.

(65)	Beneficially owned shares of common stock consist of 2,779,830 shares of common stock issuable upon exercise of a Class C Warrant, subject to a beneficial ownership limitation applicable to the Class C Warrant limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of the 2,779,830 shares of common stock issuable upon exercise of the Class C Warrant.

(66)	Beneficially owned shares of common stock consist of (i) 40,000 shares of common stock and (ii) 694,958 shares of common stock issuable upon exercise of a Class C Warrant. The shares of common stock being offered for resale consist of the 694,958 shares of common stock issuable upon exercise of the Class C Warrant.

(67)	Beneficially owned shares of common stock consist of (i) 560,000 shares of common stock and (ii) 9,729,383 shares of common stock issuable upon exercise of a Class C Warrant, subject to a beneficial ownership limitation applicable to the Class C Warrant limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of the 9,729,383 shares of common stock issuable upon exercise of the Class C Warrant.

(68)	Beneficially owned shares of common stock consist of (i) 33,088,249 shares of common stock issuable upon exercise of two Class E Warrants, (ii) 33,088,249 shares of common stock issuable upon exercise of two Class F Warrants, and (iii) 27,775,998 shares of common stock issuable upon conversion of two OID Convertible Notes within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrants, Class F Warrants, and OID Convertible Notes limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 33,088,249 shares of common stock issuable upon exercise of the two Class E Warrants, (ii) the 33,088,249 shares of common stock issuable upon exercise of the two Class F Warrants, and (iii) up to 28,399,689 shares of common stock issuable upon conversion of the two OID Convertible Notes upon maturity. William England has sole voting and investment power over the securities held by Walleye Opportunities Master Fund Ltd.

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(69)	Beneficially owned shares of common stock consist of (i) 34,178,431 shares of common stock issuable upon exercise of three Class E Warrants, (ii) 30,428,431 shares of common stock issuable upon exercise of three Class F Warrants, and (iii) up to 22,216,333 shares of common stock issuable upon conversion of two OID Convertible Notes within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrants, Class F Warrants, and OID Convertible Notes limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 34,178,431 shares of common stock issuable upon exercise of the three Class E Warrants, (ii) the 30,428,431 shares of common stock issuable upon exercise of the three Class F Warrants, and (iii) up to 22,906,149 shares of common stock issuable upon conversion of the two OID Convertible Notes upon maturity. Chuntao Zhao, sole director of Hexin Global Ltd., has sole voting and investment power over the securities held by Hexin Global Ltd.

(70)	Beneficially owned shares of common stock consist of (i) 6,000 shares of common stock, (ii) 168,008 shares of common stock issuable upon exercise of a 2020 Placement Agent Warrant, (iii) 3,548,148 shares of common stock issuable upon exercise of a Replacement Class C Warrant, (iv) 19,293,621 shares of common stock issuable upon exercise of Replacement Placement Agent Warrants, (v) 1,827,715 shares of common stock issuable upon conversion of a Replacement Convertible Note, and (vi) 6,942,166 shares of common stock issuable upon exercise of OID Units Placement Agent Warrants, which are considered by the Company to be subject to a beneficial ownership limitation applicable to the 2020 Placement Agent Warrant, the Replacement Class C Warrant, the Replacement Placement Agent Warrants, the Replacement Convertible Note, and the OID Units Placement Agent Warrants limiting beneficial ownership to 9.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 168,008 shares of common stock issuable upon exercise of the 2020 Placement Agent Warrant, (ii) the 3,548,148 shares of common stock issuable upon exercise of the Replacement Class C Warrant, (iii) the 19,293,621 shares of common stock issuable upon exercise of the Replacement Placement Agent Warrants, (iv) the 1,827,715 shares of common stock issuable upon conversion of the Replacement Convertible Note, and (v) 6,942,166 shares of common stock issuable upon exercise of the OID Units Placement Agent Warrants. Yi Guo has sole voting and investment power over the securities held by Univest. Univest served as our placement agent in connection with each of the 2020 Private Placement, the Units Private Placement, and the OID Units Private Placement, and provided consulting service in connection with the My Health Logic Acquisition, and was issued the 2020 Placement Agent Warrant, the Replacement Class C Warrant, the Replacement Convertible Note, the Replacement Placement Agent Warrant, and were issued the OID Units Placement Agent Warrants, as partial compensation for such services.

(71)	Beneficially owned shares of common stock consist of (i) 352,088 shares of common stock, (ii) 112,006 shares of common stock issuable upon exercise of a 2020 Placement Agent Warrant, (iii) 5,322,223 shares of common stock issuable upon exercise of a Replacement Class C Warrant, (iv) 28,940,432 shares of common stock issuable upon exercise of Replacement Placement Agent Warrants, (v) 2,741,573 shares of common stock issuable upon conversion of a Replacement Convertible Note, and (vi) 10,573,834 shares of common stock issuable upon exercise of OID Units Placement Agent Warrants, which are considered by the Company to be subject to a beneficial ownership limitation applicable to the 2020 Placement Agent Warrant, the Replacement Class C Warrant, the Replacement Placement Agent Warrants, the Replacement Convertible Note, and the OID Units Placement Agent Warrants limiting beneficial ownership to 9.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) 300,000 of the shares of common stock, (ii) the 112,006 shares of common stock issuable upon exercise of the 2020 Placement Agent Warrant, (iii) the 5,322,223 shares of common stock issuable upon exercise of the Replacement Class C Warrant, (iv) the 28,940,432 shares of common stock issuable upon exercise of the Replacement Placement Agent Warrants, (v) the 2,741,573 shares of common stock issuable upon conversion of the Replacement Convertible Note, and (vi) the 10,573,834 shares of common stock issuable upon exercise of the OID Units Placement Agent Warrants. On September 30, 2020, we entered into the Richmond Consulting Agreement with Mr. Richmond, which terminated in accordance with its terms on September 30, 2022. For a further description of the Richmond Consulting Agreement and compensation terms under the Richmond Consulting Agreement, see “Executive Compensation – Other Management Compensation – Bradley Richmond” above. On July 19, 2021, Mr. Richmond was appointed our Acting Vice President of Finance, which position he held until December 21, 2021. After Mr. Richmond’s resignation from this position upon the appointment of Harrison Ross as Vice President of Finance on December 21, 2021, Mr. Richmond continued to serve as an employee of the Company until September 24, 2022. Bradley Richmond is a registered representative of Univest and may be considered an “associated person” of Univest. Mr. Richmond, on behalf of Univest, provided placement agent services in connection with each of the 2020 Private Placement, the Units Private Placement, and the OID Units Private Placement, and Mr. Richmond provided consulting services in connection with the My Health Logic Acquisition, and received certain compensation for such services. See “Certain Relationships and Related Party Transactions – Transactions with Related Persons” for a further description of the services provided by Mr. Richmond to the Company and the compensation provided to Mr. Richmond by the Company.

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(72)	Beneficially owned shares of common stock consist of (i) 1,470,600 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 1,470,600 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 1,202,265 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrant, Class F Warrant, and OID Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 1,470,600 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 1,470,600 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 1,264,796 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity. Stephen Funk, Manager and sole member of Alta Investments LLC, has sole voting and investment power over the securities held by Alta Investments LLC.

(73)	Beneficially owned shares of common stock consist of (i) 882,362 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 882,362 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 721,361 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrant, Class F Warrant, and OID Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 882,362 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 882,362 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 758,880 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity. Howard Todd Horberg, President of Horberg Enterprises LP, has sole voting and investment power over the securities held by Horberg Enterprises LP.

(74)	Beneficially owned shares of common stock consist of (i) 1,470,600 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 1,470,600 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 1,202,265 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrant, Class F Warrant, and OID Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 1,470,600 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 1,470,600 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 1,264,796 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity. Scott Caputo, Managing Member of MSS Capital LLC, has sole voting and investment power over the securities held by MSS Capital LLC.

(75)	Beneficially owned shares of common stock consist of (i) 147,062 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 147,062 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 120,228 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrant, Class F Warrant, and OID Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 147,062 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 147,062 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 126,481 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity.

(76)	Beneficially owned shares of common stock consist of (i) 294,125 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 294,125 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 240,457 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023. The shares of common stock being offered for resale consist of (i) the 294,125 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 294,125 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 252,963 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity.

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(77)	Beneficially owned shares of common stock consist of (i) 735,300 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 735,300 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 601,132 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023. The shares of common stock being offered for resale consist of (i) the 735,300 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 735,300 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 632,398 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity. Janice E. Glure, Trustee of the Janice E. Glure Trust, has sole voting and investment power over the securities held by the Janice E. Glure Trust.

(78)	Beneficially owned shares of common stock consist of (i) 735,300 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 735,300 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 601,132 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023. The shares of common stock being offered for resale consist of (i) the 735,300 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 735,300 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 632,398 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity. Kenneth M. Sutin, MD, Trustee of the Kenneth M. Sutin MD Revocable Trust, has sole voting and investment power over the securities held by the Kenneth M. Sutin MD Revocable Trust.

(79)	Beneficially owned shares of common stock consist of (i) 2,941,187 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 2,941,187 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 2,404,521 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrant, Class F Warrant, and OID Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 2,941,187 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 2,941,187 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 2,529,582 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity. Mark Weinberger, Managing Member of Rainforest Partners LLC, has sole voting and investment power over the securities held by the Rainforest Partners LLC.

(80)	Beneficially owned shares of common stock consist of (i) 1,470,600 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 1,470,600 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 1,202,265 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrant, Class F Warrant, and OID Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 1,470,600 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 1,470,600 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 1,264,796 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity.

(81)	Beneficially owned shares of common stock consist of (i) 367,650 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 367,650 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 300,566 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023. The shares of common stock being offered for resale consist of (i) the 367,650 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 367,650 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 316,199 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity.

(82)	Beneficially owned shares of common stock consist of (i) 1,176,475 shares of common stock issuable upon exercise of a Class E Warrant, (ii) 1,176,475 shares of common stock issuable upon exercise of a Class F Warrant, and (iii) 961,808 shares of common stock issuable upon conversion of an OID Convertible Note within 60 days of September 19, 2023, subject to a beneficial ownership limitation applicable to the Class E Warrant, Class F Warrant, and OID Convertible Note limiting beneficial ownership to 4.99% of the outstanding shares of common stock. The shares of common stock being offered for resale consist of (i) the 1,176,475 shares of common stock issuable upon exercise of the Class E Warrant, (ii) the 1,176,475 shares of common stock issuable upon exercise of the Class F Warrant, and (iii) up to 1,011,832 shares of common stock issuable upon conversion of the OID Convertible Note upon maturity.

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(83)	Consists of 635,294 shares of common stock issuable upon exercise of an OID Units Placement Agent Warrant. Bartholemew Pan-Kita is a registered representative of Univest and may be considered an “associated person” of Univest. Mr. Pan-Kita, on behalf of Univest, provided placement agent services in connection with the OID Units Private Placement, and was issued the OID Units Placement Agent Warrant as partial compensation for such services. Mr. Pan-Kita acquired the OID Units Placement Agent Warrant in the ordinary course of business, and at the time of the acquisition of the OID Units Placement Agent Warrant, Mr. Pan-Kita had no agreements or understandings, directly or indirectly, with any person to distribute the OID Units Placement Agent Warrant or the shares of common stock issuable upon exercise of the OID Units Placement Agent Warrant.

(84)	Consists of 7,059 shares of common stock issuable upon exercise of an OID Units Placement Agent Warrant. Azem Nesimi is a registered representative of Univest and may be considered an “associated person” of Univest. Mr. Nesimi, on behalf of Univest, provided placement agent services in connection with the OID Units Private Placement, and was issued the OID Units Placement Agent Warrant as partial compensation for such services. Mr. Nesimi acquired the OID Units Placement Agent Warrant in the ordinary course of business, and at the time of the acquisition of the OID Units Placement Agent Warrant, Mr. Nesimi had no agreements or understandings, directly or indirectly, with any person to distribute the OID Units Placement Agent Warrant or the shares of common stock issuable upon exercise of the OID Units Placement Agent Warrant.

(85)	Amar Dhaduk is an adult child of Vithalbhai Dhaduk, Chairman of the Company.

(86)	Darpan Dhaduk is an adult child of Vithalbhai Dhaduk, Chairman of the Company.

(87)	Payal Dhaduk is an adult child of Vithalbhai Dhaduk, Chairman of the Company.

(88)	Ranjanben V. Dhaduk is the spouse of Vithalbhai Dhaduk, Chairman of the Company.

(89)	Fernando Prieto Domínguez, director of Rieux Enterprise Corp., has sole voting and investment power over the securities held by Rieux Enterprise Corp.

(90)	Jorge Selume Zaror, director of SIF Investment Ltd, has sole voting and investment power over the securities held by SIF Investment Ltd.

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DESCRIPTION OF SECURITIES

The following is a summary of the rights of our securities and certain provisions of our articles of incorporation, as amended, and our bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, as amended, and bylaws, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

General

As of the date of this prospectus, our authorized capital stock consisted of:

●	2,000,000,000 shares of common stock, par value $0.001 per share; and

●	25,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of September 19, 2023, there were 46,666,760 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding, not including shares of common stock issuable upon conversion or exercise of outstanding convertible or exercisable securities.

Common Stock

Holders of our common stock: (i) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (ii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. Each stockholder is entitled to receive the dividends as may be declared by our directors out of funds legally available for dividends. Our directors are not obligated to declare a dividend. Any future dividends will be subject to the discretion of our directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, our capital requirements, general business conditions and other pertinent factors.

The presence of the persons entitled to vote a majority (more than 50%) of the outstanding voting shares on a matter before the stockholders shall constitute the quorum necessary for the consideration of the matter at a stockholders meeting.

The vote of the holders of a majority of the votes cast on the matter at a meeting at which a quorum is present shall constitute an act of the stockholders, except for the election of directors, who shall be appointed by a plurality of the shares entitled to vote at a meeting at which a quorum is present. The common stock does not have cumulative voting rights. Accordingly, the holders of a majority of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Preferred Stock

Subject to the terms contained in any designation of a series of preferred stock, the board of directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the rights, powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions for shares of any class or classes of preferred stock, without the consent of the stockholders of the Company.

Somahlution Acquisition Warrants

On August 5, 2020, in connection with the acquisition of all of the Somahlution Assets, the Company issued the Somahlution Warrants to purchase 2,999,995 shares of common stock. The Somahlution Warrants were initially exercisable at an exercise price of $5.00 per share and a term of five years. On April 13, 2023, the Company delivered the Somahlution Warrant Offer Letter Agreements to the Former Somahlution Owners, which offered to allow the Former Somahlution Owners to exercise the Somahlution Warrants to purchase the number of restricted shares of common stock issuable under the Somahlution Warrants at an exercise price reduced by the Company from $5.00 per share to $0.10 per share, on or prior to April 21, 2023, for maximum total cash proceeds of $299,995.50. As of the conclusion of this offer period, the Somahlution Warrants Exercise occurred, in which four of the Former Somahlution Owners entered into Somahlution Warrant Offer Letter Agreements and exercised their Somahlution Warrants to purchase a total of 2,652,159 shares of common stock for gross proceeds of approximately $265,216. Univest, a registered broker-dealer and member of FINRA, as the Company’s placement agent, which facilitated the Somahlution Warrant Exercise, waived any fees or reimbursable expenses that would otherwise have been payable with respect to the Somahlution Warrant Exercise pursuant to the 2021 Placement Agency Agreement. After the Somahlution Warrants Exercise and the conclusion of the offer period provided in the Somahlution Warrant Offer Letter Agreements, the remaining outstanding Somahlution Warrants reverted to an exercise price per share of $5.00 and were exercisable for 347,796 shares of common stock.

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Securities Issued in the Units Private Placement

Convertible Notes

In connection with the Units Private Placement described above in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Convertible Notes,” we issued the Convertible Notes, which in aggregate were initially convertible into an aggregate of 8,269,228 shares of common stock, prior to the adjustment and amendment described below. The principal under outstanding Convertible Notes is $14,816,136. Each Convertible Note was initially convertible into common stock of the Company at a price per share of $1.75, subject to adjustment. All outstanding Convertible Notes provide that a lower price per share under subsequent equity issuances, not including Qualified Financings, will be applied to the conversion price of the Convertible Notes, and have customary antidilution provisions. As a result of the adjustments applicable to the Convertible Notes described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Adjustments to Conversion Price of Convertible Notes and Exercise Price of Class C Warrants and Underlying Shares”, the conversion price of the Convertible Notes was reduced to $0.10 per share, and, as adjusted, the number of shares into which the Convertible Notes may be converted adjusted upwards proportionately. In addition, as a result of the amendment to the Convertible Notes described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Letter Agreement to Amend Convertible Notes to Permit Conversion of Mandatory Default Amount”, each of the Convertible Notes became convertible into the number of shares equal to the Mandatory Default Amount under each Convertible note divided by the same conversion price. As a result of the above adjustments and amendment, the aggregate number of shares into which the Convertible Notes may be converted is currently 221,939,338 shares.

The Convertible Notes mature 24 months after their issuance date and accrue 10% of simple interest per annum on the outstanding principal amount.

As amended, the Convertible Notes provide that the Mandatory Default Amount or the Convertible Notes’ principal and accrued interest may be converted into shares of common stock at any time at the option of each holder at the conversion price, subject to any applicable beneficial ownership limitations upon receiving shares upon conversion. Any conversion by the holder will be applied toward the Mandatory Default Amount until it is fully converted. If the Mandatory Default Amount is fully converted, the Mandatory Default Amount and any outstanding principal and accrued interest will be fully extinguished.

As amended, the Convertible Notes provide that if at any time following the 60-day anniversary of the final closing date or termination of the Units Private Placement, and provided there is an effective registration statement permitting the issuance or resale of the shares of common stock into which the convertible notes may be converted, if (A) the common stock is listed on a senior national securities exchange, (B) the daily volume-weighted average price for the prior twenty (20) consecutive trading days is $6.00 or more (adjusted for splits and similar distributions) and (C) the daily trading volume is at least $1,000,000 during such 20-day period, then the Company will have the right to require the Convertible Notes to convert all or any portion of the Mandatory Default Amount, principal or accrued interest then remaining under the Convertible Notes into shares of common stock at the above conversion price in effect on the mandatory conversion date.

As amended, the Convertible Notes also provide that upon the occurrence of a Qualified Financing, the conversion price of the Convertible Notes will be adjusted to the price per share equal to 75% of the price per equity security in such financing.

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Shares of common stock may not be received pursuant to a conversion of a Convertible Note to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would otherwise become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99% of the outstanding shares of common stock, subject to a 61-day notice requirement. This limitation does not apply to certain provisions of the Convertible Notes.

The Convertible Notes have certain registration requirements as to the shares of common stock underlying the Convertible Notes upon the final closing of the Units Private Placement under the respective Units Registration Rights Agreements between the Company and the purchasers of the Convertible Notes. By executing certain lock-up agreements with Univest acting as the representative of the underwriters of a proposed public offering that we no longer intend to pursue, the initial purchasers of the Convertible Notes agreed that doing so amounted to a waiver of their rights under the respective Units Registration Rights Agreements, and that any such registration rights will be afforded to such purchasers in a subsequent registration statement. The assignees of certain Convertible Notes and the holders of the Replacement Convertible Notes have also entered into a waiver and consent with the Company providing for the waiver and deferral of all registration rights applicable to the respective Convertible Notes until a date and time that the Company shall determine in its sole discretion that it may provide for such rights.

Each Convertible Note provides that its holder may vote with the shares of common stock, on an as-converted to common stock basis, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, subject to any applicable beneficial ownership limitations. Under the NRS the right to vote is generally a feature of a share of any class or series of stock of a corporation and, thus, a right granted to stockholders of a corporation. Under the NRS, convertible promissory notes (or any other form of bond, debenture or other obligation) typically do not provide holders with voting rights. However, Section 78.197 of the NRS provides that a corporation organized in Nevada “may provide in its articles of incorporation that the holder of a bond, debenture or other obligation of the corporation may have any of the rights of a stockholder in the corporation.” At the Special Stockholders Meeting, the stockholders of the Company approved the Voting Rights Amendment, and on August 16, 2023, the Company filed the Certificate of Amendment with the Nevada Secretary of State providing for, among other things, the Voting Rights Amendment, and the Certificate of Amendment became effective upon filing. Accordingly, upon the filing of the Certificate of Amendment, among other things, (i) the Company’s board of directors may grant any of the rights of stockholders to any of the holders of any of the Company’s bonds, debentures or other obligations; and (ii) all of the holders of the Convertible Notes issued between December 21, 2021 and August 12, 2022 became entitled to vote with the shares of the Company’s common stock, on an as-converted to common stock basis without actually having converted the Convertible Notes to shares of the Company’s common stock, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, as provided in the Convertible Notes. Pursuant to the Certificate of Amendment, the board of directors extended these voting rights to all other holders of the Convertible Notes issued since August 12, 2022. Accordingly, all holders of the Convertible Notes are entitled to vote with the shares of the Company’s common stock, on an as-converted to common stock basis without actually having converted the Convertible Notes to shares of the Company’s common stock, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, as provided in the Convertible Notes.

Under the Unit Purchase Agreement entered into on May 27, 2021 with certain holders of several of the Convertible Notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the Convertible Notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective Convertible Notes. The respective Convertible Notes were issued for aggregate principal of approximately $1.2 million. Under each Unit Purchase Agreement entered into with respect to subsequent issuances of the Convertible Notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but did not do so.

The 2021 Placement Agency Agreement and form of unit purchase agreement relating to the Units Private Placement provide that up to $18 million and $17 million of the units containing the Convertible Notes may be sold, respectively. On August 12, 2022, we completed the final closing of the Units Private Placement.

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Class C Warrants

In connection with the issuance of the Convertible Notes in the Units Private Placement described above in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Convertible Notes,” we issued Class C Warrants, which in aggregate were initially exercisable to purchase up to 16,538,486 shares of common stock. Each Class C Warrant is exercisable for two shares of common stock and had an initial exercise price per share equal to the lower of (i) $2.25 and (ii) 75% of the cash price per share paid by the other purchasers of next round securities in a Qualified Financing, subject to certain adjustment provisions. The Class C Warrants provide that more favorable terms under subsequent equity issuances, not including Qualified Financings, will be applicable to the exercise rights of such Class C Warrants. The Class C Warrants also have related adjustment rights pursuant to the January 2023 Letter Agreement, as described below. As a result of these adjustment provisions, and the adjustments applicable to the Class C Warrants described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Adjustments to Conversion Price of Convertible Notes and Exercise Price of Class C Warrants and Underlying Shares”, and the adjustment provisions described in this section, the exercise price of the Class C Warrants was reduced to $0.10 per share, and, as adjusted, the total number of shares that the Class C Warrants may be exercised to purchase is 380,986,336 shares. The Class C Warrants are exercisable for a period of five years from issuance. Each Class C Warrant and related rights under the respective unit purchase agreement and registration rights agreement are transferable in accordance with their terms.

The Class C Warrants have certain registration requirements as to the shares of common stock underlying the Class C Warrants upon the final closing of the Units Private Placement under the respective Units Registration Rights Agreements between the Company and the purchasers of the Class C Warrants. By executing certain lock-up agreements with the Univest acting as the representative of the underwriters in a proposed public offering that we no longer intend to pursue, or by executing other waiver agreements with the Company, the initial purchasers of the Class C Warrants agreed that doing so amounted to a waiver of their rights under the respective Units Registration Rights Agreements, and that any such registration rights will be afforded to such purchasers in a subsequent registration statement. In addition, the assignees of certain Class C Warrants and the holders of the Replacement Class C Warrants have each entered into a waiver and consent with the Company providing for the waiver and deferral of all registration rights applicable to the respective Class C Warrants until a date and time that the Company shall determine in its sole discretion that it may provide for such rights.

Each holder of a Class C Warrant will generally not have the right to receive shares upon exercise of a Class C Warrant to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would otherwise become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a requirement that any increase in the limitation will not be effective until the 61st day after notice is delivered to the Company. This limitation does not apply to certain provisions of the Class C Warrants.

Under the January 2023 Letter Agreement, we agreed that simultaneously with any adjustment to the exercise price under the Class C Warrants as a result of any equity issuances, not including Qualified Financings, the number of shares of common stock that are issuable under the Class C Warrants will be increased such that the aggregate exercise price of such shares will be the same as the aggregate exercise price in effect immediately prior to the adjustment (without regard to any limitations on exercise contained in the Class C Warrants, including the beneficial ownership limitation otherwise provided under the Class C Warrants described above).

The 2021 Placement Agency Agreement and form of unit purchase agreement relating to the Units Private Placement provide that up to $18 million and $17 million of the units containing the Class C Warrants may be sold, respectively. On August 12, 2022, we completed the final closing of the Units Private Placement.

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Class D Warrant

On February 6, 2023, the Company issued a Class D Common Stock Purchase Warrant (the “Class D Warrant”). The Class D Warrant may be exercised to purchase up to a number of shares of common stock equal to the quotient of 250% of the subscription amount of $1,000,000 divided by the price per share at which shares are sold under the Registration Statement on Form S-1 of the Company (File No. 333-262697) registering the sale of units to be issued in a proposed public offering of the Company, at an exercise price equal to the public offering price per unit at which units are sold under the referenced registration statement. The Class D Warrant may be exercised from the date that such registration statement is declared effective until the date that is five years after such date, and may be exercised to purchase.

The referenced registration statement was withdrawn as of April 21, 2023, and will not be declared effective. As a result, the Company has determined that the Class D Warrant will not be exercisable.

Securities Issued in the OID Units Private Placement

OID Convertible Notes

In connection with the OID Units Private Placement described above in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement,” we have issued OID Convertible Notes which in the aggregate may be converted into 49,578,055 shares of common stock at $0.10 per share, subject to adjustment, to purchase up to the aggregate principal amount of $4,957,806, plus additional shares based on accrued interest at $0.10 per share, subject to adjustment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Convertible Notes” for a description of other terms and conditions contained in the OID Convertible Notes. Each of the OID Convertible Notes has the registration rights set forth in the respective OID Units Registration Rights Agreement and certain other rights under the respective OID Units Purchase Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Registration Rights Agreement” for a description of the terms and conditions contained in each OID Units Registration Rights Agreement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Purchase Agreement” for a description of the terms and conditions contained in each OID Units Purchase Agreement. The OID Convertible Notes issued in connection with the Second OID Units Closing and one OID Convertible Note issued in connection with the Fourth OID Units Closing are also subject to the terms and conditions of the respective Cancellation and Exchange Agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – Second Closing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – Fourth Closing of OID Units Private Placement” for a description of the terms and conditions contained in the Cancellation and Exchange Agreements.

Class E Warrants

In connection with the OID Units Private Placement described above in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement” and a requirement under the Hexin Promissory Note, we have issued Class E Warrants for the aggregate purchase of 84,546,202 shares of common stock at $0.10 per share, subject to adjustment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – Class E and F Warrants” for a description of other terms and conditions contained in the Class E Warrants. Each of the Class E Warrants has the registration rights set forth in the respective OID Units Registration Rights Agreement and certain other rights under the respective OID Units Purchase Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Registration Rights Agreement” for a description of the terms and conditions contained in each OID Units Registration Rights Agreement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Purchase Agreement” for a description of the terms and conditions contained in each OID Units Purchase Agreement. The Class E Warrants issued in connection with the Second OID Units Closing and one Class F Warrant issued in connection with the Fourth OID Units Closing are also subject to the terms and conditions of the respective Cancellation and Exchange Agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – Second Closing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – Fourth Closing of OID Units Private Placement” for a description of the terms and conditions contained in the Cancellation and Exchange Agreements.

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Class F Warrants

In connection with the OID Units Private Placement described above in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement” and a requirement under the Hexin Promissory Note, we issued Class F Warrants for the aggregate purchase of 80,796,202 shares of common stock at $0.20 per share, subject to adjustment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – Class E and F Warrants” for a description of other terms and conditions contained in the Class F Warrants. Each of the Class F Warrants has the registration rights set forth in the respective OID Units Registration Rights Agreement and certain other rights under the respective OID Units Purchase Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Registration Rights Agreement” for a description of the terms and conditions contained in each OID Units Registration Rights Agreement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – OID Units Purchase Agreement” for a description of the terms and conditions contained in each OID Units Purchase Agreement. The Class F Warrants issued in connection with the Second OID Units Closing and one Class F Warrant issued in connection with the Fourth OID Units Closing are also subject to the terms and conditions of the respective Cancellation and Exchange Agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement – Second Closing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – Fourth Closing of OID Units Private Placement” for a description of the terms and conditions contained in the Cancellation and Exchange Agreements.

Placement Agent Warrants

Placement Agent Warrants Issued in Connection with 2020 Private Placement

In connection with the 2020 Private Placement, we issued the 2020 Placement Agent Warrants for the aggregate purchase of 280,014 shares of common stock at an exercise price of $1.375 per share. The 2020 Placement Agent Warrants may be exercised from September 25, 2020 to September 25, 2025, by payment of cash or on a cashless net exercise basis, and contain certain antidilution provisions. The exercise rights under each of the 2020 Placement Agent Warrants are also subject to the following beneficial ownership limitation: Exercise is permitted only if it would not cause the holder (together with its Affiliates (as defined by Rule 405 under the Securities Act), and any other persons acting as a group together with the holder or any of the holder’s Affiliates), to beneficially own in excess of the percentage of the outstanding securities that are permitted to be beneficially owned (as described below), which, for purposes of the limitation, includes shares issuable upon exercise of the 2020 Placement Agent Warrant, excludes shares issuable upon exercise of the unexercised portion of the 2020 Placement Agent Warrant and exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates, and otherwise calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of the 2020 Placement Agent Warrants, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the 2020 Placement Agent Warrant, by the holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The maximum percentage of beneficial ownership of the Company’s outstanding securities that applies to an exercise of a 2020 Placement Agent Warrant is 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the 2020 Placement Agent Warrant. The holder, upon notice to the Company, may increase or decrease the percentage limit, provided that the limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the 2020 Placement Agent Warrant. Any increase in the limitation will not be effective until the 61st day after such notice is delivered to the Company. This limitation does not apply to certain provisions of the 2020 Placement Agent Warrant.

Each holder is granted all registration rights set forth in the registration rights letter agreement, dated as of August 5, 2020, by and between the Company and Univest as placement agent for the investors in the placement (the “Registration Rights Letter Agreement”), which provides certain “piggyback” registration rights to the investors in the private placement, to the full extent as if the Placement Agent Warrant holder was a party to such agreement; provided, however that the Placement Agent Warrant holder will determine whether to include any shares issuable upon exercise of the holder’s Placement Agent Warrant in a registration statement.

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Cancelled 2022 Placement Agent Warrants Issued in Connection with Units Private Placement; Replacement with Replacement Placement Agent Warrants

In connection with the Units Private Placement described above in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Convertible Notes,” upon its final closing, we were required to issue the 2022 Placement Agent Warrants to Univest, as placement agent, and its designee, to purchase an aggregate of 8% of the total number of units sold in the Units Private Placement for a total payment of $100. On June 26, 2022, in anticipation of the final closing of the Units Private Placement, in exchange for $100, we issued Univest a 2022 Placement Agent Warrant for the purchase of 231,359 shares of common stock, and a 2022 Placement Agent Warrant to Bradley Richmond, as a registered representative of Univest who is entitled to a portion of Univest’s compensation due to his employment terms, for the purchase of 347,039 shares of common stock. The 2022 Placement Agent Warrants had an exercise price equal to the conversion price of the Convertible Notes, which has been adjusted to $0.10 per share. The 2022 Placement Agent Warrants were exercisable, in whole or in part, until June 26, 2027 by payment of cash or on a cashless net exercise basis, and contained certain antidilution provisions and exercise price adjustment provisions that were substantially identical to equivalent provisions of the Class C Warrants.

Pursuant to the October 2022 Letter Agreement, each of Univest and Mr. Richmond agreed to forego their applicable rights to such warrants, as the FINRA Staff determined that such securities constituted underwriting compensation in connection with a proposed public offering based on the FINRA Staff’s interpretation of FINRA Rule 5110. The 2022 Placement Agent Warrants were subsequently cancelled. The Company issued Replacement Placement Agent Warrants with terms and conditions equivalent to or at least as favorable as those that would have applied to those that applied to each of the respective 2022 Placement Agent Warrants, reflecting adjustments to their terms equivalent to those that applied to the Class C Warrants as a result of the Somahlution Warrants Exercise such that the exercise price per share of the Replacement Placement Agent Warrants is $0.10 per share, subject to adjustment, and the number of shares of common stock issuable upon exercise of each of the Replacement Placement Agent Warrants reflecting a proportional increase relative to the number of shares issuable under the respective 2022 Placement Agent Warrants equivalent to the difference between the exercise price per share of the 2022 Placement Agent Warrants and the exercise price of the Replacement Placement Agent Warrants, such that up to 19,293,621 and 28,940,432 shares of common stock, respectively, are issuable upon exercise thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions.

Each holder of a Replacement Placement Agent Warrant will generally not have the right to receive shares upon exercise of a Replacement Placement Agent Warrant to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would otherwise become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a requirement that any increase in the limitation will not be effective until the 61st day after notice is delivered to the Company. This limitation does not apply to certain provisions of the Replacement Placement Agent Warrants.

The Replacement Placement Agent Warrants are assumed to have the same registration rights that would have applied to the respective 2022 Placement Agent Warrants, which provided that the holders of such warrants have the rights set forth in each Units Registration Rights Agreement.

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OID Units Placement Agent Warrants Issued in Connection with OID Units Private Placement

In connection with the OID Units Private Placement described above in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – Issuance of OID Units Placement Agent Warrants,” under the April 2023 PAA and the forms of Placement Agent Warrants agreed to in connection with the April 2023 PAA, the Company also agreed, upon Univest’s payment of $100.00, to issue the OID Units Placement Agent Warrants to Univest and/or its designee(s) at each closing of the OID Units Private Placement. The OID Units Placement Agent Warrants were required to be issued for the purchase of 8% of the aggregate number of shares of common stock initially issuable upon conversion of the OID Convertible Notes at $0.10 per share, 8% of the aggregate number of shares of common stock initially issuable upon exercise of the Class E Warrants at $0.10 per share, and 8% of the aggregate number of shares of common stock initially issuable upon exercise of the Class F Warrants at $0.20 per share, subject to adjustment. On September 12, 2023, Univest notified the Company that the OID Units Private Placement’s final closing had occurred, and on September 13, 2023, made a payment to the Company of $100.00. Accordingly, on September 13, 2023, OID Units Placement Agent Warrants were issued to Univest and its designees, Bradley Richmond, Bartholemew Pan-Kita, and Azem Nesimi, to purchase a total of 4,356,687, 6,695,616, 635,294, and 7,059 shares of common stock at $0.10 per share, respectively, which in aggregate was equal to 8% of the shares issuable upon conversion or exercise of the OID Convertible Notes and the Class E Warrants issued in each of the closings of the OID Units Private Placement as of that date, and a total of 2,585,479, 3,878,218, 0, and 0 shares of common stock at $0.20 per share, respectively, which in aggregate was equal to 8% of the shares issuable upon exercise of the Class F Warrants issued in each of the closings of the OID Units Private Placement as of that date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Recent Developments – Issuance of OID Units Placement Agent Warrants” for a description of other terms and conditions contained in the OID Units Placement Agent Warrants.

Options

On May 18, 2021, our board of directors approved the Stock Incentive Plan, which was ratified by the Company’s stockholders on September 20, 2021. The Stock Incentive Plan governs stock options issued prior to May 18, 2021. On August 30, 2022 and October 21, 2022, the board approved the amendment of the Plan to increase the number of shares of common stock reserved for issuance under the Plan, which was ratified by the Company’s stockholders on December 27, 2022. The Plan provides for the grant of restricted stock, stock options or other equity securities to our officers, employees, directors, advisors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 7,200,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, a total of 350,000 shares of restricted common stock, and options to purchase a total of 3,925,943 shares of common stock at a weighted-average price of $1.33 per share, had been granted, and 2,924,057 shares remained available for issuance under the Plan. The Plan will continue in effect until its termination by our board of directors; provided, however, that all awards under the Plan must be granted by May 18, 2031. For further information about the Plan, see “Executive Compensation – Amended and Restated 2021 Stock Incentive Plan”.

In August 2022, certain holders of stock options executed limited waiver and consent agreements waiving their conversion rights. The limited waiver and consent agreements were to expire on December 31, 2022, or if earlier to occur, upon the approval of an increase in the number of the authorized shares of common stock under the Company’s articles of incorporation by the Company’s stockholders by majority written consent or via stockholder vote at the Company’s next stockholder meeting and the implementation of such increase, which were to occur as soon as practicable after such stockholder approval. On December 27, 2022, we held the Annual Meeting. At the Annual Meeting, stockholders holding shares of common stock in the Company representing at least a majority of the voting power approved, among other matters, the Authorized Capital Increase. As a result, the limited waiver and consent agreements expired in accordance with their terms.

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Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of Nevada law and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada Anti-Takeover Statutes

We have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada’s Control Share Acquisition Act if the Company has 200 or more stockholders of record, at least 100 of whom are residents of the state of Nevada, does business in the state of Nevada directly or through an affiliated corporation, and we amend our bylaws to reverse the election to not be governed by these statutes. Currently, we do not conduct business in the state of Nevada directly or through an affiliated corporation.

We are governed by the terms and provisions of Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 - 78.444), which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Nevada law also provides that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal (Nevada Revised Statutes 78.335). This requirement also has the effect of discouraging change of control of the Company.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the Company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares of capital stock, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the voting power of our outstanding shares of capital stock. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting.

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Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 25,000,000 shares of preferred stock. However, the board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Market Listing

Our common stock is quoted on the OTCQB under the ticker symbol “MRZM.” We have applied to list our common stock under the symbol “MRZM”, on the Nasdaq Capital Market tier operated by Nasdaq. There can be no guarantee that we will successfully list our common stock on the Nasdaq Capital Market. The registration of the selling stockholders’ resale of the Company’s common stock as described in this prospectus is not conditioned upon our successful listing on the Nasdaq Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation, 2901 N Dallas Parkway, Suite 380,

Plano, Texas 75093, telephone (469) 633-0101.

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SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, our common stock has been quoted on the OTCQB under the symbol “MRZM”. However, there has been limited trading for our common stock. We have applied to list our common stock under the symbol “MRZM” on the Nasdaq Capital Market. There can be no guarantee that we will successfully list our common stock on the Nasdaq Capital Market. The registration of the selling stockholders’ resale of the Company’s common stock as described in this prospectus is not conditioned upon our successful listing on the Nasdaq Capital Market. Future sales of substantial amounts of common stock in the public market after our offering, or the possibility of these sales occurring, could cause the prevailing market prices for our securities to fall or impair our ability to raise equity capital in the future.

The common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act under an effective registration statement. We have applied to list our common stock on the Nasdaq Capital Market tier operated by Nasdaq. There can be no guarantee that we will successfully list our common stock on the Nasdaq Capital Market. The registration of the selling stockholders’ resale of the Company’s common stock as described in this prospectus is not conditioned upon our successful listing on the Nasdaq Capital Market.

Previously-issued shares of common stock as well as shares issuable upon the conversion of convertible notes, exercise of warrants, or exercise of stock options, or pursuant to the terms of other agreements, are, or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act, unless registered for sale or resale pursuant to an effective registration statement. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an applicable exemption from registration, including under Rule 144, Rule 701, or Regulation S under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of common stock then outstanding; or

●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Securities Act Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Securities Act Rule 701 allows a stockholder who purchased shares of capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Securities Act Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling shares pursuant to Rule 701.

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Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Registration Rights Agreements

2020 Private Placement Registration Rights Letter Agreement

In connection with a private placement conducted from August 2020 to September 2020, we entered into the Registration Rights Letter Agreement. Under the Registration Rights Letter Agreement, the Company provided “piggyback” registration rights to the investors in such private placement, so as to require us to include, at the option of Univest acting on behalf of the investors, the investors’ shares in a registration statement to register other shares of common stock that the Company had determined to file after the initial closing date of the private placement, subject to certain exceptions.

Units Private Placement Registration Rights Agreements

In connection with the Units Private Placement described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Convertible Notes”, we entered into the Units Registration Rights Agreements with certain investors which required us to register the sale of the shares of common stock issuable upon conversion of their outstanding Convertible Notes or upon exercise of their Class C Warrants, and any additional shares issuable upon the incurrence of interest under the Convertible Notes. The agreements required us to file a registration statement within 45 calendar days after the final closing date of the Units Private Placement, and the registration statement was required to become effective within 120 days of its filing date. Under waiver agreements between the Units Private Placement investors or their assigns and Univest acting as the representative of the underwriters of a proposed public offering that we no longer intend to pursue, or with the Company, such registration rights have been waived. Certain investors have assigned their Convertible Notes or Warrants to other investors pursuant to consents from the underwriters, and their assigns have executed agreements with registration rights waiver provisions.

OID Units Private Placement Registration Rights Agreements

In connection with the OID Units Private Placement described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement”, we entered into the OID Units Registration Rights Agreements and an amendment with respect to certain of such OID Units Registration Rights Agreement with certain investors. As amended, if applicable, the OID Units Registration Rights Agreements require us to file a registration statement with the SEC registering the resale of the shares of common stock issuable pursuant to conversion of the OID Convertible Notes and exercise of the Class E and F Warrants within 67 days of the date of the respective closing of the OID Units Private Placement and to cause the registration statement to become effective within 120 days after such filing date. We are also required to See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – OID Units Private Placement” for additional related discussion.

Placement Agent Warrants Registration Rights

The holders of the 2020 Placement Agent Warrants were granted all registration rights set forth in the Registration Rights Letter Agreement. The Replacement Placement Agent Warrants are assumed to have the same registration rights that would have applied to the respective 2022 Placement Agent Warrants, which provided that the holders of such warrants have the rights set forth in each Units Registration Rights Agreement. The OID Units Placement Agent Warrants provide for equivalent registration rights as provided for under the August 2023 Registration Rights Agreement.

Amended and Restated 2021 Stock Incentive Plan

We may file a registration statement on Form S-8 under the Securities Act to register all shares of our common stock issuable or reserved for issuance under the Stock Incentive Plan. Subject to the satisfaction of vesting conditions, the registration statement on Form S-8 will permit the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144 under the Securities Act.

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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations, and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a domestic partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in securities, dealer in currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

●	a non-U.S. Holder holding our common stock as part of a conversion transaction, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

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Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in such case, the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

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●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in such case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a USRPHC, if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a USRPHC, the tax relating to disposition of stock in a USRPHC generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding any possible adverse U.S. federal income tax consequences to them if we are, or were to become, a USRPHC.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Federal Estate Tax

Any shares of our common stock that are owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will be included in that individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) may apply to dividends paid by U.S. corporations in some circumstances, but will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

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The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of any of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, U.S. Treasury regulations proposed in December, 2018 eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible application of FATCA in their particular circumstances.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities of the Company, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Company securities covered hereby on the OTCQB or any stock exchange, market or trading facility on which such securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;
●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.   Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Each selling stockholder with rights under any Units Registration Rights Agreement or OID Units Registration Rights Agreement has agreed that in no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The selling stockholders that have rights under any Units Registration Rights Agreement or OID Units Registration Rights Agreement have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

With respect to the selling stockholders that have rights under any Units Registration Rights Agreement or OID Units Registration Rights Agreement, we agreed to keep this prospectus effective until the earliest of (i) one year from the date the registration statement of which this prospectus forms a part is declared effective by the SEC, (ii) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (iii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. With respect to the selling stockholders that have rights under the Registration Rights Letter Agreement, we agreed to keep this prospectus effective for one year from the date the registration statement of which this prospectus forms a part is declared effective by the SEC. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. Certain legal matters as to Nevada law in connection with this offering will be passed upon by Sherman & Howard L.L.C.

As of the date of this prospectus, Bevilacqua PLLC owns units consisting of a Convertible Note in the principal amount of $40,000 and a Mandatory Default Amount of $61,072 convertible into 610,866 shares of common stock, and a Class C Warrant for the purchase of 1,028,571 shares of common stock at $0.10 per share. Bevilacqua PLLC received these securities as partial consideration for legal services previously provided to us. Bevilacqua PLLC has waived all rights to the security interest provided in the Convertible Note.

EXPERTS

The consolidated audited financial statements of Marizyme, Inc. as of and for the years ended December 31, 2022 and 2021 appearing in this prospectus and registration statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein, which report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern. These consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge on the SEC’s website. The SEC maintains an internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection on the SEC’s website. We also maintain a website at www.marizyme.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

169

FINANCIAL STATEMENTS

F-1

MARIZYME, INC.

Condensed Consolidated Balance Sheets

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS:
Current
Cash	$205,226	$510,865
Accounts receivable	72,975	87,801
Other receivables	34,306	15,310
Prepaid expenses	606,347	1,125,761
Inventory	139,723	215,566
Total current assets	1,058,577	1,955,303
Non-current
Property, plant and equipment, net	12,500	12,545
Operating lease right-of-use assets, net	1,294,442	1,485,023
Intangible assets, net	27,254,434	27,675,020
Prepaid royalties, non-current	140,843	339,091
Deposits	30,000	30,000
Goodwill	7,190,656	7,190,656
Total non-current assets	35,922,875	36,732,335
Total assets	$36,981,452	$38,687,638

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current
Accounts payable and accrued expenses	$2,038,005	$1,365,443
Notes payable	283,290	1,132,829
Due to related parties	143,351	-
Convertible notes- Units Private Placement	12,316,495	-
Convertible notes - OID	150,086	-
Derivative liabilities	5,461,702	-
Operating lease obligations	428,789	423,495
Total current liabilities	20,821,718	2,921,767
Non-current
Operating lease obligations, net of current portion	865,653	1,061,528
Convertible notes– Units Private Placement	307,425	2,751,633
Derivative liabilities	-	4,823,725
Contingent liabilities	7,717,000	9,707,000
Total non-current liabilities	8,890,078	18,343,886
Total liabilities	29,711,796	21,265,653

Commitments and contingencies (Note 10)	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized, no shares issued and outstanding as of June 30, 2023 and December 31, 2022	-	-
Common stock, par value $0.001, 300,000,000 shares authorized, issued and outstanding shares - 45,366,760 at June 30, 2023 and 40,528,191 at December 31, 2022	45,366	40,528
Additional paid-in capital	116,344,709	103,370,890
Accumulated deficit	(109,120,419)	(85,989,433)
Total stockholders’ equity	7,269,656	17,421,985
Total liabilities and stockholders’ equity	$36,981,452	$38,687,638

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

MARIZYME, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue	$184,739	$61,809	$313,713	$61,809
Direct cost of revenue	49,611	11,025	88,886	11,025
Gross profit	135,128	50,784	224,827	50,784
Operating expenses:
Professional fees (includes related party amounts of $161,000, $163,200, $322,000 and $266,400 respectively)	511,844	873,865	896,650	1,417,905
Salary expenses	335,004	902,106	601,972	1,817,746
Research and development	691,393	1,371,470	1,297,390	2,589,766
Stock-based compensation	160,762	676,242	371,728	1,392,674
Depreciation and amortization	210,293	210,361	420,631	420,722
Royalty expense	162,065	-	198,248	-
Other general and administrative expenses	2,867,749	618,498	3,375,073	1,009,070
Total operating expenses	4,939,110	4,652,542	7,161,692	8,647,883
Total operating loss	(4,803,982)	(4,601,758)	(6,936,865)	(8,597,099)

Other income (expense)
Interest and accretion expenses	(13,424,169)	(530,226)	(15,121,870)	(829,770)
Change in fair value of contingent liabilities	714,000	(1,792,000)	1,990,000	(3,622,000)
Loss on debt extinguishment	(684,682)	-	(684,682)	-
Loss on issuance of debt	(2,377,569)	-	(2,377,569)	-
Total other income (expense)	(15,772,420)	(2,322,226)	(16,194,121)	(4,451,770)

Net loss	$(20,576,402)	$(6,923,984)	$(23,130,986)	$(13,048,869)

Loss per share – basic and diluted	$(0.48)	$(0.17)	$(0.55)	$(0.32)

Weighted average number of shares of common stock outstanding – basic and diluted	43,187,439	40,828,188	41,979,194	40,728,740

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

MARIZYME, INC.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

Three and Six Months Ended June 30, 2023 and 2022

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2021	40,528,191	$40,528	$95,473,367	$(47,823,563)	$47,690,332
Stock-based compensation expense	-	-	716,432	-	716,432
Issuance of warrants	-	-	2,969,916	-	2,969,916
Exercise of warrants	300,000	300	2,700	-	3,000
Net loss	-	-	-	(6,124,885)	(6,124,885)
Balance, March 31, 2022	40,828,191	40,828	99,162,415	(53,948,448)	45,254,795
Stock-based compensation expense	-	-	676,242	-	676,242
Issuance of warrants	-	-	2,341,659	-	2,341,659
Net loss	-	-	-	(6,923,984)	(6,923,984)
Balance, June 30, 2022	40,828,191	$40,828	$102,180,316	$(60,872,432)	$41,348,712

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2022	40,528,191	$40,528	$103,370,890	$(85,989,433)	$17,421,985
Stock-based compensation expense	-	-	210,966	-	210,966
Issuance of shares	240,000	240	153,360	-	153,600
Net loss	-	-	-	(2,554,584)	(2,554,584)
Balance, March 31, 2023	40,768,191	40,768	103,735,216	(88,544,017)	15,231,967
Stock-based compensation expense	-	-	160,762	-	160,762
Issuance of shares	1,946,410	1,946	221,540	-	223,486
Exercise of warrants	2,652,159	2,652	262,564	-	265,216
Issuance of warrants on debt extinguishment	-	-	19,058,426	-	19,058,426
Issuance of warrants on promissory note	-	-	1,333,128	-	1,333,128
Warrants cancelled in debt extinguishment	-	-	(8,426,927)	-	(8,426,927)
Net loss	-	-	-	(20,576,402)	(20,576,402)
Balance, June 30, 2023	45,366,760	$45,366	$116,344,709	$(109,120,419)	$7,269,656

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

MARIZYME, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2023	2022

Cash flows from operating activities:
Net loss	$(23,130,986)	$(13,048,869)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	420,631	420,722
Stock-based compensation	371,728	1,392,674
Interest and accretion on convertible notes and notes payable	15,121,870	829,770
Issuance of warrants for services	-	1,850,533
Change in fair value of contingent liabilities	(1,990,000)	3,622,000
Loss on debt extinguishment	684,682	-
Loss on issuance of debt	2,377,569	-
Shares issued as part of the Confidential Settlement Agreement	153,600	-
Shares issued for services	138,000	-
Warrants issued as part of promissory note agreement	1,333,128	-
Change in operating assets and liabilities:
Accounts and other receivable	(4,171)	(15,715)
Prepaid expenses	519,414	21,787
Inventory	75,843	(246,060)
Accounts payable and accrued expenses	1,467,328	(973,544)
Due to related parties	143,351	(908,973)
Net cash used in operating activities	(2,318,013)	(7,055,675)

Cash flows from financing activities:
Proceeds from issuance of Convertible Notes - OID, net of issuance cost	870,000	5,120,743
Proceeds from shares issued for exercise of warrants	265,216	3,000
Proceeds from promissory notes, net of repayments	877,158	(95,431)
Net cash provided by financing activities	2,012,374	5,028,312

Net change in cash	(305,639)	(2,027,363)

Cash at beginning of period	510,865	4,072,339

Cash at end of period	$205,226	$2,044,976

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Derivative liabilities and debt discount issued in connection with convertible notes	$5,461,702	$1,938,379
Warrants and debt discount issued in connection with convertible notes	$19,058,426	$3,461,042
Settlement of notes payable with convertible notes	$2,064,133	$278,678
Warrants cancelled in debt extinguishment	$8,426,927	$-
Shares issued on conversion of convertible notes	$84,140	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

MARIZYME, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2023

NOTE 1 – DESCRIPTION OF BUSINESS

Marizyme, Inc. (the “Company” or “Marizyme”) is a Nevada corporation originally incorporated on March 20, 2007, under the name SWAV Enterprises, Ltd. On September 6, 2010, the Company name was changed to GBS Enterprises Inc. and from 2010, to September 2018, the Company was in the software products and advisory services business for email and instant messaging applications. The Company divested that business between December 2016 and September 2018, and focused on the acquisition of life science technologies.

On March 21, 2018, the Company’s name was changed to Marizyme, Inc., to   reflect the new life sciences focus. Marizyme’s common stock is currently quoted on the OTCQB tier of OTC Markets Group, Inc. under the symbol “MRZM”.

NOTE 2 – GOING CONCERN

The Company’s unaudited condensed consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have an established source of revenues sufficient to cover its operating costs, which require the Company to rely on investing and financing activities in order to continue as a going concern. The Company, since its inception, has incurred recurring operating losses and negative cash flows from operations and has an accumulated deficit of $109,120,419 at June 30, 2023 (December 31, 2022 - $85,989,433). At June 30, 2023, the Company has negative working capital of $19,763,141 (December 31, 2022 - $966,464) and $205,226 (December 31, 2022 - $510,865) of cash on hand, which may not be sufficient to fund operations for the next twelve months. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing its business for the foreseeable future with neither the intention or necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to the laws and regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to continue to successfully develop its intangible assets and receive an approval from the U.S. Food and Drug Administration (“FDA”) to extend the selling of its products into the U.S. market which may result in the Company attaining profitable operations.

During the next twelve months from the date the unaudited condensed consolidated financial statements were issued, the Company’s foreseeable cash requirements will relate to continuous operations of its business, maintaining its good standing and making the required filing with the Securities and Exchange Commission (“SEC”), and the payment of expenses associated with its product development. The Company may experience a cash shortfall and be required to raise additional capital. Management intends to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy to continue to develop and expand its products and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the consolidated accounts of the Company and its wholly owned subsidiaries: My Health Logic Inc. (“My Health Logic” or “MHL”), Somahlution, Inc. (“Somahlution”), Somaceutica, Inc. (“Somaceutica”), and Marizyme Sciences, Inc. (“Marizyme Sciences”). All intercompany transactions have been eliminated on consolidation.

F-6

The accompanying unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited condensed consolidated financial statements presented in this Quarterly Report should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K filed with the SEC on March 24, 2023 (the “2022 Form 10-K”). The condensed consolidated balance sheet as of December 31, 2022 was derived from audited consolidated financial statements included in the 2022 Form 10-K but does not include all disclosures required by U.S. GAAP for complete financial statements. The Company’s significant accounting policies are described in Note 1 to those consolidated financial statements.

Interim results may not be indicative of the results that may be expected for the full year or any future periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from these interim financial statements. The unaudited condensed consolidated financial statements reflect all adjustments which in the opinion of management are necessary to fairly present the results of operations, financial condition, cash flows and stockholders’ equity for the periods indicated. Except as otherwise disclosed, all such adjustments are of a normal recurring nature.

Deferred Offering Cost

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process capital stock financings as deferred offering costs until such financings are consummated. After consummation of the financing, these costs are recorded in stockholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should a planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations. As of June 30, 2023, the Company had deferred offering costs of $Nil (December 31, 2022 - $387,412) reported as a prepaid expense on the accompanying condensed consolidated balance sheets, and expensed an aggregate of $1,203,537 of deferred offering costs - $535,717 of which was related to the extinguishment of 2021 Unit Purchase Agreement (see Note 7) and $667,820 related to a planned uplisting, which was not pursued due to a management’s decision to seek different means to obtain financing.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to the recoverability of long-term assets including intangible assets and goodwill, amortization expense, valuation of warrants, stock-based compensation, derivative liabilities and contingent liabilities.

Fair Value Measurements

The Company uses the fair value hierarchy to measure the value of its financial instruments. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions. The basis for fair value measurements for each level within the hierarchy is described below:

●	Level 1 – Quoted prices for identical assets or liabilities in active markets.
●	Level 2 – Quoted prices for identical or similar assets and liabilities in markets that are not active; or other model-derived valuations whose inputs are directly or indirectly observable or whose significant value drivers are observable.
●	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs to the valuation model are unobservable and for which assumptions are used based on management estimates.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

The carrying amounts of certain accounts and other receivables, accounts payable and accrued expenses, notes payable, and amounts due to related parties approximate fair value due to the short-term nature of these instruments.

F-7

The fair value of lease obligations is determined using discounted cash flows based on the expected amounts and timing of the cash flows discounted using a market rate of interest adjusted for appropriate credit risk.

The contingent liabilities assumed on the acquisition of Somahlution in 2020 consist of present values of royalty payments, performance warrants and pediatric voucher warrants, future rare pediatric voucher sales, and liquidation preference. Management measured these contingencies in accordance with Level 3 of the fair value hierarchy.

i.	The performance warrants and pediatric vouchers warrants liabilities were valued using a Monte Carlo simulation model utilizing the following weighted average assumptions: risk free rate of 1.19%, expected volatility of 69.62%, expected dividend of $0, and expected life of 5.96 years. For the three and six months ended June 30, 2023, changes in these assumptions resulted in a $582,000 and $1,206,000 decrease in fair value of these liabilities, respectively (June 30, 2022 – $2,092,000 and $2,898,000 increase, respectively). At June 30, 2023, the fair market value of performance warrants and pediatric vouchers warrants liabilities was $221,000 (December 31, 2022 – $1,427,000).

ii.	The present value of royalty payments was measured using the scenario-based methodology. In assessing the value attributed to the royalty payments, the estimated future cash flows were discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the revenue from net sales of the product. The cash flows derived from the Company’s fifteen-year strategic plan are based on managements’ expectations of market growth, industry reports and trends, and past performances. These projections are inherently uncertain due to the evolving impact of the COVID-19 pandemic. The discounted cash flow model included projections surrounding revenue, discount rates, and growth rates. The discount rates used to calculate the present value of royalty payments reflect specific risks of the Company and market conditions and the mid-range was estimated at 20.6%. For the three and six months ended June 30, 2023, changes in these assumptions resulted in a $129,000 and $796,000 decrease in fair value of this liability, respectively (June 30, 2022 – $293,000 decrease and $772,000 increase, respectively). At June 30, 2023, the fair market value of royalty payments was $4,606,000 (December 31, 2022 – $5,402,000).

iii.	Rare pediatric voucher sales liability was valued based on the scenario-based methodology where the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset – 20.6%. For the three and six months ended June 30, 2023, changes in these assumptions resulted in a $3,000 decrease and $12,000 increase in fair value of this liability, respectively (June 30, 2022 – $7,000 and $48,000 decrease, respectively). At June 30, 2023, the fair market value of rare pediatric voucher sales liability was $1,067,000 (December 31, 2022 – $1,055,000).

iv.	The present value of liquidation preference liability, included in the contingent consideration, was determined using the Black-Scholes option pricing method and represents the fair value of the maximum payment amount according to the agreement. The following assumptions were used in the Black-Scholes option pricing model: risk free rate of 0.21%, expected volatility of 78.93%, expected dividend of $0, and expected life of 5 years. No changes to the fair value of liquidation preference liability were recorded in the three and six months ended June 30, 2023 and 2022. At June 30, 2023, the fair market value of liquidation preference was $1,823,000 (December 31, 2022 – $1,823,000).

The derivative liabilities consist of optional and automatic conversion features and the share redemption feature attached to the convertible notes, issued pursuant to the convertible promissory notes and warrants transactions as described in Note 7.

The Company has no financial assets measured at fair value on a recurring basis. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

F-8

Marizyme measures the following financial instruments at fair value on a recurring basis. As of June 30, 2023, and December 31, 2022, the fair values of these financial instruments were as follows:

	Fair Value Hierarchy
June 30, 2023	Level 1	Level 2	Level 3
Liabilities
Derivative liabilities	$-	$-	$5,461,702
Contingent liabilities	-	-	7,717,000
Total	$-	$-	$13,178,702

	Fair Value Hierarchy
December 31, 2022	Level 1	Level 2	Level 3
Liabilities
Derivative liabilities	$-	$-	$4,823,725
Contingent liabilities	-	-	9,707,000
Total	$-	$-	$14,530,725

The following table provides a roll forward of all liabilities measured at fair value using Level 3 significant unobservable inputs:

Derivative and Contingent Liabilities
Balance at December 31, 2022	$14,530,725
Change in fair value of contingent liabilities	(1,990,000)
Derivative liabilities extinguished pursuant to Unit Private Placement (Note 7)	(4,823,725)
Derivative liabilities issued pursuant to OID Purchase Agreement (Note 7)	5,461,702
Balance at June 30, 2023	$13,178,702

Research and Development Expenses and Accruals

All research and development costs are expensed in the period incurred and consist primarily of salaries, payroll taxes, and employee benefits, for individuals involved in research and development efforts, external research and development costs incurred under agreements with contract research organizations and consultants to conduct and support the Company’s ongoing clinical trials of DuraGraft, and costs related to manufacturing DuraGraft for clinical trials. The Company has entered into various research and development contracts with various organizations. Payments of these activities are based on the terms of the individual agreements which matches to the pattern of costs incurred. Payments made in advance are reflected in the accompanying balance sheets as prepaid expenses. The Company records accruals for estimated costs incurred for ongoing research and development activities. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the services, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be required in determining the prepaid or accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates.

Stock-Based Compensation

Stock-based compensation expense for employees and directors is recognized in the condensed consolidated statements of operations based on estimated amounts, including the grant date fair value and the expected service period. For stock options, the Company estimates the grant date fair value using a Black-Scholes valuation model, which requires the use of multiple subjective inputs including estimated future volatility, expected forfeitures and the expected term of the awards. The Company estimates the expected future volatility based on the stock’s historical price volatility. The stock’s future volatility may differ from the estimated volatility at the grant date. For restricted stock unit (“RSU”) equity awards, the Company estimates the grant date fair value using its closing stock price on the date of grant. The Company recognizes the effect of forfeitures in compensation expense when the forfeitures occur. The estimated forfeiture rates may differ from actual forfeiture rates which would affect the amount of expense recognized during the period. The Company recognizes the value of the awards over the awards’ requisite service or performance periods. The requisite service period is generally the time over which share-based awards vest.

New Accounting Standards and Updates from the Securities and Exchange Commission

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments - Credit Losses (Topic 326)”. The new standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. In February 2020, the FASB issued ASU 2020-02, “Financial Instruments-Credit Losses (Topic 326)” and “Leases (Topic 842)” - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), which amends the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. Current Expected Credit Losses estimates of expected credit losses on trade receivables over their life will be required to be recorded at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The Company adopted the standard in its first quarter of 2023. There was no material impact on the results of operations.

F-9

NOTE 4 – LEASES

On December 11, 2020, the Company entered into a five-and-a-half-year lease agreement for approximately 10,300 square feet of administrative office and laboratories space, which commenced in December 2020 at a monthly rent of approximately $10,800, increasing by 2.5% annually beginning in the second year of the lease until the end of the term. Additionally, pursuant to the agreement, the Company would pay approximately $12,000 per month in operating expenses.

Effective April 1, 2022, the Company amended its lease agreement for administrative office and laboratories to add an additional 3,053 square feet of space. The monthly cost of total expended lease space is approximately $15,260 increasing to $15,641 in 2023 and will continue to increase by 2.5% annually thereafter until the end of the term. The monthly operating expenses for the total expanded premises have increased from approximately $12,000 to $17,500 per month. The term of the lease remains unchanged. As of June 30, 2023, the remaining lease term was 3.08 years. The lease has been classified as an operating lease.

The assets and liabilities from the lease were recognized at the lease commencement date based on the present value of remaining lease payments over the lease term using the discount rate of 3.95%, which is the average commercial interest available at the time.

The total rent expense for the three and six months ended June 30, 2023 was $37,674 and $192,502, respectively (June 30, 2022 – $110,353 and $221,253, respectively).

The following table summarizes supplemental condensed consolidated balance sheet information related to the operating leases as of June 30, 2023, and December 31, 2022:

	June 30, 2023	December 31, 2022
Right-of-use assets	$1,294,442	$1,485,023

Operating lease liabilities, current	$428,789	$423,495
Operating lease liabilities, non-current	865,653	1,061,528
Total operating lease liabilities	$1,294,442	$1,485,023

As of June 30, 2023, the maturities of the lease liabilities for the periods ending December 31 are as follows:

2023	$211,747
2024	434,082
2025	444,934
2026	266,034
Total lease payments	1,356,797
Less: Present value discount	(62,355)
Total	$1,294,442

NOTE 5 – INTANGIBLE ASSETS

Krillase

As part of the asset acquisition of ACB Holding AB, Reg. No. 559119-5762, completed on September 12, 2018, Marizyme acquired all rights, titles, and interest in the Krillase technology, a group of intangible assets worth $28,600,000. Krillase is a naturally occurring enzyme that acts to break protein bonds and has applications in wound debridement, wound healing, dental care and thrombosis. The useful lives of the intangible assets are based on the life of the patent and related technology. The patents and related technology for Krillase have not been amortized since the acquisition, as they have not yet been put into operations.

At December 31, 2022, management determined that the carrying value of Krillase exceeded its recoverable amount. Impairment of $24,350,000 was recognized on Krillase intangible assets and recorded in the impairment of intangible assets in the consolidated statements of operations for the year ended December 31, 2022. However, for the three and six months ended June 30, 2023 and 2022, no impairment has been recognized on Krillase intangible assets.

F-10

DuraGraft

As part of Somahlution acquisition in 2020, Marizyme purchased $18,170,000 of intangible assets related to the DuraGraft® technology. No impairment has been recognized on DuraGraft intangible assets for the three and six months ended June 30, 2023 and 2022.

My Health Logic

As part of My Health Logic acquisition completed on December 22, 2021, Marizyme purchased MHL’s lab-on-chip technology platform and its patient-centric, digital point-of-care diagnostic device, MATLOC, fair valued at an aggregate amount of $6,600,000. No impairment has been recognized on My Health Logic intangible assets for the three and six months ended June 30, 2023 and 2022.

	June 30, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Krillase intangible assets	$4,250,000	$-	$4,250,000
Patents in process	122,745	-	122,745
DuraGraft patent	5,256,000	(1,179,230)	4,076,770
DuraGraft - Distributor relationship	308,000	(89,833)	218,167
DuraGraft IPR&D - Cyto Protectant Life Sciences	12,606,000	-	12,606,000
My Health Logic - Trade name	450,000	(49,018)	400,982
My Health Logic - Biotechnology	4,600,000	(412,647)	4,187,353
My Health Logic - Software	1,550,000	(157,583)	1,392,417
Total intangibles	$29,142,745	$(1,888,311)	$27,254,434

	December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Krillase intangible assets	$28,600,000	$-	$(24,350,000)	$4,250,000
Patents in process	122,745	-	-	122,745
DuraGraft patent	5,256,000	(977,076)	-	4,278,924
DuraGraft - Distributor relationship	308,000	(74,433)	-	233,567
DuraGraft IPR&D - Cyto Protectant Life Sciences	12,606,000	-	-	12,606,000
My Health Logic - Trade name	450,000	(32,947)	-	417,053
My Health Logic - Biotechnology	4,600,000	(277,353)	-	4,322,647
My Health Logic - Software	1,550,000	(105,916)	-	1,444,084
Total intangibles	$53,492,745	$(1,467,725)	$(24,350,000)	$27,675,020

Goodwill	DuraGraft	My Health Logic	Total
Balance, June 30, 2023 and December 31, 2022	$5,416,000	$1,774,656	$7,190,656

F-11

The following changes to the Company’s intangible assets had taken place in the periods indicated:

Balance, December 31, 2021	$52,866,192
Impairment	(24,350,000)
Amortization expense	(841,172)
Balance, December 31, 2022	27,675,020
Amortization expense	(420,586)
Balance, June 30, 2023	$27,254,434

Future amortizations for DuraGraft and My Health Logic intangible assets for the remaining six month of the fiscal 2023 will be $420,586, for the next five years from 2024 through 2028 - $841,172 for each year, and for 2029 and thereafter- $6,069,827. Amortization related to in-process research and development will be determined upon the Company achieving commercialization.

NOTE 6 – NOTES PAYABLE

a) On October 23, 2022, the Company issued a note payable to Hub International for $204,050 bearing interest at the annual rate of 6.75% per annum, due September 23, 2023, payable monthly starting November 23, 2022. As of June 30, 2023, the balance of note payable due was $41,887 (December 31, 2022 - $164,729).

b) On December 28, 2022, the Company issued a promissory note to Hexin for the principal amount of $750,000 bearing interest at the annual rate of 20% per annum, due June 28, 2023 (the “Hexin Promissory Note”). For the three and six months ended June 30, 2023, the Company accrued $25,914 and $64,133 in interest on the promissory note, respectively (June 30, 2022 - $Nil and $Nil, respectively). Hexin agreed to cancel the Hexin Promissory Note with the outstanding balance of $814,133 (the aggregate amount of principal plus accrued and unpaid interest as of May 30, 2023) in exchange for the issuance of 9,578,040 OID Units (see Note 7), which the Company issued to Hexin on May 30, 2023.

c) On February 2, 2023, the Company issued an unsecured promissory note to Walleye Opportunities Master Fund Ltd. (the “Walleye Promissory Note”) for $1,000,000 with a maturity date of May 7, 2023. The note carried no interest and the principal amount was required to be repaid in full on the maturity date. In the event that the principal amount was not repaid in full on maturity date, the principal amount required to be increased to $1,250,000. As of the maturity date of the note, the principal amount was not repaid and therefore increased from $1,000,000 to $1,250,000. Walleye agreed to cancel the promissory note, with the outstanding balance of $1,250,000 in exchange for the issuance of 14,705,890 OID Units (see Note 7), which were issued to Walleye on May 30, 2023.

d) As part of the My Health Logic Inc. acquisition, completed in November 2021, Marizyme assumed an aggregate of $468,137 in notes payable, the notes were unsecured, bore interest at a rate of 9% per annum with no maturity date. The Company settled an aggregate of $278,678 of these notes payable as part of Unit Purchase Agreement issuances during the year ended December 31, 2022 (see Note 7). For the three and six months ended June 30, 2023, the Company accrued $5,298 and $18,366 in interest on the notes payable, respectively (June 30, 2022 - $4,501 and $10,586, respectively). As of June 30, 2023, balance of the remaining note payable was $241,403 (December 31, 2022 - $218,100).

F-12

NOTE 7 - CONVERTIBLE PROMISSORY NOTES AND WARRANTS

2021 Convertible Notes and Warrants

From May 2021 to August 2022, the Company conducted a private placement (the “Units Private Placement”) of units (the “Units”) consisting of 10% secured convertible promissory notes (the “Convertible Notes”) and accompanying warrants (the “Class C Warrants”), as were modified or amended from time to time. The most recent terms of the Convertible Notes and Class C Warrants were as follows:

Convertible Notes Terms

The Convertible Notes mature in 24 months from the initial closing date and accrue 10% of simple interest per annum on the outstanding principal amount. The Convertible Notes principal and accrued interest can be converted at any time at the option of the holder at a conversion price of $1.75 per share. In the event the Company consummates, while the Convertible Note is outstanding, an equity financing with a gross aggregate amount of securities sold of not less than $10,000,000 (“Qualified Financing”), then all outstanding principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically  convert into shares of the equity financing at the lesser of (i) 75% of the cash price per share paid in the financing and the conversion price of $1.75 per unit.

In the event that the Company consummates, while the Convertible Note is outstanding, an equity financing with a gross aggregate amount of securities sold less than $10,000,000 (“Unqualified Financing”), then the conversion price of the Convertible Notes of $1.75 per share and the exercise price of Class C warrants of $2.25 per share will change to the equity offering price. Moreover, in that event, the Class C Warrant holders may also apply a most-favored-nations clause in their warrants to request that their Class C Warrants provide that their warrant exercise rights should be further adjusted to allow them to purchase a proportionately higher number of additional shares equal to the initial number of shares which may be purchased by exercise of their Class C Warrants, multiplied by a fraction equal to the current exercise price divided by the adjusted exercise price, which would allow such Class C Warrant holders to purchase the same aggregate dollar amount of shares as initially provided such Class C Warrants. If the Convertible Notes and Class C Warrants’ conversion or exercise rights become so adjusted as a result of such an equity financing, then the Company would be required to register the additional shares of common stock that these securities may be converted into or exercised to purchase for resale. The Convertible Notes are secured by a first priority security interest in all assets of the Company.

Class C Warrants Terms

●	Exercise price is the lower of (i) $2.25 per share, or (ii) the Automatic Conversion Price (the lesser of (i) 75% of the cash price per share paid by the other purchasers of next round securities in the Qualified Financing and (ii) the Conversion Price ($2.25, subject to Customary Antidilution Adjustments).
●	Exercisable for a period of 5 years from issuance.
●	Warrant Coverage: 200%.

The Company determined that the optional and automatic conversion feature and the share redemption feature attached to the Convertible Notes met the definition of derivative liabilities and that the detachable warrants issued did not meet the definition of a liability and therefore was accounted for as an equity instrument.

The fair value of the warrants issued and the fair value of derivative liabilities issued have been recorded as debt discount and are being amortized to interest and accretion expense using the effective interest method over the term of the Convertible Notes.

In 2021, the Company issued an aggregate of 4,260,594 Units for the proceeds of $6,692,765 net of issuance costs. In 2022, the Company issued additional 4,180,071 units for the proceeds of $6,500,743 net of issuance cost.

F-13

Adjustment to Conversion Price of Convertible Notes and Exercise Price of Class C Warrants

On April 13, 2023, the Company obtained exercise and conversion rights waivers and amendments from holders of the Convertible Notes and Class C Warrants (“Original Securities”), pursuant to which, the conversion price of the Convertible Notes and the exercise price of the Class C Warrants was adjusted to $0.10 per share (“New Securities”) and all other terms remained the same. On April 13, 2023, outstanding Convertible Notes had underlying principle of $14,432,996, and outstanding Class C Warrants were exercisable to purchase a total of 16,538,486 shares of common stock.

The Company determined that the terms of the New Securities were substantially different from the Original Securities, and, as such the exchange of the Original Securities for the New Securities was accounted for as an extinguishment of debt on April 13, 2023, and the New Securities accounted for as a new debt issuance.

As a result of this substantial modification, a total of 8,269,237 Units outstanding were replaced with an aggregate of 190,584,260 pro rata Units, and a loss on debt extinguishment of $684,682 was recorded in condensed consolidated statements of operations for the six months ended June 30, 2023 (June 30, 2022 - $Nil).

The Company determined that the optional conversion feature attached to the Convertible Notes did not meet the definition of derivative liabilities and that the detachable warrants issued did not meet the definition of a liability and therefore was accounted for as an equity instrument. The fair value of $19,058,426 of the warrants issued has been recorded as a component of equity and a debt discount and is being amortized to interest and accretion expense using the effective interest method over the term of the Convertible Notes.

During the three and six months ended June 30, 2023, the Company recognized interest and accretion expense of $5,730,714 and $7,286,891, respectively, on the Original and New Securities in aggregate (June 30, 2022 - $524,884 and $816,881, respectively) in the condensed consolidated statements of operations.

Each of the Convertible Notes provides that any default on indebtedness of more than $100,000, other than indebtedness under the respective Convertible Notes, will also result in default under the Convertible Notes. Due to the non-repayment of the initial principal amount of $1,000,000 under the Walleye Promissory Note by its maturity date of May 7, 2023 (see Note 6), the Company also defaulted under the Convertible Notes on the same date. The Convertible Notes provide that due to this default, the Company became obligated to pay 135% of the outstanding principal amount under each of the Convertible Notes on the date on which the default occurred (the “Mandatory Default Amount”). The Mandatory Default Amount may be declared due by each holder immediately. The aggregate Mandatory Default Amount that may be due under the Convertible Notes was $27,996,132 on the date of the default, or $7,258,256 more than would otherwise have been due under the Convertible Notes on the date of the default. Therefore, as a result of the event of the default, the Company accreted $7,258,256 to the value of the Convertible Notes and included this amount in interest and accretion expenses on the condensed consolidated statement of operations. The holders of the Convertible Notes have not exercised any remedies applicable to the Convertible Notes as of the date of this report. In the event that the balance owed under the Convertible Notes, including the respective Mandatory Default Amount, is not repaid upon demand, the holders of the Convertible Notes may seek to take possession of some or all of the Company’s and its subsidiaries’ assets, force the Company and its subsidiaries into bankruptcy proceedings, or seek other legal remedies against the Company and its subsidiaries. In such an event, the Company’s business, operating results and financial condition may be materially adversely affected.

The following table summarizes supplemental balance sheet information related to the convertible notes, net of debt discount outstanding, as of June 30, 2023, and December 31, 2022:

Convertible Notes, Net of Debt Discount
Balance, December 31, 2021	$26,065
Principal of Convertible Notes issued - Original securities	7,315,138
Issuance costs	(535,717)
Debt discount	(6,479,421)
Debt accretion	2,763,749
Debt extinguishment	(338,181)
Balance, December 31, 2022	2,751,633
Debt accretion on Original securities	1,835,741
Debt extinguishment	(4,587,374)
Principal of Convertible Notes issued - New securities	19,058,426
Debt discount	(19,058,426)
Debt accretion on New Securities	5,451,150
Debt accretion associated with Mandatory Default Amount	7,258,256
Conversion of debt	(85,486)
Balance, June 30, 2023	$12,623,920

	June 30, 2023	December 31, 2022
Convertible notes - total principal	$18,824,730	$14,432,996
Mandatory Default Amount	7,258,256	-
Unamortized issuance costs and discount	(13,459,066)	(11,681,363)
Convertible Notes, Net of Debt Discount	$12,623,920	$2,751,633

F-14

	June 30, 2023	December 31, 2022
Current portion	$12,316,495	$-
Non-current portion	307,425	2,751,633
Convertible Notes, Net of Debt Discount	$12,623,920	$2,751,633

2023 Convertible Notes and Warrants

On May 12, 2023, the Company conducted the initial closing (the “OID Units Initial Closing”) of a private placement of up to $10,000,000 for an aggregate of up to 100,000,000 units (the “OID Units”) under a Unit Purchase Agreement, dated as of the same date, with accredited investors (the “OID Purchase Agreement”), each consisting of (i) a 15% original issue discount unsecured subordinated convertible promissory note (each, a “OID Convertible Note” and collectively, the “OID Convertible Notes”), convertible into shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a warrant for the purchase of 125% of the shares of common stock into which the related OID Convertible Notes may be converted at $0.10 per share, subject to adjustment (the “Class E Warrant”), and (iii) a warrant for the purchase of 125% of the shares of common stock into which the related OID Convertible Note may be converted at $0.20 per share, subject to adjustment (each, a “Class F Warrant,” and each Class F Warrant together with each Class E Warrant collectively, the “OID Warrants”).

As part of the OID Units Initial Closing and on the same date, Walleye Opportunities Master Fund Ltd. (“Walleye”) paid a subscription amount of $1,000,000 and the Company issued Walleye 11,764,710 OID Units consisting of (i) an OID Convertible Note in the principal amount of $1,176,471, convertible into 11,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, (ii) a Class E Warrant for the purchase of 14,705,880 shares of common stock, and (iii) a Class F Warrant for the purchase of 14,705,880 shares of common stock at $0.20 per share.

On May 30, 2023, the Company conducted the second closing (the “OID Units Second Closing”) of the OID Units Private Placement. In the OID Units Second Closing, Hexin Global Ltd. (“Hexin”) and Walleye agreed to the cancellation of the Hexin Promissory Note and the Walleye Promissory Note (see Note 6), respectively, and Frank Maresca (“Maresca”), a consultant to the Company, agreed to the cancellation of certain indebtedness, in exchange for OID Units and related agreements, as described below.

First, under a Cancellation and Exchange Agreement, dated as of May 30, 2023, between the Company and Hexin (the “Hexin Cancellation Agreement”), Hexin agreed to cancel the Hexin Promissory Note (see Note 6) in exchange for the issuance of 9,578,040 OID Units consisting of (a) an OID Convertible Note in the principal amount of $957,804 for a subscription equal to $814,133, convertible into 9,578,040 shares of common stock plus additional shares based on accrued interest at $0.10 per share, (b) a Class E Warrant for the purchase of 11,972,550 shares of common stock at $0.10 per share, and (c) a Class F Warrant for the purchase of 11,972,550 shares of common stock at $0.20 per share.

Second, under a Cancellation and Exchange Agreement, dated as of May 30, 2023, between the Company and Walleye (the “Walleye Cancellation Agreement”), Walleye agreed to cancel the Walleye Promissory Note (see Note 6) in exchange for the issuance of 14,705,890 Units consisting of (a) an OID Convertible Note in the principal amount of $1,470,589 for a subscription equal to $1,250,000, convertible into 14,705,890 shares of common stock plus additional shares based on accrued interest at $0.10 per share, (b) a Class E Warrant for the purchase of 18,382,362 shares of common stock at $0.10 per share, and (c) a Class F Warrant for the purchase of 18,382,362 shares of common stock at $0.20 per share.

Third, under a Cancellation and Exchange Agreement, dated as of May 30, 2023, between the Company and Maresca (the “Maresca Cancellation Agreement” and together with the Hexin Cancellation Agreement and the Walleye Cancellation Agreement, the “Cancellation and Exchange Agreements”), Maresca agreed to cancel $150,000 of the aggregate short-term indebtedness to Maresca, which arose in the ordinary course of business for certain consulting services provided by Maresca to the Company, in exchange for the issuance of 1,764,710 Units consisting of (a) an OID Convertible Note in the principal amount of $176,471 for a subscription equal to $150,000 (the amount of the indebtedness being cancelled), convertible into 1,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, (b) a Class E Warrant for the purchase of 2,205,887 shares of common stock at $0.10 per share, and (c) a Class F Warrant for the purchase of 2,205,887 shares of common stock at $0.20 per share.

The Company determined that the optional conversion feature attached to the OID Convertible Notes did not meet the definition of derivative liability and that the detachable warrants issued met the definition of a liability and therefore was accounted for as a derivative liability instrument. The warrants were fair valued at $5,461,702 and recorded as derivative liabilities on the condensed consolidated balance sheets at June 30, 2023. As a result of the warrant liability exceeding the value of the debt principal, the Company recorded a $2,377,569 loss on issuance of debt that was recorded in condensed consolidated statements of operations for the six months ended June 30, 2023 (June 30, 2022 - $Nil).

During the three and six months ended June 30, 2023, the Company recognized interest and accretion expense of $150,086 and $150,086, respectively (June 30, 2022 - $Nil and $Nil, respectively), in the condensed consolidated statements of operations.

F-15

The following table summarizes supplemental balance sheet information related to the OID Convertible Notes, net of debt discount outstanding, as of June 30, 2023, and December 31, 2022:

OID Convertible Notes, Net of Debt Discount
Balance, December 31, 2022	$-
Issuance of convertible notes	3,781,335
Issuance cost	(697,202)
Debt discounts	(3,084,133)
Debt accretion	150,086
Balance, June 30, 2023	$150,086

	June 30, 2023	December 31, 2022
OID Convertible Notes - total principal	$3,781,335	$-
Unamortized issuance costs and discount	(3,631,249)	-
OID Convertible Notes, Net of Debt Discount	$150,086	$-

	June 30, 2023	December 31, 2022
Current portion	$150,086	$-
Non-current portion	-	-
OID Convertible Notes, Net of Debt Discount	$150,086	$-

2023 Convertible Notes Terms

The OID Convertible Notes will mature in nine months from the date of the OID Units Initial Closing and accrue 10% of interest per annum on the outstanding principal amount. The OID Convertible Notes will be unsecured and subordinated to any senior indebtedness of the Company. The OID Convertible Notes’ principal and accrued interest may generally be converted at any time at a conversion price of $0.10 per share, subject to adjustment, at the option of the holder, into shares of common stock, subject to certain limitations: (i) conversion would not cause the holder to beneficially own more than 4.99% of the Company’s common stock, or more than 9.99% if the holder beneficially owns more than 4.99% of common stock based on ownership of equity securities of the Company other than the OID Convertible Notes or the respective warrants; and (ii) the Company’s articles of incorporation have been amended to increase the number of authorized shares of common stock to a sufficient amount to permit the full conversion of the OID Convertible Notes (the “Capital Event Amendment”).

2023 Warrants Terms

The Class E Warrants and Class F Warrants are generally exercisable for a period from the date of the Capital Event Amendment until five years from the date of issue. The exercise right is subject to a similar beneficial ownership limitation that applies to conversion of the OID Convertible Notes above, i.e., exercise is permitted only if it would not cause the holder to beneficially own more than 4.99% of the Company’s common stock, or more than 9.99% if the holder beneficially owns more than 4.99% of common stock based on ownership of equity securities of the Company other than the OID Convertible Notes or the Class E Warrants and Class F Warrants.

NOTE 8 – STOCKHOLDERS’ EQUITY

a)	Preferred stock

The Company is authorized to issue a total number of 25,000,000 shares of “blank check” preferred stock with a par value of $0.001. As of June 30, 2023, and December 31, 2022, there were no shares of preferred stock issued or outstanding.

b)	Common stock

The Company is authorized to issue a total number of 300,000,000 shares of common stock with a par value of $0.001.

F-16

As of June 30, 2023, there were 45,366,760 (December 31, 2022 - 40,528,191) shares of common stock issued and outstanding.

During the six months ended June 30, 2023, the Company completed the following issuances:

●	The Company issued 240,000 shares of common stock to Nicholas DeVito as part of the Confidential Settlement Agreement, dated November 18, 2022 (see Note 10).
●	The Company issued 2,652,159 shares of common stock on exercise of warrants granted as part of the Somahlution acquisition, completed on July 30, 2020.
●	The Company issued 600,000 shares to Mr. Frank Maresca in order to reimburse Mr. Maresca for the shares of Common Stock that were previously cancelled.
●	The Company issued 1,346,410 shares on conversion of the debt (see Note 7).

c)	Options

On May 18, 2021, the Company’s Board of Directors approved the Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (“SIP”). The SIP incorporates stock options issued prior to May 18, 2021. The SIP authorized 5,300,000 options for issuance. On December 27, 2022, the Board of Directors requested that stockholders ratify an amendment to the SIP to increase the maximum number of shares of common stock available for issuance pursuant to awards granted under the SIP by 1,900,000 to 7,200,000, which was approved by the stockholders. As of June 30, 2023, there remains 2,924,057 options available for issuance (December 31, 2022 – 2,924,057).

During the three and six months ended June 30, 2023, the Company granted Nil (December 31, 2022 – 400,000) share purchase options to directors of the Company.

The summary of option activity for the six months ended June 30, 2023, is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Life	Total Intrinsic Value
Outstanding at December 31, 2021	3,650,943	$1.24	8.34
Granted	400,000	2.20
Expired	(62,502)	1.25
Forfeited	(62,498)	1.25
Outstanding at December 31, 2022	3,925,943	$1.33	6.06	$-
Granted/forfeited	-	-	-	-
Outstanding at June 30, 2023	3,925,943	1.33	5.56
Exercisable at June 30, 2023	3,479,831	$1.26	5.17	$-

As of June 30, 2023, the Company had the following options outstanding:

Exercise Price	Number of Options Outstanding	Number of Options Exercisable	Weighted Average Remaining Contractual Years	Intrinsic Value
$1.01	1,985,943	1,985,943	3.00	$-
1.25	540,000	533,888	7.66	-
1.37	200,000	200,000	7.14	-
1.75	800,000	520,000	8.41	-
2.20	400,000	240,000	8.95	-
$1.33	3,925,943	3,479,831	5.56	-

F-17

d)	Restricted Share Units

During the year ended December 31, 2021, the Company granted restricted share awards for an aggregate of 350,000 shares of common stock to directors, senior officers and consultants of the Company, with underlying performance conditions. As of June 30, 2023, only two out of four performance conditions have been achieved. Compensation cost of $Nil for the restricted share awards was recognized in stock-based compensation for the three and six months ended June 30, 2023 (June 30, 2022 - $Nil and $295,750, respectively).

e)	Warrants

As of June 30, 2023 and December 31, 2022, there were 478,757,133 and 20,048,487 warrants outstanding, respectively.

	Number	Weighted Average Price
Balance, December 31, 2021	12,144,834	$2.90
Issued pursuant to Unit Purchase Agreement	8,360,147	2.25
Issued	878,398	1.16
Exercised	(300,000)	0.01
Expired	(113,637)	3.00
Cancelled pursuant to FINRA	(578,398)	1.75
Cancelled as part of debt extinguishment	(342,857)	2.25
Balance, December 31, 2022	20,048,487	$2.64
Warrants modified pursuant to debt extinguishment (Note 7)	355,577,447	0.10
Issued pursuant to debt agreements (Note 7)	94,533,358	0.15
Issued pursuant to Hexin Promissory Note (Note 6)	11,250,000	0.13
Exercised	(2,652,159)	0.10
Balance, June 30, 2023	478,757,133	$0.12

On April 13, 2023, the Company delivered offer letter agreements (the “Somahlution Warrant Offer Letter Agreements”) to the Former Somahlution Owners, which offered to allow the Former Somahlution Owners to exercise the Somahlution Warrants to purchase the number of restricted shares of common stock issuable under the Somahlution Warrants at an exercise price reduced by the Company from $5.00 per share to $0.10 per share, on or prior to April 21, 2023, for maximum total cash proceeds of $299,996. As of the conclusion of this offer period, four of the Former Somahlution Owners had entered into Somahlution Warrant Offer Letter Agreements and had exercised their Somahlution Warrants to purchase a total of 2,652,159 shares of common stock for gross proceeds of approximately $265,216 (the “Somahlution Warrants Exercise”).

As a result of this warrant exercise, pursuant to the terms applicable to the Convertible Notes and the Class C Warrants (see Note 7), the conversion price of the Convertible Notes adjusted from $1.75 per share to $0.10 per share, the exercise price of the Class C Warrants adjusted from $2.25 per share to $0.10 per share, and the number of shares that the Class C Warrants may be exercised to purchase was increased proportionately. In connection with these developments and the lack of sufficient authorized shares of common stock under the Company’s articles of incorporation to meet its obligations under outstanding convertible or exercisable securities, the Company also obtained additional conversion and exercise rights waivers from Convertible Note and Class C Warrant holders. As a result of these adjustment provisions and the conversion and exercise terms applicable to the Class C Warrants, including the effect of the applicable waivers, the number of shares that the Class C Warrants may be exercised to purchase adjusted from 5,109,904 shares of common stock to 114,973,110 shares.

In May 2023, the Company issued OID Convertible Notes for aggregate principal of $3,781,335 and convertible into up to 37,813,350 shares of common stock not including shares convertible from interest under the Convertible Notes, Class E Warrants exercisable for the purchase of 47,266,679 shares of common stock at $0.10 per share, and Class F Warrants for the purchase of 47,266,679 shares of common stock at $0.20 per share. The OID Convertible Notes, Class E Warrants and Class F Warrants will not be convertible or exercisable until the Capital Event Amendment becomes effective. As described in Note 7, Class E and Class F warrants were accounted for as a liability, were fair valued at an aggregate amount of $5,461,702 and were recorded as a short-term derivative liability on the condensed consolidated balance sheets at June 30, 2023.

Pursuant to the Hexin Promissory Note (see Note 6), on May 22, 2023, the Company issued Hexin a Class E Warrant that may be exercised to purchase 7,500,000 shares of common stock for $0.10 per share, and a Class F Warrant that may be exercised to purchase 3,750,000 shares of common stock for $0.20 per share (collectively, the “Hexin Warrants”). The Hexin Warrants will be exercisable in accordance with the exercise terms and conditions of the other Class E and Class F Warrants described above (see Note 7). The warrants issued had an average term of 5 years, vested immediately, and were fair valued at $1,333,127 and were recorded in other general and administrative expenses in the condensed consolidated statements of operations for the three and six months ended June 30, 2023.

F-18

f)	Stock-based compensation

During the three and six months ended June 30, 2023, the Company recorded $160,762 and $371,728 in non-cash share-based compensation, respectively (June 30, 2022 - $676,242 and $1,392,674, respectively).

NOTE 9 – RELATED PARTY TRANSACTIONS

As at June 30, 2023, the Company owed an aggregate of $143,351 (December 31, 2022 - $Nil) to related parties of the Company.

For the three and six months ended June 30, 2023, the Company incurred and settled $72,000 and $144,000, respectively (June 30, 2022 -$24,400 and $86,400, respectively), in professional service rendered by related parties of the Company and incurred and settled $12,621 of various expenses incurred by these parties in relation to their services rendered to the Company. The services were provided by entities which are controlled by management and are pursuant to various consulting agreements.

During the three and six months ended June 30, 2023, the Company also incurred $332,750 and $665,500 in compensation to Directors and Executive Officers for their services rendered, respectively (June 30, 2022 – $43,200 and $86,400, respectively), and settled $387,750 and $631,500 in compensation, respectively.

Additionally, as part of the Somahlution acquisition in 2020, the Company recorded a prepaid royalty to the shareholders of Somahlution. The former primary beneficial owner is Dr. Vithal Dhaduk, currently a director, and significant shareholder of the Company. During the three and six months ended June 30, 2023, the Company accrued $11,065 and $47,248 in royalties payable incurred on sales of the DuraGraft product outside of the U.S., respectively. This amount was offset against the prepaid royalty receivable.

During the six months ended June 30, 2023, the Company and shareholders of Somahlution agreed to reduce the prepaid royalty balance by 50% or by $151,000. As at June 30, 2023, the Company had $140,843 in prepaid royalties (December 31, 2022 - $339,091) which had been classified as non-current in the condensed consolidated balance sheets.

F-19

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Under a Confidential Settlement Agreement, dated November 18, 2022, the Company and Nicholas DeVito agreed that Mr. DeVito would dismiss a Complaint that Mr. DeVito filed on June 7, 2022 in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, Case No. 50-2022-CA-005437. The parties also agreed that following an anticipated reverse split, the Company was required to issue Mr. DeVito 16,000 “post-split” shares to be delivered in paper certificate form within three (3) business days of the reverse split. The settlement agreement further provided that the delivered shares would be subject to normal and customary restrictions pursuant to Rule 144 of the SEC. In the event no split occurred by December 12, 2022, the Company was required to issue Mr. DeVito 60,000 “pre-split” shares. In addition, the parties agreed that no further continuous service is required pursuant to Section 2 of the Mutual Release of Claims Agreement between Mr. DeVito and the Company dated as of August 27, 2020. Pursuant to the agreement, on January 5, 2023, the Company issued 240,000 shares of common stock to Mr. DeVito (see Note 8b).

Contingencies

a.	On July 13, 2019, the Company signed a consulting agreement, whereby the individual will receive:

●	$30,000 per month through July 13, 2022.
●	Option to purchase 250,000 shares of common stock at a strike price of $1.50, which vest monthly through July 13, 2021. The vesting of these options was accelerated by the Board on September 2, 2020.
●	Royalties based on sales of Krillase assets, equal to 10% of net sales of the product. During the six months ended June 30, 2023, no revenues were derived from sales of Krillase product.

b.	As part of the DuraGraft Acquisition, completed on July 31, 2020, the Company entered into the Agreement with Somahlution stockholders, whereby Marizyme is legally obligated to pay royalties on all net sales for Somahlution, Inc. The royalties associated with the Agreement are calculated as follows:

Royalties on U.S. sales equal to:

●	5% on the first $50,000,000 of net sales,
●	4% on net sales of $50,000,001 up to $200,000,000, and
●	2% on net sales over $200,000,000.

Royalties on sales outside of the U.S.:

●	6% on the first $50,000,000 of net sales,
●	4% on net sales of $50,000,001 up to $200,000,000, and
●	2% on net sales over $200,000,000.

The royalties are in perpetuity. During the three and six months ended June 30, 2023, the Company had not earned any revenues from Krillase, however the Company did incur sales of the DuraGraft products outside of the U.S., on which $11,065 and $47,248 in royalties have been accrued and offset against the prepaid royalties receivable, respectively (see Note 9).

Upon receiving FDA clearance for the DuraGraft product, the Company will:

●	Issue performance warrants with a strike price determined based on the average of the closing prices of the Company’s common stock for the 30 calendar days following the date of the public announcement of the FDA approval; and
●	Upon liquidation of all or substantially all of the assets relating to DuraGraft, the Company will pay 15% of the net sale proceeds up to $20 million.

c.	The Company has entered into arrangements for office and laboratories spaces. As of June 30, 2023, minimum lease payments in relation to lease commitments are payable as described in Note 4.

F-20

NOTE 11 - SUBSEQUENT EVENTS

Third Closing of OID Private Placement

On July 10, 2023, the Company conducted the third closing (“OID Units Third Closing”) of the OID Unit Private Placement of up to $10,000,000 for an aggregate of up to 100,000,000 OID Units under a Unit Purchase Agreement between Hexin and the Company (see Note 7).

In connection with the OID Units Third Closing, on July 10, 2023, Hexin paid a subscription amount of $1,000,000, and the Company issued 11,764,710 OID Units consisting of (i) an OID Convertible Note in the principal amount of $1,176,471, convertible into 11,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E Warrant for the purchase of 14,705,880 shares of common stock at $0.10 per share, subject to adjustment, and (iii) a Class F Warrant for the purchase of 14,705,880 shares of common stock at $0.20 per share, subject to adjustment. In connection with the OID Units Third Closing, the Company received net proceeds of $730,000.

The OID Convertible Note issued in the OID Units Third Closing will mature nine months after issuance and accrue 10% of interest per annum on the outstanding principal amount (see Note 7).

Special Stockholder Meeting, Change in Capitalization

On August 9, 2023 the Company held a special meeting of stockholders where an amendment to the Company’s articles of incorporation to increase the total number of shares of authorized common stock from 300,000,000 to 2,000,000,000 (the “Capital Event Amendment”) was proposed, voted on and approved.

Reinstatement of Compensation to Univest Securities, LLC and Mr. Richmond

On February 14, 2022, the Company filed a registration statement on Form S-1, which was subsequently amended on certain dates (the “Withdrawn Registration Statement”), relating to the Company’s proposed underwritten public offering (the “Offering”). Univest was named as the representative of the underwriters of the offering. The staff (“FINRA Staff”) of the Corporate Financing Department of the Financial Industry Regulatory Authority, Inc. (“FINRA”) determined that the sales of Units, securities, as well as a grant of a stock option to Mr. Richmond constituted underwriting compensation in connection with the Company’s proposed public offering pursuant to FINRA Rule 5110, based on the FINRA Staff’s interpretation of such rule. Consequently, each of Univest and Mr. Richmond, pursuant to a letter agreement entered into with the Company, dated October 28, 2022, addressed and submitted to the FINRA Staff (the “October 2022 Letter Agreement”), agreed to forego their applicable rights to these securities. Pursuant to the October 2022 Letter Agreement, the parties thereto agreed that the cancellation or disposal of the aforementioned securities shall be without recourse by either Univest or Mr. Richmond. Accordingly, all issued Units and shares were subsequently cancelled, and the Company and Mr. Richmond agreed to the transfer of his stock option to a Company designee who is unaffiliated with Mr. Richmond.

On June 22, 2023, Univest and Mr. Richmond requested that the Company either reissue the cancelled securities or issue them new securities with equivalent terms and conditions, in light of the fact that the Company was not proceeding with the offering.

Pursuant to these requests, on July 25, 2023, the Company approved the grant of replacement securities to Univest and Mr. Richmond: (i) Convertible Notes, convertible into shares of common stock at $0.10 per share, such that the adjusted principal is $137,984 and $206,975, respectively, maturing on July 25, 2025, such that up to 1,683,131 and 2,524,697 shares of common stock are issuable upon conversion thereof if held to maturity; (ii) Class C Warrants with the exercise price of $0.10 per share, exercisable into up to 3,548,148 and 5,322,223 shares of common stock, respectively; (iii) placement agent warrants with the exercise price per share of $0.10, exercisable into up to 4,048,782 and 6,073,182 shares of common stock, respectively; and (iv) 300,000 shares of common stock to Mr. Richmond.

F-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders,

Marizyme, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Marizyme, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has experienced cash used from operations in excess of its current cash position, and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-22

Impairment Evaluation of Intangible Assets and Goodwill

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company reviews long-lived intangible assets and goodwill, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount. In order to estimate the fair value of the assets, management is required to make significant estimates and assumptions related to the potential future benefits of these intangible assets. Changes in these assumptions could have a significant impact on the fair value of the reporting unit, the amount of any intangible asset impairment charge, or both. As a result of management’s assessments, the Company recognized impairment charges of $24,350,000 during the year ended December 31, 2022, all of which was related to the Krillase technology originally acquired on September 12, 2018.

We identified the impairment evaluation of intangible assets and goodwill as a critical audit matter because of the inherent subjectivity involved in management’s estimates and assumptions related to the future potential benefits attributable to intangible assets. The audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to the potential future benefits of these intangible assets required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists.

How the Critical Matter was Addressed in the Audit

We evaluated the reasonableness of management’s forecasts by comparing the forecasts to historical results, internal communications to management and those charged with governance of Marizyme, and forecasted information included in analyst and industry reports for the Company and its peer companies. With the assistance of our valuation specialists, we evaluated the reasonableness of the impairment by evaluating methodologies used by management, determining the completeness and accuracy of information, sensitivity analyses, testing the source information underlying the determination of the impairment, testing the mathematical accuracy of the calculations, and developing a range of independent estimates and comparing those to the impairment amount enacted by management.

Fair Value of the Contingent Liabilities for Duragraft Acquisition

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company had $9,707,000 of contingent liabilities as of December 31, 2022 related to the 2019 acquisition of Duragraft. The contingent consideration payments are subject to the Company’s achievement of certain revenue targets and achievement of certain FDA milestones. Management determines the estimated fair value of the contingent consideration liability using a combination of monte carlo and scenario-based valuation methods. The unobservable inputs used by management to determine the fair value of the contingent consideration liability include projected revenues, volatility, cost of debt, discount rates and various holding periods and exit terms.

The principal considerations for our determination that performing procedures relating to the fair value of the contingent liabilities as a critical audit matter are (i) the significant judgment by management when determining the fair value, (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to the monte carlo and scenario-based valuation methods and evaluating management’s significant assumptions related to the projected revenues, volatility, and discount rates, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

How the Critical Matter was Addressed in the Audit

To test the estimated fair value of contingent consideration liabilities at year end, our audit procedures included evaluating methodologies used by management, determining the completeness and accuracy of information, sensitivity analyses, inspecting the terms of the executed agreement, assessing the Monte Carlo and Scenario-Based simulation models used and testing the key contractual inputs and significant assumptions discussed above. We evaluated the assumptions and judgments considering observable industry and economic trends and standards, external data sources and regulatory factors. Estimated amounts of future revenues were evaluated for reasonableness in relation to internal and external analyses, clinical development progress and timelines, probability of success benchmarks, and regulatory notices. Our procedures included evaluating the data sources used by management in determining its assumptions and, where necessary, included an evaluation of available information that either corroborated or contradicted management’s conclusions. We also assessed the professional competence, experience, and objectivity of the Company’s external valuation specialist. We involved a valuation specialist to assess the Company’s Monte Carlo and Scenario Based simulation models and to perform corroborative fair value calculations.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

Whippany, New Jersey

March 24, 2023

PCAOB ID Number 100

F-23

MARIZYME, INC.

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS:
Current
Cash	$510,865	$4,072,339
Accounts receivable	87,801	8,650
Other receivables	15,310	41,307
Prepaid expenses	1,125,761	257,169
Inventory	215,566	22,353
Total current assets	1,955,303	4,401,818
Non-current
Property, plant and equipment, net	12,545	12,817
Operating lease right-of-use assets, net	1,485,023	1,158,776
Intangible assets, net	27,675,020	52,866,192
Prepaid royalties, non-current	339,091	339,091
Deposits	30,000	30,000
Goodwill	7,190,656	7,190,656
Total non-current assets	36,732,335	61,597,532
Total assets	$38,687,638	$65,999,350

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current
Accounts payable and accrued expenses	$1,365,443	$1,596,147
Note payable	1,132,829	127,798
Due to related parties	-	1,132,634
Operating lease obligations	423,495	277,142
Total current liabilities	2,921,767	3,133,721
Non-current
Operating lease obligations, net of current portion	1,061,528	881,634
Note payable, net of current portion	-	469,252
Convertible notes	2,751,633	26,065
Derivative liabilities	4,823,725	2,485,346
Contingent liabilities	9,707,000	11,313,000
Total non-current liabilities	18,343,886	15,175,297
Total liabilities	21,265,653	18,309,018

Commitments and contingencies (Note 10)	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022 and 2021	-	-
Common stock, par value $0.001, 75,000,000 shares authorized, issued and outstanding shares - 40,528,191 at December 31, 2022 and 2021	40,528	40,528
Additional paid-in capital	103,370,890	95,473,367
Accumulated deficit	(85,989,433)	(47,823,563)
Total stockholders’ equity	17,421,985	47,690,332
Total liabilities and stockholders’ equity	$38,687,638	$65,999,350

The accompanying notes are an integral part of these consolidated financial statements.

F-24

MARIZYME, INC.

Consolidated Statements of Operations

	Years ended December 31,
	2022	2021

Revenue	$233,485	$210,279
Direct cost of revenue	54,319	80,354
Gross profit	179,166	129,925
Operating expenses:
Professional fees (includes related party amounts of $172,800 and $410,400, respectively)	2,082,079	2,269,756
Salary expenses	2,421,969	2,887,309
Research and development	3,978,826	1,681,899
Stock-based compensation	1,905,948	898,444
Depreciation and amortization	841,444	43,871
Impairment of intangible assets	24,350,000	-
Other general and administrative expenses	1,922,696	1,170,029
Total operating expenses	37,502,962	8,951,308
Total operating loss	(37,323,796)	(8,821,383)

Other income (expense)
Interest and accretion expenses	(2,789,255)	(126,024)
Change in fair value of contingent liabilities	1,606,000	(1,387,000)
Gain/(loss) on debt extinguishment	338,181	(663,522)
Other income	3,000	-
Total other income (expense)	(842,074)	(2,176,546)

Net loss	$(38,165,870)	$(10,997,929)

Loss per share – basic and diluted	$(0.94)	$(0.31)

Weighted average number of shares of common stock outstanding – basic and diluted	40,727,092	36,041,613

The accompanying notes are an integral part of these consolidated financial statements.

F-25

MARIZYME, INC.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2020	35,928,191	$35,928	$82,077,334	$(36,825,634)	$45,287,628
Warrants issued for acquisition	-	-	(732,300)	-	(732,300)
Issuance of common stock for acquisition	4,600,000	4,600	7,769,400	-	7,774,000
Warrants issued	-	-	5,493,821	-	5,493,821
Stock-based compensation expense	-	-	865,112	-	865,112
Net loss	-	-	-	(10,997,929)	(10,997,929)
Balance, December 31, 2021	40,528,191	40,528	95,473,367	(47,823,563)	47,690,332
Stock-based compensation expense	-	-	1,905,948	-	1,905,948
Issuance of warrants	-	-	6,191,575	-	6,191,575
Exercise of warrants	300,000	300	2,700	-	3,000
Common stock repurchased and cancelled	(300,000)	(300)	(2,700)	-	(3,000)
Warrants repurchased and retired	-	-	(200,000)	-	(200,000)
Net loss	-	-	-	(38,165,870)	(38,165,870)
Balance, December 31, 2022	40,528,191	$40,528	$103,370,890	$(85,989,433)	$17,421,985

The accompanying notes are an integral part of these consolidated financial statements.

F-26

MARIZYME, INC.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(38,165,870)	$(10,997,929)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	841,444	43,871
Stock-based compensation	1,905,948	865,112
Stock-based compensation - restricted common stock	-	33,332
Interest and accretion on convertible notes and notes payable	2,789,255	126,024
Issuance of warrants for services	1,850,533	368,287
Impairment of intangible assets	24,350,000	-
Change in fair value of contingent liabilities	(1,606,000)	1,387,000
(Gain) loss on debt extinguishment	(338,181)	663,522
Other income	(3,000)	-
Change in operating assets and liabilities:
Accounts and other receivables	(53,154)	36,298
Prepaid expenses	(868,592)	(184,112)
Inventory	(193,213)	33,987
Accounts payable and accrued expenses	(228,684)	968,788
Due to related parties	(1,132,634)	868,725
Net cash used in operating activities	(10,852,148)	(5,787,095)

Cash flows from financing activities:
Proceeds from financing, net of issuance cost	6,500,743	6,692,765
Proceeds from promissory notes, net of repayments	786,931	263,907
Proceeds from exercise of warrants	3,000	-
Net cash provided by financing activities	7,290,674	6,956,672

Net change in cash	(3,561,474)	1,169,577

Cash at beginning of year	4,072,339	2,902,762

Cash at end of year	$510,865	$4,072,339

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Derivative liabilities and debt discount issued in connection with convertible notes	$2,338,379	$2,485,346
Warrants and debt discount issued in connection with convertible notes	$4,341,042	$5,125,534
Settlement of notes payable with convertible notes	$278,678	$-
Warrants repurchased and retired	$200,000	$-
Contingent liabilities	$-	$9,926,000
Issuance of common stock in connection with business combination	$-	$7,774,000
Notes payable assumed in connection with business combination	$-	$468,137

The accompanying notes are an integral part of these consolidated financial statements.

F-27

MARIZYME, INC.

Notes to the Consolidated Financial Statements

December 31, 2022

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

Organization

Marizyme, Inc. (the “Company” or “Marizyme”) is a Nevada corporation originally incorporated on March 20, 2007, under the name SWAV Enterprises, Ltd. On September 6, 2010, the Company name was changed to GBS Enterprises Inc. and from 2010 to September 2018 the Company was in the software products and advisory services business for email and instant messaging applications. The Company divested that business between December 2016 and September 2018 and focused on the acquisition of life science technologies.

On March 21, 2018, the Company’s name was changed to Marizyme, Inc., to reflect the new life sciences focus. Marizyme’s common stock is currently quoted on the OTCQB tier of OTC Markets Group, Inc. under the symbol “MRZM”.

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the consolidated accounts of the Company and its wholly owned subsidiaries, Somahlution, Inc. (“Somahlution”), Somaceutica, Inc. (“Somaceutica”), Marizyme Sciences, Inc. (“Marizyme Sciences”), and My Health Logic, Inc. (“My Health Logic”). All intercompany transactions have been eliminated on consolidation.

Going Concern

The Company’s consolidated financial statements are prepared using GAAP as applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The Company, since its inception, has incurred recurring operating losses and negative cash flows from operations and has an accumulated deficit of $85,989,433 at December 31, 2022. Additionally, the Company has negative working capital of $966,464 and $510,865 of cash on hand, which may not be sufficient to fund operations for the next twelve months. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing its business for the foreseeable future with neither the intention or necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to the laws and regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to continue to successfully develop its intangible assets, receive an approval from the U.S. Food and Drug Administration (“FDA”) to extend the selling of the products into the U.S. market which may result in the Company attaining profitable operations.

During the next twelve months from the date the consolidated financial statements were issued, the Company’s foreseeable cash requirements will relate to continuous operations of its business, maintaining its good standing and making the required filing with the SEC, and the payment of expenses associated with its product development. The Company may experience a cash shortfall and be required to raise additional capital. Management intends to raise additional funds by way of a private or public offering. On February 14, 2021, Marizyme completed a preliminary prospectus with intention to raise up to $17,250,000. Since then, the prospectus has been amended with the most recent amendment made on February 13, 2023 with intention to raise up to $9,600,000. As of the date of this annual report, the prospectus remains preliminary. The proceeds from the offering will be used by the Company (i) to develop its DuraGraft, MATLOC, and Krillase platforms; (ii) to commercialize and produce its products, (iii) to repay promissory notes issued to Walleye Opportunities Master Fund Ltd and Hexin Global Ltd., and (iv) for general working capital and other corporate purposes.   While the Company believes in the viability of its strategy to continue to develop and expand its products and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to the allocation of the purchase price in a business combination to the underlying assets and liabilities, recoverability of long-term assets including intangible assets and goodwill, amortization expense, valuation of warrants, stock-based compensation, derivative liabilities, contingent liabilities, and deferred tax valuations.

F-28

Fair Value Measurements

The Company uses the fair value hierarchy to measure the value of its financial instruments. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions. The basis for fair value measurements for each level within the hierarchy is described below:

●	Level 1 – Quoted prices for identical assets or liabilities in active markets.
●	Level 2 – Quoted prices for identical or similar assets and liabilities in markets that are not active; or other model-derived valuations whose inputs are directly or indirectly observable or whose significant value drivers are observable.
●	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs to the valuation model are unobservable and for which assumptions are used based on management estimates.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The carrying amounts of certain cash, accounts receivable, other receivables, accounts payable and accrued expenses, notes payable, and amounts due to related parties approximate fair value due to the short-term nature of these instruments.

The fair value of lease obligations is determined using discounted cash flows based on the expected amounts and timing of the cash flows discounted using a market rate of interest adjusted for appropriate credit risk.

The contingent liabilities assumed on the acquisition of Somahlution consist of present values of royalty payments, performance warrants and pediatric voucher warrants, future rare pediatric voucher sales, and liquidation preference. Management measured these contingencies in accordance with Level 3 of the fair value hierarchy.

i.	The performance warrants and pediatric vouchers warrants liabilities were valued using a Monte Carlo simulation model utilizing the following weighted average assumptions: risk free rate of 1.19%, expected volatility of 69.62%, expected dividend of $0, and expected life of 6.21 years. For the year ended December 31, 2022, changes in these assumptions resulted in $2,925,000 decrease in fair value of these liabilities. The decrease was driven by decrease in the Company’s stock price year over year. At December 31, 2022 the fair market value of performance warrants and pediatric vouchers warrants liabilities was $1,427,000 (2021 - $4,352,000).

ii.	The present value of royalty payments was measured using the scenario-based methodology. In assessing the value attributed to the royalty payments, the estimated future cash flows were discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the revenue from net sales of the product. The cash flows derived from the Company’s fifteen-year strategic plan are based on managements’ expectations of market growth, industry reports and trends, and past performances. These projections are inherently uncertain due to the evolving impact of the COVID-19 pandemic. The discounted cash flow model included projections surrounding revenue, discount rates, and growth rates. The discount rates used to calculate the present value of royalty payments reflect specific risks of the Company and market conditions and the mid-range was estimated at 20.6%. For the year ended December 31, 2022, changes in these assumptions resulted in $1,414,000 increase in fair value of these liabilities. At December 31, 2022, the fair market value of royalty payments was $5,402,000 (2021 - $3,988,000).

iii.	Rare pediatric voucher sales liability was valued based on the scenario-based methodology where the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset – 20.6%. For the year ended December 31, 2022, changes in these assumptions resulted in $95,000 decrease in fair value of this liability. At December 31, 2022 the fair market value of rare pediatric vouchers was $1,055,000 (2021 - $1,150,000).

iv.	The present value of liquidation preference liability, included in the contingent consideration, was determined using the Black-Scholes option pricing method and represents the fair value of the maximum payment amount according to the Agreement. The following assumptions were used in the Black-Scholes option pricing model: risk free rate of 0.21%, expected volatility of 78.93%, expected dividend of $0, and expected life of 5 years. No changes to the fair value of liquidation preference liability were recorded in the year ended December 31, 2022. At December 31, 2022 and 2021, the fair market value of liquidation preference was $1,823,000.

The derivative liabilities consisted of optional and automatic conversion features and the share redemption feature attached to the convertible notes, issued pursuant to the Unit Purchase Agreement (see Note 7).

The Company has no financial assets measured at fair value on a recurring basis. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

Marizyme measures the following financial instruments at fair value on a recurring basis. At December 31, 2022 and 2021, the fair values of these financial instruments were as follows:

F-29

	Fair Value Hierarchy
December 31, 2022	Level 1	Level 2	Level 3
Liabilities
Derivative liabilities	$-	$-	$4,823,725
Contingent liabilities	-	-	9,707,000
Total	$-	$-	$14,530,725

	Fair Value Hierarchy
December 31, 2021	Level 1	Level 2	Level 3
Liabilities
Derivative liabilities	$-	$-	$2,485,346
Contingent liabilities	-	-	11,313,000
Total	$-	$-	$13,798,346

The following table provides a roll forward of all liabilities measured at fair value using Level 3 significant unobservable inputs:

Derivative and Contingent Liabilities
Balance at December 31, 2021	$13,798,346
Change in fair value of contingent liabilities	(1,606,000)
Derivative liabilities issued pursuant to Unit Purchase Agreement	2,338,379
Balance at December 31, 2022	$14,530,725

Cash

Cash includes cash in readily available checking accounts.

Concentrations of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Inventory

Inventory consisted of primarily finished goods and is valued at the lower of cost and net realizable value. Cost is determined using the first-in, first out method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. The Company has determined that no inventory reserve was necessary as of December 31, 2022 and 2021.

Accounts Receivable

Trade receivables are amounts due from customers for goods sold in the ordinary course of business. Accounts receivable are non-interest bearing and are due for settlement in full within 30 days. Trade receivables are shown net of allowance for bad or doubtful debts.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and other receivables are not overstated due to non-collectability. The Company’s allowance is based on a variety of factors, including age of the receivable, significant one-time events, historical experience, and other risk considerations. The Company did not have an allowance at December 31, 2022 or 2021. The Company did not record any bad debt expense in each of the years ended December 31, 2022 and 2021.

Property, Plant, and Equipment, Net

Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the useful life of the asset. Machinery, computer equipment and related software are depreciated over five to seven years. Furniture and fixtures are depreciated over four to seven years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the related assets. Expenditures for repairs and maintenance of assets are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of assets disposed of are removed from the accounts and any resulting gain or loss is included in loss from operations.

Intangible Assets and Goodwill

Intangible assets are recorded at cost less accumulated amortization and accumulated impairment losses. Intangible assets acquired as a result of an acquisition or in a business combination are measured at fair value at the acquisition date.

F-30

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the estimated useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis.

Goodwill represents the excess of the purchase price paid for the acquisition of subsidiaries over the fair value of the net assets acquired. Following the initial recognition, goodwill is measured at cost less any accumulated impairment losses.

In-Process Research and Development

The Company evaluates whether acquired intangible assets are a business under applicable accounting standards. Additionally, the Company evaluates whether the acquired assets have a future alternative use. Intangible assets that do not have future alternative use are considered acquired in-process research and development (“IPR&D”). When the acquired in-process research and development assets are not part of a business combination, the value of the consideration paid is expensed on the acquisition date. Future costs to develop these assets are recorded to research and development expense as they are incurred.

Impairment

●	Impairment of long-lived assets: The Company reviews long-lived assets, including property, plant and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount. The impairment loss, if recognized, would be based on the excess of the carrying value of the impaired asset over its respective fair value.

●	Goodwill: Goodwill is recorded at the time of purchase for the excess of the amount of the purchase price over the fair values of the identifiable assets acquired and liabilities assumed. The fair value is determined using the estimated discounted future cash flows of the reporting unit. Goodwill is not amortized and instead is tested at least annually for impairment, or more frequently when events or changes in circumstances indicate that goodwill might be impaired. This impairment test is performed annually at December 31. Future adverse changes in market conditions or poor operating results of underlying assets could result in an inability to recover the carrying value of the goodwill, thereby possibly requiring an impairment charge.

●	In-process research and development assets: IPR&D assets are reviewed for impairment annually, or sooner if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, and upon establishment of technological feasibility or regulatory approval. An impairment loss, if any, is calculated by comparing the fair value of the asset to its carrying value. If the asset’s carrying value exceeds its fair value, an impairment loss is recorded for the difference and its carrying value is reduced accordingly. Similar to the impairment test for goodwill, the Company may perform a qualitative approach for testing indefinite-lived intangible assets for impairment.

Leases

At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company records the associated lease liability and corresponding right-of-use asset upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The Company additionally evaluates leases at their inception to determine if they are to be accounted for as an operating lease or a finance lease. A lease is accounted for as a finance lease if it meets one of the following five criteria: the lease has a purchase option that is reasonably certain of being exercised, the present value of the future cash flows is substantially all of the fair market value of the underlying asset, the lease term is for a significant portion of the remaining economic life of the underlying asset, the title to the underlying asset transfers at the end of the lease term, or if the underlying asset is of such a specialized nature that it is expected to have no alternative uses to the lessor at the end of the term. Leases that do not meet the finance lease criteria are accounted for as an operating lease. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheet at the commencement date of the lease based on the present value of lease payments over the expected lease term. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. As the Company’s leases do not typically provide an implicit rate, the Company utilizes the appropriate incremental borrowing rate, determined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment. Lease cost is recognized on a straight-line basis over the lease term and variable lease payments are recognized as operating expenses in the period in which the obligation for those payments is incurred. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.

Revenue Recognition

Pursuant to Topic 606, the Company recognizes revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, Topic 606 outlines a five-step process for recognizing revenue from customer contracts that includes i) identification of the contract with a customer, ii) identification of the performance obligations in the contract, iii) determining the transaction price, iv) allocating the transaction price to the separate performance obligations in the contract, and v) recognizing revenue associated with performance obligations as they are satisfied.

At contract inception, the Company assesses the goods or services promised within each contract and assess whether each promised good or service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

F-31

The Company has identified one performance obligation which is related to DuraGraft product sales. For the Company’s distribution partner channel, the Company recognizes revenue for product sales at the time of delivery of the product to its distribution partner (customer). As products have an expiration date, if a product expires, the Company will replace the product at no charge. There were no significant judgements made in applying this topic.

Direct Cost of Revenue

Cost of sales includes the actual cost of merchandise sold, and the cost of transportation of merchandise from the Company’s third-party vendor to its distributer.

Research and Development Expenses and Accruals

All research and development costs are expensed in the period incurred and consist primarily of salaries, payroll taxes, and employee benefits, those individuals involved in research and development efforts, external research and development costs incurred under agreements with contract research organizations and consultants to conduct and support the Company’s ongoing clinical trials of DuraGraft, and costs related to manufacturing DuraGraft for clinical trials. The Company has entered into various research and development contracts with various organizations and other companies. Payments of these activities are based on the terms of the individual agreements which matches to the pattern of costs incurred. Payments made in advances are reflected in the accompanying balance sheets as prepaid expenses. The Company records accruals for estimated costs incurred for ongoing research and development activities. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the services, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be made in determining the prepaid or accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates.

Stock-Based Compensation

Share-based compensation expense for employees and directors is recognized in the Consolidated Statement of Operations based on estimated amounts, including the grant date fair value and the expected service period. For stock options, the Company estimates the grant date fair value using a Black-Scholes valuation model, which requires the use of multiple subjective inputs including estimated future volatility, expected forfeitures and the expected term of the awards. The Company estimates the expected future volatility based on the stock’s historical price volatility. The stock’s future volatility may differ from the estimated volatility at the grant date. For restricted stock unit (“RSU”) equity awards, the Company estimates the grant date fair value using its closing stock price on the date of grant. The Company recognizes the effect of forfeitures in compensation expense when the forfeitures occur. The estimated forfeiture rates may differ from actual forfeiture rates which would affect the amount of expense recognized during the period. The Company recognizes the value of the awards over the awards’ requisite service or performance periods. The requisite service period is generally the time over which the Company’s share-based awards vest.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the consolidated statements of operations in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby (i) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability. There was no interest or penalties as of December 31, 2022 and 2021.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment.

F-32

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and dilutive common stock equivalents outstanding for the period determined using the treasury stock and if-converted methods. Dilutive common stock equivalents are comprised of unvested common stock, options and warrants. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding as inclusion of the potentially dilutive securities (warrants, stock options, and common shares subject to repurchase) would be antidilutive.

Recently Issued Accounting Pronouncements

The Company assesses the adoption impacts of recently issued accounting standards by the Financial Accounting Standards Board or other standard setting bodies on the Company’s consolidated financial statements as well as material updates to previous assessments. There were no new material accounting standards issued or adopted in year of 2022 that impacted the Company.

2. Acquisitions

DuraGraft®

On December 15, 2019, the Company entered into a contingent   asset purchase agreement (the “Agreement”), as amended on March 31, 2020 and May 29, 2020, with Somahlution, LLC, Somahlution, Inc., and Somaceutica, LLC (collectively, “Somahlution” or “Seller”) to acquire all of the assets and none of the liabilities of Somahlution (the “Acquisition”), including DuraGraft®, a one-time intraoperative vascular graft treatment for use in vascular and bypass surgeries that maintains endothelial function and structure, and other related properties.

On July 30, 2020, the Company and Somahlution entered into Amendment No. 3 to the Agreement and the Agreement was finalized. Pursuant to the terms of this amendment, it was agreed that, as part of the Acquisition, the Company would acquire the outstanding capital stock of Somahlution, Inc., held by Somahlution, LLC, rather than the assets of Somahlution, Inc. This change to the Agreement was made to accommodate the European Union (“EU”) requirements with respect to the future manufacturing under Somahlution, Inc. of CE marked products for sale in the EU. In Amendment No. 3, the Company agreed to assume certain payables of Somahlution related to clinical and medical expenses. It was agreed that the payments on the assumed debts would be recorded as a prepaid royalty against future royalties. As of December 31, 2022 and 2021, prepaid royalties were $339,091 and were recorded as a non-current asset.

Pursuant to the Agreement and in consideration of the outstanding capital stock of Somahlution, Inc., the Company agreed to issue to Somahlution:

●	10,000,000 restricted shares of common stock of the Company;
●	Warrants to purchase 3,000,000 restricted common shares of the Company with a strike price of $5.00 per common share and a term of five years;
●	The Company, on a pro rata basis, shall grant the Seller the following contingent consideration upon receiving the FDA final approval and insurance reimbursement approval on the product:

◌	Grant of performance warrants for 4,000,000 restricted common shares of the Company, with a strike price determined based on the average of the closing prices of the common shares for the 30 calendar days following the date of the public announcement of FDA approval;
◌	Royalties to be paid on all net sales of the product acquired from Somahlution of 6% on the first $50 million of international net sales (and 5% on the first $50 million of U.S. net sales), 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million;
◌	Payment of 10% of cash value of the rare pediatric voucher sales following the FDA approval and subsequent sale to an unaffiliated third party of a rare pediatric voucher based on Somahlution’s DuraGraft product;
◌	Grant of rare pediatric voucher warrants to purchase an aggregate of 250,000 commons shares with a term of five years and a strike price determined based on the average of the closing prices of the common shares for the 30 calendar days following the date of the public announcement of FDA approval, and
◌	Liquidation preference, up to a maximum of $20 million upon the sale by the Company of all or substantially all of the assets relating to the Somahlution products. Upon the sale of either or both of the DuraGraft or Somahlution derived solid organ transplant products, the Company will pay 15% of the net sale proceeds towards the liquidation preference maximum amount.

F-33

On July 30, 2020, the Company completed the acquisition of Somahlution Assets   (the “Somahlution Transaction”). The acquisition of Somahlution provided the Company with access to DuraGraft and other related intangible assets, which upon approval by FDA, will further the Company’s continued growth and international-wide product rollout.

Accounting Standards Codification (“ASC”) 805-10 the substance of a transaction constitutes a business combination as the business of Somahlution meets the definition of a business under the standard. Accordingly, the transaction was accounted for in accordance with the acquisition method of accounting, and the assets acquired, and the liabilities assumed have been recorded at their respective estimated fair values as of the acquisition date. The purchase price is based on management’s estimate of fair value of the common shares and warrants issued as well as contingent consideration and liquidation preference given up. The final allocation of the purchase price consideration to the assets acquired and liabilities assumed has been completed and finalized.

Details of the carrying amount and the fair value of identifiable assets and liabilities acquired and purchase consideration paid are as follows:

Consideration
Common shares	$12,500,000
Warrants	1,200,000
Contingent consideration	9,926,000
Total consideration	$23,626,000

Fair value of identifiable assets acquired, and liabilities assumed
Net working capital	$30,908
Property, plant, and equipment	9,092
Intangible assets	18,170,000
Goodwill	5,416,000
Total identifiable assets	$23,626,000

The intangible assets acquired include:

●	DuraGraft patent, with estimated remaining economic life of 13 years,
●	“Distribution relationships” intangible asset related to DuraGraft products, with estimated remaining economic life of 10 years, and
●	In-process research and development intangible asset – “Cyto Protectant Life Sciences” with indefinite economic life.

Goodwill is attributed to the workforce and profitability of the acquired business and is not deductible for tax purposes. A residual method methodology was used to estimate the fair market value goodwill. A pre-tax discount rate based on weighted average cost of capital of 33.8% was used in the fair value assumptions for the assembled workforce acquired.

Pro forma revenue, net income, and earnings per share are not presented for this acquisition as they are not material.

My Health Logic Inc.

On November 1, 2021, Marizyme entered into a definitive arrangement agreement with HLII pursuant to which the Company will acquire all of the issued and outstanding common shares of My Health Logic Inc. (“My Health Logic” or “MHL”), a wholly owned subsidiary of HLII, in exchange for common shares of Marizyme (the “Marizyme Shares”).

Marizyme is dedicated to the acceleration, development and commercialization of medical technologies that promote patient health, therefore a strategic decision was made during the year ended December 31, 2021 to acquire My Health Logic, which have provided Marizyme with access to MHL’s lab-on-chip technology platform and its patient-centric, digital point-of-care diagnostic device, MATLOC 1; and allowed for further growth and development of Marizyme’s portfolio of medical products.

On December 22, 2021, Marizyme received the necessary regulatory, court and stock exchange approval to complete the acquisition of MHL resulting in a total of 4,600,000 Common Shares issued to HLII; 230,000 of these shares are being held and administered by Marizyme to be released to HLII, less any amounts claimed by Marizyme or its affiliates for any losses arising out of certain breaches as set out in the acquisition agreement. This resulted in HLII holding approximately 11.35% of the total number of issued and outstanding Marizyme Shares (based on 40,528,191 Marizyme Shares issued and outstanding immediately after closing).

F-34

In accordance with ASC 805-10 the substance of a transaction constitutes a business combination as the business of My Health Logic Inc. meets the definition of a business under the standard. Accordingly, the transaction was accounted for in accordance with the acquisition method of accounting, and the assets acquired, and the liabilities assumed have been recorded at their respective estimated fair values as of the acquisition date. The purchase price is based on management’s estimate of fair value of the common shares issued. The final allocation of the purchase price consideration to the assets acquired and liabilities assumed has been completed and finalized.

Details of the carrying amount and the fair value of identifiable assets and liabilities acquired and purchase consideration paid are as follows:

Consideration given up
Common shares	$7,774,000
Total consideration given up	$7,774,000

Fair value of identifiable assets acquired, and liabilities assumed
Net working deficit	$(613,156)
Property, plant, and equipment	12,500
Intangible assets	6,600,000
Goodwill	1,774,656
Total identifiable assets	$7,774,000

As a result of the My Health Logic acquisition, the Company acquired its lab-on-chip technology platform, its patient-centric, digital point-of-care diagnostic device - MATLOC 1, as well as patents rights and trademarks relating to it. In addition, the Company acquired ownership rights to MATLOC patents issued in the European Union, Canada, and the United States.

The intangible assets acquired include:

●	Trade name, with estimated remaining economic life of 14 years,
●	Software, which enables customers to track and update their test results, with economic life of 15 years, and
●	Biotechnology intangible assets related to lab-on-chip technology, with estimated remaining economic life of 17 years.

As part of the acquisition, Marizyme assumed an aggregate of $468,137 in notes payable, the notes were unsecured, bore interest at a rate of 9% per annum with no maturity date. For the years ended December 31, 2022 and 2021, Marizyme recognized $19,662 and $1,115 of interest expense on the notes payable, respectively. The Company settled an aggregate of $278,678 of these notes payable as part of Unit Purchase Agreement issuances during the year ended December 31, 2022 (see Note 7). As of December 31, 2022, balance of the remaining note payable was $218,100 (2021 - $469,252).

Goodwill is attributed to the workforce and profitability of the acquired business and is not deductible for tax purposes. A residual method methodology was used to estimate the fair market value goodwill. A pre-tax discount rate based on weighted average cost of capital of 37.5% was used in the fair value assumptions for the assembled workforce acquired.

Pro forma revenue, net income, and earnings per share are not presented for this acquisition as they are not material.

F-35

3. Leases

On December 11, 2020, the Company entered into a five-and-a-half-year lease agreement for approximately 10,300 square feet of administrative office and laboratories space, which commenced in December 2020 at a monthly rent of approximately $10,800, increasing by 2.5% annually beginning in the second year of the lease until the end of the term. Additionally, pursuant to the agreement, the Company would pay approximately $12,000 per month in operating expenses.

Effective April 1, 2022, the Company amended its lease agreement for administrative office and laboratories to add additional 3,053 square feet of space. The monthly cost of total expended lease space is approximately $15,260 increasing to $15,641 in 2023 and will continue to increase by 2.5% annually thereafter until the end of the term. The monthly operating expenses for total expanded premises have increased from approximately $12,000 to $17,500 per month. The term of the lease remains unchanged. As of December 31, 2022, the remaining lease term was 3.42 years. The lease has been classified as an operating lease.

The assets and liabilities from the lease were recognized at the lease commencement date based on the present value of remaining lease payments over the lease term using the discount rate of 3.95%, which is the average commercial interest available at the time.

The total rent expense for the years ended December 31, 2022 and 2021 was $370,945 and $118,084, respectively.

The following table summarizes supplemental balance sheet information related to the operating lease as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Right-of-use asset	$1,485,023	$1,158,776

Operating lease liabilities, current	$423,495	$277,142
Operating lease liabilities, non-current	1,061,528	881,634
Total operating lease liabilities	$1,485,023	$1,158,776

As of December 31, 2022, the maturities of the lease liabilities for years ended December 31 are as follows:

2023	$423,495
2024	434,082
2025	444,934
2026	266,034
Total lease payments	$1,568,545
Less: Present value discount	(83,522)
Total	$ 1,485,023

4. Intangible Assets and Goodwill

Krillase

As part of the asset acquisition of ACB Holding AB, Reg. No. 559119-5762, completed on September 12, 2018, Marizyme acquired all rights, titles, and interest in the Krillase technology, a group of intangible assets worth $28,600,000. Krillase is a naturally occurring enzyme that acts to break protein bonds and has applications in wound debridement, wound healing, dental care and thrombosis. The useful lives of the intangible assets are based on the life of the patent and related technology. The patents and related technology for Krillase have not been amortized since the acquisition, as they have not yet been put into operations.

At December 31, 2022, management determined that the carrying value of Krillase exceeded its recoverable amount. Impairment of $24,350,000 was recognized on Krillase intangible assets and recorded in the impairment of intangible assets in the consolidated statements of operations for the year ended December 31, 2022 (2021 - $Nil).

DuraGraft

As part of the Somahlution acquisition (see Note 2), Marizyme purchased $18,170,000 of intangible assets related to the DuraGraft® technology. No impairment has been recognized on DuraGraft intangible assets for the years ended December 31, 2022 and 2021.

My Health Logic

As part of the My Health Logic acquisition (see Note 2), Marizyme purchased MHL’s lab-on-chip technology platform and its patient-centric, digital point-of-care diagnostic device, MATLOC, fair valued at an aggregate amount of $6,600,000. No impairment has been recognized on My Health Logic intangible assets for the years ended December 31, 2022 and 2021.

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		December 31, 2022			December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Krillase intangible assets	$28,600,000	$-	$(24,350,000)	$4,250,000	$28,600,000	$-	$28,600,000
Patents in process	122,745	-	-	122,745	122,745	-	122,745
DuraGraft patent	5,256,000	(977,076)	-	4,278,924	5,256,000	(572,768)	4,683,232
DuraGraft - Distributor relationship	308,000	(74,433)	-	233,567	308,000	(43,633)	264,367
DuraGraft IPR&D - Cyto Protectant Life Sciences	12,606,000	-	-	12,606,000	12,606,000	-	12,606,000
My Health Logic - Trade name	450,000	(32,947)	-	417,053	450,000	(804)	449,196
My Health Logic - Biotechnology	4,600,000	(277,353)	-	4,322,647	4,600,000	(6,765)	4,593,235
My Health Logic - Software	1,550,000	(105,916)	-	1,444,084	1,550,000	(2,583)	1,547,417
Total intangibles	$53,492,745	$(1,467,725)	$(24,350,000)	$27,675,020	$53,492,745	$(626,553)	$52,866,192

Goodwill	DuraGraft	My Health Logic	Total
Balance, December 31, 2021	$5,416,000	$1,774,656	$7,190,656
Additions on acquisitions	-	-	-
Impairment	-	-	-
Balance, December 31, 2022	$5,416,000	$1,774,656	$7,190,656

The following changes to the Company’s intangible assets had taken place in the periods indicated:

Balance, December 31, 2020	$42,278,211
Acquired in Somahlution Transaction	4,022,271
Acquired in MHL Transaction	6,600,000
Additions	2,775
Amortization expense	(37,065)
Balance, December 31, 2021	52,866,192
Impairment	(24,350,000)
Amortization expense	(841,172)
Balance, December 31, 2022	$27,675,020

Future amortizations for DuraGraft and My Health Logic intangible assets for the next five years will be $841,172 for each year from 2023 through 2027 and $6,490,413 for 2028 and thereafter. Amortization related to in process research and development will be determined upon the Company achieving commercialization.

5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses, summarized by major category, as of December 31, 2022 and 2021 consist of the following:

	December 31, 2022	December 31, 2021
Trade accounts payable	$1,224,542	$1,465,860
Accrued expenses	697	8,215
Accrued compensation expenses	140,204	122,072
Total accounts payable and accrued expenses	$1,365,443	$1,596,147

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6. Notes Payable

On October 23, 2022, the Company issued a note payable to Hub International for $204,050 bearing interest at the annual rate of 6.75% per annum, due September 23, 2023, payable monthly starting November 23, 2022. As at December 31, 2022, the balance of note payable due was $164,729 (2021 - $127,798).

On December 28, 2022, the Company issued a promissory note for $750,000 bearing interest at the annual rate of 20% per annum, due June 28, 2023. The Company agreed to issue to the lender warrants to purchase common stock equal to $1,500,000 with the same terms as any warrants issued in the Company’s next financing round and will be immediately exercisable. Default in the payment of principal or interest or other material covenant under the note triggers a default penalty equal to 0.666% of $750,000 per month during the period of default, and other lender rights, including the demand of immediate payment of all amounts due including accrued but unpaid interest, and recovery of all costs, fees including attorney’s fees and disbursements, and expenses relating to collection and enforcement of the promissory note. No liability has been recognized for the warrants as they have not been issued and their terms remain contingent upon the next financing.

As referenced in Note 2, as part of the Somahlution acquisition, Marizyme assumed an aggregate of $468,137 in notes payable, the notes were unsecured, bore interest at a rate of 9% per annum with no maturity date. The Company settled an aggregate of $278,678 of these notes payable as part of Unit Purchase Agreement issuances during the year ended December 31, 2022 (see Note 7). As of December 31, 2022, balance of the remaining note payable was $218,100 (2021 - $469,252).

7. Convertible Promissory Notes and Warrants

May 2021 Unit Purchase Agreement

On May 27, 2021, Marizyme entered into a Unit Purchase Agreement to sell up to 4,000,000 units (the “Units”) at a price per Unit of $2.50. Each Unit is comprised of (i) a convertible promissory note convertible into common stock of the Company, (ii) a warrant to purchase one share of common stock of the Company (the “Class A Warrant”); and (iii) a second warrant to purchase common stock of the Company (the “Class B Warrant”).

In May 2021, the Company issued and sold 29,978 Units at a price of $2.50 per Unit for gross proceeds of $74,945, consisting of Notes of $74,945, Class A Warrants for the purchase of 29,978 shares of common stock and Class B Warrants for the purchase of 29,978 shares of common stock. The Company incurred related issuance costs of $6,745 which will be amortized over the term of the Notes.

In July 2021, the Company issued and sold 440,000 Units under the Unit Purchase Program for gross proceeds of $1,100,000. The Units included Notes for $1,100,000, Class A Warrants for 440,000 shares of common stock and Class B Warrants for 440,000 shares of common stock.

September 2021 Amended Unit Purchase Agreement

On September 29, 2021, due to a lower common stock price, the Company, with the consent of all Unit holders, amended the May 2021 Unit Agreements. By rescinding their investment, the Unit holders agreed to amend the Unit Purchase Agreement resulted in the following significant changes to the offering:

(i)	Decreased the offering price under the Unit Purchase Agreement from $2.50 per Unit to $2.25 per Unit for all future sales under the Unit Purchase Agreement. No proceeds from the initial investment were returned.

(ii)	Decreased the conversion price from $2.50 per share to $2.25 per share for all current Unit holders and all future investors.

(iii)	Cancelled all Class A Warrants and Class B Warrants and replaced them with Class C Warrants.

December 2021 Unit Purchase Agreement

On December 21, 2021, the Company entered into a Unit Purchase Agreement (the “December UPA”) to sell up to 9,714,286 Units at a price per unit of $1.75. Each Unit is comprised of (i) a convertible promissory note convertible into common stock of the Company at an initial conversion price of $1.75 and, (ii) a warrant to purchase two shares of Common Stock at an initial purchase price of $2.25 per share (the new Class C Warrant). Under this December UPA, the Company issued and sold 3,438,572 Units at a per unit purchase price of $1.75, for gross proceeds of $6,000,000. Coinciding with this December UPA, the Company also entered into an Exchange Agreement with the existing Unit holders (the December 2021 Exchange Agreements, as further described below).

December 2021 Exchange Agreements

On December 21, 2021, in conjunction with a $6,000,000 investment, the Company and the existing Unit holders agreed to exchange the original securities (“Old Securities”) held by the current investors/unit holders for New Securities, consisting of (i) a New Note in the principal amount equal to the original principal amount of the Original Note, plus all accrued interest through the day prior to December 21, 2021, and (ii) a new warrant (“New Class C Warrants”) in exchange for the original Class C Warrants (“Original Class C Warrants”). The Exchange of the Original Securities for the New Securities included the following significant changes:

(i)	Decreased the offering price under the Unit Purchase Agreement from $2.25 per Unit to $1.75 per Unit. Outstanding principal and accrued interest were used to purchase Units at the new per unit price.

(ii)	Extended the maturity date of the notes to December 21, 2023 for all existing notes.

(iii)	Decreased the conversion price from $2.25 per share to $1.75 per share for the New Units.

(iv)	Original Class C Warrants were exchanged for New Class C Warrants with an exercise price of $2.25 per share (unchanged) and a five-year life measured from the date of the Exchange Agreement. The decrease in the Unit price also resulted in additional number of New Class C Warrants being issued in exchange for the Original Class C Warrants due to the 200% warrant coverage provided for in the Unit Purchase Agreement.

The Company determined that the terms of the New Securities were substantially different from the Original Securities, and, as such the exchange of the Original Securities for the New Securities was accounted for as an extinguishment of debt on December 21, 2021, and the New Securities accounted for as a new debt issuance.

As a result of this substantial modification, the total of 621,087 Units previously issued was replaced with an aggregate of 832,022 pro rata Units and a loss on debt extinguishment of $663,522 was recorded in consolidated statement of operations for the year ended December 31, 2021.

During the year ended December 31, 2022, the Company issued additional 4,180,071 units under the New Securities agreement for the proceeds of $6,500,743, net of issuance cost. Of the total 4,180,071 Units issued (i) 159,245 Units were issued to settle notes payable assumed on acquisition of My Health Logic (see Note 4), (ii) 22,857 Units were issued to settle accounts payable, and (iii) 171,428 Units were issued in exchange for services rendered to the Company in the year ended December 31, 2022.

Additionally, on October 28, 2022, following a letter agreement entered into between the Company, Bradley Richmond, and Univest Securities, LLC (“Univest”), dated October 28, 2022, addressed and submitted to the Corporate Financing Department of the Financial Industry Regulatory Authority, Inc. (the “October 2022 Letter Agreement”), the Company extinguished convertible promissory notes held by Univest and Mr. Richmond, as well as Class C Warrants, attached to them. The parties agreed to forgo compensation previously received for no consideration in exchange. As the result of extinguishment of these obligations, the Company recorded $338,181 gain on debt extinguishment in the consolidated statements of operations for the year ended December 31, 2022.

The Company determined that the optional and automatic conversion feature and the share redemption feature attached to the convertible notes meet the definition of derivative liabilities and that the detachable warrants issued do not meet the definition of a liability and therefore will be accounted for as an equity instrument.

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The fair value of the warrants of $4,341,042 (2021 - $4,299,649) and the fair value of derivative liabilities of $2,438,379 (2021 - $2,485,346) issued have been recorded as debt discount and are being amortized to interest and accretion expense using the effective interest method over the term of the Convertible Notes.

During the year ended December 31, 2022, the Company recognized interest and accretion expense of $2,763,749 (2021 - $116,676) in the consolidated statements of operations.

Balance, December 31, 2020	$-
Convertible notes issued - original securities	1,174,945
Issuance costs	(105,745)
Debt discount	(964,153)
Debt accretion	90,611
Extinguishment of debt in connection with December 2021 Exchange Agreements	(195,658)
Convertible notes issued - new securities	7,456,039
Issuance costs	(671,044)
Debt discount	(6,784,995)
Debt accretion	26,065
Balance, December 31, 2021	$26,065
Convertible notes issued - new securities	7,315,138
Issuance costs	(535,717)
Debt discount	(6,479,421)
Debt accretion	2,763,749
Debt extinguishment	(338,181)
Balance, December 31, 2022	$2,751,633

	December 31, 2022	December 31, 2021
Convertible notes - total principal	$14,432,996	$7,482,104
Unamortized issuance costs and discount	(11,681,363)	(7,456,039)
Convertible Notes, Net of Debt Discount	$2,751,633	$26,065

Convertible Notes Terms

The Convertible Notes mature in 24 months from the initial closing date and accrue 10% of simple interest per annum on the outstanding principal amount. The Convertible Notes principal and accrued interest can be converted at any time at the option of the holder at a conversion price of $1.75 per share (previously $2.25 per the September 2021 Amendment and originally $2.50 per the May Unit Purchase Agreement). In the event the Company consummates, while the Convertible Note is outstanding, an equity financing with a gross aggregate amount of securities sold of not less than $10,000,000 (“Qualified Financing”), then all outstanding principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically convert into shares of the equity financing at the lesser of (i) 75% of the cash price per share paid in the financing and the conversion price of $1.75 per unit.

In the event that the Company consummates, while the Convertible Note is outstanding, an equity financing with a gross aggregate amount of securities sold less than $10,000,000 (“Unqualified Financing”), then the equity offering price will be applicable to the conversion price and exercise price of such Convertible Notes and Class C Warrants. Moreover, in that event, the Class C Warrant holders may also apply a most-favored-nations clause in their warrants to request that their Class C Warrants provide that their warrant exercise rights should be further adjusted to allow them to purchase a proportionately higher number of additional shares equal to the initial number of shares which may be purchased by exercise of their Class C Warrants, multiplied by a fraction equal to the current exercise price divided by the adjusted exercise price, which would allow such Class C Warrant holders to purchase the same aggregate dollar amount of shares as initially provided such Class C Warrants. If the Convertible Notes and Class C Warrants’ conversion or exercise rights become so adjusted as a result of such an equity financing, then the Company would be required to register the additional shares of common stock that these securities may be converted into or exercised to purchase for resale.

The Convertible Notes are secured by a first priority security interest in all assets of the Company.

New Class C Warrants Terms

●	Exercise price is the lower of (i) $2.25 per share, or (ii) the Automatic Conversion Price (the lesser of (i) 75% of the cash price per share paid by the other purchasers of next round securities in the Qualified Financing and (ii) the Conversion Price ($2.25, subject to Customary Antidilution Adjustments).
●	Exercisable for a period of 5 years from issuance.
●	Warrant Coverage: 200%.

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8. Stockholders’ Equity

a)	Preferred stock

The Company is authorized to issue a total number of 25,000,000 shares of “blank check” preferred stock with a par value of $0.001. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

b)	Common stock

The Company is authorized to issue a total number of 75,000,000 shares of common stock with a par value of $0.001.

As of December 31, 2022 and 2021 there were 40,528,191 shares of common stock issued and outstanding. During the year ended December 31, 2022, the Company had the following share issuances and cancellations:

●	On March 1, 2022, the Company issued 300,000 upon exercise of warrants.
●	On October 29, 2022, the Company repurchased and cancelled 300,000 shares of common stock.

During the year ended December 31, 2021, the Company had the following share issuances:

●	On December 22, 2021, the Company issued 4,600,000 pursuant to the My Health Logic transaction completion (see Note 2).

c)	Options

On May 18, 2021, the Company’s Board of Directors approved the Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (“SIP”). The SIP incorporates stock options issued prior to May 18, 2021. The SIP authorized 5,300,000 options for issuance. On December 27, 2022, the Board of Directors requested that stockholders ratify an amendment to the SIP to increase the maximum number of shares of common stock available for issuance pursuant to awards granted under the SIP by 1,900,000 to 7,200,000, which was approved by the stockholders. As of December 31, 2022, there remains 2,924,057 options available for issuance.

During the year ended December 31, 2022, the Company granted 400,000 (2021 – 1,532,500) share purchase options to directors, officers, employees, and consultants of the Company. The weighted-average assumptions used to estimate the fair value of stock options using the Black-Scholes option valuation model were as follows:

	2022	2021
Risk-free interest rate	2.98%	1.09%
Volatility	117.58%	252.08%
Exercise price	$2.20	$1.51
Dividend yield	0%	0%
Forfeiture rate	0%	0%
Expected life (years)	9.95	6.38

The Company recognizes forfeitures as they occur.

F-40

The summary of option activity for the years ended December 31, 2022 and 2021 was as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Life	Total Intrinsic Value
Outstanding at December 31, 2020	3,800,943	$1.36	8.82
Granted	1,532,500	1.51
Forfeited	(1,682,500)	1.36
Outstanding at December 31, 2021	3,650,943	$1.24	8.34
Granted	400,000	2.20
Expired	(62,502)	1.25
Forfeited	(62,498)	1.25
Outstanding at December 31, 2022	3,925,943	$1.33	6.06	$-
Exercisable at December 31, 2022	3,193,720	$1.20	5.36	$-

As of December 31, 2022, the Company had the following options issued and outstanding:

Exercise Price	Number of Options Outstanding	Number of Options Exercisable	Weighted Average Remaining Contractual Years	Intrinsic Value
$1.01	1,985,943	1,985,943	3.49	$-
1.25	540,000	527,777	8.16	-
1.37	200,000	200,000	7.63	-
1.75	800,000	360,000	8.91	-
2.20	400,000	120,000	9.44	-
$1.33	3,925,943	3,193,720	6.06	$-

d)	Restricted Share Units

During the year ended December 31, 2021, the Company granted restricted share awards for an aggregate of 350,000 shares of common stock to directors, senior officers and consultants of the Company, with underlying performance conditions. As of December 31, 2022, the Company determined that the following performance conditions attached to the restricted share awards were achieved:

●	The Company will raise financing for the gross proceeds that equal or exceed $5,000,000, and
●	The Company will complete valuation reports for acquisition of Somahlution and My Health Logic.

Therefore, compensation cost of $295,750 for the restricted share awards was recognized in stock-based compensation for the year ended December 31, 2022 (2021 - $Nil).

e)	Warrants

	Number	Weighted Average Price
December 31, 2020	3,393,651	$4.63
Issued pursuant to Unit Purchase Agreement	8,521,183	2.25
Issued	230,000	1.39
December 31, 2021	12,144,834	$ 2.90
Issued pursuant to Unit Purchase Agreement	8,360,147	2.25
Issued	878,398	1.16
Exercised	(300,000)	0.01
Expired	(113,637)	3.00
Cancelled pursuant to FINRA	(578,398)	1.75
Cancelled as part of debt extinguishment	(342,857)	2.25
December 31, 2022	20,048,487	$2.64

During the year ended December 31, 2022, the Company issued the following:

Unit Purchase Agreements Warrants

During the year ended December 31, 2022, pursuant to the applicable Unit Purchase Agreement, the Company issued an aggregate of 8,360,159 additional New Class C Warrants with an exercise price of $2.25 share and a term of five years. However, on October 28, 2022, following the October 2022 Letter Agreement, the Company extinguished convertible promissory notes held by Univest and Mr. Richmond (see Note 7), as well as Class C Warrants, attached to them. As the result the total of 342,857 Class C Warrants were cancelled.

Other Warrants

On January 26 and February 14, 2022, in exchange for services of Mr. Richmond, the Company granted him 300,000 warrants to purchase an aggregate 300,000 shares of Marizyme’s common stock at an exercise price of $0.01 per share. The warrants issued had an average term of 5 years, vested immediately, and were fair valued at $568,677 and recorded in salary expense in the consolidated statement of operations for the year ended December 31, 2022. On March 15, 2022, Mr. Richmond exercised 300,000 warrants issued to him.

On June 26, 2022, the Company issued an additional 347,039 warrants to Mr. Richmond and 231,359 warrants to Univest to purchase an aggregate 578,398 shares of Marizyme’s common stock at an exercise price of $1.75 per share. The warrants issued had an average term of 5 years, vested immediately, and were fair valued at $1,281,854, of which $769,113 was recorded in salary expense and $512,741 in professional fees in the consolidated statements of operations for the year ended December 31, 2022. On October 28, 2022, following the October 2022 Letter Agreement, the aggregate 578,398 warrants granted to Mr. Richmond and Univest were cancelled.

During the year ended December 31, 2021, the Company issued the following:

Unit Purchase Agreements Warrants

Pursuant to the May Unit Purchase Agreement (see Note 7) the Company issued (i) Class A Warrants for the purchase an aggregate of 469,978 shares of common stock, with a strike price of $3.13 per share and a term of five years, and (ii) Class B Warrants for the purchase an aggregate of 469,978 shares of common stock with a strike price of $5.00 per share and a term of five years.

On September 29, 2021, pursuant to the September 2021 Amended Unit Purchase Agreement, all Class A and Class B warrants were replaced with an aggregate of 1,045,549 pro rata Class C Warrants. The warrants had a strike price of 2.25 per share and a term of five years.

On December 2, 2021, the Company issued additional 197,777 Class C Warrants with the terms and conditions stipulated in the September 2021 Amended Unit Purchase Agreement.

On December 21, 2021, pursuant to the December 2021 Exchange Agreements (Note 7) all previously issued Original Class C Warrants were replaced with an aggregate of 1,664,044 pro rata New Class C Warrants with an exercise price of $2.25 per share (unchanged) and a five-year life measured from the date of the December 2021 Exchange Agreements. The decrease in the Unit price also resulted in additional number of New Class C Warrants being issued in exchange for the Original Class C Warrants due to the 200% warrant coverage provided for in the Unit Purchase Agreement.

F-41

On December 21, 2021, pursuant to the December 2021 Unit Purchase Agreement the Company issued additional 6,857,143 New Class C Warrants with an exercise price of $2.25 per share and a term of five years.

The detachable warrants issued were accounted for as an equity instrument and were ascribed an aggregate fair market value of $4,447,982 using the residual fair value allocation method.

Other Warrants

During the year ended December 2021, the Company issued warrants for the purchase of an aggregate of 230,000 shares of common stock for a settlement and services rendered. The warrants issued have an average strike price of $1.39 per share and an average term of 4.74 years, were fair valued at $368,287 and recorded in professional fees and salary expense in the consolidated statements of operations for the year ended December 31, 2021.

f)	Stock-based compensation

During the year ended December 31, 2022, the Company recorded $1,905,948 in non-cash share-based compensation (2021 - $898,444).

9. Related Party Transactions

As of December 31, 2022, the Company owed an aggregate of $Nil (2021 - $1,132,634) to related parties of the Company

During the year ended December 31, 2022, the Company incurred and settled $172,800 in professional services rendered by related parties of the Company and incurred and settled $76,390 of various expenses incurred by these parties in relation to their services rendered to the Company. The services were provided by entities which are controlled by management and are pursuant to various consulting agreements.

Additionally, as part of the Somahlution transaction in 2020 (Note 2), the Company recorded a prepaid royalty to the stockholders of Somahlution. The primary beneficial owner is Dr. Vithal Dhaduk, a director and significant stockholder of the Company. As at December 31, 2022, the Company had $339,091 in prepaid royalties (2021 - $339,091) which had been classified as non-current in the consolidated balance sheets.

F-42

10. Commitments and Contingencies

Legal Matters

Under a Confidential Settlement Agreement, dated November 18, 2022, the Company and Nicholas DeVito agreed that Mr. DeVito would dismiss a Complaint that Mr. DeVito filed on June 7, 2022 in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, Case No. 50-2022-CA-005437. The parties also agreed that following an anticipated reverse split, the Company was required to issue Mr. DeVito 16,000 “post-split” shares to be delivered in paper certificate form within three (3) business days of the reverse split. The settlement agreement further provided that the delivered shares would be subject to normal and customary restrictions pursuant to Rule 144 of the SEC. In the event no split occurred by December 12, 2022, the Company was required to issue Mr. DeVito 60,000 “pre-split” shares. In addition, the parties agreed that no further continuous service is required pursuant to Section 2 of the Mutual Release of Claims Agreement between Mr. DeVito and the Company dated as of August 27, 2020. Pursuant to the agreement, on January 4, 2023, the Company issued 16,000 shares of common stock to Mr. DeVito.

On August 19, 2021, Dr. Neil Campbell, former President, Chief Executive Officer and director of the Company, and Bruce Harmon, former Chief Financial Officer and Secretary of the Company, each filed a Complaint and Demand for Jury Trial against the Company and Insperity Peo Services, L.P., a Delaware limited partnership (“Insperity”), a joint employer of Dr. Campbell and Mr. Harmon with the Company under a Client Service Agreement, dated November 30, 2020 (collectively, the “Campbell/Harmon Complaints”). Both Campbell/Harmon Complaints allege that the Company and Insperity violated Section 448.105 of the Florida Private Whistleblower Act as a result of the constructive terminations of Dr. Campbell and Mr. Harmon after the occurrence of violations federal and state law, including federal securities law, at the Company that exposed Dr. Campbell and Mr. Harmon to civil and criminal forms of liability and that the Company was not addressing to their satisfaction. Both Campbell/Harmon Complaints demand approximately $30,000 - $50,000 in back pay and benefits, interest on back pay, front pay and/or lost earning capacity, compensatory damages, costs and attorney’s fees, and such other relief as the court deems equitable. In the year ended December 31, 2022, both cases were dismissed with prejudice and without any financial impact on the Company.

Contingencies

a.	On July 13, 2019, the Company signed a consulting agreement, whereby the individual will receive:

●	$30,000 per month through July 13, 2022.
●	Option to purchase 250,000 shares of common stock at a strike price of $1.50, which vest monthly through July 13, 2021. The vesting of these options was accelerated by the Board of Directors on September 2, 2020.
●	Royalties based on sales of Krillase assets, equal to 10% of net sales of the product. During the year ended December 31, 2022, no revenues were derived from sales of Krillase product.

b.	As part of the DuraGraft Acquisition, completed on July 30, 2020 (see Note 2), the Company entered into the Agreement with Somahlution stockholders, whereby Marizyme is legally obligated to pay royalties on all net sales for Somahlution, Inc. The royalties associated with the Agreement are calculated as follows:

Royalties on U.S. sales equal to:

●	5% on the first $50,000,000 of net sales,
●	4% on net sales of $50,000,001 up to $200,000,000, and
●	2% on net sales over $200,000,000.

Royalties on sales outside of the U.S.:

●	6% on the first $50,000,000 of net sales,
●	4% on net sales of $50,000,001 up to $200,000,000, and
●	2% on net sales over $200,000,000.

The royalties are in perpetuity. As at December 31, 2022, the Company had not earned any revenues from Krillase and did not have any sales of the DuraGraft products in U.S., therefore no royalties have been accrued or paid in the year.

Upon receiving FDA approval for the DuraGraft product, the Company will:

●	Issue performance warrants with a strike price determined based on the average of the closing prices of the Company’s common stock for the 30 calendar days following the date of the public announcement of the FDA approval; and
●	Upon liquidation of all or substantially all of the assets relating to DuraGraft, the Company will pay 15% of the net sale proceeds up to $20 million.

c.	The Company has entered into arrangements for office and laboratories spaces. As at December 31, 2022, minimum lease payments in relation to lease commitments are payable as described in Note 3.

F-43

Risks and Uncertainties

Starting in late 2019, a novel strain of the coronavirus, or COVID-19, began to rapidly spread around the world and every state in the United States. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact the Company’s business, operations and financial results.

Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. As a result, the COVID-19 pandemic may affect the operations of the FDA and other health authorities, including such authorities in Europe, which could result in delays of reviews and approvals. While there have been no specific notices of delay from federal or foreign government authorities, potential interruptions, delays, or changes to the operations of the FDA, or of any foreign authority with which the Company might interact, might impact the approval of any applications the Company plans and will need to file in the future.

In addition, the Company is dependent upon certain contract manufacturers and suppliers and their ability to reliably and efficiently fulfill its orders is critical to the Company’s business success. The COVID-19 pandemic has impacted and may continue to impact certain of the Company’s manufacturers and suppliers. As a result, the Company has faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect the Company’s business and financial results.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce the Company’s ability to access capital in the future, which could negatively affect the Company’s liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, the Company’s business operations, including those of contract manufacturers, could be further delayed or interrupted. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect the Company’s ability to operate the Company’s business and result in additional costs. It is not possible to reliably measure or quantify the impact COVID-19 has had on the financial results of the Company. If the COVID-19 pandemic continues for an extended period, it may materially adversely impact business operations and, consequently, future financial results.

11. Income Taxes

As of December 31, 2022, and 2021, the Company has federal net operating loss carry forwards of $41,733,000 and $34,971,000, respectively. As of December 31, 2022, and 2021, the Company has Florida state net operating loss carry forwards of $18,117,000 and $11,354,000, respectively. The federal and Florida state net operating loss carryforwards are carried forward indefinitely. The Company’s net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% to loss before taxes for fiscal year 2022 and 2021), as follows:

	December 31, 2022	December 31, 2021
Tax expense (benefit) at the statutory rate	$(8,014,646)	$(2,309,565)
State taxes	(1,658,268)	-
Non-deductible items	702,460	620,855
Deferred true-ups	40,912	(199,782)
Other	(121,202)	-
Change in valuation allowance	9,050,744	1,888,492
Total	$-	$-

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as deferred tax assets and liabilities.

F-44

The tax years 2022 and 2021 remain open to examination by federal agencies and other jurisdictions in which it operates.

The following is a reconciliation of the U.S. federal statutory rate to the effective income tax rates for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
U.S. statutory federal rate	21.0%	21.0%
State taxes	4.3%	0.0%
Non-deductible / non-taxable items	-1.8%	-5.6%
Deferred true-up	-0.1%	1.8%
Other	0.3%	0.0%
Valuation allowance	-23.7%	-17.2%
Total provision	0.0%	0.0%

The tax effect of significant components of the Company’s deferred tax assets and liabilities at December 31, 2022 and 2021, are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating loss carry forward	$9,551,121	$8,758,337
Lease liability	376,379	277,142
Intangible assets	3,618,128	(3,665,013)
Capitalized research and development costs	974,819	-
	14,520,448	7,315,601
Deferred tax liabilities:
Fixed assets	(376,379)	(277,142)
	(376,379)	(277,142)
Total gross deferred tax assets	14,144,068	5,093,324
Less: Deferred tax asset valuation allowance	(14,144,068)	(5,093,324)
Total net deferred taxes	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

Because of the historical earnings history of the Company, the net deferred tax assets for 2022 and 2021 were fully offset by a 100% valuation allowance. The valuation allowance for the remaining net deferred tax assets was $14,144,068 and $5,093,324 as of December 31, 2022 and 2021, respectively. The Company is evaluating the foreign reporting requirements as it relates to revenue from foreign sources and has determined that any accrual would not be material.

Effective for tax years beginning after December 31, 2021, taxpayers are required to capitalize any expenses incurred that are considered incidental to research and experimentation (R&E) activities under IRC Section 174. While taxpayers historically had the option of deducting these expenses under IRC Section 174, the December 2017 Tax Cuts and Jobs Act mandates capitalization and amortization of R&E expenses for tax years beginning after December 31, 2021. Expenses incurred in connection with R&E activities in the US must be amortized over a 5-year period if incurred, and R&E expenses incurred outside the US must be amortized over a 15-year period. R&E activities are broader in scope than qualified research activities considered under IRC Section 41 (relating to the research tax credit). For the year ended December 31, 2022, the Company performed an analysis based on available guidance and determined that it will continue to be in a loss position even after the required capitalization and amortization of its R&E expenses. The Company will continue to monitor this issue for future developments, but it does not expect R&E capitalization and amortization to require it to pay cash taxes now or in the near future.

12. Subsequent Events

Pursuant to Unit Purchase Agreement (see Note 7), on January 12, 2023, the Company and Univest has signed a Letter for the investors in the Units Private Placement, dated January 12, 2023 (the “Letter Agreement”), where the parties agreed that simultaneously with any adjustment to the exercise price under the Class C Warrants as a result of any equity issuances, not including qualified financings and certain other exempt issuances, the number of shares of Common Stock that may be purchased under the Class C Warrants will be increased such that the aggregate exercise price of such shares will be the same as the same as the aggregate exercise price in effect immediately prior to the adjustment, without regard to any limitations on exercise contained in the Class C Warrants, including the beneficial ownership limitation described above. The Letter Agreement was approved by the Board on January 18, 2022.

On February 6, 2023, the Company entered into a securities purchase agreement with Walleye Opportunities Master Fund Ltd (“Investor”) pursuant to which the Company issued to the Investor an Unsecured Subordinated Convertible Promissory Note (the “Note”) in the aggregate principal amount of $1,000,000 (the “Subscription Amount”) and a Class D Common Stock Purchase Warrant (the “Warrant”) to purchase up to a number of shares of the Company’s common stock equal to the quotient of 250% of the Subscription Amount divided by the price per share at which shares are sold in the Public Offering (as defined below) (the “Warrant Shares”).

The principal amount of the Note must be repaid in full by the Company to the holder of the Note on or before the date that is 90 days following the issuance of the Note, or May 7, 2023 (the “Maturity Date”). If all obligations arising under the Note are not paid or otherwise satisfied in full on the Maturity Date, then the principal amount of the Note shall be increased from $1,000,000 to $1,250,000. The Note bears no interest. If an event constituting an event of default under the Note occurs, including non-payment, defaults of covenants, an adverse judgment for payment of $500,000 or more, defaults on certain other indebtedness, bankruptcy-type events, or failure to maintain directors and officers insurance coverage of at least $1,000,000, and such event of default is not cured with the period specified, the obligations of the Company under the Note will become subject to immediate repayment obligations. As of March 24, 2023 the Note has not been repaid by the Company.

F-45

MARIZYME, INC.

Up to 915,071,257 Shares of Common Stock

PROSPECTUS

______________, 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

In this registration statement, “we,” “us,” “our,” “our company,” “the Company,” “Marizyme” and similar references refer to Marizyme, Inc., a Nevada corporation (“Marizyme, Inc.”), and its wholly-owned subsidiaries, Somahlution, Inc., a Delaware corporation (“Somahlution, Inc.”), Somaceutica, Inc., a Florida corporation (“Somaceutica, Inc.”), Marizyme Sciences, Inc., a Florida corporation (“Marizyme Sciences”), and My Health Logic Inc., a corporation incorporated pursuant to the laws of the Province of Alberta, Canada (“My Health Logic”), and (ii) the term “common stock” refers to the common stock, par value $0.001 per share, of Marizyme, Inc.

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of securities being registered. All amounts, other than the Securities and Exchange Commission (“SEC”) registration fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$11,445.89
Accounting fees and expenses	80,000
Legal fees and expenses	200,000
Transfer agent fees and expenses	5,000
Printing and related fees	5,000
Miscellaneous	5,000
Total	$306,445.89

Item 14. Indemnification of Directors and Officers

The Nevada Revised Statutes allow for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the Securities Act of 1933, as amended (the “Securities Act”). The bylaws of the Company provide that the Company has the power to indemnify its directors and officers to the maximum extent permitted by Nevada law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred under the bylaws also includes the power of the Company to advance the expenses (including attorney’s fees) incurred by an officer or director in defending any such proceeding in advance of its final disposition upon receipt of an undertaking on behalf of such officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

The Company may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advancement of expenses are subject to the requirements of the Securities Act to the extent applicable.

Furthermore, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Nevada Revised Statutes.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers.

II-1

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Equity Awards

On October 22, 2020, the Company issued an option to purchase 50,000 shares of common stock to an employee. The option was scheduled to vest over a three-year period, has an exercise price of $1.25 per share and expire in 10 years. On January 31, 2021, the Company approved the full vesting of the option. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after the employee’s services to the Company were discontinued.

On October 22, 2020, the Company issued an option to purchase 120,000 shares of common stock to Bruce Harmon, a former officer of the Company. The option was scheduled to vest over a three-year period, had an exercise price of $1.25 per share and expire in 10 years. On March 5, 2021, the Company accelerated the vesting to 50% as of this date and the remaining 50% as of October 22, 2021. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Mr. Harmon’s resignation on July 12, 2021.

On October 30, 2020, the Company issued an option to purchase 125,000 shares of common stock to a consultant. The option was scheduled to vest over a three-year period, had an exercise price of $1.25 per share and expire in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after the consultant’s services to the Company were discontinued.

On November 1, 2020, Dr. Neil J. Campbell, in connection with his former positions with the Company, executed an employment agreement and was named as chief executive officer, president and director. Dr. Campbell was granted an option to purchase 500,000 shares of common stock vesting over three years, with an exercise price of $1.25 per share and expiring in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Dr. Campbell’s resignation from the Company on March 18, 2021.

On November 9, 2020, the Company issued an option to purchase 15,000 shares of common stock to a former employee. The option was scheduled to vest over three years, had an exercise price of $1.25 per share and expire in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after the employee’s resignation.

II-2

On December 1, 2020, the Company issued an option to purchase 40,000 shares of common stock to Dr. Steven Brooks, the Company’s Chief Medical Officer and Executive Vice President of Medical and Regulatory Affairs. The option vests over three years, have an exercise price of $1.25 per share and expire in 10 years.

On December 2, 2020, the Company issued an option to purchase 40,000 shares of common stock to Dr. Donald Very, the Company’s former executive vice president. The option was scheduled to vest over three years, had an exercise price of $1.25 per share and expire in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Dr. Very’s termination from the Company on August 18, 2021.

On January 1, 2021, the Company issued 500 options for common stock to a former employee. The options vest over three years, had an exercise price of $18.75 per share and expire in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after the employee’s resignation.

On January 12, 2021, the Company issued an option to purchase 7,500 shares of common stock to a former employee. The option was scheduled to vest over three years, had an exercise price of $1.25 per share and expire in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after the employee’s resignation.

On January 16, 2021, the Company issued an option to purchase 40,000 shares of common stock to Roger Schaller, the Company’s former executive vice president. The option was scheduled to vest over three years, had an exercise price of $1.25 per share and expire in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Mr. Schaller’s termination from the Company on August 18, 2021.

On January 29, 2021, the Company issued an option to purchase 40,000 shares of common stock to Amy Chandler, a former officer of the Company. The option was scheduled to vest over three years, had an exercise price of $1.25 per share and expire in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Ms. Chandler’s resignation from the Company on September 24, 2021.

On March 5, 2021, the Company issued an option to purchase 125,000 shares of common stock to James Sapirstein, a former officer and director of the Company. The option was scheduled to vest over three years, had an exercise price of $1.25 per share and expire in 10 years. Pursuant to the option’s forfeiture terms, the option expired unexercised one year after Mr. Sapirstein’s resignation from the Company on June 24, 2021.

On March 5, 2021, the Company issued an option to purchase 125,000 shares of common stock to Terry Brostowin, a director of the Company. The option vests over three years, has an exercise price of $1.25 per share and expires in 10 years. On March 3, 2022, the Company’s Compensation Committee resolved to accelerate the vesting of the option, and such option therefore became fully-vested on that date. On August 22, 2022, Mr. Brostowin executed a limited waiver and consent agreement waiving his option exercise rights. The limited waiver and consent agreement was to expire on December 31, 2022, or if earlier to occur, upon the approval of an increase in the number of the authorized shares of common stock under the Company’s articles of incorporation by the Company’s stockholders by majority written consent or via stockholder vote at the Company’s next stockholder meeting and the implementation of such increase, which were to occur as soon as practicable after such stockholder approval. On December 27, 2022, the Company held the Annual Meeting. At the Annual Meeting, stockholders holding shares of common stock in the Company representing at least a majority of the voting power approved, among other matters, the Authorized Capital Increase. As a result, the limited waiver and consent agreement expired in accordance with its terms.

On March 5, 2021, the Company issued an option to purchase 125,000 shares of common stock to Dr. William Hearl, a director of the Company. The option vests over three years, has an exercise price of $1.25 per share and expires in 10 years. On March 3, 2022, the Company’s Compensation Committee resolved to accelerate the vesting of the option, and such option therefore became fully-vested on that date.

On March 5, 2021, the Company issued an option to purchase 125,000 shares of common stock to Julie Kampf, a director of the Company. The option vests over three years, has an exercise price of $1.25 per share and expires in 10 years. On March 3, 2022, the Company’s Compensation Committee resolved to accelerate the vesting of the options, and such options therefore became fully-vested on that date.

On March 5, 2021, the Company issued an option to purchase 125,000 shares of common stock to Dr. Vithalbhai Dhaduk, the Company’s Chairman. The option vests over three years, has an exercise price of $1.25 per share and expires in 10 years. On March 3, 2022, the Company’s Compensation Committee resolved to accelerate the vesting of the options, and such options therefore became fully-vested on that date.

II-3

On October 31, 2021, the Company entered into an executive employment agreement (the “CEO Employment Agreement”), with David Barthel setting forth the terms of the compensation for his services as Chief Executive Officer of the Company. Pursuant to the CEO Employment Agreement, Mr. Barthel is entitled to an annual fixed gross salary of $350,000. Upon execution of the CEO Employment Agreement, Mr. Barthel received incentive stock options, or ISOs, to purchase 400,000 shares of common stock at the agreed upon fair market price of $2.25 per share. On February 8, 2022, the board of directors determined to approve an amendment to the CEO Employment Agreement to provide that the fair market price of the ISOs be amended to $1.75 per share of common stock. The board of directors made this determination in part based on recent arms’-length transactions with certain private placement investors in which such investors purchased units comprised of a secured convertible note, convertible into common stock at a price per share of $1.75, subject to adjustment, as well as a Class C warrant to purchase two shares of common stock with an exercise price equal to the lower of (i) $2.25 per share, subject to adjustment, or (ii) 75% of the cash price per share to be paid by the purchasers in a “qualified financing” as defined in the applicable unit purchase agreement, described further below under “Private Placements – 2021-2022 Units Private Placement”. In addition, Mr. Barthel will be eligible to receive certain equity in the form of ISOs of the Company based upon the attainment of certain metrics, as follows: listing on The Nasdaq Stock Market LLC (“Nasdaq”) – 100,000 ISOs; FDA approval of DuraGraft – 75,000 ISOs; FDA approval of MATLOC – 75,000 ISOs; Material 3rd Party Partnerships for DuraGraft – 50,000 ISOs; and Material 3rd Party Partnerships for MATLOC 1 – 50,000 ISOs. All ISOs listed above will have 10% vesting upon grant and the balance will vest quarterly over a three (3) year period in equal installments. Mr. Barthel must be employed with the Company in good standing at the time any such ISOs are awarded according to the milestones set forth above. In the event that Mr. Barthel’s employment is terminated prior to any milestone being achieved, he will forfeit his right to receive such ISOs. Mr. Barthel is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Barthel will receive $3,000 per month to cover healthcare and related expenses. Mr. Barthel’s employment is at-will and may be terminated by him or by the Company at any time. Through October 31, 2022, if the Company had terminated Mr. Barthel’s employment with the Company without Cause (as defined in the CEO Employment Agreement), and if Mr. Barthel had executed a full release in favor of the Company (in a form acceptable to the Company, which would have included non-competition, non-solicitation, and non-disparagement provisions), the Company would only have been required to pay Mr. Barthel the total sum equal to six months of his gross annual salary. Beginning November 1, 2022 and thereafter, if the Company terminates Mr. Barthel’s employment with the Company without Cause, and if Mr. Barthel executes a full release in favor of the Company, the Company will only pay Mr. Barthel the total sum equal to 12 months of his annual gross salary. In the event of a termination with Cause, or in the event of a resignation by Mr. Barthel, Mr. Barthel will not be entitled to any separation payment or any other post-termination severance. The CEO Employment Agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Barthel from (i) owning or operating a business that competes with the Company during the term of his employment and for a period of 18 months following the termination of his employment or (ii) soliciting the Company’s employees for a period of 18 months following the termination of his employment. On August 22, 2022, Mr. Barthel executed a limited waiver and consent agreement waiving his option exercise rights. The limited waiver and consent agreement was to expire on December 31, 2022, or if earlier to occur, upon the approval of an increase in the number of the authorized shares of common stock under the Company’s articles of incorporation by the Company’s stockholders by majority written consent or via stockholder vote at the Company’s next stockholder meeting and the implementation of such increase, which were to occur as soon as practicable after such stockholder approval. On December 27, 2022, the Company held the Annual Meeting. At the Annual Meeting, stockholders holding shares of common stock in the Company representing at least a majority of the voting power approved, among other matters, the Authorized Capital Increase. As a result, the limited waiver and consent agreement expired in accordance with its terms.

Under a consulting agreement, effective December 21, 2021, between George Kovalyov, AAT Services Inc., a corporation incorporated pursuant to the laws of British Columbia, Canada (together with Mr. Kovalyov, the “CFO Consultant”), and the Company, the Company granted the following equity compensation: (i) cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 per share, based on the closing price of the common stock on the date of the signing of the related definitive agreement, expiring on December 21, 2026; (ii) an option to purchase 100,000 shares of common stock of the Company, vesting monthly over two years, with an exercise price of $1.26 per share, expiring on December 21, 2031; and (iii) 175,000 restricted shares of common stock of the Company, subject to the following milestone vesting schedule: (a) 75,000 restricted shares will vest upon the Company successfully listing its common stock on Nasdaq or the New York Stock Exchange (“NYSE”); (b) 50,000 restricted shares will vest upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (c) 25,000 restricted shares will vest upon the completion of valuation reports for both Somahlution LLC and HLII; and (d) 25,000 restricted shares will vest upon a material commercial partnership for MATLOC. The CFO Consultant will not receive any employee benefits from the Company. The CFO Consultant is subject to a side agreement, under which the granting of the restricted shares will occur upon vesting. Under a limited waiver and consent agreement, the CFO Consultant waived its exercise rights under the options until certain conditions were met or December 31, 2022, whichever were to occur first. On December 27, 2022, such conditions were met, and as a result, the limited waiver and consent agreement expired in accordance with its terms.

II-4

Under a consulting agreement, effective December 21, 2021, between Harrison Ross, Rydra Capital Corp., a corporation incorporated pursuant to the laws of British Columbia, Canada (together with Mr. Ross, the “VP-Finance Consultant”), and the Company, the Company granted the following equity compensation: (i) cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 per share, expiring on December 21, 2026; (ii) an option to purchase 200,000 shares of common stock of the Company, vesting monthly over two years, with an exercise price of $1.75 per share, expiring on December 21, 2031; and (iii) 175,000 restricted shares of common stock of the Company, subject to the following milestone vesting schedule: (a) 75,000 restricted shares will vest upon the Company successfully listing its common stock on Nasdaq or the NYSE; (b) 50,000 restricted shares will vest upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (c) 25,000 restricted shares will vest upon the completion of valuation reports for both Somahlution LLC and HLII; and (d) 25,000 restricted shares will vest upon a material commercial partnership for MATLOC. The VP-Finance Consultant will not receive any employee benefits from the Company. The VP-Finance Consultant is subject to a side agreement, under which the granting of the restricted shares will occur upon vesting. Under a limited waiver and consent agreement, the VP-Finance Consultant waived its exercise rights under the options until certain conditions were met or December 31, 2022, whichever occurs first. On December 27, 2022, such conditions were met, and as a result, the limited waiver and consent agreement expired in accordance with its terms.

On January 24, 2022, we approved the grant of 600,000 shares of common stock to a consultant in order to reimburse the consultant for the shares of Company common stock that he had previously surrendered to the Company for cancellation in order to facilitate the closing of a transaction of the Company. Due to a delay, the shares were issued to the consultant on June 15, 2023.

On January 26, 2022, we granted Bradley Richmond, as compensation for certain services, a warrant to purchase 150,000 shares of common stock at an exercise price of $0.01 per share, and on February 14, 2022, also as compensation for such services, we granted Mr. Richmond an additional warrant to purchase an additional 150,000 shares of common stock at an exercise price of $0.01 per share. Mr. Richmond fully exercised both of the warrants in March 2022 and received 300,000 shares of common stock (the “Consultant Shares) in exchange for $3,000. Mr. Richmond is a registered representative of Univest Securities, LLC (“Univest”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and the Company’s placement agent, and is entitled to a portion of Univest’s compensation due to his employment terms. Pursuant to a letter agreement entered into between Mr. Richmond, Univest, and the Company, dated October 28, 2022, addressed and submitted to the FINRA Staff (the “October 2022 Letter Agreement”), Mr. Richmond agreed to forego his rights to the Consultant Shares in accordance with a determination of the staff of the Corporate Financing Department of FINRA (the “FINRA Staff”) that the Consultant Shares constituted underwriting compensation in connection with the Company’s proposed public offering based on the FINRA Staff’s interpretation of FINRA Rule 5110. The Consultant Shares were subsequently cancelled.

All of the securities referenced in the above listed transactions were issued in exempt transactions under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Somahlution Acquisition and Exercise of Somahlution Warrants at Reduced Exercise Price

On December 15, 2019, the Company entered into an asset purchase agreement, as amended on March 31, 2020, May 29, 2020, and July 30, 2020, with Somahlution, Inc., Somahlution, LLC, and Somaceutica, LLC (collectively, “Somahlution”), to acquire all of the assets of Somahlution, which was agreed to include all of the assets of Somahlution, including our DuraGraft-related assets, as well as the outstanding capital stock of Somahlution, Inc. (the “Somahlution Acquisition”). On August 4, 2020, the Somahlution Acquisition closed. As consideration for the Somahlution Acquisition, the Company issued to Somahlution’s former owners (the “Former Somahlution Owners”) a total of 10,000,000 restricted shares of common stock (the “Somahlution Purchase Shares”) and five-year warrants to purchase an additional 2,999,955 shares of common stock with an exercise price of $5.00 per share (the “Somahlution Warrants”). These securities were issued under an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

II-5

On April 13, 2023, the Company delivered offer letter agreements (the “Somahlution Warrant Offer Letter Agreements”) to the Former Somahlution Owners, which offered to allow the Former Somahlution Owners to exercise the Somahlution Warrants to purchase the number of restricted shares of common stock issuable under the Somahlution Warrants at an exercise price reduced by the Company from $5.00 per share to $0.10 per share, on or prior to April 21, 2023, for maximum total cash proceeds of $299,995.50. As of the conclusion of this offer period, four of the Former Somahlution Owners had entered into Somahlution Warrant Offer Letter Agreements and had exercised their Somahlution Warrants to purchase a total of 2,652,159 shares of common stock for gross proceeds of approximately $265,216 (the “Somahlution Warrants Exercise”). Univest, as the Company’s placement agent, which facilitated the Somahlution Warrant Exercise, waived any fees or reimbursable expenses that would otherwise have been payable with respect to the Somahlution Warrant Exercise pursuant to the Placement Agency Agreement, dated as of December 21, 2021, between Univest and the Company. These securities were issued under an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Private Placements

2021-2022 Units Private Placement

In May 2021, the Company entered into a placement agency agreement with Univest, as placement agent, to conduct a private placement offering of secured convertible promissory notes together with two classes of warrants to purchase shares of common stock directly to one or more investors through Univest, as placement agent. On May 27, 2021, in connection with the private placement, the Company entered into a unit purchase agreement with several investors, under which it agreed to offer, in one or more closings, units, at a price per unit of $2.50, comprised of, (i) a 10% secured convertible promissory note, with principal and accrued interest convertible into common stock at an initial price per share of $2.50, subject to adjustment, maturing in two years; (ii) a warrant to purchase the same number of shares of common stock into which the respective convertible note would initially be convertible, at a price per share of the lower of (i) $3.13, or (ii) the lesser of (a) 75% of the cash price per share to be paid by the purchasers in an equity financing with a gross aggregate amount of securities sold of not less than $10,000,000, or a qualified financing, provided that the Company is listed on a trading market that is a senior exchange such as Nasdaq or the NYSE at the time of such financing, and (b) $2.50, subject to adjustment, or, collectively, the Class A warrants; and (iii) a warrant to purchase the same number of shares of common stock into which the respective convertible note would initially be convertible, with an exercise price of $5.00 per share, subject to adjustment, or, collectively, the Class B warrants.

On May 27, 2021, the Company sold units consisting of convertible notes in the aggregate principal amount of $74,945 convertible into 29,978 shares of common stock, plus additional shares based on accrued interest, Class A warrants for the purchase of 29,978 shares of common stock and Class B warrants for the purchase of 29,978 shares of common stock.

In July 2021, the Company issued and sold additional units for gross proceeds consisting of convertible notes in the aggregate principal amount of $1,100,000, convertible into 440,000 shares of common stock, plus additional shares based on accrued interest, Class A warrants for the purchase of 440,000 shares of common stock, and Class B warrants for the purchase of 440,000 shares of common stock.

II-6

As of November 29, 2021, the Company and the existing unit holders agreed that (i) the offering price per unit for subsequent sales of units in this private placement would be reduced from $2.50 per unit to $2.25 per unit, (ii) the conversion price of the outstanding and subsequent convertible notes would be reduced from $2.50 per share to $2.25 per share, (iii) all outstanding Class A warrants and Class B warrants would be cancelled and replaced with Class C warrants, providing for the purchase of the same total amount of shares as had been provided for under the cancelled warrants, and (iv) future units would be comprised of the modified convertible notes and Class C warrants for the purchase of two shares for every share that the respective convertible notes could be converted into, at the warrants’ exercise price. As modified, the convertible notes provided that in the event the Company consummates a qualified financing of at least $10 million of equity or equity equivalents, and provided that the Company is listed on a trading market that is a senior exchange such as Nasdaq or the NYSE and the shares into which the convertible notes may be converted may be issued or resold under an effective registration statement, then all outstanding principal, together with all unpaid accrued interest, under the convertible notes, would automatically convert into shares of common stock at the lesser of 75% of the cash price per share paid in the qualified financing and the otherwise applicable conversion price. In addition, if at any time following the sixty (60) day anniversary of the final closing date or termination of this private placement, and provided there is an effective registration statement permitting the issuance or resale of the shares of common stock into which the convertible notes may be converted, if (A) the common stock is listed on a senior national securities exchange, (B) the daily volume-weighted average price for the prior twenty (20) consecutive trading days is $6.00 or more (adjusted for splits and similar distributions) and (C) the daily trading volume is at least $1,000,000 during such 20-day period, then the Company will have the right to require the convertible notes to convert all or any portion of the principal and accrued interest then remaining under the convertible notes into shares of common stock at the above conversion price in effect on the mandatory conversion date. The Class C warrants have an exercise price equal to the lower of (i) $2.25 per share, subject to adjustment, or (ii) 75% of the cash price per share paid by the purchasers in a qualified financing. As a result of these changes, the Company cancelled and exchanged an aggregate of $1,225,115 of principal and interest under the outstanding convertible notes for modified convertible notes in the aggregate principal amount of $1,225,115, convertible into 544,495 shares of common stock, plus additional shares based on accrued interest, and issued, in exchange for the Class A warrants and Class B warrants, Class C warrants for the purchase of 1,088,991 shares of common stock at $2.25 per share, subject to adjustment.

On December 2, 2021, the Company issued and sold to new investors units consisting of convertible notes in the aggregate principal amount of $222,500, convertible into 89,000 shares of common stock, plus additional shares based on accrued interest, subject to adjustment, and Class C warrants for the purchase of 178,000 shares of common stock at $2.25 per share, subject to adjustment.

On December 21, 2021, under certain exchange agreements, the Company and the existing unit holders agreed that (i) the offering price per unit for subsequent sales of units in this private placement would be reduced from $2.25 per unit to $1.75 per unit, (ii) the conversion price of the outstanding and subsequent convertible notes would be reduced from $2.25 per share to $1.75 per share, and (iii) all outstanding Class C warrants would be cancelled and replaced with new Class C warrants with substantially the same terms as the previous Class C warrants except as noted below. As a result of these changes, the Company cancelled and exchanged an aggregate of $1,456,039 of principal and interest under the outstanding convertible notes for convertible notes in the aggregate principal amount of $1,456,039, initially convertible into 832,018 shares of common stock, plus additional shares based on accrued interest, maturing on December 21, 2023, and issued, in exchange for the previous Class C warrants, Class C warrants initially exercisable for the purchase of 1,664,045 shares of common stock at $2.25 per share.

Under the modified terms, on December 21, 2021, the Company issued and sold to one new investor units consisting of a convertible note in the principal amount of $6,000,000, initially convertible into 3,428,571 shares of common stock, plus additional shares based on accrued interest, and a Class C warrant initially exercisable for the purchase of 6,857,142 shares of common stock at $2.25 per share, for a gross payment of $6,000,000, of which we received $5,402,200 after placement agent fees and expenses. This investor also agreed to purchase an additional $2,000,000 of the units upon the Company’s filing of a registration statement on Form S-1 and a further $2,000,000 of units upon the Company’s responding in a satisfactory manner to the SEC’s initial round of comments. Although such registration statement was initially filed on February 14, 2022, and on February 22, 2022, the Division of Corporation Finance, Office of Life Sciences of the SEC issued a letter stating that there would be no review of the registration statement and therefore no comments, the investor has not invested any additional amounts. The Company and Univest, as placement agent for this private placement, have determined that the final closing under this private placement has occurred, and in accordance with the investor’s unit purchase agreements with the Company, this investor would not be permitted to invest any further amounts in that financing. The investor also executed a waiver relating to certain subscription rights under its unit purchase agreement with the Company.

II-7

On January 13, 2022, the Company issued Bevilacqua PLLC units which consisted of a convertible note in the principal amount of $40,000, initially convertible into 22,857 shares of common stock, plus additional shares based on accrued interest, and a Class C warrant for the purchase of 45,714 shares of common stock at $2.25 per share. The units were sold as partial exchange for legal services. Bevilacqua PLLC has waived all rights to the security interest provided in the convertible note.

On January 24, 2022, the Company conducted an additional closing of our units private placement, in which we sold to two investors units which consisted of convertible notes in the aggregate principal amount of $278,678, initially convertible into 159,243 shares of common stock, plus additional shares based on accrued interest, and Class C warrants for the purchase of 159,243 shares of common stock at $2.25 per share. The units were sold in exchange for the assumption, cancellation, and conversion of principal notes of our subsidiary My Health Logic.

On January 24, 2022, we issued to Univest and Mr. Richmond, as a registered representative of Univest who is entitled to a portion of Univest’s compensation due to his employment terms, units which consisted of convertible notes in the aggregate principal amount of $300,000, initially convertible into 171,428 shares of common stock, plus additional shares based on accrued interest (the “Placement Agent Convertible Notes”), and Class C warrants initially exercisable for the purchase of 342,846 shares of common stock at $2.25 per share (the “Placement Agent Class C Warrants”). The units were issued in lieu of cash in exchange for services provided to us in connection with our acquisition of My Health Logic. Pursuant the October 2022 Letter Agreement, each of Univest and Mr. Richmond agreed to forego their applicable rights to the Placement Agent Convertible Notes and the Placement Agent Class C Warrants, as the FINRA Staff determined that such securities constituted underwriting compensation in connection with a proposed public offering based on the FINRA Staff’s interpretation of FINRA Rule 5110. The Placement Agent Convertible Notes and the Placement Agent Class C Warrants were subsequently cancelled.

On March 24, 2022, the Company conducted an additional closing of our units private placement in which we issued a number of investors units consisting of convertible notes in the aggregate principal amount of $3,389,975, initially convertible into 1,937,127 shares of common stock, plus additional shares based on accrued interest, of which we received $3,118,777 after placement agent fees, and Class C warrants initially exercisable for the purchase of 3,874,258 shares of common stock at $2.25 per share. The convertible notes in this and subsequent closings were also modified to provide that upon the occurrence of qualified financings as described above, such convertible notes may be voluntarily, not automatically, convertible, at the option of the holders, at the lower of 75% of the price per equity security in such financing and the otherwise applicable conversion price. The conversion provision was also modified to remove the requirement that an effective registration statement allow for the issuance or resale of shares of common stock into which the convertible notes may be converted in order for the conversion price of the convertible notes to be subject to the reduction to 75% of the price per equity security in a qualified financing.

One of the investors in the Company’s March 24, 2022 units private placement closing agreed to purchase $4 million of units, and invested $2 million. On June 17, 2022, the investor separately agreed to purchase $500,000 of units and invested that amount, as indicated below. On August 12, 2022, the investor also separately agreed to purchase $1,500,000 of units and invested that amount, as indicated below. As indicated above, the Company and Univest, as placement agent for this private placement, have determined that the final closing under the private placement has occurred, and in accordance with the investor’s unit purchase agreements with the Company, the investor would not be permitted to invest any further amounts in the private placement. The investor also executed a waiver relating to certain subscription rights under its unit purchase agreement with the Company.

On May 11, 2022, the Company conducted a closing of the units private placement in which the Company issued a number of investors units consisting of convertible notes in the aggregate principal amount of $1,306,485, initially convertible into 746,556 shares of common stock, plus additional shares based on accrued interest, and Class C warrants initially exercisable for the purchase of 1,493,127 shares of common stock at $2.25 per share.

On June 17, 2022, the Company conducted a closing of our units private placement in which we issued an investor units consisting of a convertible note in the aggregate principal amount of $500,000, initially convertible into 285,714 shares of common stock, plus additional shares based on accrued interest, subject to adjustment, and a Class C warrant initially exercisable for the purchase of 571,428 shares of common stock at $2.25 per share, subject to adjustment.

II-8

On August 12, 2022, the Company conducted the final closing of the units private placement, in which the Company issued to an investor units consisting of a convertible note in the aggregate principal amount of $1,500,000, initially convertible into 857,142 shares of common stock, plus additional shares based on accrued interest, subject to adjustment, and a Class C warrant initially exercisable for the purchase of 1,714,286 shares of common stock at $2.25 per share, subject to adjustment.

The convertible notes mature 24 months after their issuance date and accrue 10% of simple interest per annum on the outstanding principal amount.

Each of the convertible notes provides that any default on indebtedness of more than $100,000, other than indebtedness under the respective convertible notes, will also result in default under the convertible notes. The convertible notes provide that such default is not subject to any cure period. Due to the non-repayment of the initial principal amount of $1,000,000 under the Walleye Promissory Note (as defined below under “—February 2023 Private Placement”) by its maturity date, May 7, 2023, the Company also defaulted under the convertible notes on the same date. As subsequently amended (see below), the convertible notes provide that due to this default, the Company became obligated to pay 135% of the outstanding principal plus accrued interest as of the date on which the default occurred (the “Mandatory Default Amount”). The Mandatory Default Amount may be declared due by each holder immediately. The aggregate Mandatory Default Amount that may be due under the Convertible Notes is $22,193,934 including the Mandatory Default Amount under each of the Replacement Convertible Notes (as defined below under “—Issuance of Replacement Securities”).

On October 3, 2023, under a letter agreement between Univest, as unitholder representative for the investors in the convertible notes and Class C warrants, and the Company (the “Convertible Notes Letter Agreement”), the parties agreed to amend the definition of the Mandatory Default Amount to equal 135% of the outstanding principal plus accrued interest as of the date on which the first event of default has occurred under the convertible notes, and to permit the conversion of the Mandatory Default Amount into shares of common stock at the applicable conversion price. As a result, at the current conversion price of $0.10 per share, the outstanding convertible notes became convertible into an aggregate of 221,939,338 shares of common stock. The Convertible Notes Letter Agreement also amended the convertible notes to provide that a full conversion of the Mandatory Default Amount would also fully extinguish any outstanding principal and accrued and unpaid interest; that non-voluntary conversion of the Mandatory Default Amount (which would also extinguish any outstanding principal and accrued and unpaid interest as noted above) under all of the Convertible Notes will occur only if at any time following the 60-day anniversary of the final closing date or termination of the units private placement, and provided there is an effective registration statement permitting the issuance or resale of the shares of common stock into which the convertible notes may be converted, (A) the common stock is listed on a senior national securities exchange, (B) the daily volume-weighted average price for the prior twenty (20) consecutive trading days is $6.00 or more (adjusted for splits and similar distributions) and (C) the daily trading volume is at least $1,000,000 during such 20-day period; and that, for all convertible notes, upon the occurrence of a qualified financing, the conversion price of the convertible notes will be adjusted to the price per share equal to 75% of the price per equity security in such financing.

Under the unit purchase agreement entered into on May 27, 2021 with certain holders of several of the convertible notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the convertible notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective convertible notes. The respective convertible notes were issued for aggregate principal of approximately $1.2 million. Under each unit purchase agreement entered into with respect to subsequent issuances of the convertible notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but did not do so. Each convertible note entitles its holder to vote with the shares of common stock, on an as-converted to common stock basis, with respect to all corporate matters of the Company on which the holders of common stock are entitled to vote, subject to any applicable beneficial ownership limitations.

The outstanding convertible notes and Class C warrants provide that a lower price per share, or more favorable terms, respectively, under subsequent equity issuances, not including qualified financings, will be applicable to the conversion or exercise rights under the convertible notes and Class C warrants, respectively, relevant aspects of which are described below. Under the registration rights agreement with each of the investors, the convertible notes and Class C warrants have certain registration requirements for the shares of common stock underlying the convertible notes and Class C warrants upon the final closing of the units private placement, subject to waiver agreements, between units private placement investors or their assigns and Univest acting as the representative of the underwriters of a proposed public offering that we no longer intend to pursue, or with the Company, which provide that such registration rights will be afforded to the investors in a registration statement subsequent to the registration statement filed in connection with the Company’s proposed public offering, which has since been withdrawn.

Each holder of a convertible note or Class C warrant generally will not have the right to receive shares upon conversion of the convertible note or exercise of the Class C warrant to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would otherwise become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a requirement that any increase in the limitation will not be effective until the 61st day after notice is delivered to the Company. This limitation does not apply to certain provisions of the convertible notes and Class C warrants.

Under a letter agreement between us and Univest as placement agent for the investors in the units private placement, dated January 12, 2023, we agreed that simultaneously with any adjustment to the exercise price under the Class C warrants as a result of any equity issuances, not including qualified financings, the number of shares of common stock that are issuable under the Class C warrants will be increased such that the aggregate exercise price of such shares will be the same as the aggregate exercise price in effect immediately prior to the adjustment (without regard to any limitations on exercise contained in the Class C Warrants, including the beneficial ownership limitation otherwise provided under the Class C Warrants described above).

Under its May 2021 placement agency agreement, the Company agreed to pay Univest a cash placement fee of 8% of units sold, $50,000 upon the receipt of $6 million from the private placement, and issue Univest, in exchange for a $100 payment by Univest, warrants to purchase a number of shares of common stock equal to 8% of the aggregate number of units sold in the private placement, at an exercise price per share of 100% of the price per unit. These warrants were required to be exercisable for either cash or on a cashless basis beginning on the final closing date of the Units Private Placement and for a period of five years from that date. On December 10, 2021, the Company entered into a modified placement agency agreement with Univest, as placement agent, in which the Company and Univest agreed that Univest’s compensation would be changed to remove the provision for a $50,000 cash fee upon the receipt of $6 million from the private placement, to add a provision for a cash placement fee of 8% of the gross proceeds from the exercise of any Class C warrants sold in the private placement, and to retain the previous placement agency agreement’s warrants compensation provision (the “2021 Placement Agency Agreement”). As stated above, the Company conducted the final closing of the private placement of units in August 2022, the 2021 Placement Agency Agreement and form of unit purchase agreement relating to the units private placement provided that up to $18 million and $17 million of units may be sold, respectively.

II-9

On June 26, 2022, in anticipation of the final closing of our units private placement and pursuant to the 2021 Placement Agency Agreement, we issued Univest, as placement agent, a warrant for the purchase of 231,239 shares of common stock, and a warrant to Bradley Richmond, as a registered representative of Univest who is entitled to a portion of Univest’s compensation due to his employment terms, a warrant for the purchase of 347,039 shares of common stock (collectively, the “2022 Placement Agent Warrants” and together with the Consultant Shares, the Placement Agent Convertible Notes, and the Placement Agent Class C Warrants, the “Cancelled Securities”). In accordance with the 2021 Placement Agency Agreement, the 2022 Placement Agent Warrants were issued in exchange for a $100 payment by Univest, and were exercisable on a cash or cashless basis, in aggregate, to purchase a number of shares of common stock equal to approximately 8% of the units sold in the units private placement. The exercise price per share of the 2022 Placement Agent Warrants was equal to the price per unit of the units sold in the units private placement, initially $1.75, subject to adjustment. The 2022 Placement Agent Warrants were to expire on June 26, 2027, however pursuant to the October 2022 Letter Agreement, each of Univest and Mr. Richmond agreed to forego their applicable rights to such warrants, as the FINRA Staff determined that such securities are underwriting compensation in connection with a proposed public offering based on the FINRA Staff’s interpretation of FINRA Rule 5110. The 2022 Placement Agent Warrants were subsequently cancelled.

At the time of the Somahlution Warrants Exercise, the balance under the convertible notes was convertible at a conversion price of $1.75 per share and the Class C warrants were exercisable at an exercise price of $2.25 per share. Outstanding convertible notes have underlying principal of $14,471,177, and outstanding Class C warrants were exercisable to purchase a total of 16,538,473 shares of common stock. As the Somahlution Warrants Exercise constituted a financing at a lower price per share that the conversion price and exercise price of the convertible notes and Class C warrants, respectively, and such financing was not a Qualified Financing, as a result of the Somahlution Warrants Exercise and pursuant to the adjustment provisions described above, the conversion price of the convertible notes and the exercise price of the Class C warrants adjusted to $0.10 per share, and the number of shares of common stock into which the convertible notes may be converted and the Class C warrants may be exercised to purchased increased proportionately by 1,750% and 2,225%, respectively.

On June 14, 2023, a convertible note with $119,980 underlying principal, approximately $14,693 accrued interest, and a Mandatory Default Amount of $180,123 was converted into 1,346,410 shares of common stock at the election of Oleg Kovalyov, the Convertible Note holder, at the applicable conversion price of $0.10 per share. On June 15, 2023, we issued 1,346,410 shares of common stock to Oleg Kovalyov pursuant to the conversion. Pursuant to the Convertible Notes Letter Agreement, the Convertible Note remains convertible into 454,819 shares of common stock.

The 2021 Placement Agency Agreement and form of unit purchase agreement relating to this private placement provided that up to $18 million and $17 million of units may be sold, respectively. As stated above, the Company conducted the final closing of the private placement of units in August 2022.

All of the units and component securities and other securities described above were sold pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

December 2022 Private Placement

On December 28, 2022, the Company issued a promissory note (the “Hexin Promissory Note”) to Hexin Global Ltd. (“Hexin”) for $750,000 bearing interest at the annual rate of 20% per annum, due June 28, 2023. Under the promissory note, the Company agreed to issue warrants to purchase common stock equal to $1,500,000 with the same terms as any warrants issued in the Company’s next financing round and will be immediately exercisable. Default in the payment of principal or interest or other material covenant under the note triggers a default penalty equal to 0.666% of $750,000 per month during the period of default, and other lender rights, including the demand of immediate payment of all amounts due including accrued but unpaid interest, and recovery of all costs, fees including attorney’s fees and disbursements, and expenses relating to collection and enforcement of the promissory note. See “—2023 OID Units Private Placement – Second Closing” for related subsequent developments.

II-10

Following the first closing of the OID units private placement described below under “—2023 OID Units Private Placement – First Closing” below, pursuant to the Hexin Promissory Note, on May 22, 2023, the Company issued Hexin a Class E common stock purchase warrant (“Class E warrant”) for the purchase of 7,500,000 shares of common stock at $0.10 per share, subject to adjustment, and a Class F common stock purchase warrant (“Class F warrant”) for the purchase of 3,750,000 shares of common stock at $0.20 per share, subject to adjustment. The Class E warrant and Class F warrant will be exercisable in accordance with the exercise terms and conditions of the other Class E warrants and Class F warrants described below under “—2023 OID Units Private Placement – Class E and F Warrants”, which the Company determined controlled in order to fulfill its obligations under the Hexin Promissory Note.

All of the securities issued to Hexin in this private placement were sold pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation S promulgated thereunder, as a transaction by an issuer not involving a public offering.

February 2023 Private Placement

On February 6, 2023, the Company entered into a securities purchase agreement with Walleye Opportunities Master Fund Ltd, pursuant to which the Company issued to such investor an unsecured subordinated convertible promissory note (the “Walleye Promissory Note”) in the aggregate principal amount of $1,000,000 and a Class D common stock purchase warrant (the “Class D warrant”) to purchase up to a number of shares of common stock equal to the quotient of 250% of such amount divided by the price per unit at which units are sold in this offering.

The principal amount of the note was required to be repaid in full by the Company to the holder of the Walleye Note on or before the date that was 90 days following the issuance of the Walleye Promissory Note, or May 7, 2023. If all obligations arising under the Walleye Promissory Note were not paid or otherwise satisfied in full on the maturity date, then the Walleye Note provided that the principal amount of the Walleye Note would increase from $1,000,000 to $1,250,000. The Walleye Note bears no interest.

As of May 8, 2023, the Company had not repaid the Walleye Promissory Note. Accordingly, the principal outstanding under the Walleye Promissory Note increased to $1,250,000. See “—OID Units Private Placement – Second Closing” below for related subsequent developments.

The Class D Warrant may be exercised to purchase up to a number of shares of common stock equal to the quotient of 250% of the subscription amount of $1,000,000 divided by the price per share at which shares are sold under the Registration Statement on Form S-1 of the Company (File No. 333-262697) registering the sale of units to be issued in a proposed public offering of the Company, at an exercise price equal to the public offering price per unit at which units are sold under the referenced registration statement. The Class D Warrant may be exercised from the date that such registration statement is declared effective until the date that is five years after such date, and may be exercised to purchase. The referenced registration statement was withdrawn as of April 21, 2023, and will not be declared effective. As a result, the Company has determined that the Class D Warrant will not be exercisable.

All of the securities issued to Walleye in this private placement were sold pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

2023 OID Units Private Placement

First Closing

On May 12, 2023, the Company conducted the first closing of a private placement (the “OID units private placement”) of up to $10,000,000 for an aggregate of up to 100,000,000 units (“OID units”), under a unit purchase agreement (each in general, an “OID units purchase agreement”). Each investor represented that it is an “accredited investor” as such term is defined by Rule 501(a) of the Securities Act. Each issuance of OID units to an investor in the OID units private placement consists of (i) a 15% original issue discount unsecured subordinated convertible promissory note (“OID convertible note”), convertible into shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E warrant for the purchase of 125% of the shares of common stock into which the respective OID convertible note may be converted at $0.10 per share, subject to adjustment, and (iii) a Class F warrant for the purchase of 125% of the shares of common stock into which the respective OID convertible note may be converted at $0.20 per share, subject to adjustment. The Class E warrants and Class F warrants are collectively sometimes referred to as “Class E and F Warrants”. Under the OID units purchase agreement, the minimum investment permitted is $1,000. The Company retained Univest as its exclusive placement agent in connection with the sale of the OID units pursuant to the OID units Purchase Agreement under a placement agency agreement, dated April 27, 2023 (the “April 2023 PAA”). In addition to the rights set forth in each OID units purchase agreement, the OID Convertible Notes, and the Class E and F Warrants, each investor party to each OID units purchase agreement and each holder of one of the OID convertible notes or the Class E and F warrants will have rights under a registration rights agreement (each in general, an “OID units registration rights agreement”), as described below.

II-11

In connection with the first closing of the OID units private placement, on May 12, 2023, Walleye entered into an OID units purchase agreement dated as of such date, paid a subscription amount of $1,000,000, and the Company issued 11,764,710 OID units consisting of (i) an OID convertible note in the principal amount of $1,176,471, convertible into 11,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E warrant for the purchase of 14,705,880 shares of common stock at $0.10 per share, subject to adjustment, and (iii) a Class F warrant for the purchase of 14,705,880 shares of common stock at $0.20 per share, subject to adjustment. In connection with the first closing of the OID units private placement, pursuant to the April 2023 PAA and the OID units purchase agreement, the Company received net proceeds of $870,000 after deducting Univest’s 8% fee and $50,000 for reimbursement of Univest’s legal fees and expenses. See below for additional related discussion.

Second Closing

On May 30, 2023, the Company conducted the second closing of the OID units private placement. Each investor represented that it is an “accredited investor” as such term is defined by Rule 501(a) of the Securities Act. In this closing, Hexin and Walleye agreed to the cancellation of the Hexin Promissory Note and the Walleye Promissory Note, respectively, and Frank Maresca Jr. (“Maresca”), a consultant to the Company, agreed to the cancellation of certain indebtedness, in exchange for OID units and related agreements, as described below.

First, under a cancellation and exchange agreement, dated as of May 30, 2023, between the Company and Hexin, Hexin agreed to cancel the Hexin Promissory Note in exchange for: (i) the execution of an OID units purchase agreement, dated as of May 30, 2023, between the Company and Hexin, Walleye and Maresca, (ii) the execution of an OID units registration rights agreement, dated as of May 30, 2023, between the Company and Hexin, Walleye and Maresca, and (iii) the issuance of 9,578,040 OID units consisting of (a) an OID convertible note in the principal amount of $957,804 for a subscription equal to $814,133 (the aggregate amount of principal plus accrued and unpaid interest under the Hexin Promissory Note as of May 30, 2023), convertible into 9,578,040 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (b) a Class E warrant for the purchase of 11,972,550 shares of common stock at $0.10 per share, subject to adjustment, and (c) a Class F warrant for the purchase of 11,972,550 shares of common stock at $0.20 per share, subject to adjustment. The cancellation and exchange agreement contains a release of claims against the Company relating to the Hexin Promissory Note.

Second, under a cancellation and exchange agreement, dated as of May 30, 2023, between the Company and Walleye, Walleye agreed to cancel the Walleye Promissory Note in exchange for: (i) the execution of the respective OID units purchase agreement with the Company, Hexin and Maresca, (ii) the execution of the respective OID units registration rights agreement with the Company, Hexin and Maresca, and (iii) the issuance of 14,705,890 Units consisting of (a) an OID Convertible Note in the principal amount of $1,470,589 for a subscription equal to $1,250,000 (the aggregate amount of principal under the Walleye Promissory Note as of May 30, 2023), convertible into 14,705,890 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (b) a Class E warrant for the purchase of 18,382,362 shares of common stock at $0.10 per share, subject to adjustment, and (c) a Class F Warrant for the purchase of 18,382,362 shares of common stock at $0.20 per share, subject to adjustment. The cancellation and exchange agreement contains a release of claims against the Company relating to the Walleye Promissory Note.

Third, under a cancellation and exchange agreement, dated as of May 30, 2023, between the Company and Mr. Maresca, Mr. Maresca agreed to cancel $150,000 of the aggregate short-term indebtedness to Mr. Maresca, which arose in the ordinary course of business for certain consulting services provided by Mr. Maresca to the Company, in exchange for: (i) the execution of the respective OID units purchase agreement with the Company, Hexin and Walleye, (ii) the execution of the respective OID units registration rights agreement with the Company, Hexin and Mr. Maresca, and (iii) the issuance of 1,764,710 units consisting of (a) an OID convertible note in the principal amount of $176,471 for a subscription equal to $150,000 (the amount of the indebtedness being cancelled), convertible into 1,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (b) a Class E warrant for the purchase of 2,205,887 shares of common stock at $0.10 per share, subject to adjustment, and (c) a Class F warrant for the purchase of 2,205,887 shares of common stock at $0.20 per share, subject to adjustment. The cancellation and exchange agreement contains a release of claims against the Company relating to the cancelled indebtedness.

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The OID convertible notes, Class E warrants, and Class F warrants issued in this closing, and the respective OID units purchase agreement and OID units registration rights agreement, are subject to the terms and conditions of the respective cancellation and exchange agreements.

Univest did not receive a fee in connection with the second closing of the OID units private placement because there were no gross proceeds. In connection with the execution of the Aptil 2023 PAA, Univest notified the Company that the Company would be permitted to defer the issuance of the placement agent warrants until notice that the final closing of the OID Units Private Placement had occurred. See below for additional related discussion.

Third Closing

On July 10, 2023, the Company conducted the third closing of the OID units private placement. In connection with this closing, on July 10, 2023, Hexin, which represented that it is an “accredited investor” as such term is defined by Rule 501(a) of the Securities Act, entered into an OID units purchase agreement dated as of such date, paid a subscription amount of $1,000,000, and the Company issued 11,764,710 OID units consisting of (i) an OID convertible note in the principal amount of $1,176,471, convertible into 11,764,710 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) a Class E warrant for the purchase of 14,705,880 shares of common stock at $0.10 per share, subject to adjustment, and (iii) a Class F warrant for the purchase of 14,705,880 shares of common stock at $0.20 per share, subject to adjustment. See below for additional related discussion relating to the terms of these securities. In connection with this closing, after deducting Univest’s 8% fee of $80,000 and $50,000 for reimbursement of Univest’s legal fees pursuant to the April 2023 PAA, and, pursuant to the 2021 Placement Agency Agreement, after deducting Univest’s outstanding fees of $140,000 or 8% from the prior issuances of the Walleye Promissory Note and Hexin Promissory Note, the Company received net proceeds from the third closing of the OID units private placement of $730,000.

Fourth Closing

On August 30, 2023, the Company conducted the fourth closing of the OID units private placement. Each investor represented that it is an “accredited investor” as such term is defined by Rule 501(a) of the Securities Act. In connection with this closing, on August 30, 2023, the Company issued 9,705,960 OID units consisting of (i) OID convertible notes in the aggregate principal amount of $970,596, convertible into 9,705,960 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (ii) Class E warrants for the purchase of 12,132,448 shares of common stock at $0.10 per share, subject to adjustment, and (iii) Class F warrants for the purchase of 12,132,448 shares of common stock at $0.20 per share, subject to adjustment. In connection with the closing, after deducting Univest’s 8% fee of $66,000 and $25,000 for reimbursement of Univest’s legal fees pursuant to the April 2023 PAA, the Company received net proceeds of $734,000.

Also in connection with the closing, under a cancellation and exchange agreement, dated as of August 30, 2023, between the Company and Mr. Maresca, Mr. Maresca agreed to cancel $200,000 of aggregate short-term indebtedness to Mr. Maresca, which arose in the ordinary course of business for certain consulting services provided by Mr. Maresca to the Company, in exchange for: (i) the execution of the OID units purchase agreement for this closing, (ii) the execution of the OID units registration rights agreement for this closing, and (iii) the issuance of 2,352,950 OID units consisting of (a) an OID convertible note in the principal amount of $235,295 for a subscription equal to $200,000 (the amount of the indebtedness being cancelled), convertible into 2,352,950 shares of common stock plus additional shares based on accrued interest at $0.10 per share, subject to adjustment, (b) a Class E warrant for the purchase of 2,941,187 shares of common stock at $0.10 per share, subject to adjustment, and (c) a Class F warrant for the purchase of 2,941,187 shares of common stock at $0.20 per share, subject to adjustment. The cancellation and exchange agreement contains a release of claims against the Company relating to the cancelled indebtedness.

The OID convertible note, the Class E warrant and the Class F warrant issued to Mr. Maresca in this closing are subject to the terms and conditions of the cancellation and exchange agreement. Mr. Maresca’s rights under the OID units purchase agreement and the OID units registration rights agreement for this closing are also subject to the terms and conditions of the cancellation and exchange agreement.

Univest did not receive a fee in connection with the transactions conducted pursuant to the cancellation and exchange agreement because there were no related gross proceeds.

Issuance of OID Units Placement Agent Warrants

Under the April 2023 PAA and the forms of placement agent warrants agreed to in connection with the April 2023 PAA, the Company also agreed, upon Univest’s payment of $100.00, to issue certain placement agent warrants (the “OID units placement agent warrants”) to Univest and/or its designee(s) at each closing of the OID units private placement. The OID units placement agent warrants were required to be issued for the purchase of 8% of the aggregate number of shares of common stock initially issuable upon conversion of the OID convertible notes at $0.10 per share, 8% of the aggregate number of shares of common stock initially issuable upon exercise of the Class E warrants at $0.10 per share, and 8% of the aggregate number of shares of common stock initially issuable upon exercise of the Class F warrants at $0.20 per share, subject to adjustment. On September 12, 2023, Univest notified the Company that the OID units private placement’s final closing had occurred, and on September 13, 2023, made a payment to the Company of $100.00. Accordingly, on September 13, 2023, OID units placement agent warrants were issued to Univest and its designees, Bradley Richmond, Bartholemew Pan-Kita, and Azem Nesimi, to purchase a total of 4,356,687, 6,695,616, 635,294, and 7,059 shares of common stock at $0.10 per share, respectively, which in aggregate was equal to 8% of the shares issuable upon conversion or exercise of the OID Convertible Notes and the Class E warrants issued in each of the closings of the OID units private placement as of that date, and a total of 2,585,479, 3,878,218, 0, and 0 shares of common stock at $0.20 per share, respectively, which in aggregate was equal to 8% of the shares issuable upon exercise of the Class F warrants issued in each of the closings of the OID units private placement as of that date.

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The OID units placement agent warrants are generally exercisable for a period from the date of issuance until August 16, 2028. The exercise right will also be subject to the following beneficial ownership limitation: Exercise is permitted only if it would not cause the holder (together with its Affiliates (as defined by Rule 405 under the Securities Act), and any other persons acting as a group together with the holder or any of the holder’s Affiliates), to beneficially own in excess of the percentage of the outstanding securities that are permitted to be beneficially owned (as described below), which, for purposes of the limitation, includes shares issuable upon exercise of the OID units placement agent warrants, excludes shares issuable upon exercise of the unexercised portion of the OID units placement agent warrants and exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to an analogous limitation on conversion or exercise beneficially owned by the holder or any of its Affiliates, and otherwise calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of the OID units placement agent warrants, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the exercised portion of the OID units placement agent warrants, by the holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The maximum percentage of beneficial ownership of the Company’s outstanding securities that applies to an exercise of each OID units placement agent warrant is 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the OID units placement agent warrant. The holder, upon notice to the Company, may increase or decrease the percentage limit, provided that the limitation in no event exceeds 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the OID units placement agent warrant. Any increase in the limitation will not be effective until the 61st day after such notice is delivered to the Company. This limitation does not apply to certain provisions of the OID units placement agent warrants.

The OID units placement agent warrants provide for exercise by payment of cash or on a cashless net exercise basis. In the event the Company sells, grants, issues, or otherwise disposes of common stock or securities with rights to common stock, or announces an intention to do so, at a lower price per share than the applicable OID units placement agent warrants’ exercise price, before the listing of the common stock on a National Stock Exchange, while such OID units placement agent warrants are outstanding, then the applicable OID units placement agent warrants’ exercise price will be reduced to the greater of such lower price or a floor price as determined by any applicable National Stock Exchange. The OID Units Placement Agent Warrants provide for equivalent registration rights as provided for under the OID units registration rights agreement for the closing of the OID units private placement that occurred on August 30, 2023. The OID units placement agent warrants also have customary antidilution provisions in the event of stock splits, certain changes of control or similar transactions, and rights offerings. The OID units placement agent warrants also provide mutual indemnification relating to claims relating to a registration statement under which shares issuable upon exercise of the OID units placement agent warrants may be sold to the same or equivalent extent as the indemnification provision contained in each respective OID units purchase agreement.

OID Units Purchase Agreement

Each OID units purchase agreement provides a right of first offer to investor parties to any proposed offer or sale of equity securities by the Company until the first anniversary of the first closing of the OID units private placement (i.e., May 12, 2024). Each OID units purchase agreement also contains certain liquidated damages provisions, including for any failure of the Company to meet the requirements for the OID convertible notes or the Class E and F warrants to be converted or exercised for non-restricted shares of common stock under Rule 144 (“Rule 144”) under the Securities Act, and on every 30th day (pro-rated for periods totaling less than 30 days) thereafter, until cured or such Rule 144 requirements no longer apply, up to a maximum of 25% of each affected investor’s subscription amount. Each OID units purchase agreement also contains a most-favored nations clause that provides that in connection with any subsequent equity financing of the Company for consideration (a “Subsequent Financing”), each investor may accept the securities and terms of the Subsequent Financing in substitution of the securities and terms of each OID units purchase agreement, upon notice from an investor, subject to the terms and conditions of each OID units purchase agreement. Each OID units purchase agreement, the OID convertible notes and the Class E and F warrants will be amended to incorporate the terms and forms of the securities sold in the Subsequent Financing upon the closing of the Subsequent Financing. Each OID units purchase agreement will terminate upon certain events including mutual written consent, by either party upon notice if a closing has not occurred within 15 business days of the date of the agreement, an event of default under the OID convertible notes, the full conversion or repayment of the OID convertible notes and the non-ownership of any shares of common stock issuable upon conversion of the OID convertible notes or exercise of the Class E and F warrants. Each OID units purchase agreement also contains indemnification of the investors relating to claims relating to the transactions under each OID units purchase agreement which will survive termination. Each investor’s rights under the OID Units Purchase Agreement may be assigned to another “accredited investor” as defined by Rule 501(a) of the Securities Act.

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OID Convertible Notes

The OID convertible notes will mature nine months after the date of the first closing of the OID units private placement with respect to OID convertible notes issued in the first two closings of the OID units private placement and will mature nine months after the date of issuance for subsequent closings. The OID convertible notes accrue 10% of interest per annum on the outstanding principal amount. The OID convertible notes will be unsecured and subordinated to any senior indebtedness of the Company. The OID convertible notes’ principal and accrued interest may generally be converted at any time at a conversion price of $0.10 per share, subject to adjustment, at the option of the holder, into shares of common stock, subject to certain limitations including that shares of common stock may be received upon conversion only to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would not become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a 61-day notice requirement. This limitation does not apply to certain provisions of the Convertible Notes. In the event the Company offers, sells, grants, issues, or otherwise disposes of common stock or securities with rights to common stock, or announces the intention to do one of such things, before the listing of the common stock on NYSE American LLC (“NYSE American”), Nasdaq, or the NYSE (together with NYSE American and Nasdaq, a “National Stock Exchange”), at a lower price per share than the OID convertible notes’ conversion price while the OID convertible notes are outstanding, then generally the conversion price of the OID convertible notes will be lowered to such price per share. This adjustment provision will apply one time only. The OID convertible notes also have customary antidilution provisions in the event of stock splits, certain changes of control or similar transactions, and rights offerings. While the OID convertible notes are outstanding and for 12 months after the Company lists its common stock on a National Stock Exchange, the Company may not exchange or cooperate to exchange any indebtedness or securities, reduce or change the conversion, exercise or exchange price of any securities convertible, exercisable or exchangeable for common stock, amend non-convertible debt to convertible debt, issue securities at a price based on or varying with trading prices or quotations for the common stock or with a price reset term, or agree to sell securities at a future determined price. Until 30 days after the OID convertible notes are converted or repaid in full, the Company may not sell any securities in a capital or debt raising transaction or series of related transactions which grant to an investor the right to receive additional securities based upon future transactions of the Company on terms more favorable than those granted to such investor in such transaction or series of related transactions. The OID Convertible Notes may not be prepaid by the Company. In the event of default under the OID convertible notes, subject to certain cure rights, interest under the OID convertible notes will increase to the lower of 18% and the maximum legal interest rate, and the outstanding balance will become immediately due and payable. The OID convertible notes have the registration rights set forth in the respective OID units registration rights agreement. See “—OID Units Registration Rights Agreement” below.

Class E and F Warrants

The Class E and F warrants are generally exercisable from the later of the date of issuance or August 16, 2023, until five years from the date of issuance. The exercise right is subject to a beneficial ownership limitation such that shares of common stock may be received upon exercise only to the extent that the holder (together with any other person with which the holder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the holder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would not become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the shares of common stock outstanding, subject to automatic increase to 9.99% if the holder becomes a beneficial owner of more than 4.99%, subject to a 61-day notice requirement. This limitation does not apply to certain provisions of the Class E and F warrants. The Class E and F warrants provide for exercise on a cashless net exercise basis if there is no effective registration statement registering or current prospectus available for the resale of shares of common stock issuable under the Class E and F warrants (a “Registration Default”) after 180 days following the issue date (the “Registration Deadline”). In addition, for each 30 days following the Registration Deadline, or portion of any 30-day period thereafter in which a Registration Default exists, the amount of shares issuable under the Class E and F warrants shall be automatically increased by 5%, prorated for a partial month, not to exceed in the aggregate an additional 25%. In the event the Company sells, grants, issues, or otherwise disposes of common stock or securities with rights to common stock, or announces an intention to do so, at a lower effective price per share than the exercise prices of the Class E and F warrants, while any such Class E and F warrants are outstanding, then generally the applicable Class E and F warrants’ exercise price(s) will be reduced to the greater of such lower price or a floor price as determined by any applicable National Stock Exchange. The Class E and F Warrants have the registration rights set forth in the respective OID units registration rights agreement. The Class E and F warrants also have customary antidilution provisions in the event of stock splits, certain changes of control or similar transactions, and rights offerings. The Class E and F warrants may be transferred subject to their terms.

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OID Units Registration Rights Agreement

Under each OID units registration rights agreement, the Company is required to file a registration statement with the SEC registering the resale of the shares of common stock issuable pursuant to conversion of the OID convertible notes and exercise of the Class E and F warrants within 60 days of the date of the respective closing of the OID units private placement and to cause the registration statement to become effective within 120 days after such filing date. The Company must maintain the effectiveness of the registration statement until the earlier of the first anniversary of its effectiveness date and the date that the shares registered for resale may be resold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. If the Company fails to file the registration statement by the filing deadline or cause it to become effective by the effectiveness deadline, or the registration statement ceases to be effective or the related prospectus becomes unavailable for resales for more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during any 12-month period, then on the date of such failure and every 30 calendar days after such date until the failure is cured, the Company must pay to each investor partial liquidated damages equal to 1% of the aggregate purchase price paid by such investor pursuant to the respective OID units purchase agreement, up to a maximum of 10% of the aggregate subscription amount paid by the investor. If the Company fails to pay the partial liquidated damages within seven days of any such failure, the Company will pay interest thereon at a rate of the lesser of 18% per annum or the maximum amount permitted under applicable law to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. Additional liquidated damages requirements will end when the applicable failure is cured or Rule 144 becomes available for resale of all the shares of common stock otherwise required to be registered for resale under each OID units registration rights agreement. Liquidated damages will not apply to a failure that is due to limits imposed by the SEC’s interpretation of Rule 415 under the Securities Act. In addition, if there is not an effective registration statement covering all shares of common stock subject to the registration rights under each OID units registration rights agreement at any time when required and the Company proposes to file a registration statement to register certain other offerings, not including an underwritten public offering of its securities for its own account or the account of others or certain other types of registration statements, then the Company must provide notice to investor parties and include the shares otherwise required to be registered under each OID units registration rights agreement within 15 days of such notice, unless they are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements). Each OID units registration rights agreement contains related procedural and filing requirements and investor notice and review rights as to certain events and filings relating to the registration statement. The Company will be responsible for all fees and expenses relating to compliance with each OID units registration rights agreement, as well as up to $10,000 in reasonable attorney fees for the investors’ review of the registration statement. Each OID units registration rights agreement contains mutual indemnification provisions for claims relating to a registration statement. The investor’s rights under the OID Units Purchase Agreement may be assigned to another “accredited investor” as defined by Rule 501(a) of the Securities Act.

Holders of rights to 67% or more of the shares issuable upon conversion of the OID convertible notes and exercise of the Class E and F warrants may agree to amend or waive the requirements of each OID units registration rights agreement. Under an Amendment to Registration Rights Agreement, dated as of July 6, 2023, sufficient holders of such rights agreed to amend each OID units registration rights agreement then in effect to provide that the initial filing of the registration statement required by such OID units registration rights agreement shall be made on or before the date that is 67 days after the date of the respective closing of the OID units private placement. Each subsequent OID units registration rights agreement also contains the amended term.

April 2023 PAA

Under the April 2023 PAA, Univest acted as the Company’s exclusive placement agent in connection with the OID units private placement. The Company agreed to pay Univest a cash placement fee equal to 8% of the gross proceeds from the sale of the OID units, 8% of the gross proceeds from the exercise of the Class E and F warrants, and certain placement agent warrants on the terms described above under “—Issuance of OID Units Placement Agent Warrants”. The Company further agreed to reimburse Univest for the fees and expenses of its due diligence and legal counsel of up to $200,000. The April 2023 PAA provides indemnification rights to Univest and its affiliates in the event of certain claims relating to the April 2023 PAA or related transactions. Under the April 2023 PAA, Univest has the right to act as the Company’s sole placement agent or an underwriter for any future equity financing occurring during the 18-month period following the consummation of the OID units private placement. The term of the April 2023 PAA continues until the completion of the OID units private placement, subject to termination after 15 days’ notice after July 31, 2023 or earlier in the case of termination for cause. Univest will also receive fees and placement agent warrants on the same basis as described above with respect to any private or public offering or other financing or capital raising transaction of any kind of the Company within 12 months of the termination or expiration of the April 2023 PAA with an investor whom Univest has, directly or indirectly, introduced to the Company during the term of the April 2023 PAA.

All of the securities issued in the OID units private placement were sold pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

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My Health Logic Acquisition

Under an Arrangement Agreement among Health Logic Interactive Inc. (“HLII”), the Company, and My Health Logic, dated November 20, 2021 (the “Arrangement Agreement”), we agreed to the acquisition of all of the issued and outstanding common shares of My Health Logic from its former parent, HLII, by way of a plan of arrangement under the Business Corporations Act (British Columbia). On December 22, 2021, we received the necessary regulatory, court and stock exchange approval to complete the acquisition of My Health Logic, and the acquisition of all of the issued and outstanding common shares of My Health Logic was completed on the same date. Upon closing, My Health Logic became a wholly-owned subsidiary of the Company. As consideration for this acquisition, we agreed to pay HLII $100,000 and immediately issue 4,370,000 shares of common stock to HLII, which was required to distribute the shares to its non-dissenting shareholders on a pro rata basis. However, pursuant to a verbal agreement among the parties to the Arrangement Agreement, on December 30, 2021, we instead issued the shares to HLII’s shareholders on a pro rata basis. In addition, we agreed to issue an additional 230,000 shares to HLII, which were to be held and administered by the Company until the 12-month anniversary of the acquisition, or December 22, 2022, at which time they were required to be released by us within five business days less any amounts claimed by us or our affiliates for any losses incurred by us or our affiliates arising out of certain breaches as set out in the acquisition agreement. On December 22, 2022, we released all of the 230,000 shares to the HLII shareholders on a pro rata basis. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(a)(2) thereof, as transactions by an issuer not involving a public offering.

DeVito Litigation and Settlement Agreement

On June 7, 2022, Nicholas P. DeVito, a former Interim Chief Executive Officer and Interim Chief Financial Officer of the Company, filed a complaint in the Florida Circuit Court against the Company (the “DeVito Complaint”). The DeVito Complaint claimed breach of contract, declaratory relief, specific performance, breach of an implied covenant of good faith and fair dealing, and unjust enrichment against the Company with respect to the Company’s alleged breach of the common stock issuance requirements of an Incentive Stock Option Agreement between Mr. DeVito and the Company, dated as of July 13, 2019 (the “DeVito ISO”). Under the DeVito ISO, on July 13, 2019, the Company granted an option to Mr. DeVito to purchase 600,000 shares of common stock at $1.01 per share, subject to certain vesting terms. The DeVito ISO provided that it would terminate twelve (12) months after the end of Mr. DeVito’s “Continuous Service,” which was not defined by the DeVito ISO. On August 27, 2020, as part of a Mutual Release of Claims Agreement between Mr. DeVito and the Company dated as of that date (the “DeVito Release”), the Company agreed to immediately vest the unvested portion of the DeVito ISO such that the DeVito ISO became fully vested, to pay Mr. DeVito $20,000 to add in the transition during the month of September 2020, and that Mr. DeVito would retain all of his rights under the DeVito ISO. Under the DeVito Release, Mr. DeVito agreed to step down from his positions as Interim Chief Executive Officer and Interim Chief Financial Officer on September 1, 2020, to assist Marizyme with its transition to a new Chief Executive Officer and Chief Financial Officer for the month of September 2020, and effective as of September 1, 2020 would no longer act as an officer of Marizyme in any capacity. The DeVito Release also recited that the Company requested that Mr. DeVito be available for additional consulting going forward as the needs of the business dictate. The DeVito Release also provided for a general mutual release of claims by the Company and Mr. DeVito apart from continuing employment obligations and corporate officer indemnification obligations of Marizyme. The DeVito Complaint alleged that Mr. DeVito continued his role as an advisor and consultant to the Company. Due to the Company’s alleged nonperformance of Mr. DeVito’s exercise rights under the DeVito ISO, the DeVito Complaint sought declaratory relief, specific performance, direct and consequential damages in an unspecified amount of more than $30,001.00, damages prescribed by the DeVito ISO, reasonable attorney’s fees and costs, prejudgment interest, and such other relief as the court deems equitable. On July 21, 2022, the Company filed a motion to dismiss the claims of declaratory relief, specific performance, and breach of an implied covenant of good faith and fair dealing in the DeVito Complaint. On August 3, 2022, Mr. DeVito filed an amended complaint without a hearing (the “Amended DeVito Complaint”). The Amended DeVito Complaint included two claims, for breach of contract and unjust enrichment, and otherwise realleged substantially all of the factual allegations of the DeVito Complaint. On August 26, 2022, the Company filed an Answer to the Amended DeVito Complaint denying substantially all of the allegations.

Under a Confidential Settlement Agreement, dated November 18, 2022 (the “DeVito Settlement Agreement”), the Company and Mr. DeVito agreed that Mr. DeVito would dismiss a Complaint that Mr. DeVito filed on June 7, 2022 in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, Case No. 50-2022-CA-005437. The parties also agreed that following an anticipated reverse stock split, the Company was required to issue Mr. DeVito a certain number of “post-split” shares to be delivered in paper certificate form within three business days of the reverse stock split. The DeVito Settlement Agreement further provided that the delivered shares would be subject to normal and customary restrictions pursuant to Rule 144. In the event no split had occurred by December 12, 2022, the Company was required to issue Mr. DeVito 240,000 “pre-split” shares. In addition, the parties agreed that no further continuous service would be required pursuant to Section 2 of the DeVito Release. As of December 12, 2022, the anticipated reverse stock split of the common stock had not been processed by FINRA. On January 5, 2023, the Company issued 240,000 shares of common stock to Mr. DeVito. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(a)(2) thereof, as transactions by an issuer not involving a public offering.

Issuance of Replacement Securities

On April 21, 2023, prior to the effectiveness of the registration statement for its proposed public offering, the Company filed an application with the SEC for the withdrawal of the registration statement, including all amendments and exhibits to the registration statement. The application for withdrawal stated that the Company did not intend to pursue the contemplated public offering at that time. Pursuant to Rule 477 under the Securities Act, the application was deemed granted at the time the application was filed, because it was filed before the effective date of the registration statement, and the SEC did not notify the Company that the application for withdrawal would not be granted within 15 calendar days after the Company had filed the application.

On June 22, 2023, Univest and Mr. Richmond requested through counsel that the Company either reissue the Cancelled Securities or issue them new securities with equivalent terms and conditions, in light of the fact that the Company was not proceeding with the public offering. On July 16, 2023, Univest and Mr. Richmond communicated through counsel that they believed that the Cancelled Securities should be reissued as if they were never canceled, meaning that they should have all of the adjusted terms that may have applied to the Cancelled Securities had they not been cancelled.

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Pursuant to these requests, on July 25, 2023 and September 29, 2023, the Company approved the grant of the following securities to Univest and Mr. Richmond: (i) convertible notes (the “Replacement Convertible Notes”) with terms and conditions equivalent to or at least as favorable as those that would have applied to each of the respective Placement Agent Convertible Notes, such that, among other adjustments, the principal and any accrued interest under the Replacement Convertible Notes is convertible into shares of common stock at $0.10 per share, subject to adjustment, reflecting adjustments to their terms equivalent to those that applied to the convertible notes as a result of the Somahlution Warrants Exercise, and with principal increased to reflect the amount of interest that would have been incurred under the respective Placement Agent Convertible Notes up to the date of issuance, such that the adjusted principal under the Replacement Convertible Notes is $137,983.56 and $206,975.34, respectively, being the original principal under the Placement Agent Convertible Notes plus pre-issuance interest that would have accrued since the date of the issuance of the Placement Agent Convertible Notes as of July 25, 2023, maturing on July 25, 2025, and that, taking into account the Convertible Notes’ amended Mandatory Default Amount provisions as described above and the default under the convertible notes that occurred as a result of their cross-default provisions as described in “Part I. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Cross-Default Under Convertible Notes”, approximately $182,772 and $274,157 is due, respectively, and up to 1,827,715 and 2,741,573 shares of common stock are issuable upon conversion thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions, and having an approximate dollar value of $182,772 and $274,157, respectively; (ii) Class C warrants (the “Replacement Class C Warrants”) with terms and conditions equivalent to or at least as favorable as those that would have applied to each of the respective Placement Agent Class C Warrants, reflecting adjustments to their terms equivalent to those that applied to the Class C warrants as a result of the Somahlution Warrants Exercise such that the exercise price per share of the Replacement Class C Warrants is $0.10 per share, subject to adjustment, and the number of shares of common stock issuable upon exercise of each of the Replacement Class C Warrants reflecting a proportional increase relative to the number of shares issuable under the respective Placement Agent Class C Warrants equivalent to the difference between the exercise price per share of the Placement Agent Class C Warrants and the exercise price of such Replacement Class C Warrants, such that up to 3,548,148 and 5,322,223 shares of common stock, respectively, are issuable upon exercise thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions; (iii) Placement Agent Warrants (the “Replacement Placement Agent Warrants”) with terms and conditions equivalent to or at least as favorable as those that would have applied to those that applied to each of the respective 2022 Placement Agent Warrants, reflecting adjustments to their terms equivalent to those that applied to the Class C warrants as a result of the Somahlution Warrants Exercise such that the exercise price per share of the Replacement Placement Agent Warrants is $0.10 per share, subject to adjustment, and the number of shares of common stock issuable upon exercise of each of the Replacement Placement Agent Warrants reflecting a proportional increase relative to the number of shares issuable under the respective 2022 Placement Agent Warrants equivalent to the difference between the exercise price per share of the 2022 Placement Agent Warrants and the exercise price of the Replacement Placement Agent Warrants, such that initially up to 4,048,762 and 6,073,182 shares of common stock, respectively, were issuable upon exercise thereof, subject to adjustment and applicable beneficial ownership limitations and other limitations or restrictions; and (iv) 300,000 shares of common stock to Mr. Richmond, being the same number of shares as the Consultant Shares. In connection with these grants, each of Univest and Mr. Richmond agreed to waivers of any registration rights that would have been applicable to each of the Replacement Convertible Notes, the Replacement Class C Warrants, and the Replacement Placement Agent Warrants.

In May 2023, the event described under “Part I. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Default Under Promissory Note” and “Part I. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Cross-Default Under Convertible Notes” occurred. Assuming that the event described would have triggered the cross-default provision in the Placement Agent Convertible Notes if they had not been cancelled, and assuming that each of the Replacement Convertible Notes are also subject to immediate payment of the applicable Mandatory Default Amount, the aggregate Mandatory Default Amount that may be due under the Replacement Convertible Notes would be $456,929, or approximately $0.1 million more than would otherwise have been due under the Placement Agent Convertible Notes on the date of the default had they been outstanding on that date.

Under the unit purchase agreement entered into on May 27, 2021 with certain holders of several of the convertible notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the convertible notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective convertible notes. The respective convertible notes were issued for aggregate principal of approximately $1.2 million. Under each unit purchase agreement entered into with respect to subsequent issuances of the convertible notes, including the unit purchase agreement entered into with each of Univest and Mr. Richmond in connection with the issuance of the Placement Agent Convertible Notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but did not do so.

Univest and Mr. Richmond have not exercised any remedies applicable to the Replacement Convertible Notes or given notice of any intention to do so as of the date of this prospectus. In the event that the balance owed under the Replacement Convertible Notes, including the respective Mandatory Default Amount, is not repaid upon demand, Univest and Mr. Richmond may seek to take possession of some or all of the Company’s and its subsidiaries’ assets, force the Company and its subsidiaries into bankruptcy proceedings, or seek other legal remedies against the Company and its subsidiaries. In such event, the Company’s business, operating results and financial condition may be materially adversely affected.

In connection with the Convertible Notes Letter Agreement, additional Replacement Placement Agent Warrants were issued to Univest and Mr. Richmond on October 3, 2023 to purchase 15,244,839 and 22,867,250 shares of common stock, respectively, which together with their previous Replacement Placement Agent Warrants issued to purchase 4,048,762 and 6,073,182 shares of common stock, respectively, totaled 8% in aggregate of the shares issuable upon conversion of the Convertible Notes, including the Mandatory Default Amount, and the Class C Warrants, in accordance with the 2021 Placement Agency Agreement. The Replacement Placement Agent Warrants are exercisable, in whole or in part, until October 3, 2028 by payment of cash or on a cashless net exercise basis, and contain certain antidilution provisions and exercise price adjustment provisions that are substantially identical to equivalent provisions of the Class C Warrants, are currently exercisable for $0.10 per share; and the holders of such warrants have the rights set forth in the unit purchase agreement dated as of August 12, 2022 with respect to the Convertible Notes and Class C Warrants that were issued in August 2022.

Marketing Services Agreement

Under a letter agreement with Outside The Box Capital Inc. (“OTBCI”), dated August 17, 2023, OTBCI agreed to provide certain marketing and distribution services to the Company commencing on September 12, 2023 and ending on March 12, 2024. The Company agreed to compensate OTBCI with $100,000 worth of shares, with payment due on September 12, 2023. On September 11, 2023, the Company issued 1,000,000 shares of common stock to OTBCI. The last reported price of the common stock on September 11, 2023 was $0.15 per share, which implied a total value of the shares issued of $1,500,000 as of the date of issuance.

II-18

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger between GBS Enterprises Incorporated and Marizyme, Inc. (incorporated by reference to Exhibit 2.1 to Form 10 (File No. 000-53223) filed on September 12, 2018)
2.2	Arrangement Agreement, dated as of November 1, 2021, among Health Logic Interactive Inc., Marizyme, Inc. and My Health Logic Inc.* (incorporated by reference to Exhibit 2.1 to Form 8-K filed on November 5, 2021)
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form SB-2 (File No: 333-146748) filed January 14, 2008)
3.2	Certificate of Amendment to Articles of Incorporation, effective September 6, 2010 (incorporated by reference to Exhibit 3.1.1(2) to Form 10-K filed on July 16, 2012)
3.3	Certificate of Amendment to Articles of Incorporation, effective November 22, 2010 (incorporated by reference to Exhibit 3.1.2 to Form 10-K/A filed on July 15, 2011)
3.4	Certificate of Amendment to the Articles of Incorporation regarding 1-for-29 Reverse Stock Split filed March 20, 2018 (incorporated by reference to Exhibit 3.1.4 to Form 10 (File No. 000-53223) filed on September 12, 2018)
3.5	Series A Non-Convertible Preferred Certificate of Designation filed May 11, 2018 (incorporated by reference to Exhibit 3.1.6 to Form 10-12G filed on September 12, 2018)
3.6	Certificate of Withdrawal of Certificate of Designation, effective January 25, 2022 (incorporated by reference to Exhibit 3.5 to Form S-1 filed on February 14, 2022)
3.7	Articles of Merger between Marizyme, Inc. and GBS Enterprises Incorporated filed March 19, 2018 (incorporated by reference to Exhibit 3.1.5 to Form 10 (File No. 000-53223) filed on September 12, 2018)
3.8	Certificate of Change Pursuant to NRS 78.209 filed with the Secretary of State of the State of Nevada on August 3, 2022 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on August 3, 2022)
3.9	Certificate of Amendment Pursuant to NRS 78.380 & 78.390 to the Articles of Incorporation filed with the Nevada Secretary of State on December 30, 2022 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on January 5, 2023)
3.10	Certificate of Change Pursuant to NRS 78.209, as filed by Marizyme, Inc. with the Secretary of State of the State of Nevada on January 5, 2023 (incorporated by reference to Exhibit 3.3 to Form 8-K filed on January 17, 2023)
3.11	Certificate of Change Pursuant to NRS 78.209, as filed by Marizyme, Inc. with the Secretary of State of the State of Nevada on January 13, 2023, effective on January 17, 2023 at 4:45 PM Pacific time (incorporated by reference to Exhibit 3.4 to Form 8-K filed on January 17, 2023)
3.12	Certificate of Change Pursuant to NRS 78.209, as filed by Marizyme, Inc. with the Secretary of State of the State of Nevada on January 13, 2023, effective on January 17, 2023 at 5:00 PM Pacific time (incorporated by reference to Exhibit 3.5 to Form 8-K filed on January 17, 2023)
3.13	Certificate of Change Pursuant to NRS 78.209, as filed by Marizyme, Inc. with the Secretary of State of the State of Nevada on January 13, 2023, effective on January 17, 2023 at 5:15 PM Pacific time (incorporated by reference to Exhibit 3.6 to Form 8-K filed on January 17, 2023)
3.14	Certificate of Change Pursuant to NRS 78.209, as filed by Marizyme, Inc. with the Secretary of State of the State of Nevada on May 15, 2023 (incorporated by reference to Exhibit 3.7 to Form 8-K filed on May 18, 2023)
3.15	Certificate of Amendment Pursuant to Nevada Revised Statutes 78.380 & 78.390, as filed by Marizyme, Inc. with the Secretary of State of the State of Nevada on August 16, 2023 (incorporated by reference to Exhibit 3.15 to Form 10-Q filed on August 18, 2023)
3.16	Bylaws (incorporated by reference to Exhibit 3.2 to Form SB-2/A (File No: 333-146748) filed January 14, 2008)
4.1	Form of Placement Agent Common Stock Purchase Warrant for 2020 Common Stock and Warrant Private Placement (incorporated by reference to Exhibit 4.1 to Form 10-Q filed on August 14, 2020)
4.2	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.75 to Form 10-Q filed on August 23, 2021)
4.3	Form of 10% Secured Convertible Promissory Note issued by Marizyme, Inc., dated December 2021 (incorporated by reference to Exhibit 10.3 to Form 8-K filed on December 27, 2021)
4.4	Form of Class C Common Stock Purchase Warrant issued by Marizyme, Inc., dated December 2021 (incorporated by reference to Exhibit 10.4 to Form 8-K filed on December 27, 2021)
4.5+	Common Stock Purchase Warrant issued to Bradley Richmond, dated October 2, 2020 (incorporated by reference to Exhibit 4.11 to Form S-1 filed on February 14, 2022)
4.6+	Common Stock Purchase Warrant issued to AAT Services Inc., dated December 21, 2021 (incorporated by reference to Exhibit 4.9 to Form S-1/A filed on November 2, 2022)

II-19

4.7+	Common Stock Purchase Warrant issued to Rydra Capital Corp., dated December 21, 2021 (incorporated by reference to Exhibit 4.10 to Form S-1/A filed on November 2, 2022)
4.8+	Common Stock Purchase Warrant issued to Bradley Richmond, dated January 26, 2022 (incorporated by reference to Exhibit 4.3 to Form 10-Q filed on May 16, 2022)
4.9+	Common Stock Purchase Warrant issued to Bradley Richmond, dated February 14, 2022 (incorporated by reference to Exhibit 4.4 to Form 10-Q filed on May 16, 2022)
4.10	Form of 10% Secured Convertible Promissory Note issued by Marizyme, Inc., dated March 24, 2022 (incorporated by reference to Exhibit 4.5 to Form 10-Q filed on May 16, 2022)
4.11	Form of Class C Common Stock Purchase Warrant issued by Marizyme, Inc., dated March 24, 2022 (incorporated by reference to Exhibit 4.6 to Form 10-Q filed on May 16, 2022)
4.12	Form of 10% Secured Convertible Promissory Note issued by Marizyme, Inc., dated May 11, 2022 (incorporated by reference to Exhibit 4.7 to Form 10-Q filed on May 16, 2022)
4.13	Form of Class C Common Stock Purchase Warrant issued by Marizyme, Inc., dated May 11, 2022 (incorporated by reference to Exhibit 4.8 to Form 10-Q filed on May 16, 2022)
4.14	Form of 10% Secured Convertible Promissory Note issued by Marizyme, Inc., dated August 12, 2022 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on August 18, 2022)
4.15	Form of Class C Common Stock Purchase Warrant issued by Marizyme, Inc., dated August 12, 2022 (incorporated by reference to Exhibit 4.2 to Form 8-K filed on August 18, 2022)
4.16	Promissory Note issued by Marizyme, Inc. to Hexin Global Ltd., dated December 28, 2022 (incorporated by reference to Exhibit 4.16 to Form S-1/A filed on February 1, 2023)
4.17	Unsecured Subordinated Convertible Promissory Note issued by Marizyme, Inc. to Walleye Opportunities Master Fund Ltd, dated February 6, 2023 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on February 7, 2023)
4.18	Class D Common Stock Purchase Warrant issued by Marizyme, Inc. to Walleye Opportunities Master Fund Ltd (incorporated by reference to Exhibit 4.2 to Form 8-K filed on February 7, 2023)
4.19	15% Original Issue Discount Unsecured Subordinated Convertible Promissory Note issued by Marizyme, Inc.to Walleye Opportunities Master Fund Ltd, dated May 12, 2023 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on May 18, 2023)
4.20	Class E Common Stock Purchase Warrant issued by Marizyme, Inc. to Walleye Opportunities Master Fund Ltd, dated May 12, 2023 (incorporated by reference to Exhibit 4.2 to Form 8-K filed on May 18, 2023)
4.21	Class F Common Stock Purchase Warrant issued by Marizyme, Inc. to Walleye Opportunities Master Fund Ltd, dated May 12, 2023 (incorporated by reference to Exhibit 4.3 to Form 8-K filed on May 18, 2023)
4.22	Class E Common Stock Purchase Warrant issued by Marizyme, Inc. to Hexin Global Ltd., dated May 22, 2023 (incorporated by reference to Exhibit 4.2 to Form 8-K filed on May 24, 2023)
4.23	Class F Common Stock Purchase Warrant issued by Marizyme, Inc. to Hexin Global Ltd., dated May 22, 2023 (incorporated by reference to Exhibit 4.3 to Form 8-K filed on May 24, 2023)
4.24	15% Original Issue Discount Unsecured Subordinated Convertible Promissory Note issued by Marizyme, Inc. to Hexin Global Ltd., dated May 30, 2023 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on June 5, 2023)
4.25	Class E Common Stock Purchase Warrant issued by Marizyme, Inc. to Hexin Global Ltd., dated May 30, 2023 (incorporated by reference to Exhibit 4.2 to Form 8-K filed on June 5, 2023)
4.26	Class F Common Stock Purchase Warrant issued by Marizyme, Inc. to Hexin Global Ltd., dated May 30, 2023 (incorporated by reference to Exhibit 4.3 to Form 8-K filed on June 5, 2023)
4.27	15% Original Issue Discount Unsecured Subordinated Convertible Promissory Note issued by Marizyme, Inc. to Walleye Opportunities Master Fund Ltd, dated May 30, 2023 (incorporated by reference to Exhibit 4.4 to Form 8-K filed on June 5, 2023)
4.28	Class E Common Stock Purchase Warrant issued by Marizyme, Inc. to Walleye Opportunities Master Fund Ltd, dated May 30, 2023 (incorporated by reference to Exhibit 4.5 to Form 8-K filed on June 5, 2023)
4.29	Class F Common Stock Purchase Warrant issued by Marizyme, Inc. to Walleye Opportunities Master Fund Ltd, dated May 30, 2023 (incorporated by reference to Exhibit 4.6 to Form 8-K filed on June 5, 2023)
4.30	15% Original Issue Discount Unsecured Subordinated Convertible Promissory Note issued by Marizyme, Inc. to Frank Maresca Jr., dated May 30, 2023 (incorporated by reference to Exhibit 4.7 to Form 8-K filed on June 5, 2023)
4.31	Class E Common Stock Purchase Warrant issued by Marizyme, Inc. to Frank Maresca Jr., dated May 30, 2023 (incorporated by reference to Exhibit 4.8 to Form 8-K filed on June 5, 2023)
4.32	Class F Common Stock Purchase Warrant issued by Marizyme, Inc. to Frank Maresca Jr., dated May 30, 2023 (incorporated by reference to Exhibit 4.9 to Form 8-K filed on June 5, 2023)

II-20

4.33	15% Original Issue Discount Unsecured Subordinated Convertible Promissory Note issued by Marizyme, Inc. to Hexin Global Ltd., dated July 10, 2023 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on July 12, 2023)
4.34	Class E Common Stock Purchase Warrant issued by Marizyme, Inc. to Hexin Global Ltd., dated July 10, 2023 (incorporated by reference to Exhibit 4.2 to Form 8-K filed on July 12, 2023)
4.35	Class F Common Stock Purchase Warrant issued by Marizyme, Inc. to Hexin Global Ltd., dated July 10, 2023 (incorporated by reference to Exhibit 4.3 to Form 8-K filed on July 12, 2023)
4.36	Class C Common Stock Purchase Warrant, dated July 25, 2023, issued to Univest Securities, LLC (incorporated by reference to Exhibit 4.1 to Form 8-K filed on July 31, 2023)
4.37	Class C Common Stock Purchase Warrant, dated July 25, 2023, issued to Bradley Richmond (incorporated by reference to Exhibit 4.2 to Form 8-K filed on July 31, 2023)
4.38	10% Secured Convertible Promissory Note, dated July 25, 2023, issued to Univest Securities, LLC (incorporated by reference to Exhibit 4.3 to Form 8-K filed on July 31, 2023)
4.39	10% Secured Convertible Promissory Note, dated July 25, 2023, issued to Bradley Richmond (incorporated by reference to Exhibit 4.4 to Form 8-K filed on July 31, 2023)
4.40	Placement Agent Warrant, dated July 25, 2023, issued to Univest Securities, LLC (incorporated by reference to Exhibit 4.5 to Form 8-K filed on July 31, 2023)
4.41	Placement Agent Warrant, dated July 25, 2023, issued to Bradley Richmond (incorporated by reference to Exhibit 4.6 to Form 8-K filed on July 31, 2023)
4.42	Form of 15% Original Issue Discount Unsecured Subordinated Convertible Promissory Note issued by Marizyme, Inc., dated August 30, 2023 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on September 5, 2023)
4.43	15% Original Issue Discount Unsecured Subordinated Convertible Promissory Note issued by Marizyme, Inc. to Frank Maresca Jr., dated August 30, 2023 (incorporated by reference to Exhibit 4.2 to Form 8-K filed on September 5, 2023)
4.44	Form of Class E Common Stock Purchase Warrant issued by Marizyme, Inc., dated August 30, 2023 (incorporated by reference to Exhibit 4.3 to Form 8-K filed on September 5, 2023)
4.45	Class E Common Stock Purchase Warrant issued by Marizyme, Inc. to Frank Maresca Jr., dated August 30, 2023 (incorporated by reference to Exhibit 4.4 to Form 8-K filed on September 5, 2023)
4.46	Form of Class F Common Stock Purchase Warrant issued by Marizyme, Inc., dated August 30, 2023 (incorporated by reference to Exhibit 4.5 to Form 8-K filed on September 5, 2023)
4.47	Class F Common Stock Purchase Warrant issued by Marizyme, Inc. to Frank Maresca Jr., dated August 30, 2023 (incorporated by reference to Exhibit 4.6 to Form 8-K filed on September 5, 2023)
4.48	Form of Placement Agent Warrant with respect to 15% Original Issue Discount Unsecured Subordinated Convertible Promissory Notes (incorporated by reference to Exhibit 4.7 to Form 8-K filed on September 5, 2023)
4.49	Form of Placement Agent Warrant with respect to Class E Common Stock Purchase Warrants (incorporated by reference to Exhibit 4.8 to Form 8-K filed on September 5, 2023)
4.50	Form of Placement Agent Warrant with respect to Class F Common Stock Purchase Warrants (incorporated by reference to Exhibit 4.9 to Form 8-K filed on September 5, 2023)
4.50	Placement Agent Warrant, dated October 3, 2023, issued to Univest Securities, LLC (incorporated by reference to Exhibit 4.1 to Form 8-K filed on October 4, 2023)
4.51	Placement Agent Warrant, dated October 3, 2023, issued to Bradley Richmond (incorporated by reference to Exhibit 4.2 to Form 8-K filed on October 4, 2023)
5.1**	Legal Opinion of Sherman & Howard L.L.C.
10.1	Form of Subscription Agreement for 2020 Private Placement (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on August 14, 2020)
10.2	Form of Registration Rights Agreement for 2020 Private Placement (incorporated by reference to Exhibit 10.2 to Form 10-Q filed on August 14, 2020)
10.3+	Executive Employment Agreement, dated October 31, 2021, between Marizyme, Inc. and David Barthel (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on November 15, 2021)
10.4+	Indemnification Agreement dated November 1, 2020 with Terry Brostowin (incorporated by reference to Exhibit 10.5 to Form 10-Q filed on November 16, 2020)
10.5+	Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to Form S-1/A filed on November 2, 2022)
10.6+	Form of Stock Option Agreement for Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to Form S-1/A filed on November 2, 2022)
10.7+	Form of Restricted Stock Award Agreement for Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to Form S-1/A filed on November 2, 2022)
10.8+	Form of Restricted Stock Unit Award Agreement for Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.19 to Form S-1/A filed on November 2, 2022)
10.9	Form of Placement Agency Agreement (incorporated by reference to Exhibit 10.74 to Form 10-Q filed on August 23, 2021)
10.10	Form of Unit Purchase Agreement between Marizyme, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 27, 2021)
10.11	Form of Registration Rights Agreement between Marizyme, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.2 to Form 8-K filed on December 27, 2021)
10.12	Form of Exchange Agreement between Marizyme, Inc. and the person executing the signature page thereto (incorporated by reference to Exhibit 10.5 to Form 8-K filed on December 27, 2021)
10.13	Placement Agency Agreement between Marizyme, Inc. and Univest Securities, LLC, dated December 10, 2021 (incorporated by reference to Exhibit 10.6 to Form 8-K filed on December 27, 2021)
10.14	Form of Guarantors Security Agreement, dated as of May 20, 2021, between Marizyme Sciences, Inc., Somaceutica, Inc., and Somahlution, Inc., and the secured parties signatory thereto (incorporated by reference to Exhibit 10.26 to Form S-1 filed on February 14, 2022)
10.15	Form of Guaranty, dated as of May 19, 2021, of Marizyme Sciences, Inc., Somaceutica, Inc., and Somahlution, Inc. (incorporated by reference to Exhibit 10.27 to Form S-1 filed on February 14, 2022)
10.16	Form of Security Agreement, dated as of May 25, 2021, between Marizyme, Inc. and the secured parties signatory thereto (incorporated by reference to Exhibit 10.28 to Form S-1 filed on February 14, 2022)
10.17	Form of Trademark Security Agreement, dated as of May 19, 2021, between Marizyme, Inc. and the secured parties signatory thereto (incorporated by reference to Exhibit 10.29 to Form S-1 filed on February 14, 2022)
10.18	Form of Patent Security Agreement, dated as of May 19, 2021, between Marizyme, Inc. and the secured parties signatory thereto (incorporated by reference to Exhibit 10.30 to Form S-1 filed on February 14, 2022)
10.19+	Consulting Agreement, dated December 21, 2021, by and among Marizyme, Inc., AAT Services Inc., and George Kovalyov (incorporated by reference to Exhibit 10.8 to Form 8-K filed on December 27, 2021)
10.20+	Consulting Agreement, dated December 21, 2021, by and among Marizyme, Inc., Rydra Capital Corp., and Harrison Ross (incorporated by reference to Exhibit 10.33 to Form S-1 filed on February 14, 2022)

II-21

10.21	Lease, dated December 11, 2020, between JIC Equities, LLC and Marizyme, Inc. (incorporated by reference to Exhibit 10.35 to Form S-1 filed on February 14, 2022)
10.22+	Executive Employment Agreement, dated July 26, 2021, between Marizyme, Inc. and Catherine Pachuk (incorporated by reference to Exhibit 10.36 to Form S-1 filed on February 14, 2022)
10.23+	Amendment to Executive Employment Agreement, dated as of February 8, 2022, between Marizyme, Inc. and David Barthel (incorporated by reference to Exhibit 10.2 to Form 8-K filed on February 9, 2022)
10.24	Agreement to Transfer Option and Amendatory Agreement, among Marizyme, Inc., James Sapirstein and Bevilacqua PLLC as escrow agent, dated March 3, 2022 (incorporated by reference to Exhibit 10.43 to Form S-1/A filed on November 2, 2022)
10.25+	Stock Option Agreement with Terry Brostowin dated December 6, 2018 (incorporated by reference to Exhibit 4.2 to Form S-1 filed on February 14, 2022)
10.26	Stock Option Agreement with Frank Maresca Jr. dated July 13, 2019 (incorporated by reference to Exhibit 4.3 to Form S-1 filed on February 14, 2022)
10.27	Stock Option Agreement with Frank Maresca Jr. dated January 9, 2020 (incorporated by reference to Exhibit 4.4 to Form S-1 filed on February 14, 2022)
10.28+	Stock Option Agreement with Terry Brostowin dated July 13, 2019 (incorporated by reference to Exhibit 4.6 to Form S-1 filed on February 14, 2022)
10.29+	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 4.2 to Form 10-Q filed on November 13, 2019)
10.30+	Form of Indemnification Agreement between Marizyme, Inc. and each current officer or director (incorporated by reference to Exhibit 10.52 to Form S-1/A filed on November 2, 2022)
10.31+	Form of Independent Director Agreement between Marizyme, Inc. and each current non-executive director (incorporated by reference to Exhibit 10.53 to Form S-1/A filed on November 2, 2022)
10.32	Waiver, dated July 22, 2022, between Marizyme, Inc. and Viner Total Investments Fund (incorporated by reference to Exhibit 10.55 to Form S-1/A filed on November 2, 2022)
10.33	Waiver, dated July 22, 2022, between Marizyme, Inc. and Waichun Logistics Technology Limited (incorporated by reference to Exhibit 10.56 to Form S-1/A filed on November 2, 2022)
10.34	First Amendment to Lease, dated March 16, 2022, between JIC Equities, LLC and Marizyme, Inc. (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on August 15, 2022)
10.35	Form of Limited Waiver and Consent between Marizyme, Inc. and certain investors (incorporated by reference to Exhibit 10.58 to Form S-1/A filed on November 2, 2022)
10.36	Waiver and Consent between Marizyme, Inc. and Viner Total Investments Fund, dated January 9, 2023 (incorporated by reference to Exhibit 10.12 to Form 8-K filed on January 17, 2023)
10.37	Letter Agreement between Marizyme, Inc. and Univest Securities, LLC, as placement agent for the investors, dated January 12, 2023 (incorporated by reference to Exhibit 10.13 to Form 8-K filed on January 17, 2023)
10.38	Securities Purchase Agreement, dated as of February 6, 2023, by and between Marizyme, Inc. and Walleye Opportunities Master Fund Ltd (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 7, 2023)
10.39	Form of Letter Agreement, dated April 13, 2023, with certain holders of Common Share Purchase Warrants of Marizyme, Inc. dated August 4, 2020 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 20, 2023)
10.40	Unit Purchase Agreement between Marizyme, Inc. and each investor identified on Appendix A thereto (incorporated by reference to Exhibit 10.1 to Form 8-K filed on May 18, 2023)
10.41	Registration Rights Agreement between Marizyme, Inc. and each of the several purchasers signatory thereto (incorporated by reference to Exhibit 10.2 to Form 8-K filed on May 18, 2023)
10.42	Placement Agency Agreement between Marizyme, Inc. and Univest Securities, LLC, dated April 27, 2023 (incorporated by reference to Exhibit 10.3 to Form 8-K filed on May 18, 2023)
10.43	Unit Purchase Agreement between Marizyme, Inc. and each investor identified on Appendix A thereto, dated as of May 30, 2023 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on June 5, 2023)
10.44	Registration Rights Agreement between Marizyme, Inc. and each of the several purchasers signatory thereto, dated as of May 30, 2023 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on June 5, 2023)
10.45	Cancellation and Exchange Agreement between Marizyme, Inc. and Hexin Global Ltd., dated as of May 30, 2023 (incorporated by reference to Exhibit 10.3 to Form 8-K filed on June 5, 2023)
10.46	Cancellation and Exchange Agreement between Marizyme, Inc. and Walleye Opportunities Master Fund Ltd, dated as of May 30, 2023 (incorporated by reference to Exhibit 10.4 to Form 8-K filed on June 5, 2023)
10.47	Cancellation and Exchange Agreement between Marizyme, Inc. and Frank Maresca Jr., dated as of May 30, 2023 (incorporated by reference to Exhibit 10.5 to Form 8-K filed on June 5, 2023)

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10.48	Form of Waiver and Consent with respect to certain registration and exercise rights dated on or around June 9, 2023 (incorporated by reference to Exhibit 10.48 to Registration Statement on Form S-1 filed on July 18, 2023)
10.49	Unit Purchase Agreement between Marizyme, Inc. and the investor identified on Appendix A thereto, dated July 10, 2023 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 12, 2023)
10.50	Registration Rights Agreement between Marizyme, Inc. and the purchaser signatory thereto, dated July 10, 2023 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on July 12, 2023)
10.51	Amendment to Registration Rights Agreement, dated July 6, 2023, between Marizyme, Inc. and each of the several investors signatory thereto (incorporated by reference to Exhibit 10.4 to Form 8-K filed on July 12, 2023)
10.52	Waiver and Consent between Marizyme, Inc. and Waichun Logistics Technology Ltd, dated as of April 12, 2023 (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on August 18, 2023)
10.53**	Waiver and Consent between Marizyme, Inc. and Bologna Family Restaurant Spa, dated as of June 5, 2023
10.54**	Waiver and Consent between Marizyme, Inc. and Allesia Solimeo, dated as of July 20, 2023
10.55**	Waiver and Consent between Marizyme, Inc. and Alessandro Solimeo, dated as of July 21, 2023
10.56**	Letter Agreement between Marizyme, Inc. and Outside The Box Capital Inc., dated as of August 17, 2023
10.57	Unit Purchase Agreement between Marizyme, Inc. and the investors identified on Appendix A thereto, dated as of August 30, 2023 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on September 5, 2023)
10.58	Registration Rights Agreement between Marizyme, Inc. and the purchasers signatory thereto, dated as of August 30, 2023 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on September 5, 2023)
10.59	Cancellation and Exchange Agreement between Marizyme, Inc. and Frank Maresca Jr., dated as of August 30, 2023 (incorporated by reference to Exhibit 10.3 to Form 8-K filed on September 5, 2023)
10.60**	Waiver and Consent between Marizyme, Inc. and Pioneer Capital Anstalt, dated as of September 7, 2023
10.61	Letter Agreement between Marizyme, Inc. and Univest Securities, LLC, as Unitholder Representative for the Investors, dated October 3, 2023 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 4, 2023)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Form 10-K filed on March 24, 2023)
23.1**	Consent of WithumSmith+Brown, PC
23.2**	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to Form S-1 filed on February 14, 2022)
99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to Form S-1 filed on February 14, 2022)
99.3	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to Form S-1 filed on February 14, 2022)
101.PRE	Inline XBRL Instance Document
101.INS	Inline XBRL Taxonomy Extension Schema Document
101.SCH	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.CAL	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Label Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Presentation Linkbase Document
107**	Calculation of Filing Fee Table

*	Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Marizyme, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.
**	Filed herewith.
+	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jupiter, State of Florida, on October 12, 2023.

MARIZYME, INC.

By:	/s/ David Barthel
David Barthel
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David Barthel	Chief Executive Officer, Secretary and Director (principal executive officer)	October 12, 2023
David Barthel
/s/ George Kovalyov	Chief Financial Officer and Treasurer (principal financial and accounting officer)	October 12, 2023
George Kovalyov

/s/ Dr. Vithalbhai Dhaduk	Director	October 12, 2023
Dr. Vithalbhai Dhaduk

/s/ *	Director	October 12, 2023
Terry Brostowin, Esq.

/s/ *	Director	October 12, 2023
Dr. William Hearl

/s/ *	Director	October 12, 2023
Julie Kampf

/s/ *	Director	October 12, 2023
Michael Stewart

/s/ *	Director	October 12, 2023
Nilesh Patel

* By:	/s/ David Barthel
David Barthel
Attorney-In-Fact

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